                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

                                          [_] Confidential, for Use of the
Check the appropriate box:                    Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[X] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-12


                                 BUY.COM INC.
               (Name of Registrant as Specified In Its Charter)

                                Not Applicable
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies: common stock, $.0001 par value per share

  (2)  Aggregate number of securities to which transaction applies:
       136,956,515 shares of common stock, stock options to purchase 1,135,312 shares of common stock and 456,449 shares of common stock subject to restricted stock awards.

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    Pursuant to the Agreement and Plan of Merger, dated August 10, 2001, among SB Acquisition, Inc., SB Merger Sub, Inc., Buy.com Inc. and Scott A. Blum, Merger Sub will merge into Buy.com, and each outstanding share of common stock of Buy.com, except for shares owned by SB Acquisition, Inc. will be converted into the right to receive $0.17 in cash.

  (4)  Proposed maximum aggregate value of transaction: $23,553,207

  (5)  Total fee paid: $4,711

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

                                                                Preliminary Copy

             As Filed with the Commission on October 11, 2001



                                  BUY.COM INC.

                               27 Brookline

                         Aliso Viejo, California 92656

                A MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

                                                           October   , 2001


Dear Stockholder,

   We, the board of directors, are asking you to consider and vote in favor of a merger with a company owned by the founder of Buy.com, Scott A. Blum, whereby each share of our common stock will be converted into the right to receive $0.17 in cash. Based in part on the determination of the special committee of the board of directors, we have concluded that the terms of the merger agreement and the proposed merger are advisable and are fair to, and in the best interests of, all of our stockholders (other than Mr. Blum and his affiliates), including those stockholders unaffiliated with Buy.com.


   Through the course of 2001, our business has suffered a number of significant setbacks resulting from a number of factors, including a general downturn in the economy and weakening consumer demand, continued tightening of credit terms by our key vendors, including our credit card processor and the recently filed class action lawsuits against us. Our management believes that continuing as an independent entity poses significant challenges which we may not be able to overcome.

   Accordingly, we established an independent special committee of our board to oversee and conduct a thorough and comprehensive process, with the assistance of our financial and legal advisers, in an effort to obtain the best transaction available to us which we believe offers the best opportunity to maximize stockholder value. We describe this process in detail in the attached proxy statement and we encourage you to read the proxy statement carefully.

   We unanimously approved the merger proposal with Mr. Blum and recommend that you vote FOR such proposal.

   Your vote is very important. Whether or not you plan to attend the special meeting in connection with the proposed merger, please complete, sign and return the enclosed proxy statement.


   Sincerely,

   __________________________________    ______________________________________
   Donald K. Kendall                     James B. Roszak
   Chairman of the Board

   __________________________________    ______________________________________
   Sanat K. Dutta                        Wayne T. Thorson

                                  BUY.COM INC.

                               27 Brookline

                         Aliso Viejo, California 92656

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          To Be Held on        , 2001

                               ----------------

   Notice is hereby given that a special meeting of stockholders of Buy.com
Inc., a Delaware corporation, will be held on        , 2001 at 10:00 a.m. local
time at 27 Brookline, Aliso Viejo, California, to consider and vote upon:


     1. A proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 10, 2001, by and among Buy.com, SB Acquisition, Inc., a Delaware corporation ("Buyer"), SB Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Buyer ("Merger Sub"), and Scott A. Blum. We refer to this agreement as the "merger agreement." Buyer and Merger Sub are newly formed corporations established for purposes of the proposed merger and both of which are controlled by Mr. Blum. Under the merger agreement, Merger Sub will be merged into Buy.com, with Buy.com remaining as the surviving corporation and becoming a wholly owned subsidiary of Buyer. We refer to this transaction as the "merger." Upon completion of the merger, each issued and outstanding share of our common stock will be converted into the right to receive $0.17 in cash, without interest, other than
  (1) shares of our common stock held by Buyer or Merger Sub, which shares shall be cancelled without any payment therefor; and (2) shares of our common stock held by stockholders who properly exercise appraisal or dissenters' rights, which shares will be subject to appraisal in accordance with Delaware or California law. In connection with the merger, the vesting of all outstanding stock options and other stock awards to purchase our common stock will accelerate and such stock options and stock awards will become exercisable. Accordingly, holders who exercise their stock options or other stock awards and pay the exercise or purchase price therefor prior to completion of the merger will receive shares of our common stock and will be entitled to the same $0.17 cash consideration per share as our other stockholders (other than Buyer and Merger Sub) in the merger. Any stock option or other stock award that has not been exercised prior to completion of the merger will be cancelled in the merger without any payment therefor.

     2. Any proposal to adjourn or postpone the special meeting.

     3. Such other business as may properly come before the special meeting, or any adjournment(s) or postponement(s) thereof.

   Only holders of record of our common stock at the close of business on
October   , 2001, the record date, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.


   The board of directors, acting in part on the unanimous recommendation of a special committee of independent directors, has unanimously approved the terms of the merger agreement and the proposed merger. The board of directors, based in part on the recommendation of the special committee, recommends that you vote for the approval and adoption of the merger agreement and the merger.

   Stockholders who do not vote in favor of the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they comply with Delaware or California law as explained in the accompanying proxy statement and appendices thereto.

   Your vote is very important. The merger cannot be completed unless the merger agreement and the merger are approved and adopted by the affirmative vote of holders of a majority of our outstanding shares of common stock entitled to vote. Even if you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card to ensure that your shares will be represented at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

   The merger is described in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement.

                                          By Order of the Board of Directors,

                                          Keven F. Baxter
                                          Secretary, General Counsel and
                                          Senior Vice President of Corporate
                                           Development

Aliso Viejo, California

October  , 2001

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----
SUMMARY TERM SHEET........................................................   1

QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   8

THE SPECIAL MEETING.......................................................  11

  General.................................................................  11

  Purpose of the Special Meeting..........................................  11

  Record Date and Voting Information......................................  11

  Proxies; Revocation.....................................................  12

  Expenses of Proxy Solicitation..........................................  12

  Adjournments............................................................  12

  Exchanging Stock Certificates...........................................  12

SPECIAL FACTORS...........................................................  13

  Background of the Merger................................................  13

  Our Purpose and Reasons for the Merger..................................  62

  Special Committee.......................................................  64

  Reasons for the Special Committee's Determination; Fairness of the
   Merger.................................................................  65

  Reasons for the Board of Directors' Determination.......................  68

  Fairness of the Merger to Disinterested Stockholders....................  68

  Position of Our Officers as to the Fairness of the Merger...............  69

  Opinion of Financial Advisor to the Special Committee...................  69

  Purpose and Reasons of Mr. Blum, Buyer and Merger Sub for the Merger....  74

  Position of Mr. Blum, Buyer and Merger Sub as to the Fairness of the
   Merger.................................................................  75

  Forward-Looking Information; Projections Prepared by Buy.com............  76

  Material U.S. Federal Income Tax Consequences...........................  78

THE MERGER................................................................  79

  Structure of the Merger.................................................  79

  Effects of the Merger...................................................  79

  Risks that the Merger Will Not Be Completed.............................  80

  Merger Financing........................................................  80

  Interim Financing.......................................................  80

  SoftBank Voting Agreement...............................................  81

  Blum Voting Trust.......................................................  81

  Related Party Transactions with Buyer or Mr. Blum.......................  82

  Interests of Certain Persons in the Merger; Potential Conflicts of
   Interest...............................................................  83

  Estimated Fees and Expenses of the Merger...............................  85

  Appraisal and Dissenters' Rights........................................  85

  Regulatory Matters......................................................  90

                               TABLE OF CONTENTS

                                  (Continued)


                                                                          Page
                                                                          ----
THE MERGER AGREEMENT.....................................................  91

  Effective Time of the Merger...........................................  91

  Conversion of Common Stock.............................................  91

  Payment for Shares.....................................................  91

  Transfer of Shares.....................................................  91

  Treatment of Stock Options and Stock Awards............................  92

  Representations and Warranties.........................................  92

  Conduct of Business Pending the Merger.................................  93

  Limitations on Considering Other Takeover Proposals....................  94

  Conditions to Completing the Merger....................................  94

  Termination............................................................  96

  Termination Fee and Expense Reimbursement..............................  96

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION..............  98

INFORMATION RELATING TO BUY.COM..........................................  99

  Business...............................................................  99

  Legal Proceedings...................................................... 105

SELECTED HISTORICAL FINANCIAL DATA....................................... 107

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS........................................................... 110

  General................................................................ 110

  Results of Operations.................................................. 112

  Liquidity and Capital Resources........................................ 116

PRICE RANGE OF COMMON STOCK AND DIVIDENDS................................ 118

COMMON STOCK PURCHASE INFORMATION........................................ 119

  Initial Public Offering................................................ 119

  Purchases by Buy.com and Our Directors and Executive Officers.......... 119

  Purchases by Buyer, Mr. Blum, Merger Sub and Their Directors and
   Executive Officers.................................................... 119

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........... 120

OTHER MATTERS............................................................ 122

FUTURE STOCKHOLDER PROPOSALS............................................. 122

INDEPENDENT PUBLIC ACCOUNTANTS........................................... 122

                               TABLE OF CONTENTS

                                  (Continued)


                                                                            Page
                                                                            ----
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION............................... 122
FINANCIAL STATEMENTS....................................................... 124


APPENDICES

 Appendix A  Agreement and Plan of Merger dated August 10, 2001 by and between
              Buy.com Inc., SB Acquisition, Inc., SB Merger Sub, Inc. and Scott
              A. Blum.

 Appendix B  Fairness Opinion of U.S. Bancorp Piper Jaffray Inc., dated August
              10, 2001.

 Appendix C  Section 262 of the Delaware General Corporation Law.

 Appendix D  Chapter 13 of the California General Corporation Law.

 Appendix E  Information Relating to the Directors and Executive Officers of
             Buy.com Inc.; Affiliated Party Transactions.

 Appendix F  Information Relating to the Directors and Executive Officers of SB
             Acquisition, Inc. and SB Merger Sub, Inc.

BUY.COM is a trademark of Buy.com Inc. and the BUY.COM logo is a registered mark of Buy.com Inc.

                               SUMMARY TERM SHEET

   This summary term sheet summarizes material information contained in this proxy statement but may not contain all of the information that is important to you. You are urged to read the entire proxy statement carefully, including the appendices. The term "Buy.com" refers to Buy.com Inc. Our principal executive offices are located at 27 Brookline, Aliso Viejo, California 92656, and our telephone number is (949) 389-2000. The term "Buyer" refers to SB Acquisition, Inc., the term "Merger Sub" refers to SB Merger Sub, Inc. and the term "Mr. Blum" refers to Scott A. Blum.


 . Parties to the Proposed Merger

   The rules and regulations of the Securities and Exchange Commission require that affiliated parties involved in the merger file a transaction statement on
Schedule 13E-3 with the Securities and Exchange Commission. The following affiliated parties have filed a transaction statement on Schedule 13E-3 with the Securities and Exchange Commission in connection with the merger.

  Buy.com Inc.--We are the subject company of the merger. See "INFORMATION RELATING TO BUY.COM" beginning on page 99.


  Scott A. Blum--Mr. Blum is a major stockholder of Buy.com. As of October
    , 2001, Mr. Blum, through the Scott A. Blum Separate Property Trust u/d/t 8/2/95, of which Mr. Blum is the sole trustee and beneficiary, held 60,296,274 shares of Buy.com common stock. Mr. Blum's share ownership, through his separate property trust, represents approximately 44% of the total outstanding shares of our common stock. The term "Blum" and "Mr. Blum" refer to Scott A. Blum and his separate property trust. Mr. Blum formed Buyer and Merger Sub for the express purpose of effecting the merger. Mr. Blum founded Buy.com in 1997 and served as our Chief Executive Officer until March 1999. Mr. Blum also served as a member of our board of directors until September 1999. See Appendix F of this proxy statement for further information regarding Mr. Blum. The business address for Mr. Blum is 65 Enterprise, Aliso Viejo, California 92656 and the telephone number is
  (949) 330-6000.


  SB Acquisition, Inc.--SB Acquisition, Inc., referred to as "Buyer," is a Delaware corporation. Buyer is wholly owned by a trust of which Mr. Blum is trustee. Mr. Blum is President, Chief Financial Officer and Secretary of Buyer. Buyer was formed solely for the purpose of completing the merger and was incorporated in Delaware in August 2001. The principal executive offices of Buyer are located at 65 Enterprise, Aliso Viejo, California 92656 and the telephone number is (949) 330-6000.

  SB Merger Sub, Inc.--SB Merger Sub, Inc., referred to as "Merger Sub," is a Delaware corporation and a wholly owned subsidiary of Buyer. Mr. Blum is President, Chief Financial Officer and Secretary of Merger Sub. Merger Sub was formed by Buyer solely for the purpose of completing the merger and was incorporated in Delaware in August 2001. The principal executive offices of Merger Sub are located at 65 Enterprise, Aliso Viejo, California 92656 and the telephone number is (949) 330-6000.

 . The Special Meeting

   Time, date and place. A special meeting of the stockholders of the Company
will be held on [    ],           , 2001, at 27 Brookline, Aliso Viejo,
California, 92656, 10:00 a.m. local time, to consider and vote upon a proposal to approve and adopt the merger agreement and the merger. See "THE SPECIAL MEETING--General" beginning on page 11.


   Record date and voting information. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on
October   , 2001, which is the record date for the special meeting. You will have one vote at the special meeting for each share of Buy.com common stock you owned at the close of business on the record date. On the record date, there
were [            ] shares of our common
stock outstanding and entitled to be voted at the special meeting. The approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date. See "THE SPECIAL MEETING--Record Date and Voting Information" beginning on page 11.

 . Special Committee

   In order to eliminate any conflict of interest in evaluating, negotiating and recommending the merger proposal, including the terms of the merger agreement with Buyer, our board of directors formed a special committee of directors. The special committee is composed solely of independent directors who are not officers or employees of Buy.com and who have no financial interest in the proposed merger different from our other stockholders generally. The members of the special committee are Messrs. Sanat Dutta and Wayne Thorson. See "SPECIAL FACTORS--Special Committee" beginning on page 64.


 . Recommendation of Our Board of Directors; Fairness of the Merger

   Our board of directors, based in part on the findings of the special committee of the board of directors, believes that the terms of the merger agreement and the proposed merger are advisable and are fair to, and in the best interests of, our stockholders other than Mr. Blum and his affiliates. The board of directors, based in part upon the unanimous recommendation of the special committee, has unanimously approved the merger agreement and the merger and unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the merger. To our knowledge, each of our executive officers and directors intends to vote all of the shares of our common stock they directly own in favor of the merger. See "SPECIAL FACTORS--Reasons for the Special Committee's Determination; Fairness of the Merger" beginning on page 65 and "SPECIAL FACTORS--Reasons for the Board of Directors' Determination" beginning on page 68. In addition, Messrs. Roszak, Thorson and Kendall are trustees of the Blum voting trust and will vote the shares subject to the voting trust in accordance with its terms. See "THE MERGER--The Blum Voting Trust" at page 81. Excluding shares covered by the Blum voting trust, as of
October   , 2001, our executive officers and directors beneficially owned shares of our common stock. See "Security Ownership of Certain Beneficial Owners and Management" at page 120.


   In the merger our stockholders, other than Mr. Blum and his affiliates, will receive $0.17 per share. Set forth below for comparison purposes is certain per share historical financial data:



                                                                   June 30, 2001
                                                                   -------------
                                                                    (unaudited)
       Book value per share.......................................    $ 0.25
       Cash dividends per share...................................    $ 0.00
       Income (Loss) per share (six month period).................    $(0.37)


   For a discussion of the special committee's consideration of this comparison, please see "SPECIAL FACTORS--Reasons for the Special Committees Determination; Fairness of the Merger" beginning on page 65.


 . Opinion of Financial Advisor to the Special Committee

   In deciding to approve the terms of the merger agreement and the merger, one of the factors that the board of directors and the special committee considered was the opinion of the special committee's financial advisor, U.S. Bancorp Piper Jaffray Inc., that, based upon and subject to the considerations and limitations set forth in the opinion, as of August 10, 2001, the merger consideration to be received by the stockholders of Buy.com in the proposed transaction pursuant to the merger agreement was fair, from a financial point of view, to such stockholders other than Mr. Blum and his affiliates. The U.S. Bancorp Piper Jaffray opinion, including applicable limitations and assumptions, describes the basis for the opinion and is attached in its entirety as Appendix B to this proxy statement. You are urged to read the entire opinion letter carefully. See "SPECIAL FACTORS--Opinion of Financial Advisor to the Special Committee" beginning on page 69.

 . Position of Buyer as to Fairness of the Merger

   Mr. Blum, Buyer and Merger Sub believe that the merger is substantively and procedurally fair to our unaffiliated stockholders. See "SPECIAL FACTORS-- Position of Mr. Blum, Buyer and Merger Sub as to the Fairness of the Merger" at page 75.


 . Material U.S. Federal Income Tax Consequences

   The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $0.17 per share and your tax basis for the shares of common stock that you owned immediately before completion of the merger. See "SPECIAL FACTORS--Material U.S. Federal Income Tax Consequences" beginning on page 78.


   Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

 . The Merger

 Consideration for Stockholders

   Under the merger agreement, Merger Sub will merge into us, and each issued and outstanding share of our common stock will be converted into the right to receive $0.17 in cash, without interest, other than (1) shares of our common stock held by Buyer and Merger Sub (which shares will be cancelled without any payment therefor), and (2) shares of our common stock held by stockholders who properly exercise appraisal or dissenters' rights.

 Treatment of Stock Options and Unvested Stock Awards

   In connection with the merger, the vesting of all outstanding stock options and other stock awards will accelerate and such stock options and stock awards will become exercisable. Accordingly, holders who exercise their stock options or other stock awards and pay the exercise or purchase price therefor prior to completion of the merger will receive shares of our common stock and will be entitled to the same $0.17 cash consideration per share as our other stockholders (other than Buyer and Merger Sub) in the merger. All stock options or other stock awards will be cancelled upon completion of the merger without any payment therefor.

 Effects of the Merger

   Upon completion of the merger, Mr. Blum will own 100% of our common stock. Thus, our stockholders, other than Mr. Blum, will cease to have ownership interests in Buy.com or rights as our stockholders and will not participate in any of our future earnings or growth, if any.


   As a result of the merger, shares of our common stock will no longer be quoted on the Over-the-Counter Bulletin Board or any other securities exchange and will be eligible for termination of registration under the Securities Exchange Act of 1934, referred to as the "Exchange Act." In addition, we will no longer be obligated to file periodic reports with the Securities and Exchange Commission under the Exchange Act.

   See "THE MERGER--Effects of the Merger" beginning on page 79.


 Merger Financing

   Buyer estimates that the total amount of funds necessary to consummate the merger and related transactions will be approximately $13.3 million, excluding any amounts related to the interim financing discussed below. Under the terms of the merger agreement, Buyer has deposited $2.8 million into an escrow account to fund a portion of the purchase price for the stock in the merger. Buyer will obtain the remaining amounts from Mr. Blum which he has agreed to make available from his personal funds prior to completion of the merger. Mr. Blum's personal funds are in excess of the amount needed to finance this transaction, and no financing is required. See "THE MERGER--Merger Financing" beginning on page 80.


 Interim Financing

   As part of the merger, we entered into a credit agreement with Mr. Blum's separate property trust that provides us with up to $4 million under a revolving line of credit and up to an additional $5 million for standby letters of credit to be issued for the benefit of our distributor and vendor partners. The line of credit carries an interest rate of 10.5% per annum and requires a commitment fee of $140,000. The letters of credit require a commitment fee of $175,000 and any amounts drawn on letters of credit not otherwise paid by us will carry an interest rate of 10.5% per annum. The principal, interest, fees and other expenses of the interim financing will be deferred until the earlier of the closing of the merger or the termination of the merger agreement.


   If the merger agreement is terminated for any reason, other than as a result of a governmental entity issuing a final order prohibiting the merger, all outstanding amounts under the credit agreement will become immediately due and payable. If the merger agreement is terminated because a governmental entity issues a final order prohibiting the merger, then such amounts will be due and payable within 30 days after such termination.

   The interim financing is secured by substantially all of our assets. Accordingly, if the merger agreement is terminated as discussed below, and we cannot pay the amounts due, the lender will have the right to foreclose on such assets. If there are significant amounts outstanding under the interim financing, we do not expect that we will be able to repay such amounts unless we can secure an alternative source of funding or another party willing to purchase us, neither of which we believe is likely. If we cannot repay the amounts, or secure alternative financing or another buyer, we will likely not be able to continue as a going concern. See "THE MERGER--Interim Financing" beginning on page 80 and "FINANCIAL STATEMENTS--REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS."


   In addition, on August 30, 2001, Mr. Blum agreed to guarantee certain obligations of ours to our credit card processor. We agreed to reimburse Mr. Blum in connection with any payments made under the guarantee, and have granted him a security interest in substantially all of our assets. See "THE MERGER-- Related Party Transactions with Buyer or Mr. Blum" beginning on page 82.


 SoftBank Voting Agreement

   As of the record date, SoftBank and certain of its affiliated funds held 38,295,281 shares of Buy.com common stock, representing approximately 28% of the outstanding shares of our common stock. SoftBank and its affiliates have agreed to vote in favor of the merger agreement and approval of the merger, if the holders of a majority of our shares held by persons other than SoftBank, Mr. Blum and their respective affiliates (which shares we refer to as the "public shares") voted at the special meeting elect to vote in favor of the merger agreement and approval of the merger. If the holders of a majority of the public shares voted at the special meeting do not vote in favor of the merger agreement and the merger at the special meeting, then SoftBank will be entitled to freely vote its shares on such matters. Under the voting agreement, for purposes of determining whether the affirmative vote of a majority of the public shares has been obtained, public shares that are not voted or that are considered broker non-votes will not be counted. See "THE MERGER--SoftBank Voting Agreement" beginning on page 81.


 Blum Voting Trust

   All of the shares of our common stock owned directly or indirectly by Mr. Blum are subject to a voting trust. The trustees of the voting trust (who are not affiliated with Mr. Blum) will, in accordance with the terms of the voting trust, vote the shares subject to the voting trust with respect to the merger agreement and the merger in the same proportion and in the same manner as the non-affiliated shares (i.e., shares not subject to the voting trust) vote at the special meeting. See "THE MERGER--Blum Voting Trust" beginning on page 81.


 Interests of Buy.com's Directors and Officers in the Merger

   When considering the recommendation of the board of directors that you vote for approval and adoption of the merger agreement and the merger, you should be aware that certain of our directors and officers have interests in the merger that are different from, or in addition to, yours. These interests include the following:

  . the merger agreement provides that indemnification and insurance arrangements will be maintained for our directors and officers;

  . it is expected that some members of our management will continue as management of the surviving corporation;

  . directors and officers will obtain from Buyer and Mr. Blum a general release of claims relating to matters arising prior to the merger;

  . as a result of the merger the vesting of all options and restricted stock awards held by our executive officers and directors will be accelerated; and

  . some of our executive officers have severance agreements which provide them with severance payments in the event that their employment is terminated after the merger.

   See "THE MERGER--Interests of Certain Persons in the Merger; Potential Conflicts of Interest" beginning on page 83.


 Appraisal and Dissenters' Rights

   Delaware Law. Under Delaware law, if you do not vote in favor of the merger and instead follow the appropriate procedures for demanding appraisal rights, you will be entitled to receive a cash payment for the "fair value" of your shares of our common stock, as determined by the Delaware Court of Chancery.

   If you want to exercise your appraisal rights under Delaware law, you will have to comply with Section 262 of the Delaware General Corporation Law, a copy of which is attached to this proxy statement as Appendix C. Failure to take all of the steps required under Delaware law may result in the loss of your appraisal rights.

   California Law. Additionally, pursuant to Section 2115 of the California General Corporation Law, stockholders who do not vote in favor of the approval and adoption of the merger agreement and the merger may be entitled to certain dissenters' rights under Chapter 13 of the California General Corporation Law.

   If you want to exercise your dissenter's rights under California law, you will have to comply with Chapter 13 of the California General Corporation Law, a copy of which is attached to this proxy statement as Appendix D. Failure to take all of the steps required under California law may result in the loss of your dissenter's rights.

   See "THE MERGER--Appraisal and Dissenters' Rights" beginning on page 85.

 . The Merger Agreement

   The merger agreement, including the conditions to the closing of the merger, is described on pages 91 through 97 and is attached as Appendix A to this proxy statement. You should carefully read the entire merger agreement as it is the legal document that governs the merger.

 Conditions to Completing the Merger

   Conditions to the obligations of each party. Our obligation and the obligation of each of Buyer and Merger Sub to complete the merger is subject to the satisfaction or waiver of certain conditions, including among others, the following:

  . our stockholders must approve the merger agreement; and

  . there must be no order, injunction or other legal restraint that prohibits the consummation of the merger and there must be no litigation pending or threatened by any governmental entity that seeks to enjoin or prohibit the consummation of the merger.

   Conditions to the obligation of Buyer and Merger Sub. The obligation of each of Buyer and Merger Sub to complete the merger is also subject to the satisfaction or waiver of other conditions, including among others, the following:

  . our representations and warranties in the merger agreement shall be true and correct and we will have complied with our covenants as of the closing date, except where the failure to be true and correct or failure to comply does not result in a material adverse effect on us as of the closing date;

  . no material adverse change with respect to us (as compared to our condition on the date of the merger agreement) shall exist as of the closing date;

  . we must have obtained or made any necessary or required consents or filings from or with all governmental entities and parties to agreements which we, Buyer or any respective subsidiaries are a party, other than those consents and filings which, if not obtained or made, would not have a material adverse effect on the surviving corporation or Buyer after the closing date; and

  . we must have executed a mutual general release of claims in favor of Mr.
    Blum and his affiliates.

   Conditions to our obligations. Our obligation to complete the merger is also subject to the satisfaction or waiver of other conditions, including among others, the following:

  . the representations of Buyer and Merger Sub contained in the merger agreement shall be true and correct and they will have complied with their covenants as of the closing date, except where the failure to be true and correct or failure to comply has not resulted in a material adverse effect on Buyer and Merger Sub as of the closing date;

  . Mr. Blum must have executed a mutual general release of claims in favor of us and our officers and directors; and

  . Buyer must have delivered to the exchange agent sufficient cash to pay the merger consideration.

   See "THE MERGER AGREEMENT--Conditions to Completing the Merger" beginning on page 94.


 Limitations on Considering Other Takeover Proposals

   We have agreed not to solicit or enter into discussions with any third party regarding an acquisition proposal while the merger is pending. However, our board of directors or other representatives may furnish information to or enter into discussions with a third party regarding an unsolicited takeover proposal if:

  . the board of directors determines that the proposal is a superior proposal, as defined in the merger agreement;

  . the board of directors determines in good faith, after consultation with its legal counsel, that failure to do so would be inconsistent with the fiduciary duties of the board of directors; and

  . the third party enters into a confidentiality agreement with us.

   In addition, the board of directors may not approve or recommend a takeover proposal unless:

  . it is a proposal superior to the merger; and

  . the board of directors determines that failure to do so would be inconsistent with its fiduciary duties.

   See "THE MERGER AGREEMENT--Limitations on Considering Other Takeover Proposals" beginning on page 94.


 Termination

   Buyer and Buy.com may agree by mutual written consent to terminate the merger agreement at any time prior to completion of the merger. In addition, either party may terminate the merger agreement if:

  . the merger is not completed on or before November 30, 2001;

  . a court or other governmental entity issues a final order prohibiting the merger;

  . our stockholders do not approve and adopt the merger agreement and the merger; or

  . the other party breaches its representations, warranties and covenants contained in the merger agreement, which breach would have a material adverse effect on the non-breaching party that is not capable of being cured by November 30, 2001.

   In addition, Buyer may terminate the merger agreement if our board of directors recommends another takeover proposal, or withdraws or modifies its recommendation of the merger agreement and the merger in a manner adverse to Buyer or fails to call or hold the special meeting, in each case, after receipt by us of a takeover proposal from a third party.

   We may terminate the merger agreement if, prior to the approval of the merger by our stockholders, our board of directors approves an unsolicited superior proposal as set forth in the merger agreement. However, before we can terminate the merger agreement under these circumstances and accept any such superior proposal, Buyer will have five days to propose an amendment to the merger agreement to provide for terms substantially similar to those of the superior proposal and we are obligated to negotiate with Buyer in good faith during such time. See "THE MERGER AGREEMENT--Termination" beginning on page 96.

 Termination Fee and Expense Reimbursement

   The merger agreement provides that if it is terminated, all fees and expenses relating to the proposed merger will be paid by the party incurring them, except as described below.

   We are required to reimburse Buyer for its out-of-pocket fees and expenses actually incurred in connection with the merger up to an aggregate of $750,000, if we terminate the merger as a result of a superior proposal, or if Buyer terminates the merger agreement under the following circumstances:

  . as a result of our breach of certain nonsolicitation provisions;

  . the merger is not completed on or before November 30, 2001;

  . our board of directors recommends another takeover proposal, or withdraws or modifies its recommendation of the merger agreement and the merger in a manner adverse to Buyer or fails to call or hold the special meeting, in each case, after receipt of a takeover proposed by a third party; or

  . our stockholders do not approve and adopt the merger agreement and the merger.

   See "THE MERGER AGREEMENT--Termination Fee and Expense Reimbursement" beginning on page 96.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: When and where is the special meeting? (see page 11)

A: The special meeting will be held at 10:00 a.m. local time on         , 2001,
   at 27 Brookline, Aliso Viejo, California 92656.


Q: What am I being asked to vote upon? (see page 11)

A: You are being asked to consider and vote upon a proposal to approve and adopt the merger agreement and the merger contemplated by the merger agreement. Under the merger agreement, Merger Sub will be merged into us, with us being the surviving corporation and becoming a wholly owned subsidiary of Buyer. We will continue to operate as a wholly owned subsidiary of the Buyer after the closing of the merger.

Q: What will I receive in the merger? (see page 11)

A: If the merger is completed, each issued and outstanding share of our common stock you hold will be converted into the right to receive $0.17 in cash, without interest.

Q: Why is the board of directors recommending that I vote in favor of the merger agreement and the merger? (see page 68)


A: Our board of directors, based in part on the determination of the special committee of the board of directors, and the special committee, consisting solely of directors who are not our officers or employees and who have no financial interest in the proposed merger different from our stockholders generally, have each unanimously determined that the terms of the merger agreement and the proposed merger are advisable and are fair to, and in the best interest of, our stockholders (other than Mr. Blum and his affiliates).

Q: What are the consequences of the merger to present members of management and the board of directors? (see page 83)


A: It is expected that some of the members of our current management will continue as management of Buy.com after the merger. Like all other Buy.com stockholders, members of management and the board of directors will be entitled to receive $0.17 per share in cash for each share of our common stock they hold. With respect to stock options and other stock awards, like all other employees of Buy.com, directors and officers who exercise their stock options or other stock awards and pay the exercise or purchase price therefor prior to completion of the merger will receive shares of our common stock and will be entitled to the same $0.17 cash consideration per share as our other stockholders (other than Buyer and Merger Sub) in the merger. In addition, Keven Baxter, our Senior Vice President Corporate Development and General Counsel, has received a bonus of $50,000 in connection with the signing of the merger agreement and is entitled to receive an additional bonus of $50,000 in connection with the closing of the merger. Upon completion of the merger, Buy.com's current directors and officers will not own any of our common stock.


Q. Is the merger subject to the satisfaction of any conditions? (see page 94)

A: Yes. Before completion of the merger, a number of closing conditions must be satisfied or waived. These conditions include, among others, obtaining the approval of our stockholders and there being no court order or other legal impediment to the merger. If these conditions are not satisfied or waived, the merger will not be completed even if the stockholders vote to approve and adopt the merger agreement and the merger.

Q: When do you expect the merger to be completed?

A: If the merger agreement is approved and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting.

Q: What are the U.S. federal income tax consequences of the merger to me? (see page 78)


A: The receipt of cash for shares of common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $0.17 per share and your tax basis for our shares of common stock that you owned immediately before completion of the merger. For U.S. federal income tax purposes, this gain or loss would be a capital gain or loss if you held the shares of common stock as a capital asset.

Q: Who can vote on the merger agreement? (see page 11)

A: Holders of record of our common stock at the close of business on October
      , 2001, the record date for the special meeting, may vote in person or by proxy on the merger agreement and the merger at the special meeting.


Q: What vote is required to approve and adopt the merger agreement and the merger? (see page 11)

A: The approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock. SoftBank and certain of its affiliates, who, as of the record date, collectively held approximately 28% of the outstanding shares of our common stock, have agreed to vote their shares of our common stock in favor of the approval and adoption of the merger agreement and the merger if a majority of the public shares (as described below) voted at the special meeting elect to vote in favor of the approval and adoption of the merger agreement and the merger at the special meeting. If the holders of a majority of the public shares voted at the special meeting do not vote in favor of the merger agreement and the merger at the special meeting, then SoftBank and its affiliates will be entitled to freely vote their shares on such matters. "Public shares" are all of the outstanding shares of our common stock other than shares of our common stock beneficially owned by (1) SoftBank and its affiliates and (2) Scott A. Blum and his affiliates. In addition, under the voting agreement, for purposes of determining whether the affirmative vote of a majority of the public shares has been obtained, public shares that are not voted or that are considered broker non-votes will not be counted. As of the record date, public shares represented approximately 28% of our total shares of common stock outstanding.


Q: What do I need to do now?

A: You should read this proxy statement carefully, including its appendices, and consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders.

Q: What happens if I do not return a proxy card? (see page 11)

A: The failure to return your proxy card will have the same effect as voting against the merger agreement and the merger. Because approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock, non-votes will count as votes against the merger agreement and the merger. However, because SoftBank's obligation to vote its shares in favor of the merger is conditioned on a majority of the public shares that vote at the special meeting actually voting in favor of the merger, failure to return your proxy card will result in your vote not being counted for such purposes.

Q: May I vote in person? (see page 11)

A: Yes. You may attend the special meeting of our stockholders and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the record holder.

Q: May I change my vote after I have mailed my signed proxy card? (see page 12)

A: Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance at the special meeting will not alone revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me? (see page 11)

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker.

Q: Should I send in my stock certificates now? (see page 12)

A: No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for a cash payment of $0.17 per share, without interest.

Q: What rights do I have to seek an appraisal of my shares? (see page 85)


A: If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law as described on pages 85 through 89 and in Appendix C of this proxy statement. Additionally, you may be entitled to exercise dissenters' rights under California law, as described on pages 89 through 90 and in Appendix D of this proxy statement. Depending upon the determination of the appropriate court, the appraised fair value of your shares of our common stock, which will be paid to you if you seek an appraisal, may be more than, less than or equal to the $0.17 per share to be paid in the merger.


Q: Who can help answer my questions?

A: The information provided above in question-and-answer format is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read the entire proxy statement, including the appendices. If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions about the merger, including the procedures for voting your shares, you should contact:

  BUY.COM INC.
  Attn: Keven F. Baxter

  27 Brookline

  Aliso Viejo, California 92656
  Telephone: (949) 389-2000

  OR

  D.F. King & Co., Inc.
  Attention: Tom Long
  77 Water Street, 20th Floor
  New York, New York 10005
  Telephone: (800) 669-5550

                              THE SPECIAL MEETING

General

   The enclosed proxy is solicited on behalf of our board of directors for use
at a special meeting of stockholders to be held on October            , 2001,
at 10:00 a.m. local time at 27 Brookline, Aliso Viejo, California 92656, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. We mailed
this proxy statement and accompanying proxy card on or about October     , 2001
to all stockholders entitled to vote at the special meeting.


Purpose of the Special Meeting

   At the special meeting, our stockholders will consider and vote upon a proposal to approve and adopt the merger agreement and the merger contemplated by the merger agreement. Under the merger agreement, Merger Sub will be merged into us and each issued and outstanding share of our common stock will be converted into the right to receive $0.17 in cash, without interest, except that:

  . shares of our common stock held by Buyer, Merger Sub and the Buyer's subsidiaries will be cancelled without any payment; and

  . shares held by stockholders who properly exercise appraisal or dissenters' rights will be subject to appraisal in accordance with Delaware or California law.

   We are also soliciting proxies to grant discretionary authority to vote in favor of adjournment or postponement of the special meeting. We do not expect a vote to be taken on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

   Only holders of record of common stock at the close of business on October
    , 2001 will be entitled to notice of and to vote at the special meeting. At
the close of business on October     , 2001, there were           shares of our
common stock outstanding and entitled to vote. A list of our stockholders will be available for review at our executive offices during regular business hours for a period of 10 days before the special meeting. Each holder of record of common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.


   All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters, such as the merger agreement and the merger; proxies submitted without a vote by the brokers on these matters are referred to as broker non-votes. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

   The affirmative vote of the holders of a majority of our outstanding shares of common stock is required to approve and adopt the merger agreement and the merger. Accordingly, for this vote, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval and adoption of the merger agreement and the merger. However, because SoftBank's obligation to vote its shares in favor of the merger is conditioned on a majority of the public shares that vote at the special meeting actually voting in favor of the merger, failure to return your proxy card will result in your vote not being counted for such purposes.

Proxies; Revocation

   Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Buy.com at our executive offices located at 27 Brookline, Aliso Viejo, California 92656, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder's shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder's name.


Expenses of Proxy Solicitation

   We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. We have retained D.F. King & Co., at an estimated cost of approximately $10,000 plus reimbursement of expenses, to assist in the solicitation of proxies. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for their services.

Adjournments

   Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. We are soliciting proxies to grant discretionary authority to vote in favor of adjournment of the special meeting. In particular, discretionary authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes to approve and adopt the merger agreement and the merger. The board of directors unanimously recommends that you vote in favor of the proposal to grant discretionary authority to adjourn the meeting.

Exchanging Stock Certificates

   Please do not send in stock certificates at this time. In the event the merger is completed, instructions regarding the procedures for exchanging your stock certificates for the $0.17 per share cash payment will be distributed.

                                SPECIAL FACTORS

Background of the Merger

   We were organized in June 1997 as BuyComp, LLC, a California limited liability company. In connection with this organization, BuyComp, LLC issued 9,000,000 ownership units to Scott and Audrey Blum in exchange for $50,000. We began offering products for sale through our Web site in November 1997.

   In August 1998, we were incorporated in Delaware as Buy Corp. In August 1998, we also changed our Web site designation to www.buy.com. In November 1998, we changed our name to Buy.com Inc. The following transactions were effected between August 1998 and December 1999:


  . In August 1998, we issued 81,331,078 shares of common stock to the Scott
    A. Blum Separate Property Trust u/d/t 8/2/95 in exchange for 96% of Scott and Audrey Blum's interest in BuyComp, LLC.


  . In August 1998, we issued 3,043,921 shares of Series A convertible participating preferred stock to the Blum separate property trust in exchange for approximately 4% of Scott and Audrey Blum's interest in BuyComp, LLC.


  . In August 1998, we issued 9,131,785 shares of Series A convertible participating preferred stock to SOFTBANK Technology Ventures IV L.P. and SOFTBANK Technology Advisors Fund L.P. at a purchase price of $1.64 per share.


  . In August 1998, the Blum separate property trust sold a total of 3,043,921 shares of Series A convertible participating preferred stock to SOFTBANK Technology Ventures IV L.P. and SOFTBANK Technology Advisors Fund L.P. at $1.64 per share, and in September 1998, a total of 10,456,771 shares of common stock to SOFTBANK Holdings, Inc., SOFTBANK Ventures, Inc. and SOFTBANK Contents Fund at $3.83 per share.


  . Between March 1999 and July 1999, we issued a total of 222,440 shares of common stock to SOFTBANK Technology Ventures IV, L.P. for an aggregate purchase price of approximately $1.4 million and 4,265 shares to SOFTBANK Technology Advisors Fund, L.P. for an aggregate purchase price of approximately $26,000 in connection with their exercise of a contractual right of first offer to purchase shares of our common stock, based upon their percentage ownership, upon our issuance of additional securities to third parties.


  . In October 1999, we issued 9,923,276 shares of our Series B convertible participating preferred stock at a purchase price of $9.07 per share to a group of investors led by SOFTBANK Capital Partners L.P. and its affiliates. In this financing, the Blum separate property trust also sold an aggregate of 8,242,937 shares of our common stock to SOFTBANK Capital Partners L.P. and its affiliates at a purchase price of $9.07 per share.


   As a result of these transactions, entities affiliated with SOFTBANK hold approximately 38,295,281 shares of our Common Stock, including 10,741,324 shares, 2,091,356 shares, 3,137,025 shares, 12,980,426 shares, 248,706 shares,
8,151,474 shares, 118,257 shares, 792,158 shares, 21,576 shares and 12,979 shares held by SOFTBANK America, Inc., SOFTBANK Ventures, Inc., SOFTBANK Contents Fund, SOFTBANK Technology Ventures IV, L.P. and SOFTBANK Technology Advisors Fund, L.P., SOFTBANK Capital Partners L.P., SOFTBANK Capital Partners Advisors Fund L.P., SOFTBANK Technology Ventures V, L.P., SOFTBANK Technology Advisors Fund V and SOFTBANK Technology Entrepreneurs Fund V, respectively.


   Mr. Blum resigned as our Chief Executive Officer in March 1999, and resigned from our board of directors in September 1999. In October 1999, we entered into a voting trust agreement with Mr. Blum, and several trusts affiliated with Mr. Blum, as grantor, and certain of our outside directors. As of the date of this proxy statement, Mr. Blum held 60,296,274 shares of our common stock, representing approximately 44% of our total shares outstanding. See "THE MERGER--Blum Voting Trust" beginning on page 81. The trustees of the voting trust (who are not affiliated with Mr.
Blum) will, in accordance with the terms of the voting trust, vote the shares subject to the voting trust in the same proportion and in the same manner as the shares not subject to the voting trust.


   In accordance with the terms of the voting trust, Mr. Blum agreed not to serve as an employee, officer or director of Buy.com, and further agreed to cease involvement with our operations, our advertising sales and product sales activities or efforts, our investor relations program and our financial, accounting and personnel matters. He is not an employee of ours and since his resignations in 1999 has had no authority to bind us as to any contracts, to commit funds or resources, or supervise or direct the activities of any of our directors, officers or employees.


   We have employed a business model that includes outsourcing the majority of our infrastructure to leading national distribution and fulfillment providers with established expertise. Through this model, we attempt to capitalize on the cost efficiencies achieved by our distribution providers and minimize our infrastructure and operating expenses, enabling us to pass significant savings on to our customers. Additionally, by aligning with leading distributors in each of our product categories, we can use their significant inventories and distribution capabilities to offer a broader selection of products at lower costs than traditional retailers can.

   From our inception in June 1997 through mid November 1997, we had no sales and our operating activities related primarily to the planning and development of our original Web site, BUYCOMP.COM, which offered computer hardware and software products. Beginning with the opening of our BUYCOMP.COM online computer store in November 1997 and continuing through November 1998, we continued to expand our infrastructure and focused on expanding distributor and vendor relationships, attracting customers to our Web site, building our brand and establishing customer service operations.

   In December 1998, we acquired Speedserve, Inc., an online retailer of books, videos, DVDs and video games. Concurrent with this acquisition, we opened our Buy.com Web site that consolidated Speedserve's retail Web site with our existing computer hardware and software online retail store to create five specialty online retail stores. In late April 1999, we launched the BUYMUSIC.COM store and an improved version of our Web site that incorporated increased functionality and speed, broader content and enhanced customer service. In May 1999, we added BUYCLEARANCE.COM, which offers high quality, brand name, closeout products at significant discounts and in November 1999, we launched BUYELECTRONICS.COM, which offers brand name consumer electronics products. In addition, in October 1999, we acquired BuyGolf.com, Inc., an online store selling golf equipment and other golf-related merchandise. In January 2000, we integrated BUYGOLF.COM into our Web site as our ninth online store.

   Throughout 1999, we continued to expand our infrastructure and focus on expanding distributor and vendor relationships, attracting customers to our Web site, building our brand and establishing customer service operations. Our business strategy initially focused on using extremely low prices on a broad range of products to attract traffic to our site. As customer loyalty and recognition of our brand name increased, we began to modify our pricing and merchandising strategy to offer a select group of aggressively priced, high volume products, while promoting associated higher margin products.

   In 1999, we added higher margin products to our stores and started to raise prices on many of our products. From the second quarter of 1999 through the end of 1999, we increased prices on selected products without experiencing a decline in the growth of overall sales volumes or customer levels. Our net revenues increased to $596.8 million for the year ended December 31, 1999 from $125.3 million for the year ended December 31, 1998. This rapid growth in net revenues enabled us to become one of the top five e-commerce providers according to a number of industry studies. However, we continued to operate at negative gross profit margins. We also significantly increased our expenses, particularly our sales and marketing and general and administrative expenses, to support our branding efforts and expanding internal operations. Our net losses increased to $130.2 million for the year ended December 31, 1999 from $17.8 million for the year ended

December 31, 1998. As of December 31, 1999, we had total current assets of $74.2 million and a working capital deficit of $20.6 million.

   From our inception through January 2000, we financed our operations with equity contributions and loans from our founder, loans from a commercial lender, and debt and equity financings. On February 11, 2000, we completed an initial public offering in which we sold 16,100,000 shares of our common stock at a price of $13.00 per share. After deducting the underwriting discounts and commissions and offering expenses, we received net proceeds from the offering of approximately $192.1 million.

   During 2000, we implemented further price increases across a wide selection of our products. As a result of these continued price increases, we were able to obtain positive gross profit margins for each fiscal quarter in 2000. Our annual revenues also increased to $787.7 million for the year ended December 31, 2000 from $596.8 million for the year ended December 31, 1999. However, our revenues on a sequential quarterly basis remained relatively unchanged, and in fact declined slightly from fourth quarter 1999 levels. We believe this result was largely due to the loss of new and return customers whose primary on-line shopping objective was to obtain the lowest price possible for particular products.

   As we worked to transition our customer base and minimize the impact of our customers' price sensitivity in 2000, we increased efforts to promote the Buy.com brand, build market awareness and attract new customers. We also significantly focused on recruiting personnel, building an operating infrastructure and developing our Web site to enhance the features, content, and functionality of our online stores and transaction processing systems. As a result of these efforts, our expenses, in particular our sales and marketing and product development expenses, increased in 2000, and our net losses increased slightly to $133.0 million for the year ended December 31, 2000 from $130.2 million for the year ended December 31, 1999. During 2000, our cash reserves decreased, from $144.5 million as of March 31, 2000 to $67.4 million as of December 31, 2000, $27.0 million of which was restricted to secure letter of credit obligations. As of December 31, 2000, we had total current assets of $94.0 million and $41.0 million of working capital.

   Following our initial public offering in February 2000, the trading price of our common stock decreased from an intra-day high of $35.43 on its opening day of trading on February 8, 2000 to a low closing price of $0.50 in mid-December 2000. We attributed this decline to broad economic and industry factors as well as factors particular to our operations, including the following:

  . The capital markets for Internet and e-commerce stocks changed dramatically and access to secondary equity markets was largely cut off for Internet companies.

  . Stock market investors began to focus on profits and away from revenue growth.

  . Our revenue growth slowed dramatically as we attempted to substantially increase gross margins over a relatively short period of time.

   On October 20, 2000, our board of directors held a quarterly meeting to review our financial results for the quarter ended September 30, 2000. At this meeting, our board of directors discussed our continuing financial losses and our financial condition, business, operations and prospects. Our board of directors then discussed potential alternatives for going forward, including our ability to achieve each alternative and the associated merits and risks. The possible alternatives reviewed included pursuing the existing business plan, scaling down our operations, reducing the number of employees and attempting to aggressively pursue cost-reduction measures in an effort to accelerate cash-flow positive operations, seeking corporate partner or financing transactions and exploring business combinations with other companies. With respect to the option of pursuing the existing business plan, our board of directors discussed the continuing changes in the e-commerce industry, our position with respect to our competitors, expectations related to the financial markets generally and the viability of our business model on a long-term basis. With respect to seeking corporate partner or financing transactions or business combinations, our board discussed the continued decline in the capital markets and e-commerce stocks in particular and the possibility that third parties might be interested in pursuing a business combination or some other transaction with us. With respect to a scale-down of our operations, the board discussed various methods of scaling down our business and leveraging our existing assets, and the risks and contingent liabilities associated with a scale-down. Following this discussion, our board of directors directed us to work with our financial advisors to preliminarily assess our alternatives, including possible equity and debt financings, corporate partnerships, and whether any third parties might be interested in pursuing a business combination transaction with us.

   After our initial public offering of common stock, we continued to discuss various strategic matters with Merrill Lynch & Co., Inc., the lead investment banker on our initial public offering. During the fourth quarter of 2000, Merrill Lynch conducted financial due diligence on us through several meetings with us at our offices in Aliso Viejo, California, and in numerous telephonic conference calls. In these meetings and telephonic conference calls, Merrill Lynch asked our management questions regarding our financial statements, customers, services, advertising and other agreements, and other information Merrill Lynch deemed relevant to its due diligence review and to determining which third parties might be interested in a potential business combination with us. During the course of its due diligence, Merrill Lynch reviewed certain financial information relating to our business and operations. The financial information provided to Merrill Lynch included certain historical financial statements and a description of our business that, combined with discussions with our management, enabled Merrill Lynch to identify a list of third parties that they and we believed might have been interested in pursuing a corporate partner transaction or other strategic transaction with us, and to develop a plan for contacting each of these third parties about a possible transaction.

   After conducting a preliminary assessment of our alternatives, our management team, in consultation with Merrill Lynch, concluded that it would be extremely difficult to raise money from traditional equity or debt markets in the existing climate. From September 2000 to December 2000, our management, working with Merrill Lynch, contacted approximately thirteen businesses to explore corporate partner opportunities. Merrill Lynch and/or our Chief Executive Officer or Chief Financial Officer had meetings or conversations with these companies. None of these discussions progressed to a level that would indicate that a corporate partner transaction or other strategic transaction with any of these parties was a likely possibility.

   On November 10, 2000, the merger and acquisition committee of our board of directors convened a meeting to discuss, among other things, the formal engagement of a financial advisor to assist us in exploring strategic alternatives. At this meeting, our merger and acquisition committee discussed the status of strategic discussions underway and Merrill Lynch's role in advising us. Following this discussion, our merger and acquisition committee authorized us to formally retain a financial advisor specifically to conduct a more formal process designed to determine whether any third parties might be interested in pursuing a corporate partner transaction or business combination transaction with us.

   On December 4, 2000, our board of directors convened and management updated the board on the status of discussions with third parties including discussions regarding a corporate partner transaction with a larger technology company. At this meeting, management updated our board of directors on the status of discussions with a large retailer regarding a potential business combination with its online unit. Although representatives of Merrill Lynch did not attend the meeting, they did provide written materials to management prior to the meeting which materials were reviewed at the meeting. The written materials provided an overview of the large retailer with which we were having discussions, including such retailer's stock price performance, research analysts' views on the retailer, valuation analysis and shareholder profile. In addition, the materials set forth the strategic rationale for pursuing a potential transaction with such retailer and a possible transaction structure. A copy of the written materials provided to us by Merrill Lynch is attached as an exhibit to the Schedule 13E-3 filed by us in connection with the merger. Neither of these discussions progressed to a level that would indicate that a transaction with either party was a likely possibility.


   On or about January 17, 2001, following the meeting of our board of directors, we entered into an engagement letter with Merrill Lynch in which we engaged them to act as our exclusive financial advisor to explore strategic alternatives and determine whether third parties would have any interest in pursuing a business combination transaction with us. We engaged Merrill Lynch in part because of our existing relationship with them and in part because of their highly regarded national reputation in the area of mergers and acquisitions.

   In late 2000 and early 2001, as a result of a softening e-commerce market, the failure of our revenue to grow as fast as we had projected, declining cash reserves and other economic difficulties facing us and many other e-commerce companies, including depressed stock prices and limited access to the capital markets, we began to formulate a plan to significantly reduce our operating costs. This plan included eliminating our planned international expansion, significantly reducing our marketing budget, Web site development, and technology and operating infrastructure development, and substantially decreasing our workforce. We also continued to aggressively implement further price increases across a wide selection of our products. In mid- February, we reduced our workforce by approximately 20 employees.

   In February 2001, our Chief Executive Officer and Chief Financial Officer resigned. Following these resignations, James Roszak, a member of our board of directors, was appointed as interim Chief Executive Officer, and Robert Price was hired as our Chief Financial Officer. Donald Kendall, a member of our board of directors, was appointed Chairman of the Board.

   In mid February 2001, we engaged Cooley Godward LLP to represent us in connection with Mr. Blum's proposal and on general corporate matters related to us.

   On February 26, 2001, we received a written proposal from Scott A. Blum regarding an equity investment in our common stock (on February 26, 2001, the closing sales price of our common stock reported by the Nasdaq National Market was $0.406 per share). The material economic and other terms proposed by Mr. Blum included:

  . an aggregate $30 million investment in our common stock at a price per share equal to the closing price of our common stock, as reported by the Nasdaq National Market, on the date of the investment;

  . a proposed closing date of March 31, 2001;

  . as a condition to signing the purchase agreement for the investment, our board of directors and our auditors would be required to consent unanimously to an amendment of the Blum Voting Trust to permit its termination;

  . Softbank America Inc. and each of its affiliates owning shares of our common stock (collectively, "Softbank") would be required, as of the signing date, to enter into a voting agreement with us and Mr. Blum, pursuant to which Softbank would agree to vote all of our shares of common stock owned by it in favor of the investment and the related transactions, including the termination of the Blum Voting Trust and the appointment of Mr. Blum as Chairman of the Board and two of his designees as members of our board of directors;

  . as a covenant and as a condition to closing, we would be required to obtain all consents and approvals not obtained as of the signing date, including the consent of our stockholders, that are necessary to amend the Blum Voting Trust to permit its termination;

  . we would be required to remain listed on the Nasdaq National Market;

  . all of our representations, warranties and covenants contained in the purchase agreement would survive for two (2) years after the closing;

  . $7.5 million of the purchase price would be placed in an escrow account to indemnify Mr. Blum for any breach of any of our representations, warranties and covenants contained in the purchase agreement. 50% of the escrow amount would be released to us on the 181st day after the closing date, with the remainder to be released to us on the 366th day after the closing date, in each case less any amounts for which Mr. Blum may be entitled to be indemnified; and

  . we would be required to agree to include in the purchase agreement certain covenants regarding the operation of our business between the signing date and the closing.

   Between February 26, 2001 and mid March 2001, management and representatives of Merrill Lynch engaged in discussions with advisors to Mr. Blum to propose revisions to his proposal. These discussions focused on the terms of the proposal (including the price and various conditions to signing and closing). Mr. Blum's advisors indicated an unwillingness to make any material changes to the original proposal. At this time, our management concluded that the conditions to Mr. Blum's investment, in particular obtaining a voting agreement from Softbank to vote in favor of the investment and requiring that our common stock remain listed on the Nasdaq National Market made the timely completion of the investment unlikely. We had no further discussions regarding Mr. Blum's proposal after March 2001.

   On February 28, 2001, we announced the implementation of certain cost-cutting efforts pursuant to our restructuring plan, including the elimination of approximately 125 jobs from our corporate headquarters and significant expense reductions related to certain outsourced services.

   On March 2, 2001, the Nasdaq National Market notified us that our common stock failed to satisfy the minimum bid price requirement of $1.00, and that our common stock would be delisted from trading if we were unable to satisfy the minimum bid price requirements prior to May 31, 2001.

   On March 5, 2001, we received an initial proposal regarding a possible transaction from a publicly-traded company that we and Merrill Lynch had previously contacted several times in late 2000 and early 2001 regarding a potential business combination with us. On March 5, 2001, the closing sales price of our common stock reported by the Nasdaq National Market was $0.375 per share. The material economic and other terms proposed by this company included:

  . a preliminary valuation range of $20 million to $40 million for all of our outstanding stock (which we estimate to have been approximately $0.14 to $0.29 per share) or, alternatively, substantially all of our assets;

  . as a condition to moving forward with discussions regarding the proposal, we would be required to agree to not accept any other outstanding offer regarding an acquisition or change of control, and to work exclusively with such company with respect to discussing or negotiating an acquisition or change of control transaction, such obligation to continue until April 15, 2001 or the date the definitive acquisition agreement was signed or negotiations were terminated;

  . conditions to closing would include agreeing on a transaction structure, negotiation and execution of a definitive acquisition agreement, satisfactory completion of due diligence by buyer, obtaining any necessary consents or approvals, including the approval of our stockholders and any legal or regulatory approvals; and

  . the proposal would expire if not accepted by 5:00 p.m. on March 9, 2001.

   Between March 5, 2001 and March 13, 2001, representatives of Merrill Lynch engaged in discussions with the interested company to discuss the proposal. These discussions focused on clarifying the specific transaction structure and related matters. As a result of these discussions, on March 13, 2001 we received a revised proposal regarding an acquisition of us by this company. On March 13, 2001, the closing sales price of our common stock reported by the Nasdaq National Market was $0.25 per share. The material economic and other terms proposed by this company included:

  . a preliminary valuation range of $20 million to $40 million for all of our outstanding stock (which we estimate to have been approximately $0.14 to $0.29 per share), in a transaction to be structured as a merger, share exchange or similar transaction. The purchase price would be subject to adjustment based upon a more detailed due diligence review, which the interested company would conduct prior to signing a definitive acquisition agreement;

  . the consideration for the transaction would be registered shares of the interested company's common stock, valued based on the average closing price of the stock over the 10-day period preceding the date the definitive acquisition agreement is signed;

  . the definitive acquisition agreement would include representations, warranties and covenants typical for a transaction of this nature;

  . we and our significant stockholders would agree to certain deal protection measures, including a "no-shop" provision, voting agreements and a break-up fee;

  . as a condition to moving forward with discussions regarding the proposal, we would be required to agree to not accept any other outstanding offer regarding an acquisition or change of control, and to work exclusively with the interested company with respect to discussing or negotiating an acquisition or change of control transaction, such obligation to continue until April 6, 2001 or the date the definitive acquisition agreement was signed or negotiations were terminated;

  . conditions to closing would include satisfactory completion of due diligence by buyer, obtaining any necessary consents or approvals (including the approval of our stockholders) and the absence of any legal or governmental ruling prohibiting the consummation of the transactions; and

  . the proposal would expire if not accepted by 5:00 p.m. on March 16, 2001.

   Also on March 13, 2001, representatives of Softbank informed us that Softbank had received a proposal from Mr. Blum regarding the purchase of shares of our common stock held by Softbank. This proposal contemplated termination of the Blum Voting Trust in a manner similar to the proposal we received on February 26, 2001. On March 13, 2001, the closing sales price of our common stock reported by the Nasdaq National Market was $0.25 per share. Certain economic and other terms proposed by Mr. Blum included:

  . the purchase of all shares of our common stock held by Softbank
    (approximately 38,295,281 shares) at a price of $0.25 per share, for an aggregate purchase price of approximately $9.6 million;

  . a proposed closing date of no later than May 10, 2001;

  . Softbank would be required to agree in the purchase agreement to vote, prior to the closing, all shares of our common stock held by Softbank in favor of amending the Blum Voting Trust to permit its termination;

  . Softbank would be required to agree in the purchase agreement to vote, prior to the closing, all shares of our common stock held by Softbank in favor of a business combination between Mr. Blum (or an affiliate of Mr.
    Blum) and us; and

  . prior to the signing date, Edward S. Russell and William L. Burnham would be required to resign their positions as members of our board of directors.

   Mr. Burnham and Mr. Russell indicated to us that Softbank did not desire to engage in discussions with Mr. Blum's advisors regarding his proposal, and that Softbank would not consider a private sale of its shares unless all of our stockholders were provided with a similar opportunity. They further indicated Softbank's desire that any proposal regarding a purchase of our common stock, either through a financing or business combination, be addressed directly to us and reviewed by our board of directors. We communicated these issues to Mr. Blum's advisors, and do not believe that any other discussions regarding his proposal took place. Mr. Blum did not engage a financial advisor in connection with his review and evaluation of the merger and related proposals described in this proxy statement.


   On March 14, 2001, our board of directors convened a meeting to discuss, among other things, our financial outlook for calendar 2001. Members of our management team and representatives of Merrill Lynch and Cooley Godward also attended this meeting. At this meeting, our board of directors discussed our financial condition, business, operations and prospects, including the status of our restructuring plan, recent layoffs, and the consolidation of our facilities. The board of directors also discussed our revenue outlook, gross margin, operating expenses, cash position, discussions with vendors regarding credit terms and outstanding letters of credit, key operating metrics, including a continued softening in consumer demand. Our board of directors then discussed potential alternatives for going forward, including our ability to achieve each alternative and the associated merits and risks. The possible alternatives reviewed included pursuing the existing business plan, scaling down our operations and attempting to aggressively pursue further cost-reduction measures in an effort to accelerate cash-flow positive operations and exploring business combinations with other companies. With respect to the option of pursuing the existing business plan, our board of directors discussed the continuing changes in the e-commerce industry, our position with respect to our competitors, expectations related to the financial markets generally and the viability of our business model on a long-term basis. With respect to a scale-down of our operations and an aggressive cost-reduction strategy, the board discussed various methods of scaling down our business and leveraging our existing assets, and the risks and contingent liabilities associated with a scale-down, including the potential inability to appropriately respond to customer needs and requests or maintain our online stores in an effective manner. With respect to business combinations, our board discussed the continued decline in the capital markets and e-commerce stocks in particular and the likelihood of the existence of third parties who would be interested in pursuing a business combination with us.


   Our board of directors then discussed the terms and conditions of the proposal we had received on March 13, 2001. Representatives of Merrill Lynch also made a presentation to our board of directors. The written materials provided by Merrill Lynch to the board of directors in connection with the presentation contained an analysis of our long-term market performance and an analysis of the valuation of comparable companies. The materials also included information with respect to the current state of capital raising in the e-commerce sector, a review of potential alternatives available to us, a schedule of recent acquisition transactions in the internet sector, an analysis of acquisition premiums paid in selected transactions and a list of companies who might potentially buy us. Merrill Lynch did not provide any recommendation with respect to this proposal. A copy of the written materials provided to our board of directors by Merrill Lynch in connection with the presentation is attached as an exhibit to Schedule 13E-3 filed by us in connection with the merger. The Merrill Lynch representatives also updated our board of directors on activities that Merrill Lynch had performed, including the discussions and meetings that had taken place over the previous six months with potential strategic candidates. Representatives of Merrill Lynch also discussed the process and anticipated timing of contacting these strategic candidates again to determine if there was any interest in a transaction with us. At this meeting, representatives of Cooley Godward also reviewed with our board of directors their fiduciary duties in connection with the review and analysis of potential alternatives and transactions that may be available to us. Although the valuation range of $20 million to $40 million (which at the upper end of the range was less than our recent market values at the time) and conditions to signing and closing were unacceptable to the board of directors at this time, the board directed us to continue to negotiate with the company that had sent us the proposal on March 13 in an effort to increase the proposed purchase price and modify the conditions to closing. In addition, our board of directors directed us to determine as expeditiously as possible the level of any other third party interest in considering a strategic transaction with us and what financing alternatives, if any, were available to us. Our board of directors further directed that all future third party proposals we received should be submitted to the full board for consideration.


   Although our gross profit margin increased in the first quarter of 2001, our revenues for the quarter dropped dramatically to $124.6 million, down from $196.7 million for the fourth quarter 2000. Also, despite our cost reduction efforts and product pricing strategy, our net losses continued to increase from approximately $36.0 million for the fourth quarter of 2000 to approximately $45.2 million for the first quarter of 2001 with $34.7 million of the loss relating to a non-recurring restructuring charge. The market price of our common stock declined to below $0.25 per share near the end of the first quarter of 2001. During the first quarter of 2001, our vendors also continued tightening their credit terms, which had a further negative impact on our available cash. In particular, in February 2001, our credit card processor notified us that it would withhold $5 million as a security deposit for its services. Our cash reserves decreased from $67.4 million as of December 31, 2000 to $33.7 million as of March 31, 2001, $20.0 million of which was restricted to secure letter of credit obligations.

   Following our board of directors' meeting on March 14, 2001, Merrill Lynch updated its financial due diligence on us through several meetings with us at our offices in Aliso Viejo, California, and in numerous telephonic conference calls. In these meetings and telephonic conference calls, Merrill Lynch asked our management questions regarding our financial statements, customers, services, advertising and other agreements, and other information Merrill Lynch deemed relevant to its due diligence review and to determining which third parties might be interested in a potential business combination with us. During the course of its review, Merrill Lynch reviewed certain financial information relating to our business and operations. Based on this information and discussions with our management, Merrill Lynch also worked to identify a list of third parties that they and we believed might have been interested in pursuing a business combination with us (including the companies previously contacted earlier in 2001), and to develop a plan for contacting each of these third parties about a possible transaction.

   Between March 14, 2001 and March 26, 2001, management and representatives of Merrill Lynch engaged in discussions with the company from which we had received the proposal on March 13, 2001, and negotiated revisions to its proposal. These discussions focused on the terms of the proposal (including price and various conditions to signing and closing). The company indicated an unwillingness to make any material changes to the original proposal. During this time, Merrill Lynch, working with our management team, also contacted approximately twenty companies that were believed to provide some synergistic opportunity for us. Representatives of Merrill Lynch left telephone messages for or had telephone or in-person conversations with various representatives of these companies. None of these discussions progressed to a level that would indicate that a business combination with any of these parties was a likely possibility.

   On March 16, 2001, we received a proposal regarding an acquisition from Mr. Blum. On March 16, 2001, the closing sales price of our common stock reported by the Nasdaq National Market was $0.219 per share. The material economic and other terms proposed by Mr. Blum included:

  . the transaction would be structured as a merger in which all of our outstanding shares of common stock would be converted into the right to receive $0.25 per share;

  . 50% of the costs and expenses we incur in connection with the transaction would be borne by our stockholders by reducing the aggregate purchase price;

  . all outstanding options and warrants would be required to be terminated concurrent with the closing;

  . as a condition to signing the definitive acquisition agreement, our board of directors and auditors would be required to consent unanimously and irrevocably to terminate the Blum voting trust;


  . Softbank would be required, as of the signing date, to enter into a voting agreement with us and Mr. Blum, pursuant to which Softbank would agree to vote all of our shares of common stock owned by it in favor of the transaction, including the termination of the Blum voting trust;


  . as a condition to closing, the merger would be required to be completed by June 29, 2001;

  . Mr. Blum would have an opportunity to conduct due diligence for 30 days and as a condition to closing, Mr. Blum would be satisfied with his due diligence investigation of us;

  . between the signing date and the closing we would be required to operate our business in the ordinary course, and the definitive purchase agreement would contain certain covenants regarding the operation of our business;

  . the definitive acquisition agreement would include representations, warranties and covenants typical for a transaction of this nature;

  . as a condition to moving forward with discussions regarding the proposal, we would be required to agree to not discuss or negotiate with third parties any sale of our company or any part thereof, such obligation to continue until April 30, 2001 or termination of the definitive acquisition agreement; and

  . the proposal would expire if not accepted by the close of business on March 22, 2001.

   Between March 16, 2001 and March 22, 2001, management and representatives of Merrill Lynch engaged in discussions with Mr. Blum's advisors and proposed revisions to his proposal. These discussions focused on the terms of the proposal (including the price and various conditions to signing and closing, including the due diligence condition to closing and the fundamental fiduciary issues raised by the proposed voting agreement). Mr. Blum's advisors indicated some flexibility regarding clarifications to certain non-economic terms in the proposal, but indicated an unwillingness to make any material changes to the purchase price, the prohibition of other negotiations and the voting agreement requirement.

   On March 21, 2001, our board of directors convened a meeting to discuss, among other things, our financial condition, business, operations and prospects and our financial outlook for calendar 2001. Members of our management team and representatives of Merrill Lynch and Cooley Godward also attended this meeting. At this meeting, our board of directors discussed our financial condition, business, operations and prospects, including our revenue outlook, gross margin, operating expenses, cash position, discussions with vendors regarding credit terms and outstanding letters of credit and a liquidity analysis of our company. Representatives of Merrill Lynch then reviewed with our board of directors the recent conversations with the company that submitted the March 13, 2001 proposal, including the other party's focus on obtaining a prohibition against other negotiations before proceeding and their firm position on valuation. The Merrill Lynch representatives also reviewed with our board of directors the recent conversations with Mr. Blum's advisors, including
Mr. Blum's focus on obtaining a prohibition against other negotiations before proceeding and his firm position on valuation and the deadline to respond. The Merrill Lynch representatives then updated our board of directors on activities that Merrill Lynch had performed since the March 14, 2001 board meeting, including updated due diligence sessions held with our management team, the phone messages left for, and telephone and in-person discussions and meetings that had taken place with, potential strategic candidates, and discussed the process and anticipated timing of contacting these strategic candidates again to determine if there was any interest in a transaction with us. None of the discussions progressed to a level that would indicate that a business combination with any of these parties was a likely possibility in the immediate near future. At this meeting, representatives of Cooley Godward also reviewed with our board of directors their continuing fiduciary duties in connection with the review and analysis of potential alternatives and transactions that may be available to us. As a result of these discussions, our board of directors directed us to continue negotiations with the parties that had sent us the proposals, and work to get each party to consider substantially increasing the proposed value before a "no-shop" provision is considered, or continue discussions without a no-shop. In addition, our board of directors continued to have concerns surrounding our ability to successfully terminate the Blum Voting Trust and securing Softbank's agreement to enter into a contract requiring them to vote in favor of either proposal.

   Following our board of directors meeting on March 21, 2001, representatives of Merrill Lynch engaged in discussions with Mr. Blum's advisors and the other interested party regarding the proposed valuations and no-shop provisions contained in their respective proposals.

   On March 21, 2001, Jon Firestone resigned as a member of our board of directors.

   On March 22, 2001, we received a draft stand-alone "no shop" and confidentiality agreement from Mr. Blum. Because we were still in discussions with the company that had made the March 13 proposal and because Merrill Lynch was actively pursuing other potential business combination partners on our behalf, we did not enter into the "no-shop" and confidentiality agreement.

   On March 22, 2001, our board of directors convened a meeting to discuss the recent discussions with Mr. Blum's advisors and the other interested parties regarding their respective proposals. Members of our management team and representatives of Merrill Lynch and Cooley Godward also attended this meeting. The Merrill Lynch representatives updated our board of directors on activities that Merrill Lynch had performed in the previous few days, including the phone messages left for, and telephone and in-person discussions and meetings that had taken place with, potential strategic candidates, and discussed the process and anticipated timing of contacting these strategic candidates again to determine if there was any interest in a transaction with us. None of the discussions progressed to a level that would indicate that a business combination with any of these parties was a likely possibility in the immediate near future. The Merrill Lynch representatives also reviewed with our board of directors the recent conversations with Mr. Blum's advisors, and noted for the board of directors Mr. Blum's insistence on obtaining a no-shop agreement before proceeding and his firm position on valuation, the proposed voting agreement and the deadline to respond. At this meeting, representatives of Cooley Godward also reviewed with our board of directors their continuing fiduciary duties in connection with the review and analysis of potential alternatives and transactions that may be available to us. As a result of these discussions, our board of directors determined to convene an in-person meeting of the board of directors on March 26, 2001 to engage in a comprehensive review with management of the prospects for our business and our various alternatives for going forward, including pursuing the existing business plan, scaling down our operations and attempting to aggressively pursue further cost-reduction measures in an effort to accelerate cash-flow positive operations, exploring business combinations with other companies and liquidating our business. Our board of directors also authorized us to continue to negotiate the terms of Mr. Blum's proposal and the proposal received from the other company.


   On March 26, 2001, we received a revised proposal from the company that submitted the March 13 proposal. This revised proposal contained material terms and conditions substantially similar to the March 13 proposal, with the exception that the preliminary valuation range was set at $30 million to $40 million for all of our outstanding stock (which we estimate to have been approximately $0.22 to $0.29 per share). On March 26, 2001, the closing sales price of our common stock reported by the Nasdaq National Market was $0.25 per share.

   On March 26, 2001, our board of directors met again to fully evaluate our alternatives. Members of our management team and representatives of Merrill Lynch and Cooley Godward also attended this meeting. At this meeting, our board of directors discussed our financial condition, business, operations and prospects, including the status of our restructuring plan. The board of directors also discussed our revenue outlook, gross margin, operating expenses, cash position, credit terms with vendors, key operating metrics, and performance year-to-date as compared to the 2001 internal operating plan. Management also presented our board of directors with a liquidity analysis. Our board of directors then discussed potential alternatives for going forward, including our ability to achieve each alternative and the associated merits and risks. The possible alternatives reviewed included pursuing the existing business plan, scaling down our operations and attempting to aggressively pursue further cost-cutting measures in an effort to accelerate cash-flow-positive operations, exploring business combinations with other companies and liquidating our business.

   With respect to the option of pursuing the existing business plan, our board of directors discussed our financial performance year-to-date as compared to our 2001 internal operating plan, the continuing changes in the e-commerce industry, our position with respect to our competitors, expectations related to the financial markets generally and the viability of our business model on a long-term basis. The risks examined by our board of directors in connection with this alternative included the possibility that, because of our continued negative cash flow and the equity markets' generally negative reaction to e-commerce companies, we might not be able to raise additional capital and our cash levels might be reduced below the minimum amounts necessary to permit the continued operation of our day-to-day business. Our board of directors also examined the related possibility that we ultimately may be forced to liquidate before we are able to achieve cash-flow positive operations. The benefits examined by our board of directors in connection with this alternative included the possibility that we might be able to grow our business rapidly enough to achieve economies of scale, and thereby achieve cash-flow positive operations before our cash levels dropped below minimum levels.


   With respect to a scale-down of our operations and an aggressive cost-reduction strategy, the board discussed various methods of scaling down our business and leveraging our existing assets, and the risks and contingent liabilities associated with a scale-down. The risks examined by our board of directors in connection with this alternative included those examined in connection with the alternative of pursuing our existing business plan, as well as the risk that an aggressive cost reduction strategy might inhibit our ability to respond appropriately to customer needs and requests and day-to-day operational issues, or make it difficult to maintain our online stores well enough to attract and retain customers, either of which might cause a dramatic reduction in revenues and offset the benefits of any cost savings. The benefits examined by our board of directors in connection with this alternative included those examined in connection with the alternative of pursuing our existing business plan, together with the possible benefit that potential cost savings from this alternative might extend the period of time during which we could continue to operate our business before having to obtain additional capital, and that at the end of such period the equity markets might react more favorably to our business model.


   With respect to business combinations, our board discussed the continued decline in the capital markets and e-commerce stocks in particular, the potential de-listing of our common stock from the Nasdaq National Market and the likelihood of the existence of third parties who would be interested in pursuing a business combination with us at appropriate valuations. The risks examined by our board of directors in connection with this alternative included the possibility that, in light of current market and business conditions affecting e-commerce companies, our ability to maximize value for our stockholders might be significantly impaired. The merits of this alternative examined by our board of directors included the relative level of certainty that such a transaction would offer stockholders, as well as the growth opportunity that might be afforded stockholders if we combined with or became part of a larger business.


   Finally, with respect to liquidation, our board of directors discussed our current assets and liabilities and the projected range of costs and liabilities associated with a liquidation. The risks examined by our board of directors in connection with this alternative included the risk that customers and others might attempt to take advantage of the situation and cause unusual occurrences of credit card fraud and customer charge-backs and the risk that litigation might result from our failure to satisfy long-term advertising and other obligations. Our board of directors also examined the significant uncertainties associated with the liquidation of a business such as ours related to the foregoing risks, the relatively wide range of values that our stockholders might receive following a liquidation, and our inability to predict with any accuracy the specific value stockholders might expect to be paid. The merits of this alternative examined by our board of directors included the relative level of certainty that such a transaction would offer stockholders.


   Our board of directors then discussed the terms and conditions of the proposals we had received on March 13, 2001 and March 16, 2001 as supplemented by the subsequent proposals. The Merrill Lynch representatives reviewed the most recent conversations with Mr. Blum's advisors and the other interested party. Merrill Lynch did not provide any recommendation with respect to the two proposals. Our Board concluded that Mr. Blum's proposal contained terms that we believed created significant obstacles to successfully closing a transaction, including a requirement to have Softbank enter into a voting agreement and a requirement that the voting trust be terminated. The other company's proposal was considered to be too uncertain with respect to valuation, and also contained terms that were potentially problematic, including a requirement for a voting agreement. The board of directors also concluded that neither party had conducted thorough due diligence and, accordingly, the valuation being proposed was determined to be subject to significant uncertainty. Because the terms of the proposals discussed above which our board of directors found unacceptable were unchanged, we determined not to pursue further discussions with either party at this time. Representatives of Merrill Lynch then made a presentation to the board of directors. The written materials provided by Merrill Lynch to the board of directors in connection with the presentation contained an analysis of our long-term market performance and an analysis of the valuation of comparable companies. The materials also included information with respect to the current state of capital raising in the e-commerce sector, a review of potential alternatives available to us, a schedule of recent acquisition transactions in the internet sector, an analysis of acquisition premiums paid in selected transactions and a list of companies who might potentially buy us. Merrill Lynch did not provide any recommendations with respect to these two proposals. A copy of the written materials provided to our board of directors by Merrill Lynch in connection with the presentation is attached as an exhibit to Schedule 13E-3 filed by us in connection with the merger. Representatives of Merrill Lynch also discussed the process and anticipated timing of contacting these strategic candidates again to determine if there was any interest in a transaction with us. At this meeting, representatives of Cooley Godward also reviewed with our board of directors their fiduciary duties in connection with the review and analysis of potential alternatives and transactions that may be available to us. Following these discussions, our board of directors determined that, although the prospects for our business continued to be uncertain and subject to significant risk, our cost-cutting efforts and our expected revenues would permit us to continue current operating levels through 2001, and concluded that it was in the best interests of Buy.com and its stockholders to continue to operate our business and work toward cash-flow-positive operations. Based on this finding, we communicated to Mr. Blum and the other third party that had submitted a proposal that, at this time, we would continue to operate as an independent company and were terminating further discussions with respect to their proposals.

   On March 27, 2001, Charles Richion resigned as a director of Buy.com to spend more time on personal matters. On April 5, 2001, the two members of our board of directors affiliated with Softbank, Bill Burnham and Scott Russell, resigned to devote more time to their other responsibilities to Softbank.

   On April 11, 2001, the board of directors convened a meeting to consider various matters in light of the recent director resignations, our business prospects for calendar 2001 and our alternatives going forward. Members of our management team and representatives of Merrill Lynch and Cooley Godward also attended this meeting. At this meeting, management provided a financial update to our board of directors, and discussed the fact that, because April had historically been a month with low revenues, it would be difficult to get any meaningful visibility as to our projected revenues for the remainder of 2001 until the April figures closed. Our board of directors then revisited our alternatives, including pursuing the existing business plan, scaling down our operations, exploring business combinations with other companies and liquidating our business. In its discussion, our board of directors reviewed in detail the benefits and risks associated with each of our alternatives which it had discussed at its meeting on March 26, 2001. Much of the discussion related to exploring strategic business combinations with other companies and the likelihood of a third party being willing to enter into a business combination on terms favorable to our stockholders. Representatives from Merrill Lynch indicated that Mr. Blum and the other previously interested party each continued to express an interest in pursuing a strategic business combination with us. As a result of these discussions, the board of directors directed us to work with Mr. Blum and the other interested party to determine their respective levels of interest in pursuing a strategic business combination transaction with us.


   Our board of directors then discussed the difficulty of recruiting and retaining directors in light of our financial and other challenges. The board of directors considered the fact there remained only four of the nine individuals comprising our board of directors at the beginning of 2001, and that one of those individuals was a member of the management team who may possibly be perceived to have an interest in any particular business combination because of his management role. The board of directors also noted that one member of the board was a director of a corporation in which Mr. Blum and/or his affiliates had a sizable investment. In view of these circumstances, and because they were aware that Mr. Blum continued to have an interest in acquiring us, the board of directors discussed various corporate governance mechanisms and alternatives in order to assure a process which would maximize stockholder value. At this meeting, representatives of Cooley Godward reviewed with our board of directors their fiduciary duties in connection with the review and analysis of potential alternatives and transactions that may be available to us. As a result of these conversations, our board of directors determined that a special committee of independent directors should represent us in any process to determine third party interest in pursuing a strategic transaction with us, including the negotiation of any indications of interest, proposals and/or definitive agreements.

   As a result of these discussions, our board of directors established an independent special committee to evaluate, negotiate and recommend strategic alternatives to the full board of directors. The board nominated Messrs. Sanat Dutta and Wayne Thorson to serve as the two members of this special committee. The board delegated to the special committee the power and authority to:

  . determine whether the sale of Buy.com or other strategic transaction was in the best interests of our stockholders;

  . review and evaluate the terms, conditions and advisability of any proposed transaction involving Mr. Blum and his affiliates;

  . determine whether or not to seek or commence discussions with other potential acquirors;

  . negotiate with Mr. Blum or any other potential purchaser of Buy.com; and

  . recommend to the full board the best course of action to maximize stockholder value through one or more strategic transactions.

   The special committee was also authorized and empowered to retain such legal, accounting and financial advisors as it deemed necessary and appropriate to execute its responsibilities, and enter into any retention or engagement relationships with such parties to effect its charter.

   In consideration of the expected time requirements and other commitments required from the special committee members, our board of directors also determined that each member of the special committee should be paid a flat fee of $25,000 and an additional $5,000 for each month in which there was at least one meeting of the special committee. The board further determined that the special committee members should be reimbursed for their reasonable expenses incurred in the discharge of their duties.

   On April 12, 2001, we received another proposal regarding an acquisition from Mr. Blum. On April 12, 2001, the closing sales price of our common stock reported by the Nasdaq National Market was $0.22 per share. The material economic and other terms proposed by Mr. Blum included:

  . pending the verification of certain figures related to our capitalization, the transaction would be structured as a merger in which all of our outstanding shares of common stock would be converted into the right to receive $0.33 per share;

  . all outstanding options and warrants would be required to be terminated concurrent with the closing;

  . Softbank would be required, as of the signing date, to enter into a voting agreement with us and Mr. Blum, pursuant to which Softbank would agree to vote all of our shares of common stock owned by it in favor of the transaction;

  . as a condition to closing, Mr. Blum would be required to be satisfied with his due diligence investigation of us and certain key employees to be agreed upon between us and Mr. Blum would be required to enter into employment and non-competition agreements;

  . the merger would be required to be completed by July 31, 2001;

  . between the signing date and the closing, we would be required to operate our business in the ordinary course and the definitive purchase agreement would contain certain covenants regarding the operation of our business;

  . the definitive acquisition agreement would include representations, warranties, covenants and indemnities typical for a transaction of this nature;

  . as a condition to moving forward with discussions regarding the proposal, we would be required to agree to not discuss or negotiate with third parties any sale of our company or any part thereof, such obligation to continue until the earlier of May 31, 2001 or termination of the definitive acquisition agreement; and

  . the proposal, would expire if not accepted by the close of business on April 17, 2001.

   On April 13, 2001, Merrill Lynch resigned as our financial advisors. In light of the status of Mr. Blum's outstanding proposal, the special committee directed our management to expedite its search for a new financial advisor to assist in its evaluation of Mr. Blum's proposal and determine the level of interest from third parties regarding a strategic business combination transaction with us.

   Between April 13, 2001 and April 16, 2001, our management team had several conversations with representatives of U.S. Bancorp Piper Jaffray Inc., who had indicated an interest in acting as our financial advisors in early 2001. U.S. Bancorp Piper Jaffray, a highly regarded national investment banking firm, had knowledge about and experience with us, as they had previously represented us in connection with our initial public offering. During this period, U.S. Bancorp Piper Jaffray also conducted financial due diligence on us through several meetings with us at our offices in Aliso Viejo, California, and in numerous telephonic conference calls. In these meetings and telephonic conference calls, U.S. Bancorp Piper Jaffray asked our management questions regarding our financial statements, customers, services, advertising and other agreements, and other information U.S. Bancorp Piper Jaffray deemed relevant to its due diligence review and to determining which third parties might be interested in a potential business combination with us. During the course of its review, U.S. Bancorp Piper Jaffray reviewed certain financial information relating to our business and operations. The financial information provided to U.S. Bancorp Piper Jaffray included financial statements and a description of our business that were intended to help U.S. Bancorp Piper Jaffray identify third parties who might be appropriate candidates for a potential business combination with us. Based on this information and discussions with our management, U.S. Bancorp Piper Jaffray also worked to identify a list of third parties that they and we believed might have been interested in pursuing a business combination with us, and to develop a plan for contacting each of these third parties about a possible transaction.

   On April 16, 2001, our special committee convened its first meeting to consider various matters. Members of our management team and representatives of U.S. Bancorp Piper Jaffray and Cooley Godward also attended this meeting. At this meeting, the special committee reviewed the action taken by our board of directors on April 11, 2001 to establish the special committee to authorize it to take certain actions with respect to potential strategic business combination transactions with third parties, including Mr. Blum and other third parties. At this meeting, representatives of Cooley Godward also reviewed with the special committee members their fiduciary duties in connection with their role as committee members and with the review and analysis of potential alternatives and transactions that may be available to us. After these discussions, Mr. Dutta and Mr. Thorson confirmed their agreement to participate as members of the special committee.

   The special committee members then made several inquiries of the U.S. Bancorp Piper Jaffray representatives and explained the desire for the special committee to have an experienced and capable independent financial advisor to assist in the evaluation and examination of alternatives and, if the special committee concluded it was in the best interest of the stockholders to pursue one or more indications of interest, in the negotiation process. The U.S. Bancorp Piper Jaffray representatives indicated an interest in pursuing the engagement, and stated that they would make an engagement decision within the next two days.

   The special committee members then discussed with management and the representatives from Cooley Godward and U.S. Bancorp Piper Jaffray the terms and conditions of the proposal we received on April 12, 2001, including the response deadline set forth in the proposal. The special committee also discussed with those present the most appropriate method and timing to communicate with the other previously interested party and to initiate strategic discussions with other potential third party bidders in order to maximize stockholder value. After these discussions, the special committee decided to request an extension to the response deadline set forth in Mr. Blum's April 12 proposal, and directed management to continue to evaluate the level of interest from the other previously interested party and to solicit other proposals from third parties whom may be interested in pursuing in a strategic business combination with us.

   On April 17, 2001, representatives of U.S. Bancorp Piper Jaffray and Cooley Godward, together with members of our management team, engaged in discussions with Mr. Blum's advisors regarding recent developments involving the resignation of our financial advisors, the steps taken with respect to the engagement of new financial advisors and the formation of the special committee. These discussions focused on the time needed for the special committee and its newly engaged financial advisors to conduct an appropriate process to determine the level of interest from other third parties in pursuing a potential business combination transaction with us. These discussions also focused on the terms of Mr. Blum's April 12 proposal, including the price and various conditions to signing and closing, the no-shop provision, the fiduciary issues raised by the proposed voting agreement from Softbank and the deadline for responding to the proposal.

   On April 18, 2001, the special committee convened to review the terms of a proposed engagement letter with U.S. Bancorp Piper Jaffray. Members of our management team and representatives of Cooley Godward also attended this meeting. After discussing the proposed terms of the engagement letter, the special committee determined to present the proposed engagement letter to the full board of directors for approval. Representatives of Cooley Godward then reviewed with the special committee members their fiduciary duties in connection with their role as committee members and with the review and analysis of potential alternatives and transactions that may be available to us. The special committee members then discussed the status of the ongoing process to determine the level of interest from third parties. Representatives from U.S. Bancorp Piper Jaffray reviewed their recent discussions with the other previously interested party, and indicated that they were waiting to hear whether the other party continued to have an interest in pursuing a transaction with us.

   Mr. Baxter and representatives of Cooley Godward then discussed the status of the recent conversations with Mr. Blum's advisors, and relayed Mr. Blum's advisors initial insistence that we negotiate for a limited period of time exclusively with Mr. Blum in consideration of the expenses he would incur in pursing his proposal. The Cooley Godward representatives also reported that we had responded by stating that we would not be able to agree to such a request and, as a result, Mr. Blum's advisors had indicated a willingness to consider an arrangement that would allow us to continue to evaluate and respond to unsolicited offers. After these discussions, the special committee authorized management to continue to negotiate with Mr. Blum's advisors regarding the terms of Mr. Blum's proposal, and attempt to seek maximum flexibility from Mr. Blum to allow us to continue to negotiate with other potential acquirors. In the meantime, the special committee further authorized and directed us to proceed, with the advice and assistance of U.S. Bancorp Piper Jaffray, with a review of companies that might be interested in exploring a business combination with us. Our special committee also authorized us and U.S. Bancorp Piper Jaffray to contact these companies to determine their level of interest in a business combination with us, to enter into appropriate confidentiality agreements with any of these companies, and to proceed with a due diligence review of us by any of these companies if any of them expressed an interest in exploring a business combination with us.

   On April 18, 2001, our board of directors convened at the request of our special committee to review the terms of a proposed engagement letter with U.S. Bancorp Piper Jaffray. Members of our management team and representatives of Cooley Godward also attended this meeting. After discussing the proposed terms of the engagement letter, the board of directors authorized management to negotiate and execute an engagement letter with U.S. Bancorp Piper Jaffray on terms substantially similar to those presented at the meeting.

   On April 20, 2001, on behalf our special committee, we entered into an engagement letter with U.S. Bancorp Piper Jaffray in which we engaged U.S. Bancorp Piper Jaffray to act as the special committee's exclusive financial advisor.

   During the months of April 2001 and May 2001, after receiving authorization from our special committee, members of our management team and representatives of U.S. Bancorp Piper Jaffray contacted 26 third parties (including Mr. Blum and the company that previously submitted the March 13 proposal) identified by U.S. Bancorp Piper Jaffray and us to discuss aspects of our business and operations and whether such parties would be interested in pursuing a potential business combination with us. Included within the list of parties contacted by U.S. Bancorp Piper Jaffray during this process were many of the companies that were previously contacted by Merrill Lynch, our former financial advisors. These calls were very general in nature, and we did not provide any material non-public information to any of these parties during these telephone calls. Discussions with eight of these third parties (including Mr. Blum and the company that previously submitted the March 13, 2001 proposal) progressed to the point of negotiating and entering into confidentiality agreements with us. After entering into confidentiality agreements with these eight parties, we assisted each party who so desired to conduct a due diligence review of our business and operations, during which we provided each of them with non-public information about our business and operations. Throughout the period of our discussions, our special committee had regular conference calls with members of our management, and with representatives of U.S. Bancorp Piper Jaffray and Cooley Godward, to receive updates on the progress of discussions with these third parties in respect of a business combination with us. During this time, we had numerous calls with these eight parties to answer questions and provide them with additional information about us.

   On April 20, 2001, the special committee convened to review the status of the ongoing process to determine the level of interest from third parties regarding a potential strategic business combination with us. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. Mr. Baxter provided an overview of the most recent discussions with Mr. Blum's advisors, including a summary of an exclusivity agreement Mr. Blum's advisors had proposed as a condition to Mr. Blum's continued proposal (which agreement would allow U.S. Bancorp Piper Jaffray to continue to discuss proposals with third parties previously contacted). Representatives from U.S. Bancorp Piper Jaffray then reviewed their recent discussions with the company that submitted the March 13 proposal, reporting that the company stated that it remained interested in pursuing a potential transaction and would respond with a more detailed indication in the next few days. U.S. Bancorp Piper Jaffray also updated our special committee on activities that it had performed, including the discussions that had taken place over the previous week with potential strategic candidates. Representatives of U.S. Bancorp Piper Jaffray also discussed the process and anticipated timing of contacting each potential candidate to determine if there was any interest in a transaction with us.


   After the special committee meeting on April 20, 2001, we received an acquisition proposal from the company that had previously submitted the March 13, 2001 proposal. On April 20, 2001, the closing sales price of our common stock reported by the Nasdaq National Market was $0.24 per share. The material economic and other terms proposed by this company included:

  . a preliminary purchase price range of $35 million to $40 million for all of our outstanding stock (which we estimate to have been approximately $0.26 to $0.29 per share), in a transaction to be structured as a merger, share exchange or similar transaction. The purchase price would be subject to adjustment based upon a more detailed due diligence review, which buyer would conduct prior to signing a definitive acquisition agreement;

  . the consideration for the transaction would be registered shares of the buyer's common stock, valued based on the average closing price of the stock over the 10-day period preceding the date the definitive acquisition agreement is signed;

  . the definitive acquisition agreement would include representations, warranties and covenants typical for a transaction of this nature;

  . we and our significant shareholders would agree to certain deal protection measures, including a "no-shop" provision, voting agreements and a break-up fee;

  . as a condition to moving forward with discussions regarding the proposal, we would be required to agree to not accept any other outstanding offer regarding an acquisition or change of control, and to work exclusively with buyer with respect to discussing or negotiating an acquisition or change of control transaction, such obligation to continue until May 9, 2001 or the date the definitive acquisition agreement was signed or negotiations were terminated;

  . conditions to closing would include obtaining any necessary consents or approvals (including the approval of our shareholders) and the absence of any legal or governmental ruling prohibiting the consummation of the transactions; and

  . the proposal would expire if not accepted by 5:00 p.m. on April 25, 2001.

   Between April 20, 2001 and April 24, 2001, members of our management team, together with representatives of Cooley Godward and U.S. Bancorp Piper Jaffray, engaged in several discussions with Mr. Blum's advisors regarding Mr. Blum's most recent proposal received on April 12, 2001. These discussions focused on the terms of the proposal, including the price and various conditions to signing and closing, the no-shop provision and the proposed voting agreement.

   In late April 2001, the market price of our common stock appreciated significantly over a short period of time. On April 24, 2001, the closing sales price of our common stock reported by the Nasdaq National Market was $0.42 per share, after an intra-day high sales price of $0.49. On April 25, 2001, the market price of our common stock retreated somewhat from these prices, with the closing sales price of our common stock reported by the Nasdaq National Market on that date being $0.37 per share.

   On April 24, 2001, the special committee convened to review the status of the ongoing process. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. Mr. Baxter reviewed recent discussions with the Nasdaq National Market regarding the significant changes in the market price and trading volume of our common stock during the past few days. The special committee then discussed the most recent discussions with Mr. Blum's advisors, including the impact our recent market activity was having on the negotiations, and the proposed revisions to the proposal that we recently proposed. Representatives from U.S. Bancorp Piper Jaffray then reviewed their recent discussions with the company that submitted the April 20 proposal, reporting that the company desired to conduct a due diligence meeting the following week. At this time, the special committee authorized us to go forward with the requested due diligence meeting and to further negotiate the terms of the offer, in particular the proposed purchase price in light of our recent market values. U.S. Bancorp Piper Jaffray also updated the special committee on activities that it had performed, including the discussions that had taken place over the previous week with potential strategic candidates, noting that, of the companies that had been contacted, they had received initial interest of various levels from six of the companies.

   On April 25, 2001, we received a revised proposal regarding an acquisition from Mr. Blum. On April 25, 2001, the closing sales price of our common stock reported by the Nasdaq National Market was $0.37 per share. The material economic and other terms proposed by Mr. Blum included:

  . the transaction would be structured as a merger in which all of our outstanding shares of common stock would be converted into the right to receive an amount of cash per share equal to (i) $0.33 if the closing price of our common stock as reported by the Nasdaq National Market on the date immediately prior to signing a definitive agreement was equal to or less than $0.33 or (ii) if the closing price of our common stock as reported by the Nasdaq National Market on the date immediately prior to signing was greater than $0.33, the greater of $0.33 or 20% above the five-day trailing average closing price reported by the Nasdaq National Market prior to signing a definitive agreement;

  . all outstanding options and warrants would be required to be terminated concurrent with the closing;

  . Softbank would be required, as of the signing date, to enter into a voting agreement with us and Mr. Blum, pursuant to which Softbank would agree to vote all of our shares of common stock owned by it in the same proportion and manner as shares not owned by Mr. Blum or Softbank are voted;

  . as a condition to closing, certain key employees to be agreed upon between us and Mr. Blum would be required to enter into employment and non-competition agreements;

  . the merger would be required to be completed by October 31, 2001;

  . Mr. Blum would have an opportunity to conduct a due diligence review of us until May 11, 2001;

  . between the signing date and the closing we would be subject to certain covenants regarding the operation of our business;

  . the definitive acquisition agreement would include representations, warranties and covenants typical for a transaction of this nature;

  . as a condition to moving forward with discussions regarding the proposal, we would be required to agree to not discuss or negotiate with third parties any sale of our company or any part thereof, such obligation to continue until May 11, 2001; provided, however, that we would be able to respond to unsolicited expressions of interest from third parties with whom we previously had not had discussions; and

  . the proposal would expire if not accepted by the close of business on April 25, 2001.

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

   On April 25, 2001, the special committee met again to review the status of the ongoing process. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. U.S. Bancorp Piper Jaffray updated the special committee on activities that it had performed, including the discussions that had taken place over the previous weeks with potential strategic candidates. The special committee then discussed Mr. Blum's most recent proposal, including the revised pricing mechanism and the modified no-shop provision included therein. The special committee noted that the pricing mechanism contained in Mr. Blum's April 25th proposal created uncertainty with respect to the value to be received by our stockholders for their shares, and could potentially result in a valuation far below our recent market values. As a result, the special committee found the proposal unacceptable, but directed management, U.S. Bancorp Piper Jaffray and Cooley Godward to continue to negotiate with Mr. Blum's advisors regarding the proposal (in particular the pricing mechanism) and attempt to achieve maximum flexibility to allow us to continue to negotiate with other potential acquirors.

   On April 27, 2001, the special committee convened to review the status of the ongoing process. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. The special committee again discussed the most recent communications with Mr. Blum's advisors and the most recent update to Mr. Blum's proposal, including the revised pricing mechanism and the modified no-shop provision included therein. U.S. Bancorp Piper Jaffray reported that the party that had previously submitted the April 20 proposal intended to conduct due diligence at our offices during the week of April 30, and that it might be willing to consider increasing its valuation range. U.S. Bancorp Piper Jaffray then updated the special committee on activities that it had performed, including the discussions that had taken place over the previous weeks with potential strategic candidates, and provided an overview of a very preliminary indication of interest received on April 26, 2001 from an interested company that discussed a possible transaction structure but did not address a number of key issues such as valuation, ability to secure necessary funding, etc. Following these discussions, the special committee authorized us to continue to negotiate with Mr. Blum's advisors regarding his April 25th proposal.

   On April 27, 2001, the closing sales price of our common stock reported by the Nasdaq National Market was $0.45 per share. From April 27, 2001 through May 15, 2001, the market price of our common stock fluctuated significantly, with the Nasdaq National Market reporting closing sales prices ranging from $0.45 per share to $0.73 per share.

   On April 30, 2001, our board of directors convened a meeting to consider various matters. Members of our management team and representatives of Cooley Godward also attended this meeting. At this meeting, the board of directors reviewed our first quarter 2001 financial performance and received from management revised financial projections for calendar 2001. The board of directors then reviewed our commercial banking relationship and discussed preliminary indications recently received from our bank that it may not continue to provide letters of credit on our behalf. Our management team and members of our special committee provided the board of directors with an update regarding the ongoing process to explore strategic business combinations with other companies and the likelihood of a third party being willing to enter into a business combination on terms favorable to our stockholders.

   On May 9, 2001, the special committee convened to review the status of the ongoing process. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. U.S. Bancorp Piper Jaffray updated the special committee on activities that it had performed, including the discussions and due diligence sessions that had taken place over the previous weeks with potential strategic candidates, and reviewed the expected timing and decision-making process of other interested third parties. Mr. Baxter and representatives of Cooley Godward reported that numerous discussions with Mr. Blum's advisors and several interim drafts of a revised proposal had resolved substantially all of the non-economic issues identified in Mr. Blum's most recent proposal. Mr. Baxter reported, however, that Mr. Blum had advised us that the recent market price of our common stock had caused him to reconsider his proposal, and that he formally withdrew his proposal on or about May 8, 2001. U.S. Bancorp Piper Jaffray reported that the interested party that had previously submitted the April 20 proposal had conducted substantial due diligence review and that, although it was still working through its valuation assessment, the interested party was expected to be at or near the preliminary value range set forth in its most recent proposal which we estimate to have been $0.26 to $0.29 per share. With respect to the status of the ongoing process, the U.S. Bancorp Piper Jaffray representatives indicated that all of the third parties that had expressed some level of interest in acquiring us had been given an opportunity to access our management team, receive due diligence materials and generally inform themselves about us in a manner sufficient to permit them to provide us with a more specific proposal. In order to create a competitive bidding process to maximize stockholder value, U.S. Bancorp Piper Jaffray recommended that the special committee establish a deadline for each of these third parties to submit to us formal written proposals that would detail the proposed terms, conditions and structure of their respective offers. Following these discussions, the special committee authorized U.S. Bancorp Piper Jaffray to work with management to determine the appropriate deadline for submitting proposals and send a letter to all interested candidates as discussed at the meeting, and directed U.S. Bancorp Piper Jaffray to urge each of the eight interested parties to complete their due diligence prior to the deadline in an effort to make their written offers as firm and as clear as possible.

   On May 17, 2001, U.S. Bancorp Piper Jaffray sent a letter to all of the eight third parties who at that time continued to express an interest in pursuing a strategic business combination transaction with us. The letter requested that written proposals be submitted no later than May 31, 2001, and provided specific guidelines for the issues, terms and conditions that the proposals should address.

   From May 9 through May 31, 2001, members of our management team and representatives of U.S. Bancorp Piper Jaffray continued to actively contact the eight interested third parties to discuss their interest in a potential business combination with us. We assisted each party, who so desired, to continue their due diligence review of our business and operations, and continued to provide each of them with access to non-public information about our business and operations. We participated in numerous telephonic and in-person business and financial overview presentations and made ourselves available for a number of question and answer sessions for these third parties.

   On May 24, 2001, the special committee met to review the status of the ongoing process. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. U.S. Bancorp Piper Jaffray updated the special committee on activities that had been performed to date, including the discussions and due diligence sessions that had taken place over the previous weeks with potential strategic candidates. Representatives of U.S. Bancorp Piper Jaffray also indicated that they had follow-up conversations with each of the interested parties to encourage them to submit written offers by the May 31, 2001 deadline. The special committee discussed with U.S. Bancorp Piper Jaffray and members of our management team the varying degree of due diligence conducted by each of the interested parties. The special committee noted that Mr. Blum had conducted relatively little formal due diligence to date.

   On May 25, 2001, we received a letter from the company that submitted the April 26 preliminary proposal. The letter indicated this company's interest in pursuing a strategic merger with us, provided information as to why they believed there were synergistic opportunities between the companies, and requested that it receive full and fair consideration in the process. In response to this letter, U.S. Bancorp Piper Jaffray placed a call to senior executives of the interested party and assured them that any proposal submitted by them would be given all appropriate consideration.

   On May 31, 2001, the special committee met again to review the status of the ongoing process and evaluate our alternatives. Members of our management team and representatives of U.S. Bancorp Piper Jaffray and Cooley Godward also attended this meeting. At this meeting, the special committee discussed our financial condition, business, operations and prospects, including the status of our credit terms with certain of our vendors and distributors. The special committee also discussed our revenue outlook, gross margin, operating expenses, cash position, key operating metrics, and performance year-to-date as compared to the 2001 internal operating plan. In addition, management presented the special committee with a detailed liquidity analysis. The special committee then discussed potential alternatives for going forward, including our ability to achieve each alternative and the associated merits and risks. The possible alternatives reviewed included pursuing the existing business plan, scaling down our operations and attempting to aggressively pursue further cost-cutting measures in an effort to accelerate cash-flow-positive operations, exploring business combinations with other companies and liquidating our business.

  With respect to the option of pursuing the existing business plan, the special committee discussed our financial performance year-to-date as compared to our 2001 internal operating plan, the continuing changes in the e-commerce industry, our position with respect to our competitors, expectations related to the financial markets generally and the viability of our business model on a long-term basis. The risks examined by the special committee in connection with this alternative included the possibility that, because of our continued negative cash flow and the equity markets' general negative reaction to e-commerce companies, we might not be able to raise additional capital and our cash levels might be reduced below the minimum amounts necessary to permit the continued operation of our day-to-day business. The special committee also examined the related possibility that we ultimately might be forced to liquidate before we are able to achieve cash-flow positive operations. The benefits examined by the special committee in connection with this alternative included the possibility that we might be able to grow our business rapidly enough to achieve economies of scale, and thereby achieve cash-flow positive operations before our cash levels dropped below minimum levels. The special committee also evaluated whether any third party financing options were reasonably likely to be available in sufficient amounts or on satisfactory terms. The special committee concluded that sufficient third party financing was not available to us on acceptable commercial terms.


  With respect to a scale-down of our operations and an aggressive cost-reduction strategy, the special committee discussed various methods of scaling down our business and leveraging our existing assets, and the risks and contingent liabilities associated with a scale-down. The risks examined by the special committee in connection with this alternative included those examined in connection with the alternative of pursuing our existing business plan, as well as the risks that an aggressive cost reduction strategy might inhibit our ability to respond appropriately to customer needs and requests and day-to-day operational issues, or make it difficult to maintain our online stores well enough to attract and retain customers, either of which might cause a dramatic reduction in revenues and offset the benefits of any cost savings. The benefits examined by the special committee in connection with this alternative included those examined in connection with the alternative of pursuing our existing business plan, together with the possible benefit that potential cost savings from this alternative might extend the period of time during which we could continue to operate our business before having to obtain additional capital, and that at the end of such period the equity markets might react more favorably to our business model. With respect to business combinations, the special committee discussed the continued decline in the capital markets and e-commerce stocks in particular, the potential de-listing of our common stock from the Nasdaq National Market and the likelihood of the existence of third parties who would be interested in pursuing a business combination with us at appropriate valuations. The risks examined by the special committee in connection with this alternative included the possibility that, in light of current market and business conditions affecting e-commerce companies, our ability to maximize value for our stockholders might be significantly impaired. The merits of this alternative examined by the special committee included the relative level of certainty that such a transaction would offer stockholders, as well as the growth opportunity that might be afforded stockholders if we combined with or became part of a larger business.


  Finally, with respect to liquidation, the special committee discussed our current assets and liabilities, the projected range of costs and liabilities associated with a liquidation, and the range of values stockholders could potentially receive if we were to be liquidated. The risks examined by the special committee in connection with this alternative included the risk that customers and others might attempt to take advantage of the situation and cause unusual occurrences of credit card fraud and customer charge-backs and the risk that litigation might result from our failure to satisfy long-term advertising and other obligations. The special committee also examined the significant uncertainty associated with the liquidation of a business such as ours that resulted from the foregoing risks, the relatively wide range of values that our stockholders might receive following a liquidation, and our inability to predict with any accuracy the specific value stockholders might expect to be paid. The merits of this alternative examined by the special committee included the relative level of certainty that such a transaction would offer stockholders. The special committee concluded that the problems and risks associated with each of these alternatives, as previously considered by the full board of directors, still existed or had become more problematic, including the continued deterioration of the financial and capital markets, and our projected financial condition, business, operations and prospects.


   On May 31, 2001, we received three proposals, including proposals from Mr. Blum, the company that had submitted the April 20, 2001 proposal and the company that submitted the April 26 preliminary proposal. A fourth interested party submitted a letter indicating this company would be submitting a proposal within 24 hours. On May 31, 2001, the closing sales price of our common stock reported by the Nasdaq National Market was $0.30 per share.

   Mr. Blum submitted a proposal that was generally consistent with his April 25 proposal except for the following terms:

  . the transaction would be structured as a merger in which all of our outstanding shares of common stock would be converted into the right to receive an amount of cash per share equal to the lesser of (i) $0.36 and
    (ii) a price equal to (A) the five-day trailing average closing price of our common stock as reported by the Nasdaq National Market prior to signing plus (B) 20%;

  . in the event the acquisition was not consummated by September 30, 2001 and we consummated a transaction with another third party prior to the one year anniversary of the proposal, we would be required to reimburse Mr. Blum for the actual fees and costs incurred by him in connection with the proposed transaction, up to a maximum reimbursement of $500,000; and

  . the proposal would expire if not accepted by the close of business on June 4, 2001.

   The interested party that had submitted the April 20, 2001 proposal also submitted a proposal generally consistent with the overall structure of its most recent proposal. The material economic and other terms proposed by this company included:

  . a purchase price of $40 million for all of our outstanding stock (which we estimate to have been approximately $0.29 per share), in a transaction to be structured as a merger, share exchange or similar transaction;

  . the consideration for the transaction would be registered shares of the buyer's common stock, based on a fixed exchange ratio valued at the average closing price of the stock over the 10-day period preceding the date the definitive acquisition agreement is signed;

  . the definitive acquisition agreement would include representations, warranties and covenants typical for a transaction of this nature;

  . we would agree to certain deal protection measures, including a "no-shop" provision and a customary break-up fee;

  . prior to signing the definitive acquisition agreement, stockholders holding in the aggregate more than 50% of our outstanding shares of common stock would be required to execute voting agreements, pursuant to which they would agree to vote in favor of the proposed transaction;

  . as a condition to moving forward with discussions regarding the proposal, we would be required to agree to not accept any other outstanding offer regarding an acquisition or change of control, and to work exclusively with buyer with respect to discussing or negotiating an acquisition or change of control transaction, such obligation to continue until June 15, 2001 or the date the definitive acquisition agreement was signed or negotiations were terminated;

  . conditions to signing would include negotiation of a satisfactory definitive acquisition agreement and buyer completing its legal and tax due diligence review of us;

  . conditions to closing would include the stockholder voting agreements remaining in place, obtaining any necessary consents or approvals (including governmental approvals), the absence of any legal or governmental ruling prohibiting the consummation of the transactions and the receipt of an opinion of our outside counsel; and

  . the proposal would expire if not accepted by 5:00 p.m. on June 4, 2001.

   We also received a proposal from the third party that had submitted a previous preliminary proposal on April 26, 2001. The material economic and other terms proposed by this company included:

  . the transaction would be structured as a merger in which the stockholders of each company would own approximately one-half of the surviving company. The specific exchange ratio would be fixed upon signing of the definitive merger agreement and would be structured in a manner designed to reduce the aggregate number of shares outstanding (including by way of a reverse stock split post closing) in an effort to increase the combined entity's market price for its common stock;

  . the interested party would raise equity financing prior to signing a definitive merger agreement;

  . all outstanding options and warrants would be assumed by the surviving company;

  . directors, officers and major shareholders of each entity would be required to enter into voting agreements pursuant to which they would agree to vote in favor of the transaction;

  . each company would be granted an option to purchase 19.9% of the other entity;

  . each party would have an opportunity to conduct a due diligence review of the other for two weeks;

  . the definitive acquisition agreement would include representations, warranties, covenants and closing conditions typical for a transaction of this nature;

  . the definitive acquisition agreement would also include customary
    "fiduciary outs" and provide for a mutual break-up fee of $1.0 million;
    and

  . if we moved forward with discussions regarding the proposal, we would be expected to enter into no shop and other customary agreements.

   On the morning of June 1, 2001, we received a preliminary indication of interest from the fourth interested party.

   On June 1, 2001, the special committee met to review the status of the ongoing process and specifically review the three proposals received on May 31, 2001. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. U.S. Bancorp Piper Jaffray updated the special committee on activities that had been performed to date, including the discussions and due diligence sessions that had taken place over the previous weeks with potential strategic candidates. Representatives of U.S. Bancorp Piper Jaffray also indicated that they had follow-up conversations with each of the interested parties to encourage them to submit written offers by the May 31, 2001 deadline. Mr. Baxter indicated that we had received a preliminary indication of interest from the fourth interested party. Mr. Baxter reviewed this party's preliminary indication of interest for the special committee, noting that it spoke generally about pursuing a strategic business combination, proposed a preliminary estimated valuation of $15 million to $40 million, and that the party would need additional time to submit a further refined proposal. The special committee then discussed the proposal submitted by the company that had delivered the April 20th proposal, including recent discussions between our Chief Executive Officer and the interested party's Chief Executive Officer, the valuation, structure, contingencies and estimated timing to execution of a definitive agreement. In connection with such discussion, U.S. Bancorp Piper Jaffray provided written materials to the special committee setting forth an analysis of the recent market prices and trading volumes of such company's stock.

U.S. Bancorp Piper Jaffray did not make a recommendation to the special committee at this time. A copy of the written materials provided to the special committee by U.S. Bancorp Piper Jaffray in connection with the analysis is attached as an exhibit to the Schedule 13E-3 filed by us in connection with the merger. The special committee next discussed Mr. Blum's proposal, including the valuation range, structure, contingencies, estimated timing to execution of a definitive agreement in light of the limited due diligence conducted by Mr. Blum's advisors to date, and other key terms and provisions. The special committee also discussed the proposal received from the party that submitted the April 26 preliminary proposal, including the financial condition of the interested party, the prospects for securing the necessary financing to support the combined company, the market price of the interested party's common stock and its related delisting issues, the implied valuation of the transaction, the structure and contingencies of the transaction and the estimated timing to execution of a definitive agreement. The special committee expressed reservations as to whether this party would have sufficient working capital to ensure a successful transaction. At this meeting, representatives of Cooley Godward also reviewed with the special committee members their fiduciary duties in connection with their role as committee members and with the review and analysis of the three proposals, as well as their duties in considering all potential alternatives and transactions that may be available to us. Following these discussions, the special committee directed management and the U.S. Bancorp Piper Jaffray and Cooley Godward representatives to continue working with each of the four interested parties to further refine and clarify their respective proposals or indications of interest in an effort to maximize stockholder value, and instructed the U.S. Bancorp Piper Jaffray representatives to work to obtain sufficient comfort for the special committee on the working capital available to the fourth interested party before spending a significant amount of time trying to further negotiate that specific indication of interest.


   Between June 1 and June 4, 2001, the U.S. Bancorp Piper Jaffray representatives and members of our management team engaged in several discussions with each of the four candidates in an effort to further clarify and refine various terms and conditions of their respective proposals.

   On June 4, 2001, the special committee met again to review the status of the ongoing process. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. At this meeting, representatives of U.S. Bancorp Piper Jaffray also made a presentation relating to its discussions over the previous several weeks with potential strategic candidates. In connection with its presentation, U.S. Bancorp Piper Jaffray provided written materials to the special committee which included a list of potential acquirors contacted, a breakdown of responses received, a trading analysis of the stock of selected potential acquirors and selected research analyst coverage. A copy of the written materials provided to the special committee by U.S. Bancorp Piper Jaffray in connection with the presentation is attached as an exhibit to the Schedule 13E-3 filed by us in connection with the merger. The U.S. Bancorp Piper Jaffray representatives then reviewed the discussions since June 1st with the company that submitted the April 20th proposal (the second interested party), including conversations regarding valuation, price protection measures, the voting agreement requirement, timing and conditions to closing. U.S. Bancorp Piper Jaffray representatives indicated that the second interested party was willing to increase its valuation to $44 million (which we estimate to have been approximately $0.32 per share), that they would consider providing some price protection by way of a 10% collar around the purchase price and that, although they were committed to working expeditiously towards execution of a definitive agreement, they wanted the no-shop agreement to extend through June 30, 2001. U.S. Bancorp Piper Jaffray and Mr. Baxter informed the special committee that the fourth interested party continued to convey that it had a high level of interest in pursuing a transaction, but that no real progress had been made with the fourth party's proposal since the last special committee meeting. The U.S. Bancorp Piper Jaffray representatives then presented a summary of the discussions since June 1st with Mr. Blum's advisors, including conversations regarding valuation, potential vendor and creditor risks, timing and closing conditions. U.S. Bancorp Piper Jaffray representatives and members of our management team indicated that Mr. Blum was continuing to propose a pricing mechanism based on a five-day trailing average of the market price of our common stock prior to signing, subject to a ceiling, and that he would consider providing a floor valuation. U.S. Bancorp Piper Jaffray and management also reviewed for the special committee the moderate level of due diligence conducted by Mr. Blum's advisors to date. The special committee noted that the third interested party had not been able to satisfy the special committee's concerns regarding available working capital and other issues. As a result, no further progress had been made with the third interested party. We did not have any significant additional discussions with the third interested party after June 4, 2001. Representatives of Cooley Godward also reviewed with the special committee members their continuing fiduciary duties in connection with their role as committee members. Following these discussions, the special committee directed management and the U.S. Bancorp Piper Jaffray and Cooley Godward representatives to continue working with each of the four interested parties to further refine and clarify their respective proposals in an effort to maximize stockholder value.


   At this point the special committee meeting was temporarily adjourned and our full board of directors met to review the status of the ongoing process and fully evaluate our alternatives. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. At this meeting, our board of directors discussed our financial condition, business, operations and prospects. The board of directors also discussed our revenue outlook, gross margin, operating expenses, cash position, credit terms with vendors, key operating metrics, and performance year-to-date as compared to the 2001 internal operating plan. In addition, management presented our board of directors with a liquidity analysis. Our board of directors then discussed potential alternatives for going forward, including our ability to achieve each alternative and the associated merits and risks. The possible alternatives reviewed included pursuing the existing business plan, scaling down our operations and attempting to aggressively pursue further cost-cutting measures in an effort to accelerate cash-flow-positive operations, pursuing business combination with one of the companies that had submitted a proposal and liquidating our business.

   With respect to the option of pursuing the existing business plan, our board of directors discussed our financial performance year-to-date as compared to our 2001 internal operating plan, the continuing changes in the e-commerce industry, our position with respect to our competitors, expectations related to the financial markets generally and the viability of our business model on a long-term basis. The risks examined by our board of directors in connection with this alternative included the possibility that, because of our continued negative cash flow and the equity markets' general negative reaction to e-commerce companies, we might not be able to raise additional capital and our cash levels might be reduced below the minimum amounts necessary to permit the continued operation of our day-to-day business. Our board of directors also examined the related possibility that we ultimately may be forced to liquidate before we are able to achieve cash-flow positive operations. The benefits examined by our board of directors in connection with this alternative included the possibility that we may be able to grow our business rapidly enough to achieve economies of scale, and thereby achieve cash-flow positive operations before our cash levels dropped below minimum levels.


   With respect to a scale-down of our operations and an aggressive cost-reduction strategy, the board discussed various methods of scaling down our business and leveraging our existing assets, and the risks and contingent liabilities associated with a scale-down. The risks examined by our board of directors in connection with this alternative included those examined in connection with the alternative of pursuing our existing business plan, as well as the risk that an aggressive cost reduction strategy might inhibit our ability to respond appropriately to customer needs and requests and day-to-day operational issues, or make it difficult to maintain our online stores well enough to attract and retain customers, either of which might cause a dramatic reduction in revenues and offset the benefits of any cost savings. The benefits examined by our board of directors in connection with this alternative included the those examined in connection with the alternative of pursuing our existing business plan, together with the possible benefit that potential cost savings from this alternative might extend the period of time during which we could continue to operate our business before having to obtain additional capital, and that at the end of such period the equity markets might react more favorably to our business model. With respect to business combinations, our board discussed the continued decline in the capital markets and e-commerce stocks in particular, the potential de-listing of our common stock from the Nasdaq National Market and the likelihood of the existence of third parties who would be interested in pursuing a business combination with us at appropriate valuations. The risks examined by our board of directors in connection with this alternative included the possibility that, in light of current market and business conditions affecting e-commerce companies, our ability to maximize value for our stockholders might be significantly impaired. The merits of this alternative examined by our board of directors included the relative level of certainty that such a transaction would offer stockholders, as well as the growth opportunity that might be afforded stockholders if we combined with or became part of a larger business.


   Finally, with respect to liquidation, our board of directors discussed our current assets and liabilities and the projected range of costs and liabilities associated with a liquidation, and the range of values stockholders could potentially receive if we were to be liquidated. The risks examined by our board of directors in connection with this alternative included the risk that customers and others might attempt to take advantage of the situation and cause unusual occurrences of credit card fraud and customer charge-backs, the risk that litigation might result from our failure to satisfy long-term advertising and other obligations. Our board of directors also examined the significant uncertainty associated with the liquidation of a business such as ours that resulted from the foregoing risks, the relatively wide range of values that our stockholders might receive following a liquidation, and our inability to predict with any accuracy the specific value stockholders might expect to be paid. The merits of this alternative examined by our board of directors included the relative level of certainty that such a transaction would offer stockholders. The board of directors concluded that the problems and risks associated with each of these alternatives, as previously considered, still existed or had become more problematic, including the continued deterioration of the financial and capital markets, and our projected financial condition, business, operations and prospects.


   At this point, the board meeting was temporarily adjourned and the special committee meeting was reconvened. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray were again in attendance. U.S. Bancorp Piper Jaffray updated the special committee on activities that had occurred while the special committee meeting was adjourned. The U.S. Bancorp Piper Jaffray representatives informed the special committee that Mr. Blum had indicated a willingness to agree to a transaction with a fixed price of $0.36 per share, and that the second interested party had agreed to a 10% price protection collar around the purchase price. U.S. Bancorp Piper Jaffray further noted that the second interested party was willing to limit the term of the no-shop agreement to June 23, 2001. Representatives of Cooley Godward again reviewed with the special committee members their fiduciary duties in connection with their role as committee members. Following these discussions, the special committee directed management and the U.S. Bancorp Piper Jaffray and Cooley Godward representatives to work with the second interested party in an effort to resolve certain issues associated with the offer, including expanding the price collar to 15%, further limiting the conditions to closing and eliminating the voting agreement requirement.

   Following the special committee meeting, the board of directors meeting was reconvened. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray remained in attendance. U.S. Bancorp Piper Jaffray updated the board of directors on the process conducted during the past several weeks to determine third parties' interest in pursuing a strategic transaction with us, including the telephone calls, meetings, discussions and due diligence sessions that had taken place over the previous several weeks with potential strategic candidates. The U.S. Bancorp Piper Jaffray representatives and members of the special committee then reviewed the four proposals we had received, and the substantive terms and conditions and status of each of them. U.S. Bancorp Piper Jaffray also reviewed for the board of directors the varying levels of due diligence conducted by each of the interested parties to date. Representatives of Cooley Godward reviewed with the board of directors their fiduciary duties in connection with the review and analysis of potential alternatives and transactions. Following these discussions, upon the recommendation of the special committee, the board of directors directed management and the U.S. Bancorp Piper Jaffray and Cooley Godward representatives to work with the second interested party in an effort to resolve certain issues associated with the offer, including expanding the price collar to 15%, further limiting the conditions to closing and eliminating the voting agreement requirement.

   On the evening of June 4, 2001 and into June 5, 2001, the U.S. Bancorp Piper Jaffray and Cooley Godward representatives engaged in several discussions with the second interested party in an effort to further clarify and refine various terms and conditions of its proposal.

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

   On June 5, 2001, the market price of our common stock increased significantly, with the closing sales price of our common stock reported by the Nasdaq National Market at $0.40 per share. On June 5, 2001, the fourth interested party contacted U.S. Bancorp Piper Jaffray and indicated that it would be submitting a revised proposal within 24 hours.

   On June 5, 2001, the special committee met again to review the status of the ongoing process. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. The U.S. Bancorp Piper Jaffray and Cooley Godward representatives then reviewed with the special committee the most recent discussions with the second interested party, including conversations regarding price protection, timing and, in light of the voting agreement requirement in the proposal, our strong desire to significantly limit and narrow the scope of the conditions to closing in order to minimize any risk that, once signed, the deal would not be completed. The U.S. Bancorp Piper Jaffray representatives reported the second interested party had agreed to expand its price protection collar to 15%. The Cooley Godward representatives noted that the second interested party also had tentatively agreed to significantly narrow the scope of the conditions to closing and agree that the existence of certain litigation would not preclude the closing, but that its agreement was subject to the existence of applicable insurance policies that would provide coverage for our directors and officers in the event of such claims. U.S. Bancorp Piper Jaffray reported that the fourth interested party (now the third remaining interested party), had contacted U.S. Bancorp Piper Jaffray and indicated it would be submitting a revised written proposal shortly, and that the proposal would provide, among other things, a merger transaction with a valuation in excess of the current market price of our common stock. U.S. Bancorp Piper Jaffray noted that they had confirmed that the valuation would be in excess of the closing price of our common stock as reported by the Nasdaq National Market that afternoon, which was $0.40 per share. Representatives of Cooley Godward reviewed with the special committee members their fiduciary duties in connection with the current status of the various proposals.

   On June 6, 2001, the closing sales price of our common stock reported by the Nasdaq National Market was $0.44 per share. Also on that date, we received a revised proposal from the third remaining interested party. The material economic and other terms proposed by this company included:

  . a cash purchase price between $50.0 million and $60.0 million for all of our outstanding stock (which we estimate to have been approximately $0.36 to $0.43 per share). The specific purchase price within this range would be refined during the exclusivity period discussed below based on input from our management team and buyer's review of our technology and business;

  . the definitive acquisition agreement would include a market standard break-up fee;

  . as a condition to signing the definitive acquisition agreement, the shares of our common stock held by Softbank and the shares of our common stock covered by the Blum Voting Trust would be required to be subject to voting agreements;

  . as a condition to moving forward with discussions regarding the proposal, we would be required to agree to not solicit, negotiate or accept any other offer regarding an acquisition of our common stock, assets or business, such obligation to continue for a period of 45 days;

  . buyer would have an opportunity to conduct a due diligence review of us during the 45 day exclusivity period discussed above; and

  . the proposal would expire if not accepted by 5:00 p.m. on June 7, 2001.

   Between June 7, 2001 and June 14, 2001, representatives of U.S. Bancorp Piper Jaffray and Cooley Godward engaged in discussions with the third interested party to propose revisions to its proposal. These discussions focused on the terms of the proposal (including the purchase price, voting agreement requirement and exclusivity period). Representatives of U.S. Bancorp Piper Jaffray also had discussions with Mr. Blum's advisors and the second interested party regarding their respective proposals. These discussions focused on keeping the interested parties generally informed that the process was ongoing in an effort to keep them actively interested in a transaction with us.

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

   On June 7, 2001, we received notice from the Nasdaq National Market that an initial staff determination had been made to delist our common stock and that, unless we appealed the staff determination as permitted under the Nasdaq National Market rules, the delisting would take effect as of June 15, 2001. On June 7, 2001, the closing sales price of our common stock reported by the Nasdaq National Market was $0.39 per share.

   On June 7, 2001, the third remaining interested party submitted a written update to its proposal. This update indicated that the proposed purchase price would be $53 million (which we estimate to have been approximately $0.38 per share), and that the third interested party was willing to increase the aggregate purchase price if warranted by its review of our technology and business. The update also indicated that the third interested party would shorten the required exclusivity period to end on July 10, 2001.

   On June 8, 2001, the third interested party submitted a revised proposal. The material economic and other terms proposed by this company included:

  . a cash purchase price of $53 million for all of our outstanding stock
    (which we estimate to have been approximately $0.38 per share). The buyer indicated it may be willing to increase the aggregate purchase price if warranted by its review of our technology and business;

  . the definitive acquisition agreement would include a market standard break-up fee;

  . as a condition to signing the definitive acquisition agreement, the shares of our common stock held by Softbank and the shares of our common stock covered by the Blum Voting Trust would be required to be subject to voting agreements;

  . a negotiation period, pursuant to which we would be required to agree to not accept any proposal regarding an acquisition of our common stock, assets or business, such obligation to continue until July 2, 2001;

  . buyer would have an opportunity to conduct a due diligence review of us during the negotiation period discussed above; and

  . the proposal would expire if not accepted by 5:00 p.m. on June 11, 2001.

   On June 14, 2001, we formally requested an appeal of the Nasdaq National Market staff's decision to delist our common stock and issued a press release regarding our appeal. That same day, the special committee met again to review the status of the ongoing process. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. At this meeting, our special committee discussed the status of the Nasdaq National Market delisting proceedings.

   The U.S. Bancorp Piper Jaffray representatives then reviewed the discussions since June 5th with the third remaining interested party, and discussed the revised proposal received on June 8th. Representatives of Cooley Godward noted that, under the revised proposal, we would be able to continue negotiations and discussions with third parties regarding a potential acquisition, but that we would be precluded from signing a definitive purchase agreement until July 2, 2001. The special committee also discussed its strong desire to remove the voting agreement requirement from the revised indication of interest. The U.S. Bancorp Piper Jaffray representatives then reviewed recent discussions with the second interested party, including conversations regarding timing and conditions to closing. Representatives of Cooley Godward also reviewed with the special committee members their fiduciary duties at this stage. Following these discussions, the special committee directed management and the U.S. Bancorp Piper Jaffray and Cooley Godward representatives to continue working with each of the three interested parties on a non-exclusive basis to further refine, clarify and address various issues with each of their respective proposals in an effort to maximize stockholder value. The special committee also authorized us to execute a non-exclusive letter of intent with the third interested party on substantially the terms discussed at the meeting.

   On June 15, 2001, the third interested party submitted a revised proposal. The material economic and other terms proposed by the third interested party were generally consistent with its June 8 proposal, except that the voting agreement requirement was deleted and the negotiation period was extended until the earlier of July 10, 2001 or the date on which the third party indicated to us that it was no longer interested in pursuing a transaction with us.

   On June 15, 2001, we entered into a non-exclusive letter of intent with the third interested party setting forth the terms of their June 15 proposal, which proposal represented the highest valuation and was the most favorable of the proposals received by the four parties we were then in discussions with.

   From June 15 through June 28, 2001, the third interested party conducted a more detailed due diligence review of our technology infrastructure and Web site design during which we continued to provide it with access to non-public information about systems, software and technology infrastructure. We participated in numerous telephonic and in-person presentations and made ourselves available for a number of question and answer sessions for this company. During this period, the Cooley Godward and U.S. Bancorp Piper Jaffray representatives engaged in several discussions with the third interested party regarding timing, potential transaction structures and related issues.

   On June 15, 2001, we received correspondence from the Nasdaq National Market indicating that the date for an oral hearing to appeal the delisting before the Nasdaq Hearings Panel was set for July 19, 2001.

   On June 20, 2001, Mr. Blum's advisors indicated to U.S. Bancorp Piper Jaffray a desire to perform a due diligence review.

   On June 21, 2001, the special committee convened to review the status of the ongoing process. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. Mr. Baxter reviewed the additional due diligence sessions held with the third interested party, noting that the third interested party had sent a nine person team to our offices to engage in the due diligence process. The special committee also discussed briefly recent discussions with Mr. Blum's advisors and the second interested party. The special committee then discussed the desire to expedite each interested party's due diligence in order to facilitate the submission of a definitive merger agreement by July 10, 2001. Following these discussions, the special committee directed management and the U.S. Bancorp Piper Jaffray and Cooley Godward representatives to maintain the equality and openness of the process, to contact each candidate and encourage the completion of any additional due diligence and to submit their proposed definitive agreement by July 10, 2001.


   On June 21, 2001, Mr. Blum's advisors submitted a renewal of Mr. Blum's proposal that was generally consistent with Mr. Blum's May 31 proposal and the tentative modifications to it that were reached in subsequent conversations with us. On June 21, 2001, the closing sales price of our common stock reported by the Nasdaq National Market was $0.25 per share. The material economic and other terms proposed by Mr. Blum included:

  . the transaction would be structured as a merger in which all of our outstanding shares of common stock would be converted into the right to receive an amount of cash per share equal to $0.36;

  . all unexercised and outstanding options and warrants would be required to be terminated concurrent with the closing;

  . Softbank would be required to vote all of our shares of common stock owned by it in the same proportion and manner in which shares of our common stock not owned by Mr. Blum or Softbank are voted;

  . as a condition to signing, key employees agreed upon by us and buyer would be required to enter into employment and non-competition agreements;

  . the merger would be required to be completed within 120 days after the definitive acquisition agreement is executed;

  . buyer would have an opportunity to conduct an additional due diligence review of us for two weeks;

  . the definitive purchase agreement would contain certain covenants regarding the operation of our business between the signing date and the closing;

  . the definitive acquisition agreement would include representations and warranties typical for a transaction of this nature;

  . as a condition to moving forward with discussions regarding the proposal, we would be required to agree to not actively solicit third parties regarding any sale of our company or any part thereof, or enter into any written commitment regarding a sale of our company or any part thereof, such obligation to continue for 15 business days after acceptance of the proposal; provided, however, that we would be able to respond to unsolicited expressions of interest from third parties, including those third parties with whom we previously had discussions;

  . in the event the acquisition was not consummated by September 30, 2001 and we consummated a transaction with another third party prior to the one year anniversary of the proposal, we would be required to reimburse buyer for the actual fees and costs incurred in connection with the proposed transaction, up to a maximum reimbursement of $500,000; and

  . the proposal would expire if not accepted by the close of business on June 25, 2001.

   On June 22, 2001, our primary credit card processor notified us in writing that it was terminating its credit card processing services effective July 23, 2001, and that in the event it continued to provide these services beyond July 23rd, the fee would increase to 3% and the processor would take a 5% holdback on our cash receipts to increase its security reserve.

   On June 22, 2001, our board of directors met to review the status of the ongoing process and fully evaluate our alternatives. Members of our management team and representatives of Cooley Godward also attended this meeting. At this meeting, our board of directors discussed our financial condition, business, operations and prospects. The board of directors also discussed our revenue outlook, gross margin, operating expenses, cash position, credit terms with vendors, key operating metrics, and performance year-to-date as compared to the 2001 internal operating plan. Management reviewed for the board of directors our credit card processor's recent determination to terminate its relationship with us. The board of directors discussed the effects such a termination would have on our cash flow, unrestricted cash balances and ability to operate as a going concern and that, since over 90% of our revenue is derived from credit card transactions, if we were unable to secure a new credit card processing relationship on acceptable terms, it would be unlikely that we would be able to continue operating our business or continue as a going concern. Our board of directors then discussed our potential strategic alternatives and concluded that the problems and risks associated with each of these alternatives, as previously considered at the June 4, 2001 meeting, still existed or had become more problematic, particularly in light of the recent decision by our credit card processor to terminate its relationship with us. The board of directors then instructed the members of the special committee to continue with negotiations regarding a potential business combination, and to take steps in any transaction to address our credit card processor issues.


   During the week of June 24, 2001, Mr. Blum's advisors conducted an extensive operational, legal and financial due diligence review, during which we provided them with non-public information about our business and operations. We also participated in numerous telephonic and in-person business and financial overview presentations and made ourselves available for a number of question and answer sessions for the other interested third parties.


   On June 28, 2001, the third interested party indicated that for strategic reasons it would not be proceeding with a transaction and was withdrawing its proposal and terminating further discussions with us. On that same day, the special committee convened to review the status of the ongoing process. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting.

Notwithstanding management and U.S. Bancorp Piper Jaffray's efforts to continue negotiations with such party, Mr. Baxter indicated that the third interested party had withdrawn from the process that day, and for strategic reasons would not be proceeding with a transaction. The special committee also discussed briefly recent discussions with Mr. Blum's advisors and the second interested party, and Mr. Blum's revised proposal. After these discussions, the special committee directed management and the Cooley Godward and U.S. Bancorp Piper Jaffray representatives to continue the due diligence process and negotiations and discussions with Mr. Blum and the second interested party in an effort to obtain a firm offer from each of them to acquire us.


   On June 28 and June 29, 2001, members of our management team and representatives of U.S. Bancorp Piper Jaffray engaged in discussions with Mr. Blum and the second interested party to clarify their present interest in pursuing an acquisition transaction.

   On June 29, 2001, the special committee met again to review the status of the ongoing process. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. Mr. Baxter reviewed his discussions with Mr. Blum's advisors, who indicated that Mr. Blum desired to seek and obtain third party financial backing for his proposal, and that he understood we would continue pursuing all of our alternatives at this point, including his proposal. Representatives of Cooley Godward reviewed with the special committee members their fiduciary duties in connection with their review and analysis of potential alternatives and transactions that may be available to us. Representatives of U.S. Bancorp Piper Jaffray reviewed their discussions with the second interested party, which indicated that it was still interested in pursuing a transaction, but that it would need to update their due diligence review, revisit our proposed valuation and further required us to sign a no-shop agreement prior to continuing with the process. Following these discussions, the special committee directed management to negotiate and execute an exclusivity agreement with the second interested party and to work expeditiously to assist the interested party to complete its updated due diligence and work toward a draft definitive agreement. In determining to enter into the exclusivity agreement with the second interested party, the special committee considered the process to date, the status of the two remaining proposals, and our current state of affairs. Mr. Blum's condition that he obtain financial support for his proposal created some degree of uncertainty in getting the proposed transaction completed which was of concern because our business continued to deteriorate and our cash reserves continued to decline, thereby further adversely affecting our relationship with our credit card processor.

   On June 29, 2001, we entered into an exclusivity agreement with the second interested party, wherein we agreed, until the earlier of July 25, 2001, the signing of a definitive acquisition agreement or termination of discussions by the third party, to not accept any other outstanding offer regarding an acquisition or change of control, and to work exclusively with the interested party with respect to discussing or negotiating an acquisition or change of control transaction.

   From June 29, 2001 to July 13, 2001, the second interested party conducted an updated due diligence review of our business, financial conditions and operations, during which we continued to provide it with access to non-public information about our business and operations. We participated in numerous telephonic and in-person presentations and made ourselves available for a number of question and answer sessions for this company. During this period, the Cooley Godward and U.S. Bancorp Piper Jaffray representatives engaged in several discussions with the second interested party regarding timing, potential transaction structures, conditions to closing and related issues. The second interested party indicated that due to our most recent financial performance and revised projections, our continued negative cash flow and the issues and related risks arising from our credit card processor and vendor relationships, it would likely propose a transaction at somewhere below one-half the valuation set forth in its last proposal (i.e., less than one-half of $44 million, or $22 million maximum). It also indicated a desire to pursue a transaction structure that required Mr. Blum's direct participation, such as a share-exchange tender offer, and asked us to seek a limited waiver of our confidentiality obligations from Mr. Blum so that they could discuss with Mr. Blum his willingness to support such a transaction and his involvement to date in the process we had engaged in. We obtained this waiver and described in detail for the second interested party Mr. Blum's involvement to date in the process.

   On July 12, 2001, we received notice that we had been named as a defendant in a series of class action lawsuits alleging violations of federal securities laws by us, certain of our former officers and/or directors and the underwriters that participated in our initial public offering in February 2000.

   On July 12, 2001, the special committee met to review the status of the process and the impact of the new lawsuits on the interest of the participants. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. Representatives of Cooley Godward reviewed the nature of the recently commenced litigation and its potential impact on us. The U.S. Bancorp Piper Jaffray representatives then reviewed the recent conversations with the second interested party, whom we had notified of the recently commenced litigation, but whom had not had an opportunity to evaluate the impact on their interest in a business combination. They noted that the second interested party had indicated a possible transaction value no greater than $22 million, that it would not provide any interim financing prior to closing any transaction and that it desired to pursue a transaction structure that required Mr. Blum's and SoftBank's direct participation, such as a share-exchange tender offer. The U.S. Bancorp Piper Jaffray representatives further conveyed that the second interested party stated that, if we asked to be released from our exclusivity agreement, the interested party would likely terminate its participation in the process. At this meeting, the special committee also discussed our financial condition, business, operations and prospects. The special committee reviewed our revenue outlook, operating expenses, cash position, cash burn rate, the current state of our relationship with our credit card processor and the difficulty we were having in securing an alternative credit card processor to provide services to us. The special committee then discussed potential alternatives for going forward, including our ability to achieve each alternative and the associated merits and risks. The possible alternatives reviewed included obtaining additional equity or debt financing (including potential financing from Mr.
Blum) and pursuing the existing business plan, further scaling down our operations and attempting to aggressively pursue other cost-cutting measures in an effort to accelerate cash-flow-positive operations, exploring business combinations with other companies and liquidating our business.


   With respect to the options of obtaining additional debt or equity financing and pursuing the existing business plan, the special committee discussed our financial performance year-to-date as compared to our 2001 internal operating plan, the continuing changes in the e-commerce industry, our position with respect to our competitors, the current relationship with our credit card processor, the likelihood of securing an alternative credit card processing relationship, expectations related to the financial markets generally and the viability of our business model on a long-term basis. The risks examined by the special committee in connection with this alternative included the possibility that, because of our continued negative cash flow and the equity markets' general negative reaction to e-commerce companies, we might not be able to raise additional capital and our cash levels might be reduced below the minimum amounts necessary to permit the continued operation of our day-to-day business. The special committee also examined the related possibility that we ultimately may be forced to liquidate before we are able to achieve cash-flow positive operations. The benefits examined by the special committee in connection with this alternative included the possibility that we may be able to grow our business rapidly enough to achieve economies of scale, and thereby achieve cash-flow positive operations before our cash levels dropped below minimum levels.


   With respect to a scale-down of our operations and an aggressive cost-reduction strategy, the special committee discussed various methods of scaling down our business and leveraging our existing assets, and the risks and contingent liabilities associated with a scale-down. The risks examined by the special committee in connection with this alternative included those examined in connection with the alternative of pursuing our existing business plan, as well as the possible risks that an aggressive cost reduction strategy might inhibit our ability to respond appropriately to customer needs and requests and day-to-day operational issues, or make it difficult to maintain our online stores well enough to attract and retain customers, either of which might cause a dramatic reduction in revenues and offset the benefits of any cost savings. The benefits examined by the special committee in connection with this alternative included the those examined in connection with the alternative of pursuing our existing business plan, together with the possible benefit that potential cost savings from this alternative might extend the period of time during which we could continue to operate our business before having to obtain additional capital, and that at the end of such period the equity markets might react more favorably to our business model.


   With respect to business combinations, the special committee discussed the continued decline in the capital markets and e-commerce stocks in particular, the potential delisting of our common stock from the Nasdaq National Market and the likelihood of the existence of third parties who would be interested in pursuing a business combination with us. The risks examined by the special committee in connection with this alternative included the possibility that, in light of current market and business conditions affecting e-commerce companies, our ability to maximize value for our stockholders might be significantly impaired. The merits of this alternative examined by the special committee included the relative level of certainty that such a transaction would offer stockholders, as well as the growth opportunity that might be afforded stockholders if we combined with or became part of a larger business.


   Finally, with respect to liquidation, the special committee discussed our current assets and liabilities and the projected range of costs and liabilities associated with a liquidation, and the range of values stockholders could potentially receive if we were to be liquidated. The risks examined by the special committee in connection with this alternative included the risk that customers and others might attempt to take advantage of the situation and cause unusual occurrences of credit card fraud and customer charge-backs, the risk that litigation might result from our failure to satisfy long-term advertising and other obligations. The special committee also examined the general significant uncertainty associated with the liquidation of a business such as ours that resulted from the foregoing risks, the relatively wide range of values that our stockholders might receive following a liquidation, and our inability to predict with any accuracy the specific value stockholders might expect to be paid. The merits of this alternative examined by the special committee included the relative level of certainty that such a transaction would offer stockholders. After these discussions, the special committee determined that, in the interest of progressing discussions at this point, we should facilitate any communications the second interested party desired to make to Mr. Blum in order for the second interested party to ascertain Mr. Blum's interest in directly participating in a transaction along the lines discussed recently with the second interested party. The special committee directed management and the Cooley Godward and U.S. Bancorp Piper Jaffray representatives to continue discussions with the second interested party in an effort to obtain a firm offer to acquire us.


   On July 12 and 13, 2001, members of our management team, along with the Cooley Godward and U.S. Bancorp Piper Jaffray representatives, engaged in several discussions with the second interested party regarding the recently commenced litigation, our existing insurance policies, Mr. Blum's involvement in the process and the general chronology and activities of the process to date.

   On July 13, 2001, the special committee met to review the status of the process. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. Our management and representatives of U.S. Bancorp Piper Jaffray then reviewed the recent conversations with the second interested party, which indicated that it would focus on the recent litigation and determine how it affects their perspective on a possible transaction with us. At this meeting, the special committee also discussed our financial condition, business, operations and prospects. The special committee reviewed our revenue outlook, operating expenses, cash position, cash burn rate, the current state of our relationship with our credit card processor and the difficulty we were having in securing an alternative credit card processor to provide services to us. Our management presented the special committee with a summary of our current assets and liabilities and the projected range of costs and liabilities associated with a liquidation, and the range of values stockholders could potentially receive if we were to be liquidated absent any acquisition transaction. The special committee then discussed the potential alternatives for going forward that were reviewed at its July 12, 2001 meeting, including our ability to achieve each alternative and the associated merits and risks. At this meeting, representatives of Cooley Godward also reviewed with the special committee members their fiduciary duties in connection with the status of the alternatives to date. In view of our continuing financial losses, the continuing deterioration of our business, the recently filed lawsuits against us, the changes that had occurred in the e-commerce market and the financial markets, the general weakness in the economy, the decline in our stock price, the growing perception that only a few of the leading Internet companies would survive, and the pending termination of our credit card processing relationship, the special committee further authorized us to formally engage specialty bankruptcy counsel to advise the special committee with respect to the timing of and steps involved in a bankruptcy proceeding.

   On July 14, 2001, the special committee met to review the status of the process. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. Mr. Baxter then reviewed the recent conversations with the second interested party. He indicated that the second interested party had orally communicated the terms and conditions of a revised indication of interest, and that, because of the recently commenced litigation, the interested party was no longer interested in pursuing a corporate level transaction, but rather was interested only in pursuing a purchase of certain of our assets, including our uniform resource locator, or our URL, brand name, associated trademark and tradename rights and, subject to compliance with privacy laws, our customer list. The purchase price for the transaction would be $8.5 million and would require full support for the transaction from SoftBank and Mr. Blum. The proposed transaction also contemplated that we not file bankruptcy proceedings either before or after the closing of the transaction. At this meeting, the special committee also discussed our financial condition, business, operations and prospects. The special committee reviewed our revenue outlook, operating expenses, cash position, cash burn rate, the current state of our relationship with our credit card processor and the difficulty we were having in securing an alternative credit card processor to provide services to us. Our management presented the special committee with a summary of our current assets and liabilities and the projected range of costs and liabilities associated with a liquidation, and the range of values stockholders could potentially receive if we were to be liquidated following completion of a transaction on the general terms proposed by the second interested party. The special committee then discussed the potential alternatives for going forward that were reviewed at its July 12 and July 13, 2001 meetings and the associated merits and risks, including our ability to continue our existing operations through a projected closing date in light of the credit card processor issue. At this meeting, representatives of Cooley Godward also reviewed with the special committee members their continuing fiduciary duties in connection with a proposed transaction. The Cooley Godward representatives reiterated that the special committee's primary duty was to take whatever actions it determined would be necessary or appropriate to maximize stockholder value. Following these discussions, the special committee determined that the second interested party's proposal was unlikely to maximize shareholder value and directed management to obtain a release from our exclusivity agreement with the interested party, and to expeditiously work with other third parties, including Mr. Blum, to determine whether there was any interest in pursuing a transaction with us.


   On July 14, 2001, we obtained a release from our exclusivity agreement with the second interested party and reopened discussions with Mr. Blum and his advisors.

   On July 14, 15 and 16, 2001, members of our management team and the Cooley Godward and U.S. Bancorp Piper Jaffray representatives engaged in several discussions with the second interested party regarding valuation, timing, potential transaction structures, conditions to closing and related issues. These discussions focused on the operational risks facing us in light of the pending termination of our credit card processor relationship, the financial risks presented by the uncertainty of liquidation and wind-up costs and the need to eliminate as much as possible the risk that, once signed, any transaction would not be consummated, particularly if a closing was assured for the buyer through receipt of voting agreements from holders controlling the vote of more than a majority of our outstanding shares common stock. Our management team and the Cooley Godward representatives also engaged in discussions with Mr. Blum's advisors regarding transaction structure and related issues.

   On July 16, 2001, the special committee met to review the status of the process. Members of our management team and representatives of Cooley Godward, U.S. Bancorp Piper Jaffray and our outside bankruptcy counsel also attended this meeting. The U.S. Bancorp Piper Jaffray representatives then reviewed the recent conversations with the second interested party, and indicated that there might be some limited flexibility on valuation and that the interested party proposed that we redirect our URL to its Web site upon signing the definitive acquisition agreement in exchange for a to-be-determined share of the revenue the second interested party generated as a result of the redirect arrangement. The special committee also discussed that the transaction proposed by this party continued to contemplate that we not file bankruptcy proceedings either before or after the closing of the transaction. Mr. Baxter then reviewed the recent conversations with Mr. Blum's advisors, and indicated that Mr. Blum was not interested in pursuing a corporate level transaction but rather either a financing transaction simultaneous with his appointment as our Chief Executive Officer or an asset transaction in which he would buy substantially all of our assets through a pre-negotiated transaction within bankruptcy proceedings. Management also presented its preliminary conclusion, after consultation with outside bankruptcy counsel, that whether a transaction along the lines proposed by the second interested party was pursued, it likely would be in the best interests of our stockholders and creditors to file bankruptcy proceedings in the near future and facilitate an orderly liquidation of our business unless an alternative transaction was available. The special committee discussed insolvency and creditor related issues with our bankruptcy counsel, and asked numerous questions of our bankruptcy counsel to better understand how these issues would impact structuring a transaction as an asset purchase within the context of bankruptcy proceedings. Following these discussions, the special committee directed us to continue negotiations with each interested party.


   On July 16, 17 and 18, 2001, members of our management team and the Cooley Godward and U.S. Bancorp Piper Jaffray representatives engaged in further discussions with the second interested party. These discussions focused on the operational risks facing us in light of the pending termination of our credit card processor relationship, the financial risks presented by the uncertainty of liquidation and related wind-up costs, particularly in light of the recently filed litigation, and the need to eliminate as much as possible the risk that, once signed, any transaction would not be consummated, particularly if a closing was assured for the buyer through receipt of voting agreements from holders controlling the vote of more than a majority of our outstanding shares of common stock. During these discussions, our management provided the second interested party with their preliminary conclusion that it may be in the best interests of our stockholders and creditors to file bankruptcy proceedings and liquidate our business unless an alternative transaction was available. These discussions also focused on the general effect that a redirect relationship implemented prior to closing would have on our business and operations, including the litigation risks resulting from a failure to continue performing certain advertising and linking agreements to which we were subject. Despite our concerns, the second interested party was unwilling to make any material changes to its proposal.

   Our management team and the Cooley Godward representatives also engaged in discussions with Mr. Blum's advisors in an effort to continue to develop Mr. Blum's interest in pursuing a transaction with us. Mr. Blum indicated that the recently filed lawsuits against us and continuing vendor concerns impacted his evaluation of an acquisition and that he was evaluating an acquisition structure that would include a bankruptcy filing.

   On July 18, 2001, the special committee met to review the status of the process. Members of our management team and representatives of Cooley Godward and our outside bankruptcy counsel also attended this meeting. The Cooley Godward representatives then reviewed the recent conversations with the second interested party, and indicated that its indication of interest remained essentially unchanged from July 14, 2001, and that the interested party continued to contemplate that we not file bankruptcy proceedings either before or after the closing of the transaction. Mr. Baxter then reviewed the recent conversations with Mr. Blum's advisors, and reported that Mr. Blum had indicated he was ready to proceed with a purchase of substantially all of our assets out of bankruptcy, but that he was not interested in proceeding unless and until he was assured that he was the only party with whom we were negotiating, and that he strongly desired to obtain the identity of the other interested party and review the terms and conditions of their proposed transaction.

   At this meeting, the special committee also discussed our financial condition, business, operations and prospects. The special committee reviewed our revenue outlook, operating expenses, cash position, cash burn rate, the current state of our relationship with our credit card processor and the difficulty we were having in securing an alternative credit card processor to provide services to us. Our management presented the special committee with a summary of our current assets and liabilities and the projected range of costs and liabilities associated with a liquidation, and the range of values stockholders could potentially receive if we were to be liquidated following completion of a transaction on the general terms proposed by the second interested party. Management also reiterated its conclusion that, after consultation with outside bankruptcy counsel, whether a transaction along the lines proposed by the second interested party was pursued, it likely would be in the best interests of our stockholders and creditors to file bankruptcy proceedings in the near future and facilitate an orderly liquidation of our business unless an alternative transaction was available. The special committee then discussed potential alternatives for going forward and the associated merits and risks, including our ability to continue our existing operations through a projected closing date in light of the credit card processor issue.

   The special committee determined, in light of the current status of discussions with the second interested party, that there was a low probability a transaction with the second interested party could be negotiated and a definitive agreement executed prior to the time we would otherwise need to commence bankruptcy proceedings. The special committee further concluded that we were more likely to negotiate and execute definitive agreements for a transaction with Mr. Blum prior to the time we would otherwise need to commence bankruptcy proceedings. At this meeting, representatives of Cooley Godward also reviewed with the special committee members their fiduciary duties in connection with their role as committee members and with the review and analysis of potential alternatives and transactions that may be available to us. The Cooley Godward representatives reiterated that the special committee's duty was to take whatever actions it determined would be necessary or appropriate to maximize stockholder value in light of amounts we owed to creditors. Following these discussions, the special committee directed us to inform the second interested party that, because it was not in our stockholders best interest to pursue an asset transaction that was conditioned on our not declaring bankruptcy before or after the transaction, we would not be able to pursue a transaction along the lines they proposed. At this time, the special committee directed us to continue negotiations with Mr. Blum regarding a prenegotiated purchase of substantially all of our assets out of bankruptcy.

   Following this special committee meeting, representatives of U.S. Bancorp Piper Jaffray engaged in a discussion with the second interested party. During this discussion, the second interested party indicated that it would revise its proposal to indicate a purchase price of $20 million for the selected assets so long as we did not commence with bankruptcy proceedings. The second interested party also indicated that they would proceed with a transaction even if we commenced bankruptcy proceedings, but that the purchase price in that case would be $8.5 million. The second interested party also stated that its proposal remained subject to the other terms and conditions communicated in their most recent indication of interest.

   For a second time on July 18, 2001, our special committee met to review the status of the process. Members of our management team and representatives of Cooley Godward, U.S. Bancorp Piper Jaffray and our outside bankruptcy counsel also attended this meeting. The U.S. Bancorp Piper Jaffray representatives then reviewed the recent conversations with the second interested party, noting the different valuations for a transaction in and out of bankruptcy, and indicated that the remaining terms and conditions were essentially unchanged from July 14, 2001. Management noted that the transaction structure being proposed, because it necessarily involved an eventual liquidation of our business, contained significant risks and uncertainties with regard to what value, if any, would be available to distribute to stockholders. The special committee discussed the proposal at length, after which it instructed the U.S. Bancorp Piper Jaffray representatives to engage in further discussions with the second interested party in an attempt to provide that:


  . we would receive a written summary of the material terms and conditions of the proposal;

  . we would have the authority to communicate the terms and conditions of the transaction to Mr. Blum as soon as possible in order to ascertain whether he would provide the support and release desired by the second interested party;

  . buyer would submit a substantial non-refundable prepayment of the purchase price upon signing the transaction, as a way to partially offset the risks associated with a traffic redirect arrangement;


  . we would be able to file bankruptcy proceedings post-closing if we deemed it appropriate; and

  . the definitive acquisition agreement would contain very limited representations and warranties and conditions to closing.

   Throughout the late evening hours of July 18 and into the early morning of July 19, representatives of U.S. Bancorp Piper Jaffray engaged in discussions with the second interested party to discuss the special committee's response to the most recent proposal. During this discussion the second interested party indicated that it would permit us to discuss the proposal with Mr. Blum, it would submit its proposal in writing as soon as practicable and that it understood that the transaction had to be structured as simply as possible with limited representations and warranties and conditions to closing. The second interested party indicated that it was not willing to provide a prepayment of the purchase price but would be willing to provide an unspecified amount of interim financing, which would be secured by our assets and repaid out of proceeds from the traffic redirect revenue share arrangement.


   On July 19, 2001, representatives of Cooley Godward contacted the Nasdaq National Market and informed them that we were in what appeared to be the final stages of negotiating several strategic alternatives and would not be able to attend its hearing to appeal the staff's determination regarding the delisting of our common stock. The Nasdaq National Market representatives indicated that they would convey the new information to the Nasdaq Hearings Panel and would informally provide additional time for us to complete our pursuit of a strategic alternative.

   On July 19, 2001, members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray conveyed to Mr. Blum's advisors the substance of the latest proposal from the second interested party, including the range of values we projected that stockholders might receive from the alternative proposed structures of the transaction. The range in values was $0.11 to $0.18 per share where the transaction occurred outside of bankruptcy and $0.01 to $0.12 per share where the transaction occurred inside of bankruptcy. However, neither of these analyses quantified certain elements including the resolution of pending lawsuits and breach of contract claims that might arise as a result of the liquidation. We also conveyed the significant uncertainty associated with the liquidation of a business such as ours, as evidenced by the relatively wide range of values that our stockholders might receive following a liquidation, and our inability to predict with any accuracy the specific value stockholders might expect to be paid.


   On July 19, 2001, we also engaged in several discussions with the second interested party to further clarify their response to the issues raised by the special committee and better understand the exact nature of the various issues. With respect to the proposed interim financing, the second interested party indicated that it would need to better understand our projected working capital needs through closing, as well as understand how we proposed to handle our accounts payable. With respect to the bankruptcy issue, they were willing to not limit our ability to initiate proceedings post-closing, but that if we voluntarily filed pre-closing we would have to pay a break-up fee. Regarding the redirect arrangement, the second interested party indicated that it was not willing to assume any linking or advertising obligations that we had to third parties. With respect to closing conditions, it indicated that minimal closing conditions would be acceptable, but that existing challenges to the title of the purchased assets and threatened governmental litigation would need to be included as conditions to closing. We reiterated the need to minimize the risk that, after signing, the transaction would not be completed, particularly if voting agreements were obtained and the redirect arrangement initiated on signing as proposed, and that we would be willing to include as a condition to closing the non-existence of any injunction or other court or regulatory order prohibiting consummation of the transaction.

   On July 20, 2001, Mr. Blum's advisors conveyed to members of our management team that Mr. Blum would not support the $20.0 million (nonbankruptcy) or $8.5 million (bankruptcy) proposal made by the second interested party, and that he continued to be interested in acquiring our assets in a pre-negotiated transaction in bankruptcy. Mr. Blum's advisors further indicated that Mr. Blum would be submitting a written proposal to that effect within 24 hours. Mr. Blum did not offer specific reasons as to why he would not support the second interested party's proposals.


   On July 21, 2001, Mr. Blum submitted a written proposal to purchase substantially all of our assets. The material economic and other terms proposed by Mr. Blum included:

  . the transaction would be structured as a purchase of substantially all of our assets (other than our cash and marketable securities and certain lease and other deposits) out of bankruptcy, with a purchase price equal to $16.5 million in cash plus the assumption of a substantial amount of our payables and other liabilities;

  . interim financing would be provided such that up to $5 million of stand-by letters of credit would be available for the benefit of one of our primary vendors, and up to $4 million would be available to us under a revolving line of credit;

  . we would be required to agree to certain buyer-favorable deal protections and seek bankruptcy court approval of those protections;

  . the acquisition would be required to be completed within 45 days after the definitive acquisition agreement is executed;

  . the definitive purchase agreement would contain certain covenants regarding the operation of our business between the signing date and the closing;

  . the definitive acquisition agreement would include representations and warranties typical for a transaction of this nature;

  . it would be a condition to signing the definitive acquisition agreement that certain key employees agreed upon by us and buyer would be required to enter into employment agreements;

  . as a condition to moving forward with discussions regarding the proposal, we would be required to agree to not actively solicit third parties regarding any sale of our company or any part thereof, or enter into any written commitment regarding a sale of our company or any part thereof, such obligation to continue for 15 business days after acceptance of the proposal; provided, however, that we would be able to respond to unsolicited expressions of interest from third parties, including those third parties with whom we previously had discussions; and

  . in the event that, prior to entering into a definitive acquisition agreement, we entered into a letter of intent or other arrangement with a third party to consummate a business combination or to acquire our assets on or before the first anniversary of the date of the proposal, we would be required to reimburse buyer for the actual fees and costs incurred in connection with the proposed transaction, up to a maximum reimbursement of $500,000.

   From July 22 to July 27, 2001, members of our management team and the Cooley Godward representatives engaged in further discussions with Mr. Blum's advisors to further refine and clarify Mr. Blum's July 21 proposal. These discussions focused on the assets to be purchased, the cash portion of the purchase price, the liabilities to be assumed, buyer protection measures that the bankruptcy court would be required to approve, representations and warranties to be made by us, interim financing requirements, operational issues associated with deposits held by our credit card processor and the proposed treatment of employees, conditions to closing and related issues. As a result of these discussions, several interim revised drafts of Mr. Blum's proposal were exchanged between Mr. Blum and us.

   On July 25, 2001, the second interested party submitted a proposal to purchase certain assets. The material terms and conditions of the proposal were generally consistent with our most recent discussions and included:

  . a purchase price of $20 million for the selected assets, including our URL, brand name, associated trademark and tradename rights and, subject to compliance with privacy laws, our customer list;

  . the purchase price would be paid with registered shares of buyers common stock;

  . Softbank would sign a voting agreement agreeing to vote in favor of the transaction;

  . we would redirect our URL to buyer's Web site upon signing the definitive acquisition agreement in exchange for a to-be-determined share of the revenue the buyer generated as a result of the redirect arrangement;

  . the buyer would make available, as necessary, short term fully secured financing between signing and closing;

  . the definitive acquisition agreement would contain customary indemnification secured by an escrow of buyer's shares; and

  . the definitive acquisition agreement would contain a break-up fee (to be negotiated) and expense reimbursement as liquidated damages upon the occurrence of certain events generally related to the proposal of any third party competing transaction.

   On July 27, 2001, Mr. Blum submitted a revised proposal embodying the results of our discussions with his advisors since July 21. The material economic and other terms contained in this proposal included:

  . the transaction would be structured as a purchase of substantially all of our assets out of bankruptcy (other than our unrestricted cash, marketable securities, certain lease interests and certain cash deposits);

  . The purchase price would equal $33.483 million, consisting of approximately $13.5 million of assumed liabilities, $16.5 million in cash and the remainder paid with a promissory note due upon any liquidating distribution made by us to our stockholders. The aggregate purchase price would be adjusted as of the closing date to reflect changes in the value of our total assets between signing and closing;

  . interim secured financing would be provided such that up to $5 million of stand-by letters of credit would be available for the benefit of selected trade vendors, and up to $4 million would be available as a debtor-in-possession line of credit;


  . the purchase agreement would provide that $4 million would be deposited into an escrow account on signing, to be released on the earlier of bankruptcy court approval of the interim financing or the date that is 20 days after the date of the purchase agreement;

  . any amounts not repaid under the line of credit or that remained drawn down under any letter of credit as of closing would be credited against the promissory note and cash portion of the purchase price;

  . buyer acknowledged the need to resolve our credit card processor issues and agreed to cooperate with us in renegotiating and extending our current credit card processor relationship;

  . we would be required to agree to certain buyer-favorable deal protections, including overbid and break-up fee provisions, and seek bankruptcy court approval of those protections;

  . the acquisition would be required to be completed within 60 days after the definitive acquisition agreement is executed;

  . the definitive purchase agreement would contain certain covenants regarding the operation of our business between the signing date and the closing;

  . the definitive acquisition agreement would include representations and warranties typical for a transaction of this nature;

  . it would be a condition to signing the definitive acquisition agreement that certain key employees agreed upon by us and buyer would be required to enter into employment agreements;

  . it would be a condition to closing that no material adverse effect on us had occurred;

  . upon signing of the purchase agreement, buyer, Mr. Blum and we would enter into a mutual general release of claims subject to certain exclusions;

  . as a condition to moving forward with discussions regarding the proposal, we would be required to agree to not actively solicit third parties regarding any sale of our company or any part thereof, or enter into any written commitment regarding a sale of our company or any part thereof, such obligation to continue for 10 business days after acceptance of the proposal; provided, however, that we would be able to respond to unsolicited expressions of interest from third parties, including those third parties with whom we previously had discussions; and

  . in the event that a purchase agreement is not entered into and we enter into a letter of intent or other arrangement with a third party to consummate a business combination or to acquire our assets on or before the first anniversary of the date of the proposal, we would be required to reimburse buyer for the actual fees and costs incurred in connection with the proposed transaction, up to a maximum reimbursement of $500,000.

   On July 27, 2001, the special committee met to consider the two most recent proposals from Mr. Blum and the second interested party. Members of our management team and representatives of Cooley Godward, U.S. Bancorp Piper Jaffray and our outside bankruptcy counsel also attended this meeting. The U.S. Bancorp Piper Jaffray representatives reviewed the recent conversations with the second interested party, and indicated that its proposal was substantially consistent with the proposal it had orally communicated to us on July 18, 2001, with the exception that it no longer required Mr. Blum's support for the transaction. Mr. Baxter then reviewed the recent conversations with Mr. Blum's advisors and the substantive terms and conditions of Mr. Blum's proposal.

   At this meeting, the special committee also discussed our financial condition, business, operations and prospects. The special committee reviewed our revenue outlook, operating expenses, cash position, cash burn rate, the current state of our relationship with our credit card processor and the difficulty we were having in securing an alternative credit card processor to provide services to us. The special committee discussed the effects that termination of our credit card processing relationship would have on our cash flow, unrestricted cash balances and ability to operate as a going concern. The special committee concluded that, since over 90% of our revenue is derived from credit card transactions, if we were unable to secure a new credit card processing relationship on acceptable terms, it would be unlikely that we would be able to continue operating our business or continue as a going concern. Our management presented the special committee with a summary of our current assets and liabilities and the projected range of costs and liabilities associated with a liquidation, and the range of values stockholders could potentially receive if we were to be liquidated following completion of either of the proposed transactions on the terms and conditions set forth in the respective proposals. Management also reiterated its conclusion that, after consultation with outside bankruptcy counsel, whether a transaction along the lines proposed by Mr. Blum or the second interested party was pursued, it likely would be in the best interests of our stockholders and creditors to file bankruptcy proceedings in the near future and facilitate an orderly liquidation of our business unless an alternative transaction was available. Management further articulated its belief that, in light of what appeared to be an imminent bankruptcy filing, it was no longer a prudent utilization of management resources to continue negotiations with multiple parties while at the same time taking the necessary time-consuming and detailed steps to prepare for a bankruptcy filing.


   The special committee then discussed potential alternatives for going forward with the second interested party and the associated merits and risks. These discussions focused on our ability to continue our existing operations through a projected closing date in light of the pending termination of our credit card processor relationship, the financial risks presented by the uncertainty of liquidation and related wind-up costs, particularly in light of the recently filed litigation, and the need to eliminate as much as possible the risk that, once signed, any transaction would not be consummated, particularly if a closing was assured for the buyer through receipt of voting agreements from holders controlling the vote of more than a majority of our outstanding shares of common stock. These discussions also focused on the risks associated with a traffic redirect relationship, including the risk that we might not be able to secure any value for our stockholders if a traffic redirect relationship was implemented on signing and the transaction ultimately was not completed, as well as the litigation risks resulting from a failure to continue performing certain advertising, linking and redirect agreements to which we were subject. The special committee also discussed the fact that the second interested party's proposal was somewhat vague, certain key issues were left open and others were not adequately addressed, including the pricing mechanism to be used to value the second interested party's common stock, the specific terms and conditions of the proposed voting agreement with Softbank, the type and amount of interim financing to be provided, whether and how the second interested party expected to address the risks we faced with a traffic redirect relationship (as described above) and specific terms and conditions of the proposed "customary indemnification," the break-up fee and the proposed conditions to closing.


   The special committee determined, in light of the current status of discussions with the second interested party and the language contained in its proposal, that there remained a relatively low probability, compared to the alternative proposal submitted by Mr. Blum, that a transaction with the second interested party could be negotiated and a definitive agreement executed prior to the time we would otherwise need to commence bankruptcy proceedings. The special committee further concluded that we were more likely to negotiate and execute definitive agreements for a transaction with Mr. Blum prior to the time we would otherwise need to commence bankruptcy proceedings. At this meeting, representatives of Cooley Godward also reviewed with the special committee members their fiduciary duties in connection with the transactions that may be available to us. The Cooley Godward representatives reiterated that the special committee's duty was to take whatever actions it determined would be necessary or appropriate to maximize stockholder value in light of amounts we owed to creditors. Following these discussions, the special committee determined to recommend to the board of directors that we not pursue the proposal received from the second interested party and that we be authorized to execute a letter of intent with Mr. Blum setting forth the terms of his proposal.

   Immediately following these discussions, the remaining member of our board of directors joined the meeting via teleconference to discuss the two proposals submitted by Mr. Blum and the second interested party. The special committee provided our board of directors with a detailed summary of the proposals and their discussions regarding the proposal, and stated the special committee's recommendation that we not pursue the proposal received from the second interested party and that we be authorized to execute a letter of intent with Mr. Blum setting forth the terms of his proposal. The board of directors unanimously authorized us to execute a letter of intent with Mr. Blum setting forth the terms of his July 27 proposal.

   Following the board of directors meeting, representatives of U.S. Bancorp Piper Jaffray engaged in a discussion with the second interested party to convey the board of directors' determination. During this discussion, the second interested party indicated that it remained interested in purchasing the selected assets.

   On July 27, 2001, we executed a letter of intent with Mr. Blum setting forth the terms of his July 27 proposal.

   Commencing on the evening of July 27, 2001 and continuing through August 1, 2001, members of our management team and representatives of Cooley Godward negotiated with Mr. Blum's advisors regarding the written agreement governing the terms of Mr. Blum's purchase of our assets.

   On July 30, 2001, the second interested party indicated to us that it was willing to increase the purchase price from its prior nonbankruptcy proposal of $20 million to $24 million and eliminate the requirements of a SoftBank voting agreement and Mr. Blum's support for the transaction, but that all other terms and conditions set forth in its July 25 proposal would remain the same. The second interested party further indicated that, if we determined to proceed with a bankruptcy filing, it would like the opportunity to discuss with us a pre-negotiated plan that would accomplish its objective in the bankruptcy court.

   On August 1, 2001, Mr. Blum's advisors indicated that, after assessing the possible limitations on our ability to transfer our customer list through an asset purchase, Mr. Blum desired to modify the proposed transaction structure and pursue a business combination transaction. On August 1, 2001, Mr. Blum submitted a revised proposal regarding an acquisition. On August 1, 2001, the closing sale price of our common stock reported by the Nasdaq National Market was $0.18 per share. The material economic and other terms proposed by Mr. Blum included:

  . the transaction would be structured as a merger in which all of our outstanding shares of common stock would be converted into the right to receive an amount of cash per share equal to $0.15 per share;

  . all unexercised and outstanding options and warrants would be required to be terminated concurrent with the closing;

  . interim secured financing would be provided such that up to $5 million worth of stand-by letters of credit would be available for the benefit of selected trade vendors, and up to $4 million would be available as a line of credit;

  . the purchase agreement would provide that $2.8 million would be deposited into an escrow account on signing;

  . the definitive purchase agreement would contain certain covenants regarding the operation of our business between the signing date and the closing;

  . the definitive acquisition agreement would include representations and warranties typical for a transaction of this nature;

  . it would be a condition to closing that no material adverse effect on us had occurred;

  . as a condition to moving forward with discussions regarding the proposal, we would be required to agree to not actively solicit third parties regarding any sale of our company or any part thereof, or enter into any written commitment regarding a sale of our company or any part thereof, such obligation to continue for 15 business days after acceptance of the proposal; provided, however, that we would be able to respond to unsolicited expressions of interest from third parties, including those third parties with whom we previously had discussions;

  . in the event that a purchase agreement is not entered into and we enter into a letter of intent or other arrangement with a third party to consummate a business combination or to acquire our assets on or before the first anniversary of the date of the proposal, we would be required to reimburse buyer for the actual fees and costs incurred in connection with the proposed transaction, up to a maximum reimbursement of $750,000;

  . The definitive acquisition agreement would provide that (a) if the transaction was not completed by November 30, 2001, (b) we entered into a letter of intent or other arrangement with a third party to consummate a business combination or to acquire our assets on or before the first anniversary of the date of the proposal or (c) the stockholders of the Company fail to approve the merger we would be required to reimburse buyer for the actual fees and costs incurred in connection with the proposed transaction, up to a maximum reimbursement of $750,000;

  . Softbank would be required to vote all of our shares of common stock owned by it in favor of the transaction; and

  . as a condition to closing, the merger would be required to be completed within 120 days after the definitive acquisition agreement is executed.

   On or about August 2, 2001 our credit card processor notified us that it had agreed to extend the termination date of their relationship to September 1, 2001. Consistent with its earlier letter to us, the credit card processor increased its processing fee by 1% and began withholding 5% of our daily receipts processed by that credit card processor on July 24, 2001.

   On August 2, 2001, the special committee met to consider the two most recent proposals from Mr. Blum and the second interested party. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. The U.S. Bancorp Piper Jaffray representatives reviewed the recent proposal submitted by the second interested party but made no recommendation regarding such proposal at this time. Mr. Baxter then reviewed the recent conversations with Mr. Blum's advisors and the substantive terms and conditions of Mr. Blum's merger proposal.


   At this meeting, the special committee also discussed our financial condition, business, operations and prospects. The special committee reviewed our revenue outlook, operating expenses, cash position, cash burn rate, the current state of our relationship with our credit card processor and the difficulty we were having in securing an alternative credit card processor to provide services to us. The special committee discussed the effects that termination of our credit card processing relationship would have on our cash flow, unrestricted cash balances and ability to operate as a going concern. The special committee concluded that, since over 90% of our revenue is derived from credit card transactions, if we were unable to secure a new credit card processing relationship on acceptable terms, it would be unlikely that we would be able to continue operating our business or continue as a going concern. Our management presented the special committee with a summary of our current assets and liabilities and the projected range of costs and liabilities associated with a liquidation, and the range of values stockholders could potentially receive if we were to be liquidated following completion of the transaction proposed by the second interested party on the terms and conditions set forth in its proposal. The range of liquidation value under this analysis was $0.09 to $0.18 per share. However, this analysis did not quantify certain elements including the resolution of pending lawsuits and breach of contract claims that might arise as a result of the liquidation. Our management also conveyed to the special committee, which the special committee considered, the significant uncertainty associated with the liquidation of a business such as ours, as evidenced by the relatively wide range of values that our stockholders might receive following a liquidation and our inability to predict with any accuracy the specific value stockholders might expect to be paid.


   The special committee then discussed potential alternatives for going forward with the second interested party and the associated merits and risks. These discussions focused on our ability to continue our existing operations through a projected closing date in light of the pending termination of our credit card processor relationship, the financial risks presented by the uncertainty of a liquidation and related wind-up costs, particularly in light of the recently filed litigation, and the need to eliminate as much as possible the risk that, once signed, any transaction would not be consummated, particularly if a closing was assured for the buyer through receipt of voting agreements from holders controlling the vote of more than a majority of our outstanding shares common stock. These discussions also focused on the risks associated with a traffic redirect relationship, including the risk that we might not be able to secure any value for our stockholders if a traffic redirect relationship was implemented on signing and the transaction ultimately was not completed, as well as the litigation risks resulting from a failure to continue performing certain advertising, linking and redirect agreements to which we were subject. The special committee also discussed the fact that the second interested party's proposal was somewhat vague, certain key issues were left open and others were not adequately addressed, including the pricing mechanism to be used to value the second interested party's common stock, the type and amount of interim financing to be provided, whether and how the second interested party expected to address the risks we faced with a traffic redirect relationship (as described above) and specific terms and conditions of the proposed "customary indemnification," the break-up fee and the proposed conditions to closing.


   The special committee determined, in light of the current status of discussions with the second interested party and the language contained in its proposal, that there remained a relatively low probability, compared to the alternative proposal submitted by Mr. Blum, that a transaction with the second interested party could be negotiated and a definitive agreement executed prior to the time we would otherwise need to commence bankruptcy proceedings. The special committee further concluded that we were more likely to negotiate and execute definitive agreements for a transaction with Mr. Blum prior to the time we would otherwise need to commence bankruptcy proceedings. At this meeting, representatives of Cooley Godward also reviewed with the special committee members their fiduciary duties in connection with the transactions that may be available to us. The Cooley Godward representatives reiterated that the special committee's duty was to take whatever actions it determined would be necessary or appropriate to maximize stockholder value in light of amounts we owed to creditors. Following these discussions, the special committee determined to recommend to the board of directors that we not pursue the proposal received from the second interested party and that we be authorized to execute a letter of intent with Mr. Blum setting forth the terms of his proposal.

   Immediately following these discussions, the remaining member of our board of directors joined the meeting via teleconference to discuss the two proposals submitted by Mr. Blum and the second interested party. The special committee provided our board of directors with a detailed summary of the proposals and their discussions regarding the proposal, and stated the special committee's recommendation that we not pursue the proposal received from the second interested party and that we be authorized to execute a letter of intent with Mr. Blum setting forth the terms of his proposal. Our entire board of directors unanimously authorized us to execute a letter of intent with Mr. Blum setting forth the terms of his August 1 proposal.

   Following the board of directors meeting, representatives of U.S. Bancorp Piper Jaffray engaged in a discussion with the second interested party to convey the board of directors' determination. During this discussion, the second interested party indicated that it remained interested in purchasing the selected assets, and that it would revise its proposal to include more detail regarding its material terms and address some of the concerns expressed by the special committee.

   On August 2, 2001, we executed a letter of intent with Mr. Blum setting forth the terms of his August 1 proposal. On the afternoon of August 2, the second interested party submitted a written notification to us that it would be further submitting a revised proposal to us that evening, and that they intended the proposal to be legally binding if accepted.

   Commencing on the evening of August 2, 2001 and continuing through August 10, 2001, members of our management team and representatives of Cooley Godward negotiated with Mr. Blum's advisors regarding the written agreement governing the terms of the proposed business combination transaction.

   In the late evening hours of August 2, 2001, the second interested party submitted a written proposal to purchase certain assets. The proposal was structured as a binding letter of intent and included the following material terms and conditions:

  . a purchase price of $30 million for the selected assets, including our URL, brand name, associated trademark and tradename rights, selected contracts, all data relating to our Web site operations and, subject to compliance with privacy laws, our customer list;

  . the buyer would assume all our liabilities arising after the closing date with respect to the purchased assets;

  . the purchase price would be paid with registered shares of buyers common stock, with the exact number of shares to be determined by dividing $30 million by the average closing price of the second interested party's common stock over the ten day period preceding the closing;

  . 10% of the purchase price would be held in a trust for the benefit of creditors;

  . we would have the option of either obtaining a $4 million short term, fully secured bridge loan from the buyer or redirecting our URL to buyer's Web site, for which we would receive 1% of buyer's transaction revenue resulting from the redirect. The bridge loan would be repaid on closing from our cash on hand or through the issuance of shares out of the trust described above;

  . our representations and warranties would consist of the following: due incorporation, capitalization, authority, disclosure of necessary consents and approvals, no violations or defaults, ownership of and title to all purchased assets free and clear of all liens or other clouds on title, and accurate disclosure of all domain names and intellectual property;

  . conditions to closing would include obtaining our stockholders' approval, no injunction or other legal restriction prohibiting consummation of the transactions contemplated, and our performance and compliance with all affirmative covenants contained in the agreement;

  . the definitive acquisition agreement would terminable by buyer if the closing has not occurred by November 30, 2001, there is any law or regulation that makes the consummation of the purchase illegal or otherwise prohibited, any court or governmental authority issues a final order restraining or otherwise prohibiting the consummation of the purchase agreement and such order is final and nonappealable, our board of directors recommends a superior proposal or modifies its approval or recommendation of the purchase, or we seek approval from a bankruptcy court of a third party acquisition;

  . the definitive acquisition agreement would contain an $800,000 break-up fee as liquidated damages and a $200,000 expense reimbursement upon the occurrence of certain events generally related to the proposal of any third party competing transaction; and

  . the proposal, if not accepted, would terminate at 5:00 p.m. on August 4, 2001.

   On August 4, 2001, the special committee met to consider the most recent proposal from the second interested party. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. Mr. Baxter provided the special committee with an update regarding the current status of negotiations with Mr. Blum's advisors regarding the proposed merger. The U.S. Bancorp Piper Jaffray representatives then reviewed the recent proposal submitted by the second interested party, but made no recommendation regarding such proposal at this time.


   At this meeting, the special committee also discussed our financial condition, business, operations and prospects. The special committee reviewed our revenue outlook, operating expenses, cash position, cash burn rate, the current state of our relationship with our credit card processor and the difficulty we were having in securing an alternative credit card processor to provide services to us. Our management presented the special committee with a summary of our current assets and liabilities and the projected range of costs and liabilities associated with a liquidation, and the range of values stockholders could potentially receive if we were to be liquidated following completion of the transaction proposed by the second interested party on the terms and conditions set forth in its proposal.


   The special committee then discussed potential alternatives for going forward and the associated merits and risks. These discussions focused on our ability to continue our existing operations through a projected closing date in light of the pending termination of our credit card processor relationship, the financial risks presented by the uncertainty of a liquidation and related wind-up costs, particularly in light of the recently filed litigation, and the need to eliminate as much as possible the risk that, once signed, any transaction would not be consummated. These discussions also focused on the risks associated with a redirect relationship, including the risk that we might not be able to secure any value for our stockholders if a redirect relationship was implemented on signing and the transaction ultimately was not completed, as well as the litigation risks resulting from a failure to continue performing certain advertising, linking and redirect agreements to which we were subject.

   The special committee discussed the proposal at length. At this meeting, representatives of Cooley Godward also reviewed with the special committee members their fiduciary duties in connection with the transactions that may be available to us. The Cooley Godward representatives reiterated that the special committee's duty was to take whatever actions it determined would be necessary or appropriate to maximize stockholder value in light of amounts we owed to creditors. Following these discussions, the special committee instructed the U.S. Bancorp Piper Jaffray representatives to engage in further discussions with the interested party to determine whether the second interested party would:

  . clarify the litigation closing condition so that only an injunction or court order would constitute a condition to closing;

  . provide post-closing indemnification to us and our directors and officers, consistent with the manner in which indemnification issues are typically handled in corporate-level transactions, as a way to minimize the risk that any shareholder litigation would result in a reduction of the assets remaining available for distribution to our stockholders after closing;

  . provide post-closing indemnification to us for any liability resulting from a breach of redirect, linking or advertising agreements with third parties, to again minimize the risk that any such liability would result in a reduction of the assets remaining available for distribution to our stockholders after closing;

  . address our credit card processor risk so that we had the opportunity to continue operating our business through a proposed closing date; and

  . in addition to the $4 million line of credit, make available up to $5 million in letters of credit for the benefit of selected trade vendors.

   Following the August 4 meeting of the special committee, U.S. Bancorp Piper Jaffray, Mr. Baxter and representatives of Cooley Godward engaged in several discussions with the second interested party to outline and discuss the issues identified by the special committee.

   On August 7, 2001, the second interested party submitted a further revised proposal. The proposal was again structured as a binding letter of intent and included the following material terms and conditions:

  . a purchase price of $30 million for the selected assets, including our URL, brand name, associated trademark and tradename rights, selected contracts, all data relating to our Web site operations and, subject to compliance with privacy laws, our customer list;

  . the buyer would assume all our liabilities arising after the closing date with respect to the purchased assets;

  . the purchase price would be paid with registered shares of buyers common stock, with the exact number of shares to be determined by dividing $30 million by the average closing price of the second interested party's common stock over the ten day period preceding the closing;

  . 10% of the purchase price would be held in a trust for the benefit of creditors. The trustee would pay our creditors at our direction;

  . within 14 days after the signing date, we would redirect our URL to buyer's Web site until the earlier to occur of the closing or the one year anniversary of the signing date, for which we would receive 1% of buyer's transaction revenue resulting from the redirect. Buyer would have the option to terminate the redirect on thirty days notice if the agreement is terminated by buyer as described below;

  . buyer would make available to us a $1 million short term, fully secured bridge loan. The bridge loan would be repaid on closing from our cash on hand or through the issuance of shares out of the trust described above;

  . for at least 60 days following the redirect date, we would continue to provide customer service and process all returns relating to any purchases made or orders placed prior to the redirect date;

  . our representations and warranties would consist of the following: due incorporation, capitalization, authority, disclosure of necessary consents and approvals, no violations or defaults, ownership of and title to all purchased assets free and clear of all liens or other clouds on title, and accurate disclosure of all domain names and intellectual property;

  . conditions to closing would include obtaining our stockholders' approval, performance of all our covenants, bring down of representations and warranties, no injunction or other order issued by any court or governmental agency prohibiting or materially restricting the transactions, and no pending actions or proceedings (including any formal or informal inquiry or investigation) by any governmental agency that could reasonably be expected to result in an order prohibiting or materially restricting the transactions;

  . the definitive acquisition agreement would be terminable by buyer if the closing had not occurred by December 31, 2001, there is any law or regulation that makes the consummation of the purchase illegal or otherwise prohibited, any court or governmental authority issues a final order restraining or otherwise prohibiting the consummation of the purchase agreement and such order is final and nonappealable, our board of directors recommends a superior proposal or modifies its approval or recommendation of the purchase, or we seek approval from a bankruptcy court of a third party acquisition;

  . the definitive acquisition agreement would contain an $800,000 break-up fee as liquidated damages and a $200,000 expense reimbursement payable upon the occurrence of certain events generally related to the proposal of any third party competing transaction; and

  . the proposal, if not accepted, would terminate at 5:00 p.m. on August 8, 2001.

   On August 7, 2001, the special committee met to consider the most recent proposal from the second interested party. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. Mr. Baxter provided the special committee with an update regarding the current status of negotiations with Mr. Blum's advisors regarding the proposed merger. The U.S. Bancorp Piper Jaffray representatives then reviewed the recent proposal submitted by the second interested party, but made no recommendation regarding such proposal at this time.


   At this meeting, the special committee also discussed our financial condition, business, operations and prospects. The special committee reviewed our revenue outlook, operating expenses, cash position, cash burn rate, the current state of our relationship with our credit card processor and the difficulty we were having in securing an alternative credit card processor to provide services to us. The special committee discussed the effects that termination of our credit card processing relationship would have on our cash flow, unrestricted cash balances and ability to operate as a going concern. The special committee concluded that, if we were unable to secure a new credit card processing relationship on acceptable terms, it would be unlikely that we would be able to continue operating our business or continue as a going concern. Our management presented the special committee with a summary of our current assets and liabilities and the projected range of costs and liabilities associated with a liquidation, and the range of values stockholders could potentially receive if we were to be liquidated following completion of the transaction proposed by the second interested party on the terms and conditions set forth in its proposal. We estimated the range of liquidation values to be between $0.06 and $0.21 per share, noting that there was a high degree of risk and uncertainty in quantifying a per share value under the $30 million transaction structure proposed by the second interested party.

   The special committee then discussed potential alternatives for going forward and the associated merits and risks. These discussions focused on our ability to continue our existing operations through a projected closing date in light of the pending termination of our credit card processor relationship, the financial risks presented by the uncertainty of a liquidation and related wind-up costs, particularly in light of the recently filed litigation. The special committee examined the significant uncertainty associated with the liquidation of a business such as ours, as evidenced by the relatively wide range of values that our stockholders might receive following a liquidation, and our inability to predict with any accuracy the specific value stockholders might expect to be paid. These discussions also focused on the risks associated with a redirect relationship, including the risk that we might not be able to secure any value for our stockholders if a redirect relationship was implemented on signing and the transaction ultimately was not completed, as well as the litigation risks resulting from a failure to continue performing certain advertising and linking agreements to which we were subject.


   The special committee discussed the proposal at length. At this meeting, representatives of Cooley Godward also reviewed with the special committee members their fiduciary duties in connection with the transactions that may be available to us. The Cooley Godward representatives reiterated that the special committee's duty was to take whatever actions it determined would be necessary or appropriate to maximize stockholder value in light of amounts we owed to creditors. Following these discussions, the special committee instructed our management team and the Cooley Godward and U.S. Bancorp Piper Jaffray representatives to engage in further discussions with the second interested party to determine whether the interested party would:

  . limit the conditions to closing only to obtaining the approval of our stockholders and the absence of an injunction or court order;

  . place substantially all of the consideration into an escrow account, with the consideration to be returned to buyer only in the event the two stated conditions to closing were not satisfied;

  . limit our representations and warranties only to those regarding clean and valid title to the purchased assets;

  . provide post-closing indemnification to us and our directors and officers, consistent with the manner in which indemnification issues are typically handled in corporate-level transactions, as a way to minimize the risk that any existing or future shareholder litigation would result in a reduction of the assets remaining available for distribution to our stockholders after closing; and

  . provide indemnification to us for any liability resulting from a breach of linking or advertising agreements with third parties, to again minimize the risk that any such liability would result in a reduction of the assets remaining available for distribution to our stockholders after closing.

   Following the August 7 meeting of the special committee, representatives of Cooley Godward and U.S. Bancorp Piper Jaffray engaged in several discussions with the second interested party to outline and discuss the issues identified by the special committee.

   On August 9, 2001, the special committee met to review the most recent discussions with the second interested party. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. Mr. Baxter provided the special committee with an update regarding the current status of negotiations with Mr. Blum's advisors regarding the proposed merger. The U.S. Bancorp Piper Jaffray representatives then reviewed the recent discussions with the second interested party. They reported that the second interested party had indicated that (i) it would agree to the proposed closing conditions, but that it would want to also include the absence of any pending or threatened governmental investigation or litigation, (ii) it would agree to limit our representations and warranties, (iii) it would limit the escrow to $1 million, (iv) it would not provide unlimited indemnification for breach of contract claims, but it would consider limited indemnification with a $3 million to $5 million maximum amount, (v) it would not indemnify us or our directors and officers post closing for any existing or future shareholder litigation and (vi) it would possibly revisit the proposed valuation.


   At this meeting, representatives of Cooley Godward also reviewed with the special committee members their fiduciary duties in connection with the transactions that may be available to us. The Cooley Godward representatives reiterated that the special committee's duty was to take whatever actions it determined would be necessary or appropriate to maximize stockholder value in light of amounts we owed to creditors. Following these discussions, the special committee instructed our management team and the Cooley Godward and U.S. Bancorp Piper Jaffray representatives to continue to engage in discussions with the second interested party regarding the previously identified issues to determine whether a viable alternative transaction could be arrived at.

   On August 10, 2001, our special committee and full board of directors received then current drafts of the merger agreement from Mr. Blum.


   On August 10, 2001, the special committee met to consider the proposed business combination transaction with a company controlled and wholly owned by Mr. Blum. Members of our management team and representatives of Cooley Godward and U.S. Bancorp Piper Jaffray also attended this meeting. The U.S. Bancorp Piper Jaffray representatives then reviewed the recent conversations with the second interested party, and informed the special committee that the second interested party did not intend to respond to the special committee's latest requests, and did not intend to further negotiate their offer to acquire our assets. At this meeting, the special committee discussed our financial condition, business, operations and prospects. The special committee reviewed our revenue outlook, operating expenses, cash position, cash burn rate, the current state of our relationship with our credit card processor and the difficulty we were having in securing an alternative credit card processor to provide services to us. In particular, the special committee discussed the effects that termination of our credit card processing relationship would have on our cash flow, unrestricted cash balances and ability to operate as a going concern. The special committee concluded that, if we were unable to secure a new credit card processing relationship on acceptable terms, it would be unlikely that we would be able to continue operating our business or continue as a going concern. Representatives of Cooley Godward then reviewed the material terms and conditions of draft definitive agreements. The special committee discussed and asked questions of the representatives from Cooley Godward regarding the terms of the merger agreement. The special committee compared the likely range of liquidation values and per share amounts available to stockholders if a transaction with the second interested party was completed as compared to the cash value provided in the merger agreement. The range of liquidation values under this analysis was $0.06 to $0.21 per share. This analysis was prepared at the request of the special committee and attempted to quantify the factors that previously had not been quantified, including pending lawsuits and breach of contract claims that might arise as a result of the liquidation. The cash value provided in the merger agreement at that time was $0.15 per share. The special committee, however, considered this analysis subject to significant risk and uncertainty because these factors were difficult, if not impossible, to quantify. In addition, the special committee considered the significant uncertainty associated with the liquidation of a business such as ours, as evidenced by the relatively wide range of values that our stockholders might receive following a liquidation, and our inability to predict with any accuracy the specific value stockholders might expect to be paid.


   The special committee concluded that the second interested party's proposal was not superior to Mr. Blum's proposal and that the structure of the proposal involved a significant amount of risk and uncertainty, and that stockholders were likely to receive less under the second interested party's proposal than under Mr. Blum's proposal. Factors the special committee considered included, among other things, the inherent risk of an asset purchase structure, the uncertainty of resolving pending litigation against us before a distribution to stockholders could occur, the likely delay in any distribution to stockholders caused by the proposed structure, and the financial cost of resolving breach of contract claims that were likely to arise as a result of the transaction structure. The U.S. Bancorp Piper Jaffray representatives indicated that, at the request of the special committee, it would render to the full board of directors its opinion that, as of August 10, 2001, the merger consideration to be received by holders of our common stock in the proposed merger pursuant to the merger agreement was fair from a financial point of view to such holders, other than Mr. Blum and his affiliates.

   The special committee then discussed potential alternatives for going forward and the associated merits and risks. These discussions focused on our ability to continue our existing operations in light of the pending termination of our credit card processor relationship, and the financial risks presented by the uncertainty of liquidation and related wind-up costs, particularly in light of the recently filed litigation. At this meeting, representatives of Cooley Godward also reviewed with the special committee members their fiduciary duties in the context of the proposed business combination between Mr. Blum and us. The Cooley Godward representatives reiterated that the special committee's duty was to take whatever actions it determined would be necessary or appropriate to maximize stockholder value in light of amounts we owed to creditors.

   Following these discussions, the special committee determined to recommend to the board of directors that we execute the definitive merger agreement and related ancillary agreements providing us with the interim financing.

   Immediately following these discussions, the remaining member of our board of directors joined the meeting via teleconference to discuss the proposed business combination with Mr. Blum. The Cooley Godward and U.S. Bancorp Piper Jaffray representatives provided our board of directors with a detailed summary of the proposed transaction. Representatives of U.S. Bancorp Piper Jaffray then gave a presentation to our board of directors regarding U.S. Bancorp Piper Jaffray's fairness opinion. The written materials provided to the board of directors in connection with such presentation included an overview of the terms of the proposed transaction, a general market overview, a financial analysis of the proposed transaction, an analysis of capital challenges facing us, a liquidation analysis with respect to us, and analyses regarding comparable companies' financial performances, comparable transactions and premiums paid in other transactions. A copy of U.S. Bancorp Piper Jaffray's presentation to the board of directors has been filed with the Securities and Exchange Commission as an exhibit to the Schedule 13E-3 filed by Mr. Blum and us in connection with the merger. Following this presentation, our board of directors asked questions of the representatives from U.S. Bancorp Piper Jaffray and discussed their presentation. After this discussion, at the request of the special committee, representatives of U.S. Bancorp Piper Jaffray delivered the oral opinion of U.S. Bancorp Piper Jaffray to our board of directors that, as of August 10, 2001, the merger consideration to be received by the holders of our common stock in the proposed merger pursuant to the merger agreement was fair from a financial point of view to such holders, other than Mr. Blum and his affiliates. Our board of directors then unanimously determined that the merger agreement and related agreements were advisable, and that the merger and the consideration to be paid to the holders of our common stock in the merger were fair to, and in the best interests of, the holders of our common stock (other than Mr. Blum or any affiliates of Mr. Blum). Accordingly, our board of directors unanimously approved the merger agreement, the related agreements and the merger and resolved to recommend that the holders of our common stock entitled to vote at the special meeting vote to adopt the merger agreement and approve the merger.

   Subsequent to the meeting of the board of directors, members of our management team were informed by Mr. Blum that he intended to increase the merger consideration from the price of $0.15 per share previously approved by our board of directors to $0.17 per share to match the closing sales price of our common stock on August 10, 2001, as reported by the Nasdaq National Market.

   Representatives of U.S. Bancorp Piper Jaffray then updated their presentation to reflect the $0.17 per share merger consideration and delivered the presentation to our board of directors. A copy of U.S. Bancorp Piper Jaffray's presentation to the board of directors has been filed with the Securities and Exchange Commission as an exhibit to the Schedule 13E-3 filed by Mr. Blum and us in connection with the merger. U.S. Bancorp Piper Jaffray delivered the written opinion of U.S. Bancorp Piper Jaffray, superceding their earlier oral opinion to our board of directors that, as of August 10, 2001, the date of the opinion, and subject to the assumptions and limitations set forth in the opinion, the merger consideration to be received by the holders of our common stock in the proposed merger pursuant to the merger agreement was fair, from a financial point of view, to such holders, other than Mr. Blum and his affiliates.

   On August 10, 2001, we and Mr. Blum executed the merger agreement and related agreements. We then issued a press release announcing the merger agreement and the proposed merger.

Our Purpose and Reasons for the Merger

   As discussed in the previous section entitled "--Background of the Merger," since the first quarter of 2001 our business has deteriorated and our stock price has declined. Our internal projections reflect that we would continue to experience a decline in our business and that our cash position would continue to decline. In addition, without any new financial support provided to us, similar to the support currently provided by Mr. Blum, our credit card processor indicated its intention to terminate its relationship with us, which would have substantial adverse effects on our cash flow, unrestricted cash balances and ability to operate as a going concern. After careful consideration over an extended period of time of different alternatives available to us, we have decided to enter into the merger agreement and complete the merger at this time for the following reasons:


  . Our business has not been profitable to date and, due to changes in the e-commerce industry and lack of availability of additional capital for e-commerce companies in general, we expect to continue experiencing losses and a decline in our further business and financial condition.

  . The market price for our common stock has been steadily declining since our initial public offering in February 2000. On August 24, 2001, our closing sales price was $0.13, down from an intraday high of $35.43 on February 8, 2000, the day we completed our initial public offering. We believe our stock price is likely to continue to decline for the foreseeable future because of our inability to reach cash flow profitability, our continuing financial losses, our deteriorating financial condition, and as the financial markets continue to look with disfavor upon e-commerce companies. As a result of the continuing decline in our stock price and because our stock price had not met the minimum price required by the Nasdaq National Market for continued listing, our stock faced imminent delisting from the Nasdaq National Market. As a result, our stock would be quoted only on the Over-the-Counter Bulletin Board, a result which our management believed would result in further decline of our stock price and decreased liquidity for our shareholders. In fact, our stock was delisted from the Nasdaq National Market on August 14, 2001 and the last quoted price for our common stock on the Over-the-
    Counter Bulletin Board on the date of this proxy statement was $      .


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  . We believe that the merger represents the best alternative for our stockholders to realize some value for their investment. After exploring all of the alternatives available to us, including pursuing our existing business plan, pursuing further cost-cutting measures in an effort to accelerate cash-flow positive operations, exploring business combinations with other companies and liquidating our business, and after extensive conversations with potential third party acquirors, the special committee determined that the merger provided the highest value to our stockholders then available.

  . As a result of the continued deterioration of our business and the decrease in cash reserves, our credit card processing vendors insisted on tightened credit terms and additional cash reserves and gave us notice of its intention to terminate. Management believes after several conversations with alternative credit card processing vendors, that if we lost the services of our current credit card processor, securing the services of an alternative credit card processor would be unlikely given our low level of cash reserves and the state of our current operations. Because over 90% of our revenue is derived from credit card transactions, we would be unable to continue to operate our business without the services of a credit card processor. The financial support provided by Mr. Blum as a part of this merger transaction was adequate to cause our credit card processor to continue its relationship with us.


   As discussed above, the special committee considered a number of alternatives for us prior to recommending that we enter into the merger agreement and complete the merger. Those alternatives were:

  . Continuing to operate our business as an independent entity. As a result of the state of the financial markets and our inability to access additional capital on terms favorable to us, the status of our credit card processing relationship and the continuing deterioration of our business and financial condition, the board of directors determined that continuing to operate the business as it had historically been operated is not a viable alternative. Given the combination of these negative factors, the board of directors determined that if we were to continue to operate as we have in the recent past, we would continue to lose money and exhaust our cash supply, while our stock price would be unlikely to recover and likely to decline further, thereby further diminishing our value.

  . Exploring other business combinations. As described in "--Background of the Merger" above, in the fall of 2000 and again during the first several months of this year, we engaged in a systematic process to determine whether any third parties had an interest in acquiring us and the potential terms and conditions of any such acquisition. After our credit card processor determined to terminate its relationship with us and began transitioning in that direction, and after we were named as a defendant in a securities class action litigation in July 2001, third party interest in acquiring us diminished significantly as did the proposed value of any transaction from those that remained interested. At the time our board of directors approved the merger, there remained only one other party interested in a strategic transaction, which was proposed to be structured as an asset sale that would have required the termination or our operations and the liquidation of our assets. Our board of directors determined that, in light of the risks associated with liquidating our assets (which are described below), there could be less value available to our stockholders than in the merger. Accordingly, our board of directors determined that the risks of pursuing such a strategy made it a less attractive alternative than the merger.

  . Scaling down our operations and pursuing cost-cutting measures. Our board of directors considered management's analysis regarding scaling down our operations, including a reduction of our work force. Although our board of directors determined that some of these actions would be advisable regardless of the alternative we pursued, the scaling down of operations alone would not be sufficient to render us profitable in the foreseeable future. In addition, scaling down our operations would not provide liquidity for our stockholders, in contrast to the merger which allows our stockholders to immediately recognize cash value for their shares without the contingencies and risks associated with a scale-down.


  . Liquidating. Our board of directors considered our management's analysis of the liquidation alternative. Under certain circumstances, our management projected that this strategy could lead to a liquidation value of -$0.02 to $0.13 per share. Such liquidation analysis assumed that we conducted a liquidation as an independent entity and did not take into account any contingent liabilities or other

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   claims that may arise out of such liquidation. However, the risks of a liquidation include the likelihood that our stockholders would get nothing after payment of our outstanding debt and other payment obligations, and that there will be minimal realization of value for the assets on our balance sheet due to the rapid wind-down of our business associated with a liquidation, as well as the magnitude of contingent liabilities. Because of the relative certainty associated with the merger, our board of directors believes that the merger can be accomplished more efficiently and with less risk to our stockholders than a liquidation. Because our stockholders will receive the cash merger consideration in the merger, our board of directors believes that the merger presents a better alternative to our stockholders, who would potentially receive nothing after repayment of our outstanding indebtedness in a liquidation scenario.


Special Committee

   On April 11, 2001, our board of directors established an independent special committee to evaluate, negotiate and recommend strategic alternatives relating to potential strategic transactions with third parties and to represent the interests of our stockholders, other than Mr. Blum and his affiliates. The board established the special committee because of the potential fiduciary duty issues arising from the fact that one member of the board was also part of the management team that might possibly continue operating our business after the completion of an acquisition, and that one member of our board of directors was a director of a corporation in which Mr. Blum and/or his affiliates had a sizeable investment.


   The board nominated Messrs. Sanat Dutta and Wayne Thorson, non-employee members of our board of directors who were not affiliates of Mr. Blum, to serve as the two members of the special committee. Because neither of Messrs. Dutta or Thorson were affiliated with Mr. Blum or his affiliates, the special committee did not deem it necessary to, and did not, hire any additional representatives to act on behalf of our stockholders who were not affiliated with Mr. Blum.


   The board delegated to the special committee the power and authority to:

  . determine whether the sale of Buy.com or other strategic transaction was in the best interests of our stockholders;

  . review and evaluate the terms, conditions and advisability of any proposed transaction involving Mr. Blum and his affiliates;

  . determine whether or not to seek or commence discussions with other potential acquirors;

  . negotiate with Mr. Blum or any other potential purchaser of Buy.com; and

  . recommend to the full board the necessary action to maximize stockholder value through one or more strategic transactions.

   The special committee was also authorized and empowered to retain such legal, accounting and financial advisors as it deemed necessary and appropriate to execute its responsibilities, and enter into any retention or engagement relationships with such parties to effect its charter. On April 20, 2001 the special committee engaged U.S. Bancorp Piper Jaffray to act as its financial advisor to assist it in discharging its mandate.

   In consideration of the expected time requirements and other commitments required from the special committee members, our board of directors also determined that each member of the special committee should be paid a flat fee of $25,000 and an additional $5,000 for each month in which there was at least one meeting of the special committee. The board further determined that the special committee members should be reimbursed for their reasonable expenses incurred in the discharge of their duties.


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Reasons for the Special Committee's Determination; Fairness of the Merger

   After full deliberation of the factors discussed under the section entitled "--Our Purpose and Reasons for the Merger," the special committee of the board of directors has unanimously determined that the terms of the merger agreement, including the offer price of $0.17 per share, and the proposed merger are advisable and are fair to, and in the best interests of, our stockholders other than Mr. Blum and his affiliates. The special committee unanimously recommended to the board of directors that the merger agreement and the merger be approved and adopted.

   In recommending the approval and adoption of the merger agreement and the merger to the board of directors, the special committee considered a number of factors (many of which are set forth below) that it believed supported its recommendation. In considering these factors and whether to recommend the merger agreement and the merger to the board of directors, the special committee determined that the merger would be substantively and procedurally fair to our stockholders (other than Mr. Blum and his affiliates), including stockholders not affiliated with Buy.com. The factors that the special committee considered which support its determination that the merger is substantively fair include:

  . the entire process of considering all alternatives available to us and that the substantial discussions we had with various third parties supported the conclusion that the merger represented the best alternative to maximize stockholder value at this time;

  . the fact that the consideration to be received by our stockholders, other than Buyer and Merger Sub, in the merger would consist entirely of cash, which provides greater assurance of stockholder value and eliminates any uncertainties in valuing the merger consideration to be received by our stockholders;

  . U.S. Bancorp Piper Jaffray's willingness to provide an opinion to our board of directors as to the fairness, from a financial point of view, of the merger consideration be received by our stockholders in the proposed transaction pursuant to the merger agreement, to such holders, (other than Mr. Blum and his affiliates), as of the date thereof, and the analysis underlying such fairness opinion, which analysis the special committee considered in its totality, rather than relying on any one analysis or subgroup of analyses;

  . The significant challenges facing us in continuing to operate as an independent public company, including limited working capital combined with continuing operating losses, recent delisting of our common stock by the Nasdaq National Market, continued credit tightening by key vendors, uncertainties raised by the recently filed lawsuits and employee and director retention risks;

  . the special committee's adoption of the liquidation analysis presented by U.S. Bancorp Piper Jaffray which was based upon the assumptions given by our management indicated a range of liquidation values which, at the high end, was below the $0.17 offer made by Mr. Blum;

  . the special committee's adoption of U.S. Bancorp Piper Jaffray's liquidation, comparable public company, comparable transaction and premium analyses and determination that the merger consideration of $0.17 per share: (1) was greater than the high end of the range of liquidation values contained in the analysis presented to the special committee; (2) was within the range of each of U.S. Bancorp Piper Jaffray's measurements of comparable public values; (3) was within the range of each U.S. Bancorp Piper Jaffray's measurements of comparable transaction values; and (4) was within the range of premiums paid in comparable transactions analyzed by U.S. Bancorp Piper Jaffray;

  . our prospects as an independent, publicly held entity, taking into account our current strategy of cost control and future profitability as contrasted against the expectations of the public markets for immediate profitability and its current disfavor of Internet companies, and e-commerce companies in particular;

  . the fact that the trading values of our common stock, as reported by the Nasdaq National Market, did not accurately reflect the risks and uncertainties we faced in light of the continued credit tightening by

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

   key vendors, including our credit card processor, the recent lawsuits and employee and director retention issues;

  . the limitations we have suffered and would likely continue to suffer as a public company, including our relatively low trading volume, limited institutional sponsorship and diminished research attention from analysts, all of which could adversely affect the trading market and market value of our common stock;

  . the fact that our credit card processor had notified us that it intended to terminate its relationship with us on September 1, 2001 and we had not been able to successfully locate an alternative credit card processor significantly jeopardized our ability to continue our business operations and increased the likelihood that we would need to file bankruptcy proceedings.

  . our efforts and the efforts of Merrill Lynch, our previous financial
    advisor commencing in      2000, and U.S. Bancorp Piper Jaffray,
    commencing in April 2001 and continuing over the subsequent four months, to pursue strategic alternatives for us, including our potential sale;

  . the financial resources of Buyer and Mr. Blum and the belief that Buyer and Mr. Blum had the ability to complete the merger in a timely manner;

  . the fact that the merger agreement did not preclude us from considering unsolicited competing takeover proposals superior to the transactions contemplated by the merger agreement, as described in "THE MERGER AGREEMENT--Limitations on Considering Other Takeover Proposals,-- Termination, and --Termination Fee and Expense Reimbursement;"

  . the special committee's belief that the merger agreement, including the reimbursement of out-of-pocket fees and expenses payable to Buyer and the outstanding amounts, including commitment fees due under the interim financing if the merger agreement is terminated for any reasons discussed in "THE MERGER AGREEMENT--Termination, --Termination Fee and Expense Reimbursement" should not unduly discourage superior third-party offers and that the fees are within the range of fees payable in comparable transactions; and

  . the ability of stockholders who may not support the merger to obtain
    "fair value" for their shares if they properly perfect and exercise their appraisal or dissenters' rights under Delaware or California law, as discussed in "THE MERGER--Appraisal and Dissenters' Rights."

   In concluding that the proposed merger was fair to our stockholders (other than Mr. Blum and his affiliates), including stockholders not affiliated with Buy.com, the special committee considered the recent adverse developments we had experienced, including a continued depletion or our cash reserves, declining revenues, continued operating losses in the foreseeable future, the decision by our credit card processor to terminate its relationship with us and the securities class action litigation that was filed against us in July 2001. Accordingly, our current and historical market prices, net book value (which, as of June 30, 2001, was $0.25 per share) and going concern value, although considered by the special committee, were not indicative of our current business and financial condition and were not considered material factors by the special committee in making their determination.

   The special committee also determined that the merger is procedurally fair because, among other things:

  . our board of directors established an independent special committee to consider and negotiate the merger agreement;

  . the special committee was given exclusive authority to, among other things, evaluate, negotiate and recommend the terms of any proposed transaction;

  . members of the special committee will have no continuing interest in us after completion of the merger;

  . the special committee retained and received advice from its own legal counsel and financial advisors in evaluating, negotiating and recommending the terms of the merger agreement;


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

  . the $0.17 per share cash consideration and the other terms and conditions of the merger agreement resulted from arm's-length bargaining between the special committee and its representatives, on the one hand, and Mr. Blum and Buyer and their representatives, on the other hand;

  . the merger agreement and the merger was unanimously approved by our independent, non-employee directors;




  . the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote on the matter is required under Delaware law to approve and adopt the merger agreement and, as a result of the Blum voting trust, approval of the merger and the merger agreement requires the affirmative vote of a majority of our shares that are held by stockholders who are unaffiliated with Mr. Blum. In this regard, the special committee found it significant that the Softbank entities, which are considered to be affiliated with us, were believed to have no affiliation with Mr. Blum; and


  . under Delaware and California law, our stockholders have the right to demand appraisal of their shares.

  . members of our senior management who may continue with us after the merger did not participate in the negotiations with Mr. Blum, nor do they have any employment or other agreement regarding their specific role or compensation from possible equity interests in the surviving corporation. We relied on the special committee and its independent advisors, as well as certain members of our management team who will not have an ongoing role with us after the merger, to negotiate the merger with Mr. Blum and his advisors on behalf of our stockholders (other than Blum and his affiliates), including stockholders not affiliated with Buy.com.


   The special committee also considered a variety of risks and other potentially negative factors concerning the merger. These included the following:

  . if the merger is not consummated under circumstances further discussed in "THE MERGER AGREEMENT--Termination, --Termination Fee and Expense Reimbursement," we may be required to pay to Buyer specified fees and expenses, including amounts due under the interim financing agreements;

  . certain terms and conditions set forth in the merger agreement, required by Mr. Blum and Buyer as a prerequisite to entering into the merger agreement, prohibit us and our representatives from soliciting third-party bids and accepting, approving or recommending third-party bids except in specified circumstances and upon payment to Buyer of specified fees and expenses, and these terms could have the effect of discouraging a third party from making a bid to acquire us;

  . the cash consideration to be received by a stockholder will generally be taxable to the stockholder in an amount equal to the excess of $0.17 over the stockholder's tax basis in the stockholder's shares of our common stock;

  . there were no provisions to grant unaffiliated security holders access to our corporate files or Buyer's, Merger Sub's or Mr. Blum's files;



  . following the merger, our stockholders, other than Mr. Blum and his affiliates, will cease to participate in any future earnings growth of us or benefit from any increase in our value; and

  . if the merger agreement is terminated and any amount due under the interim financing cannot be paid, then the lender may be permitted to foreclose on our assets.

   After considering these factors, the special committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, individual members of the special committee may have assigned different weights to various factors. The determination of the special committee was made after consideration of all of the factors taken together as a whole.


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Reasons for the Board of Directors' Determination

   Our board of directors consists of four directors, two of whom serve on the special committee. In reporting to our board of directors regarding its determination and recommendation, the special committee, with its legal and financial advisors participating, advised the other members of our board of directors of the process which the special committee underwent in the course of seeking alternatives for us, the course of its negotiations with third parties, in particular with Buyer, Mr. Blum and their advisors, its review of the merger agreement and the interim financing agreements provided by Buyer and the factors it considered in reaching its determination that the terms of the merger agreement, including the offer price of $0.17 per share, and the merger are fair to, advisable and are in the best interests of, our stockholders other than Mr. Blum and his affiliates. In view of the wide variety of factors considered in its evaluation of the proposed merger, our board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, our board of directors based its position on the totality of the information presented and considered.

   The board of directors, based in part upon the determination and recommendation of the special committee, unanimously determined that the terms of the merger agreement and the proposed merger are advisable and are fair to, and in the best interests of our stockholders other than Mr. Blum and his affiliates and approved the merger agreement and the merger. The board of directors, based in part upon the unanimous recommendation of the special committee, unanimously recommends that our stockholders vote FOR the approval and adoption of the merger agreement and the merger.

Fairness of the Merger to Disinterested Stockholders

   The board of directors believes that the merger agreement and the proposed merger are substantively and procedurally fair to, and in the best interest of, our stockholders other than Mr. Blum and his affiliates for all of the reasons set forth above. In addition, with respect to procedural fairness, the board established the special committee, consisting of two of our directors, neither of whom serves an officer or employee of us or has an interest in the proposed merger different from that of our stockholders generally.

   In reaching these conclusions, the board of directors considered it significant that:

  . the merger consideration of $0.17 in cash per share was the highest price
    Buyer indicated it was willing to pay at that time, following arm's-length negotiations between the special committee and representatives of Buyer and Mr. Blum;

  . no member of the special committee has an interest in the proposed merger different from that of our stockholders generally;

  . the special committee retained its own financial advisors who have extensive experience with transactions similar to the merger and who assisted the special committee in the negotiations with Buyer and Mr. Blum; and

  . U.S. Bancorp Piper Jaffray was retained to advise the special committee as to the fairness, from a financial point of view, of the proposal received from Buyer and Mr. Blum or any third party. At the request of the special committee, U.S. Bancorp Piper Jaffray (1) performed an analysis which included a discussion of the liquidation value of Buy.com, (based on the assumptions given by our management) and an analysis of the comparable public company values, comparable transaction values and premiums paid in comparable transactions, which analyses were adopted by the special committee and the board of directors; and (2) reached the conclusion expressed in its written opinion dated August 10, 2001 to our board of directors that, subject to the considerations and limitations set forth in the opinion, the transaction was fair, from a financial point of view, to our stockholders other than Mr. Blum and his affiliates, which opinion was adopted by the special committee and the board of directors.



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   Our board of directors believes that the merger agreement and the proposed merger are substantively and procedurally fair to our stockholders other than Mr. Blum and his affiliates for all of the reasons and factors described above, even though no disinterested representative, other than the special committee and its advisors, was retained to act solely on behalf of the disinterested stockholders.

Position of Our Officers as to the Fairness of the Merger

   Under a potential interpretation of the Exchange Act rules governing "going private" transactions, continuing officers may be deemed to be our affiliates. It is expected that Mr. Robert Price, our President and Chief Financial Officer will continue as the President and Chief Financial Officer after the merger and is the only continuing officer identified to date. Mr. Price is making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Although Mr. Price may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally, Mr. Price believes that the terms of the merger agreement and the proposed merger are substantively and procedurally fair to disinterested stockholders based on the facts and information available to him. See "THE MERGER--Interests of Certain Persons in the Merger; Potential Conflicts of Interest."

   Although Mr. Price did not participate in the deliberations of the special committee, Mr. Price has considered the same factors examined by the special committee described above under "--Reasons for the Special Committee's Determination; Fairness of the Merger" and has adopted the conclusion, and the analysis underlying the conclusion, of the special committee, based upon his view as to the reasonableness of that analysis. Mr. Price believes that the terms of the merger agreement and the proposed merger are substantively and procedurally fair to our stockholders other than Mr. Blum and his affiliates. He has formed this belief with respect to substantive and procedural fairness even though no disinterested representative, other than the special committee and its advisors, was retained to act solely on behalf of the disinterested stockholders.

   Mr. Price believes these analyses and factors provide a reasonable basis upon which to form his belief that the merger is fair to our stockholders other than Mr. Blum and his affiliates. To our knowledge, each of our directors and executive officers intends to vote all of the shares of our common stock they directly own in favor of the merger agreement and the merger. In addition, Messrs. Roszak, Thorson and Kendall are trustees of the Blum voting trust and will vote the shares subject to the voting trust in accordance with its terms.

Opinion of Financial Advisor to the Special Committee

   The special committee of our board of directors selected U.S. Bancorp Piper Jaffray to act as financial advisor to the special committee in connection with their consideration of a proposed transaction. When the special committee assumed the responsibility of considering and negotiating a proposed transaction, it was agreed that U.S. Bancorp Piper Jaffray would exclusively represent and act as advisor to the special committee.

   On August 10, 2001, at the request of the special committee, U.S. Bancorp Piper Jaffray rendered its opinion to our board of directors, that, as of that date and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by holders of our common stock in the proposed merger pursuant to the merger agreement was fair, from a financial point of view, to such holders, other than Mr. Blum and his affiliates, as of August 10, 2001.

   The full text of the written opinion of U.S. Bancorp Piper Jaffray, dated August 10, 2001, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is attached as Appendix B and is incorporated herein by reference. At the request of the special committee, the opinion of U.S. Bancorp Piper Jaffray was provided for the information and assistance of our board of directors in connection with its consideration of the merger and is not a recommendation as to how any holder of shares of our common stock should vote with respect to the merger. You are urged to, and should, read the opinion in its entirety.


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   In connection with its opinion, U.S. Bancorp Piper Jaffray reviewed, among other things:
  . a draft of the merger agreement, dated August 10, 2001, which was not materially different from the final merger agreement; and

  . financial and other information that was publicly available or furnished to it by our management, including information provided during discussions with our management;

   U.S. Bancorp Piper Jaffray compared certain financial data of Buy.com with various other companies whose securities are traded in public markets, reviewed prices and premiums paid in certain other business combinations and conducted other financial studies, analyses and investigations as it deemed appropriate for purposes of this opinion.

   U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy and completeness of the financial statements and other information provided by management of Buy.com or otherwise made available to it and did not assume the responsibility independently to verify such information. U.S. Bancorp Piper Jaffray further relied upon the assurances of our management that the information provided had been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data, reflected the best currently available estimates and judgment of our management and that they were not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of the opinion, U.S. Bancorp Piper Jaffray assumed that we were not a party to any pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the proposed merger or in the ordinary course of business. In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of Buy.com, and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray assumed that the liquidation analysis furnished by our management is correct and accurate in all respects. U.S. Bancorp Piper Jaffray did not undertake any independent analysis of any pending or threatened litigation (including pending class action stockholder litigation arising from our initial public offering or any litigation arising from its transactions with the PGA Tour, Inc.). U.S. Bancorp Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the proposed merger will be obtained in a manner that will not change the merger consideration. U.S. Bancorp Piper Jaffray also assumed, with our consent, that the execution of the merger agreement and the consummation of the transaction will not violate bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally.


   The following is a summary of the material financial analyses reviewed by U.S. Bancorp Piper Jaffray and used in connection with providing its opinion, dated August 10, 2001, to our board of directors. It does not purport to be a complete description of the analyses performed by U.S. Bancorp Piper Jaffray. The order of analyses described, and the results of those analyses, do not represent relative importance or weight given to those analyses by U.S. Bancorp Piper Jaffray. Some of the summaries of financial analyses include information presented in tabular form, which should be read together with the text accompanying each summary. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 10, 2001, and is not necessarily indicative of current market conditions.

   In the course of its analysis, U.S. Bancorp Piper Jaffray took note of the capital challenges faced by us. U.S. Bancorp Piper Jaffray observed that (i) as of June 30, 2001, we had an aggregate of $14.5 million in cash, including $12.4 million of unrestricted cash and $2.1 million of restricted cash, (ii) our management estimated continued EBITDA (earnings before interest, taxes, depreciation and amortization) deficits for the foreseeable future, (iii) our primary credit card processor intended to terminate its relationship with us,
(iv) our management believed there was potential for its primary supplier to demand daily cash settlement, (v) our management noted that we had experienced substantial challenges in obtaining capital and has restricted access to credit facilities and other forms of funding, (vi) a cash flow analysis, using our internal estimates, indicated that we would not have enough cash and cash equivalents to continue operations beyond the quarter ended September 2001 without making use of external sources of funds, (vii) our common stock had failed to maintain a minimum bid price of $1.00 over thirty consecutive trading days as required by the Nasdaq National Market under Marketplace Rule 4450(a)(5) and
(viii) we were a party to multiple class action stockholder lawsuits. U.S. Bancorp Piper Jaffray also noted in its review of market conditions that there have been a substantial number of recent shutdowns and liquidations by internet companies.

   Such considerations were taken into account by U.S. Bancorp Piper Jaffray in the following analyses.

   Liquidation Analysis. Our management provided U.S. Bancorp Piper Jaffray a liquidation analysis that indicated a range of values for net liquidation equity per share available to stockholders. This analysis included our management's estimates of the book values of our assets and liabilities as of June 30, 2001. These book value estimates were discounted to reflect various liquidation adjustments as estimated by our management, based on internal estimates provided by our management. The resulting values were then further adjusted by management of the Company to reflect termination of leases, cash operating losses, contingencies and other costs associated with wrap-up and liquidation of the business, including salaries, severance, fees and expenses of advisors and directors and officers liability insurance, as estimated by our management. U.S. Bancorp Piper Jaffray observed that the net liquidation equity value available to stockholders would range from a value which was not meaningful (-$0.02 per share) to $0.13 per share. These values compared to the offer price of the proposed transaction of $0.17 per share. U.S. Bancorp Piper Jaffray's review of this analysis made no assumptions and did not consider the possible assertions of claims, outcomes or damages arising out of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which we or any of our affiliates were a party or could have been subject. The following table summarizes the results of this analysis (all values except for per share values in millions):


                                                                   Low    High
                                                                  ------  -----
   Total Assets.................................................. $ 27.6  $42.9
   Total Liabilities............................................. $ 15.5  $15.2
   Lease Buyouts and Terminations................................ $  3.2  $ 2.3
   Cash Operating Loss (July and August)......................... $  3.8  $ 3.8
   Costs associated with wrap-up and liquidation................. $  7.0  $ 3.7
   Contingency and other costs................................... $  1.5  $ 0.5
   Net Liquidation Equity available to Stockholders.............. $ (3.4) $17.5
   Net Liquidation Equity per Share.............................. $(0.02) $0.13

   U.S. Bancorp Piper Jaffray found the offer price above the low and high values per share for the liquidation analysis.

   A cash flow analysis, using our internal estimates, indicated that we would not have enough cash and cash equivalents to continue operations beyond the quarter ended September 2001 without making use of external sources of funds, and, as a result, U.S. Bancorp Piper Jaffray noted that a discounted cash flow analysis would not be meaningful.

   Selected Companies Analysis. U.S. Bancorp Piper Jaffray reviewed financial information, ratios and public market multiples relating to us and compared them to corresponding data for the following publicly traded companies which it deemed similar to us:

  . Ashford.com, Inc.;

  . Beyond.com Corp.;

  . Bluefly, Inc.;

  . Egghead.com, Inc.;

  . iParty Corp.;

  . Mcglen Internet Group, Inc.;

  . Varsity Group, Inc.

   In determining whether these companies were comparable to Buy.com, U.S. Bancorp Piper Jaffray made qualitative judgments as to the significance and relevance of metrics of comparable companies in industries similar to the one in which we are engaged. U.S. Bancorp Piper Jaffray chose companies of a size, market for products, financial condition and other factors that U.S. Bancorp Piper Jaffray, in its judgment, deemed not dissimilar to Buy.com.


   In its analysis, U.S. Bancorp Piper Jaffray used the closing market prices on August 10, 2001, and other publicly available information. U.S. Bancorp Piper Jaffray calculated the ratio of company value (fully diluted equity value plus debt and value of preferred stock less cash on the balance sheet) to LTM (last twelve months) revenue, company value to LTM gross profit and equity value to book value of Buy.com and the selected companies. The LTM values and book values were taken as of June 30, 2001, for Ashford.com, Beyond.com and Bluefly; as of March 31, 2001, for Egghead.com, iParty, Mcglen Internet Group and Varsity Group; and as of June 30, 2001, for us.

                                              BUY.COM
                                              Implied
                                               Offer   Low    Mean  Median High
                                              ------- ------  ----- ------ -----
Company value to LTM Revenue.................  0.02x  (0.57x) 0.03x 0.12x  0.26x

Company value to LTM gross profit............  0.19x  (2.08x) 0.46x 0.45x  2.69x

Equity value to Book value...................  0.70x  (1.72x) 0.15x 0.27x  1.11x

   U.S. Bancorp Piper Jaffray found the three ratios implied by the offer within the low and high comparison ratios.

   Selected Transactions Analysis. U.S. Bancorp Piper Jaffray analyzed information relating to the following fourteen transactions which it deemed similar to the proposed transaction and targets which it deemed similar to us.




   The announcement dates of these transactions are listed below. In determining whether these transactions were comparable to this transaction, U.S. Bancorp Piper Jaffray made qualitative judgments as to the significance and relevance of recent transactions that have occurred in industries similar to the one in which we are engaged. U.S. Bancorp Piper Jaffray chose transactions that involved companies of a size, market for products, financial condition and other factors that U.S. Bancorp Piper Jaffray, in its judgment, deemed not dissimilar to the present transaction.



      Date
   Announced        Target Name       Acquiror Name
   ---------        -----------       -------------
   06/28/2001 Launch Media Inc.       Yahoo! Inc.
   05/30/2001 Cyberian Outpost        PC Connection Inc
   05/24/2001 RoweCom Inc             Divine Inc
   05/14/2001 SkyMall Inc             Gemstar-TV Guide International
   04/11/2001 Autoweb.com Inc         Autobytel.com Inc
   04/05/2001 eMusic.com Inc          Universal Music (Vivendi)
   02/05/2001 Women.com Networks      iVillage Inc
   02/05/2001 Egreetings Network Inc  AmericanGreetings.com Inc
   01/10/2001 Mediconsult.com Inc     CyBear Inc(Andryx Corp)
   01/04/2001 TravelNow.com Inc       Hotel Reservations Network Inc
   10/24/2000 Fogdog Sports Inc       Global Sports Inc
   10/16/2000 Real Goods Trading Corp Gaiam Inc
   09/13/2000 Fatbrain.com Inc        barnesandnoble.com Inc
   07/20/2000 CDNow Inc               Bertelsmann AG

U.S. Bancorp Piper Jaffray calculated the ratio of company value to LTM revenue, company value to LTM gross profit and equity value to book value of the targets in each transaction and compared the results of these calculations with such calculations for the proposed transaction (with values for LTM revenue, LTM gross profit and book value for Buy.com as of June 30, 2001).

                                         BUY.COM
                                      Implied Offer  Low    Mean  Median  High
                                      ------------- ------  ----- ------ ------
Buy.com value to LTM Revenue.........     0.02x     (0.10x) 0.67x 0.31x   5.03x

Buy.com value to LTM gross profit....     0.19x     (0.43x) 2.19x 1.13x  14.52x

Equity value to Book value...........     0.70x     (2.25x) 3.85x 0.60x  22.39x

   U.S. Bancorp Piper Jaffray found the three ratios implied by the offer within the low and high comparison ratios. The special committee considered the entirety of U.S. Bancorp Piper Jaffray's opinion including all of its underlying analyses, one of which was the relative range of the ratios, in reaching its conclusion that the transaction was substantially fair.


   Premium Analysis. U.S. Bancorp Piper Jaffray compared the premium of the implied price per share of the merger consideration over the last sale price of our common stock on August 10, 2001, August 6, 2001, and July 16, 2001, to similar premiums at announcement date. U.S. Bancorp Piper Jaffray observed that such premiums were as follows:

                                          BUY.COM
                                       Implied Offer  Low    Mean  Median High
                                       ------------- -----   ----  ------ -----
1-day premium.........................       0.0%    (77.1%) 26.8%  16.0% 160.6%

1-week premium........................       6.3%    (71.4%) 40.4%  20.5% 147.3%

1-month premium.......................     (41.4%)   (42.8%) 36.1%  17.8% 101.7%

   U.S. Bancorp Piper Jaffray found the three premiums implied by the offer within the low and high premiums for the selected transactions.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying U.S. Bancorp Piper Jaffray's opinion. In arriving at its opinion, U.S. Bancorp Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, U.S. Bancorp Piper Jaffray made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to us or the contemplated transaction.

   The analyses were prepared solely for purposes of U.S. Bancorp Piper Jaffray's providing its opinion to our board of directors that the merger consideration to be received by holders of our common stock in the proposed merger pursuant to the merger agreement was fair, from a financial point of view, to such holders, other than Mr. Blum and his affiliates, as of August 10, 2001, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Buy.com, U.S. Bancorp Piper Jaffray nor any other person assumes responsibility if future results are materially different from those forecasted.

   As described above, U.S. Bancorp Piper Jaffray's opinion to our board of directors was one of many factors taken into consideration by the special committee and the board of directors in making their determination to recommend and/or approve the merger agreement and the merger. The foregoing summary does not purport to be a complete description of the analyses performed by U.S. Bancorp Piper Jaffray in connection with the opinion and is qualified by reference to the written opinion of U.S. Bancorp Piper Jaffray set forth in Appendix B.

   U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The special committee selected U.S. Bancorp Piper Jaffray to act as its financial advisor in connection with the proposed merger because U.S. Bancorp Piper Jaffray is an internationally recognized investment banking firm. U.S. Bancorp Piper Jaffray makes a market in our common stock, has written research reports on us during the last 12 months, and acted as co-manager for our initial public offering of common stock consummated on February 8, 2000. In connection with our initial public offering, U.S. Bancorp Piper Jaffray received approximately $1.2 million in fees. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade our securities for its own account or the account of its customers and, accordingly, it may at any time hold a long or short position in such securities.


   Pursuant to a letter agreement dated April 20, 2001, the special committee of our board of directors engaged U.S. Bancorp Piper Jaffray as its financial advisor in connection with the possible sale of all or a portion of our stock or assets. Pursuant to the terms of the U.S. Bancorp Piper Jaffray engagement letter, U.S. Bancorp Piper Jaffray will receive a fee for providing this opinion, which is not contingent upon consummation of this transaction, and an additional fee, which is contingent upon consummation of the transaction. The aggregate amount of these fees will be $2.0 million. In addition, we have agreed to reimburse U.S. Bancorp Piper Jaffray for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify U.S. Bancorp Piper Jaffray against certain liabilities, including certain liabilities under the federal securities laws.


Purpose and Reasons of Mr. Blum, Buyer and Merger Sub for the Merger

   The purpose of the merger for Buyer, Merger Sub and Mr. Blum is for Buyer to acquire a controlling interest in us. The merger will allow them to share in any of our future earnings and growth once the common stock ceases to be publicly traded. Public company status imposes a number of limitations on us and our management in conducting operations. Accordingly, one of the purposes of the merger for Buyer and Mr. Blum is to afford greater operating flexibility, allowing management to concentrate on long-term growth and to reduce its focus on quarter-to-quarter performance often emphasized by the public markets. The merger is also intended to enable us to use in our operations those funds that would otherwise be expended in complying with requirements applicable to public companies.

   Among other factors, Mr. Blum, Buyer and Merger Sub considered the following:


  . the fact that Mr. Blum and Buy.com had engaged in extensive negotiations and the belief that this represented a substantively and procedurally fair process with respect to unaffiliated security holders;


  . the fact that the consideration to be received by our stockholders in the merger would consist entirely of cash, which provides greater assurance of stockholder value and eliminates any uncertainties in valuing the merger consideration to be received by stockholders;


  . the significant challenges facing us at this time in continuing to operate as an independent public company, including our limited working capital, our operating losses, the recent delisting of our stock from the Nasdaq National Market, and our credit problems;


  . our recent setbacks, including the relatively low trading volume for our stock, limited institutional sponsorship and diminished research attention from analysts;


  . the fact that due to the Blum voting trust a majority of our stockholders that are not affiliated with Mr. Blum will be required to approve the transaction; and


  . the resources and ability of Mr. Blum, Buyer and Merger Sub to complete the transaction in a relatively short period of time.

Position of Mr. Blum, Buyer and Merger Sub as to the Fairness of the Merger


   Mr. Blum, Buyer and Merger Sub believe that the merger is substantively and procedurally fair to our unaffiliated stockholders. However, none of Mr. Blum, Buyer or Merger Sub have hired a financial advisor in connection with the transaction, or undertaken any formal evaluation of the fairness of the merger to such stockholders. Moreover, Mr. Blum, Buyer and Merger Sub did not participate in the deliberations of the special committee or receive advice from the special committee's financial advisor. Consequently, none of Mr. Blum, Buyer or Merger Sub is in a position to adopt the conclusions of the special committee with respect to the fairness of the merger to the stockholders. Because of the variety of factors considered, Mr. Blum, Buyer and Merger Sub did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching their determination.


   The determination of Mr. Blum, Buyer and Merger Sub that the merger is substantively fair was made after consideration of all the factors together. These factors include the following:


  . the fact that recent market prices for our common stock have been at or below the $0.17 per share merger consideration. On the day the merger agreement was signed, our common stock traded as low as $0.15 per share;


  . the establishment by us of the special committee comprised of independent directors, who are not employees of Buy.com, to negotiate at arm's-length and evaluate the merger;


  . the fact that the special committee received a written opinion of its independent financial advisor as to the fairness, from a financial point of view, of the merger consideration to our stockholders other than Mr. Blum and his affiliates;

  . the unanimous recommendation of the special committee and our board of directors;


  . the fact that since October 1999 the shares of our common stock owned by Mr. Blum have been voted by the trustees of the voting trust in accordance with the voting trust, and as a result, Mr. Blum has not had the ability to influence the outcome of any matter submitted to a stockholder for approval, including, without limitation, the election of members of our board of directors. As such, Mr. Blum did not have any influence over the decisions of the directors, including those who comprised the special committee and made the decision to enter into the present transaction; and


  . and the fact that due to the Blum voting trust, a majority of our stockholders that are not affiliated with Mr. Blum will be required to approve the transaction.


   Mr. Blum, Buyer and Merger Sub believe that these analyses and factors provide a reasonable basis for them to believe that the merger is fair to our stockholders other than Mr. Blum and his affiliates. This belief should not, however, be construed as a recommendation to our stockholders by any of Mr. Blum, Buyer and Merger Sub to vote to approve the merger.


   Mr. Blum, Buyer and Merger Sub did not consider the historical market prices, net book value, liquidation value or going concern value of Buy.com in evaluating the fairness of the merger to our stockholders other than Mr. Blum and his affiliates. Mr. Blum, Buyer and Merger Sub did not rely on any report, opinion or appraisal in determining the fairness of the merger to our stockholders, but do not disagree with the conclusion expressed by U.S. Bancorp Piper Jaffray in its opinion to the board of directors regarding the fairness, from a financial point of view, of the merger consideration to the holders of our common stock other than Mr. Blum and his affiliates. Mr. Blum reviewed the description of the analyses of U.S. Bancorp Piper Jaffray included in this proxy statement and read the final opinion, and did not find either to be objectionable. However, Mr. Blum, Buyer and Merger Sub did not undertake to conduct an independent evaluation of the U.S. Bancorp Piper Jaffray analyses, and did not retain any independent financial advisors to conduct a review of the results or an independent analysis of Buy.com, and did not rely on the U.S. Bancorp Piper Jaffray analyses. Mr. Blum, Buyer and Merger Sub did not consider any firm offers made in the last two years by an unaffiliated person to merge or consolidate with us, to acquire all or any substantial part of our assets or to acquire control of us.

Mr. Blum, Buyer and Merger Sub did not consider the historical market prices, net book value, liquidation value or going concern value of Buy.com to be material in evaluating the fairness of the merger to our stockholders other than Mr. Blum and his affiliates. In light of the current economic environment, the general problems that Internet retailers were having in the marketplace, Buy.com's delisting from the Nasdaq National Market and our credit and financial problems, along with the continuing decline in the trading price of our common stock, Mr. Blum, Buyer and Merger Sub did not believe that historical market prices and financial results were indicative of the value of our common stock.


   Mr. Blum, Buyer and Merger Sub believe that the merger is procedurally fair to our stockholders other than Mr. Blum and his affiliates because the special committee, consisting solely of directors who are not our officers or employees and who have no financial interest in the proposed merger different from our stockholders generally, was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger. Mr. Blum, Buyer and Merger Sub believe that the merger is procedurally fair to our stockholders other than Mr. Blum and his affiliates, even though no disinterested representative, other than the special committee and its advisors, was retained to act solely on behalf of the disinterested stockholders.


Forward-Looking Information; Projections Prepared by Buy.com

   We do not, as a matter of course, make public projections as to future sales, earnings or other results. However, in connection with our possible sale, our management prepared and, in April 2001, provided to Mr. Blum and his affiliates the projections set forth below. We also delivered these projections to U.S. Bancorp Piper Jaffray to assist in its preparation of a fairness opinion to the board of directors in connection with the proposed merger. The summary projections set forth below were derived from the projections provided to Mr. Blum and U.S. Bancorp Piper Jaffray. A copy of the complete projections provided to Mr. Blum and U.S. Bancorp Piper Jaffray has been filed as an exhibit to the Schedule 13E-3 filed by Buy.com with the Securities and Exchange Commission in connection with the merger. The projections have been included in this proxy statement solely because U.S. Bancorp Piper Jaffray considered them in rendering its fairness opinion.

   The projections below were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission, or the guidelines established by the American Institute of Certified Public Accountants regarding projections. Neither our independent public accountants, nor any other independent accountants, have compiled, examined or performed any procedures with respect to these projections, nor have they expressed any opinion or other form of assurance with respect to these projections or their achievability, and assume no responsibility for, and disclaim any association with, them. The inclusion of these projections in this document should not be regarded as a representation by us, any members of our management team, our board of directors, the special committee, Mr. Blum or any of their advisors, agents or representatives that these projections are or will prove to be correct. Projections of this type are based on a number of significant uncertainties and contingencies, all of which are difficult to predict and most of which are beyond our control. As a result, there can be no assurance that any of these projections will be realized.

   The projections below are or involve forward-looking statements and, as discussed below are based upon a variety of assumptions. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Many important factors, in addition to those discussed elsewhere in this proxy statement, could cause our results to differ materially from those expressed or implied by the forward-looking statements. These factors include, but are not limited to, our competitive environment, the inability to sustain vendor and distributor relationships on terms and conditions consistent with past dealings, the inability to raise additional working capital, our ability to retain and hire key executives, technical personnel and other employees, general economic conditions and other factors, the possibility of performance failure by our third party supply and fulfillment providers or the withdrawal of support or modification of credit terms with such suppliers and fulfillment partners, the occurrence of system failures, the amount of product and advertising revenues, the ability to successfully defend against pending legal proceedings, the failure to meet our future capital needs in light of ongoing losses, the growth and retention of our customer base, potential contractual, intellectual property or employment issues or the inability to successfully defend against litigation in the future, general economic and other market conditions in which we operate and matters affecting business generally. In addition, with respect to the merger, the following factors, among others, could cause actual events to differ materially from those described herein: inability to satisfy various conditions to the closing of the merger, including failure of our stockholders to approve the merger or failure to obtain any necessary regulatory approvals; the costs related to the merger; and the effect of the merger and/or interim financing on creditor, vendor, supplier, customer or other business relationships. All of the above matters are difficult to predict and many are beyond our control. Accordingly, there can be no assurance that any of the projections are indicative of our future performance or that actual results will not differ materially from those in the projections set forth below. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

   The projections summarized below are based upon numerous assumptions made by our management, that involve judgments with respect to our business and operations, future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. The material underlying assumptions are as follows:

  . as of June 30, 2001, we had an aggregate of $14.5 million in cash including $12.4 million of unrestricted cash and $2.1 million of restricted cash, used to secure a letter of credit;

  . our management estimated continued EBITDA (earnings before interest, taxes, depreciation and amortization) deficits for the foreseeable future;

  . our primary credit card processor intended to terminate its relationship with us;

  . our primary supplier would potentially demand daily cash settlement;

  . our management noted that we had experienced substantial challenges in obtaining capital and has restricted access to credit facilities and other forms of funding;

  . a cash flow analysis, using our internal estimates, indicated that we would not have enough cash and cash equivalents to continue operations beyond the quarter ended September 30, 2001 without making use of external sources of funds;

  . our common stock had failed to maintain a minimum bid price of $1.00 over thirty consecutive trading days as required by the Nasdaq National Market under Marketplace Rule 4450(a)(5); and

  . we were a party to multiple class action stockholder lawsuits.


   You should understand that many important factors, in addition to those discussed elsewhere in this proxy statement, could cause our results to differ materially from those expressed in forward-looking statements and may cause the projections or the underlying assumptions for each to be inaccurate. These factors include our competitive environment, economic and other market conditions in which we operate, cyclical and seasonal fluctuations in our operating results and matters affecting business generally. We do not intend to update the projections set forth below.

                                                    PROJECTIONS
                                      ----------------------------------------
                                                      Quarter
                                      Quarter Ended    Ended       Year Ended
                                      September 30, December 31,  December 31,
                                          2001          2001          2001
                                      ------------- ------------  ------------
Net Revenue..........................  $95,043,980  $109,819,500  $424,327,642
Gross Profit.........................   10,561,547    12,853,800    48,959,142
Operating Loss.......................   (8,664,857)    7,146,366   (73,220,529)
Net Loss.............................   (8,462,357)   (6,975,741)  (66,356,029)
EPS (basic and diluted)..............  $     (0.06) $      (0.05) $      (0.49)

                                                            PROJECTIONS
                                                     --------------------------
                                                     September 30, December 31,
                                                         2001          2001
                                                     ------------- ------------
                                                           (in thousands)
Total Unrestricted Cash & Marketable Securities.....    $(3,507)     $(12,003)
Working Capital.....................................    $ 8,892      $  4,943

Material U.S. Federal Income Tax Consequences

   The following is a summary of the material U.S. federal income tax consequences of the merger to holders of our common stock (including holders exercising appraisal or dissenters' rights). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to holders who are subject to special treatment under U.S. federal income tax law (including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders who are properly classified as "partnerships" under the Internal Revenue Code of 1986, as amended (referred to as the Internal Revenue Code), dealers in securities, non-U.S. persons, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders who acquired common stock through the exercise of employee stock options or other compensation or equity arrangements, holders whose shares of common stock are qualified small business stock for purposes of
Section 1202 of the Internal Revenue Code, holders who are otherwise subject to the alternative minimum tax provisions of the Internal Revenue Code or holders who do not hold their shares of common stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code). In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws or of transactions effectuated prior or subsequent to or concurrently with the merger, whether or not any such transactions are undertaken in connection with the merger.

   Holders of our common stock should consult their individual tax advisors as to the particular tax consequences to them of the merger, including the application of any state, local or foreign tax laws.

   The receipt of cash by holders of our common stock in the merger or upon exercise of appraisal or dissenters' rights will be a taxable transaction for U.S. federal income tax purposes. A holder of our common stock receiving cash in the merger generally will recognize capital gain or loss in an amount equal to the difference between the cash received by the holder and the holder's adjusted tax basis in our common stock. Any capital gain or loss generally will be long-term capital gain or loss if our common stock has been held by the holder for more than one year. If our common stock has been held by the holder for not more than one year, any gain or loss will generally be taxed as a short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxable at a maximum federal tax rate of 20%. The deductibility of capital losses is subject to limitations.

   A non-corporate stockholder may be subject to backup withholding at a rate of 30.5%. However, backup withholding will not apply to a stockholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to back-up withholding by completing the substitute Form W-9 that will be included as a part of the transmittal letter, or (ii) otherwise proves to Buyer and its payment agent that the stockholder is exempt from backup withholding in accordance with applicable regulations.

   Buy.com will not recognize gain or loss for federal income tax purposes as a result of the merger. Shares of our common stock owned by Buyer or Merger Sub at the time of the merger will be cancelled in the merger without the payment of any consideration with respect to those shares. None of Mr. Blum, Buyer or Merger Sub will recognize gain on our common stock owned by them upon consummation of the merger to the extent that such shares are transferred to Buyer prior to consummation of the merger. As a result Mr. Blum, Buyer and Merger Sub will not recognize gain or loss for federal income tax purposes due to the merger.

                                   THE MERGER

Structure of the Merger

   The proposed acquisition of Buy.com has been structured as a merger of Merger Sub into Buy.com in order to permit the cancellation of all of our common stock and other outstanding equity interests and to preserve Buy.com's identity and existing contractual arrangements with third parties. The transaction has been structured as a cash merger in order to provide our public stockholders with cash for all of our shares they hold and to provide a prompt and orderly transfer of ownership of Buy.com with reduced transaction costs.

Effects of the Merger

   Upon completion of the merger, our stockholders, other than Mr. Blum and his affiliates, will cease to have ownership interests in Buy.com or rights as Buy.com's stockholders. Therefore, our current stockholders, other than Mr. Blum and his affiliates, will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value, if any. Upon completion of the merger, Mr. Blum and his affiliates will own 100% of our outstanding common stock. Although their investment involves substantial risk resulting from the limited liquidity of the investment, our history of unprofitability and the uncertainty that we will be able to continue to obtain or generate sufficient capital to fund its ongoing operations, Mr. Blum and his affiliates will be the sole beneficiaries of the Buy.com's future earnings and growth of the Company, if any.

   In connection with the merger, the vesting of all outstanding stock options and other stock awards will accelerate and such stock options and stock awards will become exercisable. Accordingly, holders who exercise their stock options or other stock awards and pay the exercise or purchase price therefor prior to completion of the merger will receive shares of our common stock and will be entitled to the same $0.17 cash consideration per share as other stockholders (other than Buyer and Merger Sub) in the merger.

   As a result of the merger, we will be a privately held corporation, there will be no public market for our common stock and we will cease to be traded on the Over-the-Counter Bulletin Board or any other securities exchange. In addition, registration of our common stock under the Exchange Act will be terminated and we will no longer be required to file periodic reports with the Securities and Exchange Commission. This termination will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable to us or our affiliates.

   Once the merger is completed, the directors of Merger Sub will become the directors of the surviving corporation and the officers of Merger Sub will become officers of the surviving corporation. It is expected that some of the members of our current management may remain as management of the surviving corporation after the merger. See "--Interests of Certain Persons in the Merger; Potential Conflicts of Interest" on page 77.

   It is expected that, following completion of the merger, our operations will be conducted substantially as they are currently being conducted. None of Buy.com, or Mr. Blum and his affiliates have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger that would involve our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, we will continue to evaluate our business and operations after the merger and may develop new plans and proposals that we consider to be in our best interests and the interests of our then stockholders.



   Mr. Blum, through his ownership of Buyer, will have a 100% interest in the net book value and net loss of Buy.com after the merger.

Risks That the Merger Will Not Be Completed

   Completion of the merger is subject to various risks, including, but not limited to, the following:

  . that the merger agreement and the merger will not be approved and adopted by the holders of at least a majority of the outstanding shares of our common stock;

  . that we will experience a business interruption, system failure, incident, occurrence or event that has a material adverse effect on us that would permit Buyer to terminate the merger agreement and abandon the merger;

  . that the parties will not have performed in all respects their obligations contained in the merger agreement before the completion of the merger, except for such failures which would not have a material adverse effect;

  . that the representations and warranties made by the parties in the merger agreement will not be true and correct as of the closing of the merger in a manner which results in a material adverse effect on us; and

  . a governmental entity brings or overtly threatens to bring a lawsuit or a court imposes a restraint that prohibits the merger.

   As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained. It is expected that if our stockholders do not approve and adopt the merger agreement and the merger, or if the merger is not completed for any other reason, we will not be able to continue as a going concern.


Merger Financing

   Buy.com and Buyer estimate that the total amount of funds necessary to complete the merger and related transactions is approximately $13.3 million (excluding amounts related to the interim financing discussed below). This amount will be funded through the personal funds of Mr. Blum, which amounts will be made available prior to completion of the merger. Mr. Blum has funds in excess of the amount necessary to finance this transaction and no financing is required to complete the merger.


Interim Financing

   As part of the merger, the Blum separate property trust, an affiliate of Mr. Blum, entered into a credit agreement with us that provides up to $4 million in a line of credit and up to an additional $5 million in standby letters of credit to be issued on behalf of our distributor and vendor partners. The line of credit carries an interest rate of 10.5% per annum and requires a commitment fee of $140,000. The letters of credit require a commitment fee of $175,000 and any amounts drawn on letters of credit not otherwise paid by us will carry an interest rate of 10.5% per annum. As of October , 2001, there were no amounts outstanding under the line of credit and no letters of credit had been issued pursuant to the interim financing documents.


   Under the terms of the credit agreement, if the merger agreement is terminated for any reason, other than if a governmental entity issues a final order prohibiting the merger, all outstanding amounts will become immediately due and payable, including any commitment fees and interest and other expenses. If the merger agreement is terminated because a governmental entity issues a final order prohibiting the merger, then such amounts will be due and payable within 30 days after such termination.

   We also entered into a security agreement that provides the lender with a security interest in substantially all of our assets. Accordingly, if the merger agreement is terminated as discussed above, and we cannot pay the amounts due, the lender will have the right to foreclose on such assets. If there are significant amounts outstanding under the credit agreement, we do not expect that we will be able to repay such amounts unless we can secure an alternative source of funding or another party willing to purchase us, neither of which we believe is likely. If we cannot repay the amounts, or secure alternative financing or another buyer, we will not likely be able to continue as a going concern.

SoftBank Voting Agreement

   In connection with the merger agreement, SoftBank America, Inc. and certain of its affiliates, which, as of the record date, collectively held 38,295,281 shares of our common stock, representing approximately 28% of the outstanding shares of our common stock, have entered into a voting agreement with us. The voting agreement provides that if a majority of the public shares (as described below) voted at the special meeting elect to vote in favor of the merger agreement and approval of the merger at the special meeting, then SoftBank and such affiliates will vote in favor of the merger agreement and approval of the merger. If a majority of the public shares voted at the special meeting do not vote in favor of the merger agreement and the merger at the special meeting, then SoftBank and such affiliates will be entitled to freely vote their shares on such matters. Under the voting agreement, public shares are defined as all of the outstanding shares of our common stock other than shares beneficially owned by (1) SoftBank or their affiliates or any "group" of which any such entity is a member (as such term is defined in Section 13(d) of the Exchange
Act) and (2) Mr. Blum and his affiliates. In addition, under the voting agreement, for purposes of determining whether the affirmative vote of a majority of the public shares has been obtained, public shares that are not voted or that are considered broker non-votes will not be counted.


   In connection with the voting agreement, SoftBank and its affiliates also granted an irrevocable proxy to us to vote their shares of our common stock as set forth above.

   Neither Softbank nor its affiliates may transfer, pledge or otherwise dispose of, or contract to transfer, pledge or otherwise dispose of, any of their shares of our common stock, or interest therein, unless the receiving party agrees to be bound by the voting agreement.

   The voting agreement will terminate upon the earliest of:

  .  the completion of the merger;

  .  termination of the merger agreement; and

  .  December 31, 2001.

   Except as reflected in the SoftBank voting agreement described above, to our knowledge, SoftBank has not indicated whether it will vote shares of our common stock owned by them in favor of or against the merger.

Blum Voting Trust

   In October 1999, we entered into a voting trust agreement with Mr. Blum and several trusts affiliated with Mr. Blum, as grantor, and three of our outside directors, Donald Kendall, James Roszak and Wayne Thorson, as trustees under the voting trust agreement. The voting trust agreement established a trust into which all shares held by Mr. Blum's affiliated trusts were deposited. The voting trust agreement requires that any shares of our capital stock that are acquired by the affiliated trusts, Mr. Blum or his other "affiliates," as that term is defined in the voting trust agreement, after the date of the voting trust agreement be immediately deposited into the voting trust. The voting trust agreement further requires that any shares of our capital stock previously deposited into Mr. Blum's affiliated trusts that are purchased by any individual or entity affiliated with Mr. Blum also be immediately deposited into the voting trust. This voting trust terminates upon the earlier of (a) the unanimous approval of our board of directors, two-thirds vote of our stockholders and the consent of our independent auditors, or (b) on the tenth anniversary of the closing of our initial public offering, unless otherwise required by law or regulation.

   The voting trust agreement does not restrict the ability of Mr. Blum's affiliated trusts, Mr. Blum or any of his other affiliates to sell, assign, transfer or pledge any of the shares deposited into the voting trust, nor does it prohibit the affiliated trusts, Mr. Blum or his affiliates from purchasing additional shares of our common stock, provided any shares purchased by such parties also become subject to the voting trust agreement.

   The trustees of the voting trust agreement are required to be outside directors of Buy.com who are not affiliated with Mr. Blum, or individuals nominated by our outside directors. On significant stockholder actions, including the proposed transaction with Mr. Blum, the trustees are required to vote all of the shares in the voting trust for the matter, against the matter or abstain or cause to have the same effect as broker non-votes, in the same proportion as the non-affiliated votes are cast on such matter. The voting trust agreement provides that significant stockholder actions include the election of directors, the dissolution, consolidation, merger, reorganization, or recapitalization of Buy.com, the lease, sale or license of all or a substantial portion of our assets, the issuance or sale of securities by us or our affiliates or the amendment to the voting trust agreement, in each case to the extent a stockholder vote is otherwise required by law. The voting trust agreement provides that non-affiliated shares include all shares of our outstanding capital stock other than shares held in the voting trust. On routine stockholder actions the trustees have the discretion to vote the shares held in the trust in any manner determined by a majority of the trustees.


   In accordance with the terms of the voting trust agreement, Mr. Blum agreed not to serve as an employee, officer or director of Buy.com and further agreed to cease involvement with our operations, our advertising sales and product sales activities or efforts, our investor relations program and our financial and accounting matters, including personnel matters, accounting methodologies or practices.

   As of the record date, Mr. Blum held a total of 60,296,274 shares of our common stock, which represents approximately 44% of our total shares outstanding.


Related Party Transactions with Buyer or Mr. Blum

   In December 1997, we borrowed approximately $211,000 from Mr. Blum, and in May 1999 we borrowed $10.0 million from the Blum separate property trust. Each of these loans was repaid in full. Also, in October 1998, we loaned Mr. Blum $1.0 million. Mr. Blum repaid this loan in October 1998.


   In May 1999, we entered into a lease agreement with Mr. Blum and his affiliated trusts for an office building located in Aliso Viejo, California. Our monthly rental obligations under this lease were approximately $12,000 per month. In January 2000, we terminated the lease agreement.

   In October 1999, we declared a common stock dividend of 75% of the capital stock, on an as converted basis, of one of our wholly-owned subsidiaries, Aqueduct, Inc. (formerly BUYNOW INC.), to all of our stockholders of record as of October 13, 1999 on a pro rata basis. We have retained Series A preferred stock which, at the time, represented 25% of the capital stock of Aqueduct on an as converted basis. ThinkTank, LLC, an investment company of which Mr. Blum is a principal, owns directly or indirectly approximately 30.4% of the outstanding capital stock of Aqueduct.

   In August 1999, we borrowed $5.0 million from a trust affiliated with Mr. Blum, pursuant to a note that was payable upon demand and accrued interest at a rate of 10.0% per annum. In addition, such trust guaranteed a $15.0 million credit facility of ours, and a $1.2 million loan from The Bank of Yorba Linda. The note was repaid in full and the guarantees were cancelled in 1999.

   In October 1999, we entered into the Blum voting trust. For a complete description of the Blum voting trust, please see "THE MERGER--Blum Voting Trust."


   In October 1999, we acquired all of the outstanding capital stock (95%) of BuyGolf Inc., which we did not own at the time of the acquisition, in exchange for our common stock. Mr. Blum owned approximately 4.7% of the outstanding shares of BuyGolf prior to our acquisition. Shares of our common stock received by Mr. Blum resulting from this transaction are subject to the terms of the Blum Voting Trust.

   In January 2000, we sold an office building that had served as our principal corporate offices and certain items of personal property to Mr. Blum and his affiliated trusts for $1,717,224, the fair market value for such real and personal property. In connection with the sale, we hired CB Richard Ellis to perform an independent valuation of the real property using a market value analysis, an income value approach and a replacement value analysis.

   In January 2000, several of our employees received a loan from Mr. Blum and his affiliated trusts to satisfy certain of their federal and state tax liabilities. In connection with these loans, we agreed to pay the interest amount due to Mr. Blum and his affiliated trusts, through November 2000, on behalf of the individual employees that received loans. In December 2000, we paid $117,875 to Mr. Blum and his affiliated trusts to satisfy our commitment to pay the accrued interest pursuant to such employee loans.

   In August 2001, we entered into a credit facility with the Blum separate property trust that provides us with up to $4.0 million in a line of credit and up to an additional $5.0 million for standby letters of credit to be issued on behalf of our distributor and vendor partners. In connection with the credit facility, we granted a security interest to the lender covering substantially all of our assets. For a more detailed description, see "--Interim Financing."

   On August 30, 2001, Mr. Blum agreed to guarantee certain obligations of ours to our credit card processor. In connection with the guaranty, we entered into a reimbursement agreement and a security agreement with Mr. Blum. The terms of the reimbursement agreement require that we pay Mr. Blum any amounts that he pays under the guarantee. If we do not pay these amounts by the expiration date of the reimbursement agreement, we will be in default and Mr. Blum will have the right to foreclose on our assets pursuant to the security agreement discussed below. The reimbursement agreement expires on the earliest of (1) December 3, 2001, (2) the business day following the closing of the merger and
(3) the occurrence of an event of default under the interim financing documents discussed above. The security agreement with Mr. Blum provides him with a security interest in substantially all of our assets. Accordingly, if we do not pay the amounts Mr. Blum may advance pursuant to the guaranty when they become due, Mr. Blum will have the right to foreclose on our assets.

   In August 2001, we executed a non-exclusive marketing agreement with Thinkbig Marketing Group LLC, an agent retained to requisition, manage, create and produce advertising for us. We have agreed to pay Thinkbig a retainer fee of $50,000 per month, a ten percent commission on all advertising placements made on our behalf, and their actual costs incurred in performing their services under the agreement. The term of the agreement is for 90 days with an automatic thirty day renewal period unless otherwise terminated. Mr. Blum indirectly has a 50% interest in Thinkbig Marketing Group LLC.

   In September 2001, we entered into a facilities lease agreement with the Blum separate property trust for approximately 20,000 square feet of office space located in Aliso Viejo, California to serve as our corporate headquarters. Under the terms of the lease agreement, we pay approximately $30,000 per month and have the option to terminate such lease upon 30 days notice.


Interests of Certain Persons in the Merger; Potential Conflicts of Interest

   The Special Committee. In considering the recommendations of the board of directors, our stockholders should be aware that certain of our executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of our stockholders generally. The board of directors appointed the special committee, consisting solely of directors who are not our officers or employees of Buy.com and who have no financial interest in the proposed merger different from our stockholders generally, to evaluate, negotiate and recommend the merger agreement and to evaluate whether the merger is in the best interests of our stockholders (other than Mr. Blum and his affiliates). The special committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the board of directors that the merger agreement and the merger be approved and adopted.

   The board of directors determined that each member of the special committee would receive a fee of $25,000 plus $5,000 per month for each month in which a special committee meeting was held, beginning in April 2001 until the merger becomes effective, for his service on the special committee, regardless of whether any proposed transaction was entered into or completed.

   Management of Buy.com following the merger. It is currently expected that Mr. Price, currently the President and Chief Financial Officer of Buy.com, will remain as President and Chief Financial Officer of Buy.com after the completion of the merger. In addition, it is expected that several other members of our current management will remain as members of management of the surviving corporation following the merger, although these roles have not been defined. There are no definitive employment or other agreements related to Mr. Price or any other member of our management regarding the terms of their employment with the surviving corporation.

   Pre-existing indemnification and insurance. Buy.com's certificate of incorporation and bylaws provide that we will indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We also maintain directors and officers' liability insurance for the benefit of such persons. We have entered into separate indemnification agreements with each of our directors and executive officers. Under such agreements, we are obligated, among other things, to indemnify our directors and executive officers against liabilities arising from their actions in their capacity as our directors or executive officers. We have indemnification agreements with the following individuals: Bill Burnham (former director), Edward Russell (former director), Charles Richion (former director), David Ingram (former director), John Sculley (former director), Jon Firestone (former director), Greg Hawkins (former director and executive officer), Mitch Hill (former executive officer), Michael Walkey (former executive officer), John Herr (former executive officer), Robert Brock (former executive officer), Allen Barbieri (former executive officer), Murray Williams (former executive officer), Larry Sullens (former executive officer), Anthony McAllister (former executive officer), Scott Blum (former director and executive officer), Brent Rusick (Senior Vice President, Operations and Technology), Keven Baxter (Senior Vice President, Corporate Development, General Counsel and Corporate Secretary), Sean Pence (Director, Corporate Affairs, Corporate Counsel and Assistant Corporate Secretary), Robert Price (Chief Financial Officer and President), James Roszak (director), Wayne Thorson (director), Sanat Dutta (director) and Donald Kendall (director).

   Additional indemnification of directors and officers; directors' and officers' insurance. The merger agreement provides that after the effective time, the surviving corporation will fulfill and honor in all respects the obligations of Buy.com pursuant to each indemnification agreement currently in effect between us and each person who is or was a director or officer of ours at or prior to the effective time and any indemnification provisions under our current certificate of incorporation or bylaws as each is in effect on the date of the merger agreement. In addition, the merger agreement provides that the certificate of incorporation and the bylaws of the surviving corporation will contain the provisions with respect to indemnification and exculpation from liability set forth in our current certificate of incorporation and bylaws as of the date of the merger agreement, which will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights of individuals who on or prior to the effective time were our directors or officers, unless such modification is required by law.

   If our stockholders approve the merger, then we will purchase, at a cost not to exceed 200% of the current annualized costs of our director and officer liability insurance policy, a six-year reporting tail coverage under our existing directors' and officers' liability insurance policy covering those persons who are currently covered by our directors' and officers' liability insurance policy on terms no more favorable than the terms of the current insurance coverage.

   As a result of the merger, the vesting of all options and restricted stock awards held by our directors and executive officers will be accelerated. Mr. Price, our President and Chief Financial Officer, holds an option to purchase 2,500,000 shares of common stock at an exercise price of $0.2188 per share, of
which, as of September   , 2001 625,000 shares are vested and the remaining
1,875,000 shares will vest immediately prior to the completion of the merger. Mr. Price will not receive any consideration in connection with the exchange of his shares of Buy.com common stock in this transaction. Mr. Baxter, our Senior Vice President Corporate Development, was granted a stock award in December, 2000 to purchase 210,000 shares of restricted stock at a purchase price of $0.0001 per share that vests in eight equal quarterly installments. As
of October   , 2001, Mr. Baxter held 34,578 shares, with the remaining 131,250 shares under such restricted stock award to vest immediately prior to the
merger. As a result, Mr. Baxter will receive $    in connection with the
exchange of his shares of Buy.com common stock in connection with this transaction. Messrs. Thorson, Kendall and Roszak, three of our directors, each hold options to purchase 103,125 shares of common stock at an exercise price of $0.01 per share. These options are currently vested in full. Each of our directors holds other options to purchase common stock that will be accelerated upon the completion of the merger, however, each of such options have an exercise price greater than the merger consideration.


   We entered into a change in control agreement with Mr. Baxter which provides Mr. Baxter twelve months severance pay at 110% of his annual base salary in the event his employment is terminated, or constructively terminated, within three months prior to, or within eighteen months following, a merger. The agreement contains specific non-competition, non-solicit and consulting obligations. In addition, Mr. Baxter has received a bonus of $50,000 in connection with the signing of the merger agreement and is entitled to receive an additional bonus of $50,000 in connection with the closing of the merger.


Estimated Fees and Expenses of the Merger

   Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Under certain circumstances described in "THE MERGER AGREEMENT--Termination Fee and Expense Reimbursement," we will reimburse Buyer for its reasonable out-of-pocket expenses incurred in connection with the merger, up to an aggregate of $750,000. The estimated total fees and expenses to be incurred by us and by Mr. Blum and his affiliates in connection with the merger are as follows:

   Description                                               BUY.COM     BLUM
   -----------                                              ---------- --------
   Financial advisory fees................................. $2,000,000 $    --
   Legal and accounting fees and expenses.................. $  700,000 $500,000
   Paying agent fees and expenses.......................... $      --  $ 10,000
   Printing and mailing.................................... $  200,000 $    --
   Solicitation fees and expenses.......................... $   20,000 $    --
   Miscellaneous expenses.................................. $   10,000 $    --
   SEC filing fee.......................................... $    4,711 $    --
                                                            ---------- --------
     Total................................................. $2,934,711 $510,000

   These expenses will not reduce the merger consideration to be received by our stockholders.

Appraisal and Dissenters' Rights

   If the merger is consummated, holders of our common stock who follow the procedures set forth below will be entitled to dissenters' rights under Section 262 of the Delaware General Corporation Law, a copy of which is attached hereto as Appendix C. Additionally, pursuant to Section 2115 of the California General Corporation Law, stockholders may be entitled to dissenters' rights under Chapter 13 of the California General Corporation Law, a copy of which is attached hereto as Appendix D, although it is unclear whether a court would conclude that such stockholders would be entitled to exercise dissenters' rights under California law.

   Stockholders who perfect their dissenters' rights and follow certain procedures in the manner prescribed by the Delaware General Corporate Law (and if applicable, the California General Corporation Law) will be entitled to have their shares repurchased by Buy.com for cash.

 Summary of Delaware Appraisal Rights

   If the merger is consummated, stockholders who do not vote "FOR" the adoption of the merger agreement, who hold shares of common stock of record on the date of making a written demand for appraisal as described below, who continuously hold shares of common stock through the closing the merger, and who otherwise comply fully with Section 262 of the Delaware General Corporation Law, referred to as the "Delaware Law," will be entitled to a judicial determination of the fair value of their shares of common stock exclusive of any element of value arising from the accomplishment of the merger in connection with the provisions of Section 262 and to receive from us payment of such fair value in cash together with a fair rate of interest, if any, as determined by such court.


   The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware Law, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Appendix C to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted.

   A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to timely follow the steps required by Delaware law to perfect appraisal rights.

   Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to the holders of common stock, and the applicable statutory provisions of the Delaware law are attached to this proxy statement as Appendix C. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Appendix C to this proxy statement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, we believe that stockholders who consider exercising such appraisal rights should seek the advice of counsel, which counsel or other appraisal services will not be paid for by Buy.com. Failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights.

   Filing written objection. Any holder of common stock wishing to exercise the right to demand appraisal under Section 262 of the Delaware Law must satisfy each of the following conditions:

  . as more fully described below, the holder must deliver to us a written demand for appraisal of the holder's shares before the vote on the merger agreement and the merger at the special meeting, which demand must reasonably inform us of the identity of the holder and that the holder intends to demand the appraisal of the holder's shares;

  . the holder must not vote the holder's shares of common stock in favor of the merger agreement and the merger at the special meeting nor consent thereto in writing pursuant to Section 228 of the Delaware law; and, as a result, a stockholder who submits a proxy and wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger, because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement and the merger; and

  . the holder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

   The written demand for appraisal must be in addition to and separate from any proxy or vote. Voting (in person or by proxy) against, abstaining from voting or failing to vote on the proposed merger agreement and the merger will not constitute a written demand for appraisal within the meaning of Section 262.

   Only a holder of record of shares of common stock issued and outstanding through the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the applicable stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more other beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. If a stockholder holds shares of common stock through a broker which in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

   Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand for appraisal. A demand for appraisal submitted by a beneficial owner who is not the record owner will not be honored.

   Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, from and after the effective time of the merger, be entitled to vote or consent by written action the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

   Any stockholder may withdraw its demand for appraisal and accept $0.17 per share by delivering to us a written withdrawal of the stockholder's demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than $0.17 per share.

   A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to Buy.com Inc, 27 Brookline, Aliso Viejo, California 92656, Attn: Robert R. Price, Chief Financial Officer and President.


   Notice by Buy.com. If the merger agreement and the merger are approved and adopted at the special meeting, then within 10 days after the effective time of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each of our former stockholders who (1) has made a written demand for appraisal in accordance with Section 262 and (2) has not voted to approve and adopt, nor consented to, the merger agreement and the merger.

   Under the merger agreement, we have agreed to give Buyer prompt notice of any demands for appraisal received by us. Buyer has the right to participate in all negotiations and proceedings with respect to demands for appraisal. We will not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

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

   Within 120 days after the effective time of the merger, any of our former stockholders who has demanded an appraisal and who has not withdrawn such demand in accordance with Section 262 will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

   Filing a petition for appraisal. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has demanded an appraisal and who has not withdrawn such demand in accordance with the requirements of Section 262 may file a petition with the Court of Chancery demanding a determination of the value of the shares of common stock held by all such stockholders. We are under no obligation, and have no present intent, to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section
262. Inasmuch as we have no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder's previous written demand for appraisal. If, within the 120-day period following the effective time of the merger, no petition shall have been filed as provided above, all rights to appraisal will cease and all dissenting stockholders who owned shares of common stock will become entitled to receive the merger consideration for each share of common stock held, without interest.

   A stockholder timely filing a petition for appraisal with the Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those stockholders, the Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the requirement, the Court of Chancery may dismiss the proceedings as to that stockholder.

   Determination of fair value. After determining the stockholders entitled to an appraisal, the Court of Chancery will appraise the shares of common stock owned by the dissenting stockholders, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

   Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the $0.17 per share they would receive under the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions are not opinions as to fair value under Section 262. We reserve the right to assert in any appraisal proceedings, that, for purposes of Section 262, the "fair value" of a share of common stock is less than the consideration payable pursuant to the merger agreement.

   In determining fair value and, if applicable, a fair rate of interest, the Court of Chancery is to take into account all relevant factors. In Weinberger
v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation." Furthermore, the court may consider "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation." The Delaware Supreme Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

   The costs of the action may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

   Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the Delaware law may result in the loss of a stockholder's statutory appraisal rights.

 Summary of California Dissenters' Rights.

   There is no guarantee that a court would conclude that a stockholder may exercise dissenters' rights under California law. Assuming such rights are available, pursuant to Chapter 13 of the California General Corporation Law, referred to as the "California law," the holders of our common stock have the right to dissent from the merger and, if the merger is consummated, to receive cash compensation equal to the fair market value of their shares. The fair market value of any dissenting shares will be determined as of the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation as a result of the merger, but adjusted for any stock split, reverse stock split, or share dividend which become effective thereafter. In such event, the dissenting stockholders will have the rights and duties and must follow the procedures set forth in Chapter 13 of the California law in order to perfect such rights. A brief summary of Chapter 13 of the California law is set forth below.

   The following discussion is not a complete statement of the law pertaining to appraisal rights under the California law, and is qualified in its entirety by the full text of Chapter 13 of the California law, which is provided in its entirety as Appendix D to this proxy statement. All references in Chapter 13 and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which dissenters' rights are asserted or such holder's transferee of record. Failure to comply with the procedures specified in California law timely and properly will result in the loss of dissenters' rights.

   A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect dissenter rights.

   To exercise dissenters' rights under the California law, a stockholder must:

  . Not vote in favor of the merger any of the shares of our common stock the stockholder wishes to be dissenting shares;

  .  Demand that we purchase the dissenting shares at fair market value; and

  .  Submit certificates representing the dissenting shares for endorsement.

   In order to not vote in favor of the merger agreement, a stockholder must:

  . not return a proxy and not vote in person in favor of adoption of the merger agreement;

  .  return a proxy card with the "AGAINST" or "ABSTAIN" box checked;

  .  vote in person against the adoption of the merger agreement; or

  . register in person an abstention from the proposal to adopt the merger agreement.

   The general process of exercising dissenters rights under California law is set forth in more detail below.

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

   Demand for Purchase. Not later than 30 days after the date on which the notice of approval (described below) of the merger by the outstanding shares was mailed, a dissenting stockholder must make written demand upon the surviving corporation for the purchase of the dissenting shares and payment to the stockholder of their fair market value in cash. The demand shall state the number and class of the shares held of record by the stockholder which the stockholder demands that we purchase and shall contain a statement of what such stockholder claims to be the fair market value of those shares as of the day before announcement of the merger. The statement of the fair market value constitutes an offer by the stockholder to sell the shares at such price.

   Endorsement of Shares. Within 30 days after the date on which the notice of approval (described below) of the merger by stockholders is mailed, a dissenting stockholder must submit the certificates representing any shares in regard to which demand for purchase is being made at our principal office or the office of our transfer agent to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed.

   Notice of Approval of Merger. Within 10 days after the date of the approval of the merger, we will mail a notice of the approval of the merger accompanied by a copy of Sections 1300, 1301, 1302, 1303, and 1304 of Chapter 13 of the California law to each stockholder who has not returned a written proxy approving the merger or was present at the special meeting and did not vote in favor of the merger, together with a brief description of the procedure to be followed if the stockholder wishes to exercise its dissenter's rights and a statement of the price determined by us to represent the fair market value of the dissenting shares. If we and the stockholder agree upon the price and agree that the shares are dissenting shares, the dissenting stockholder will be entitled to the agreed on price plus the legal rate on judgments from the date of such agreement. If we and the stockholder fail to agree upon the fair market value of the shares or whether the shares are dissenting shares, the stockholder may file a complaint with the California Superior Court within six months after the date on which notice of the approval of the merger is mailed to stockholders requesting that the court determine the fair market value of the shares and/or whether the shares are dissenting shares.

   Termination of Dissenting Stockholder Status. Dissenting shares lose their status as dissenting shares and the holders thereof lose the right to require us to purchase their shares if, among other things, any of the following events occur:

  . We abandon the merger. Upon abandonment of the merger, we will pay on demand to any dissenting stockholder who has initiated proceedings in good faith under Chapter 13 of the California law all necessary expenses incurred in such proceedings and reasonable attorneys' fees;

  . The dissenting shares are transferred prior to their submission for endorsement as explained above;

  . We and the dissenting stockholder do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares and neither files a complaint or intervenes in a pending legal action within six months after the date on which notice of the approval by the outstanding shares was mailed to the stockholder; or

  . The dissenting stockholder, with our consent, withdraws the demand for purchase of the dissenting shares.

   Purchases Which Would Result in Insolvency. To the extent that the provisions of Chapter 5 of the California law prevent the payment to any holders of dissenting shares of their fair market value, such stockholders will become creditors of the surviving corporation for the amount that they otherwise would have received in repurchase of their dissenting shares, plus interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5 of the California law.

Regulatory Matters

   We do not believe any material regulatory approvals are required to permit completion of the merger from U.S. regulatory authorities, including antitrust authorities.

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

                              THE MERGER AGREEMENT

   The following is a summary of the material terms of the merger agreement and the merger. This summary does not purport to be complete and is qualified in its entirety by reference to the appendices to this proxy statement, including Appendix A which sets forth the full text of the merger agreement. Stockholders are urged to read the entire merger agreement.

Effective Time of the Merger

   The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such other time as we and Merger Sub agree to specify in such certificate, which time is referred to as the "effective time."

Conversion of Common Stock

   At the effective time, each share of our common stock outstanding immediately before the effective time will automatically be converted into and represent the right to receive $0.17 in cash, without interest, referred to as the "merger consideration," except for:

  . shares held by us or any subsidiary of ours, which shall be cancelled without any payment;

  . shares held by Buyer, Merger Sub and Buyer's subsidiaries, which shall be cancelled without any payment therefor; and

  . shares held by stockholders seeking appraisal or dissenters' rights in accordance with Delaware or California law.

Payment for Shares

   At the effective time, Buyer will deposit with the exchange agent sufficient funds to pay the aggregate merger consideration. Under the terms of the merger agreement, Buyer has deposited $2.8 million into an escrow account to fund a portion of the purchase price for the shares in the merger. Promptly after the effective time, Buyer will cause to be mailed to each holder of record of shares of our common stock immediately prior to the effective time a form of letter of transmittal and instructions to effect the surrender of their share certificate(s) in exchange for payment of the merger consideration.

   Our stockholders will be entitled to receive $0.17 for each share of our common stock they hold only upon surrender to the exchange agent of a share certificate, together with such letter of transmittal, duly completed in accordance with the instructions thereto. If payment of the merger consideration is to be made to a person whose name is other than that of the person in whose name the share certificate is registered, it will be a condition of payment that (1) the share certificate so surrendered be properly endorsed, and otherwise in proper form for transfer and (2) the person requesting such exchange pay any transfer and/or other taxes that may be required to the satisfaction of Buyer or the exchange agent. No interest will be paid or accrued upon the surrender of the share certificates for the benefit of holders of the share certificates on any merger consideration.

   Stockholders should not forward their stock certificates to the exchange agent without a letter of transmittal, and should not return their stock certificates with the enclosed proxy.

Transfer of Shares

   After the effective time, there will be no further transfer on our records or by our transfer agent of certificates representing shares of our common stock and any such certificates presented to the surviving corporation for transfer, other than shares held by stockholders seeking appraisal rights, will be cancelled. From and after the effective time, the holders of share certificates will cease to have any rights with respect to these shares except as otherwise provided for in the merger agreement or by applicable law.

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

Treatment of Stock Options and Stock Awards

   In connection with the merger, the vesting of all outstanding stock options and other stock awards to purchase our common stock will accelerate and such stock options and stock awards will become exercisable. Accordingly, holders who exercise their stock options or other stock awards and pay the exercise or purchase price therefor prior to completion of the merger will receive shares of our common stock and will be entitled to the same $0.17 cash consideration per share as our other stockholders (other than Buyer and Merger Sub) in the merger. All stock options or other stock awards will be cancelled upon completion of the merger without any payment therefor.

Representations and Warranties

   The merger agreement contains various representations and warranties made by us to Buyer and Merger Sub, including representations and warranties relating to:

  . our due organization, valid existence, good standing and requisite corporate power and authority;

  . our subsidiaries and other equity interests;

  . our capitalization;

  . the authorization, execution, delivery and enforceability of the merger agreement;

  . the absence of any conflicts between the merger agreement and our certificate of incorporation, bylaws, material agreements, judgments and applicable laws;

  . required consents and approvals;

  . compliance in all material respects of filings made by us with the Securities and Exchange Commission with its rules and regulations;

  . the absence of certain changes in our business, capitalization or accounting practices since March 31, 2001;

  . the absence of certain brokerage fees, commissions and certain amounts paid in settlement;

  . the absence of any material claim, suit or action by or against us other than those disclosed to Buyer up to the date of the merger agreement. (The existence of the lawsuits described on pages 105 and 106 of this proxy statement was disclosed to Buyer prior to and in connection with execution of the merger agreement.);


  . the preparation and fair presentation in accordance with generally accepted accounting principles of our financial statements;

  . the absence of material changes in our benefit plans since March 31, 2001;

  . certain matters relating to benefit plans and the Employee Retirement
    Income Security Act of 1974, as amended;

  . our compliance with laws related to tax and environmental matters;

  . accuracy of information supplied by us for inclusion in the proxy statement;

  . the validity, binding nature and absence of material defaults with respect to our material contracts;

  . the absence of any undisclosed liabilities or obligations;

  . the right to use, and absence of infringement of, our intellectual property; and

  . the absence of affiliate transactions.

   The merger agreement also contains various representations and warranties by Buyer and Merger Sub to us, including representations and warranties relating to:

  . the due organization, valid existence, good standing and requisite corporate power and authority of Buyer and Merger Sub;

  . the authorization, execution, delivery and enforceability of the merger agreement;

  . the accuracy of the information supplied by Buyer and Merger Sub for inclusion in the proxy statement; and

  . required consents and approvals.

   None of the representations and warranties made by us, Buyer or Merger Sub contained in the merger agreement will survive after the completion of the merger.

Conduct of Business Pending the Merger

   We are subject to restrictions on our conduct and operations until the merger is completed. In the merger agreement, we have agreed that, prior to the effective time, we will operate our business only in the usual and ordinary course consistent with past practices; use our commercially reasonable efforts to maintain our business organization, retain our key employees and preserve our relationships with customers, suppliers and others having business dealings with us. We have also agreed, with limited exceptions, that we will not do any of the following, except as expressly contemplated by the merger agreement or otherwise consented to in writing by
Buyer:

  . adopt or amend employee benefit plans or bonuses or increase compensation;

  . declare, set aside or pay any dividends or make any other distributions;

  . redeem or repurchase any outstanding shares of our capital stock or other equity interests or any of our subsidiaries;

  . split, combine or reclassify any shares of our capital stock;

  . sell, issue, grant or authorize, or propose the issuance, grant or sale of any shares of our capital stock;

  . acquire or agree to acquire any business or any assets with a fair market value in excess of $50,000;

  . sell or dispose of or grant any lien with respect to any of our material properties or assets;

  . amend our certificate of incorporation or bylaws;

  . effect any change in any of our accounting methods;

  . incur any additional indebtedness, except pursuant to our interim financing arrangement with Buyer, or make any loans;

  . enter into or amend material contracts;

  . pay, settle or otherwise satisfy any claims, liabilities or obligations outside the ordinary course of business;

  . make any tax election except in a manner consistent with past practice;

  . make any capital expenditures except as provided in the merger agreement;
    or

  . agree to take any of the foregoing actions.

   In addition, we have agreed to cooperate with Buyer in implementing certain cost-saving modifications.

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

Limitations on Considering Other Takeover Proposals

   We have agreed that, except as described below, until the effective time or the termination of the merger agreement, neither we, nor any of our subsidiaries, officers, directors, employees, representatives, agents or affiliates will:

  . directly or indirectly initiate, solicit or encourage the submission of a takeover proposal, as discussed below;

  . participate in discussions or negotiations regarding a takeover proposal;
    or

  . furnish to any person any information, or take any action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a takeover proposal.

   Under the merger agreement, a takeover proposal means:

  . any bona fide proposal for a merger, consolidation, tender offer or other business combination involving us or any of our subsidiaries; or

  . any proposal to acquire, in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of, Buy.com or any of our subsidiaries.

   We may furnish information to or enter into discussions or negotiations with any person or group that makes an unsolicited, bona fide takeover proposal if:

  . the takeover proposal is a superior proposal, as described below;

  . our board of directors determines in good faith, after consultation with legal counsel, that failure to take such action would be inconsistent with the proper exercise of its fiduciary duties; and

  . such person or group, prior to the disclosure of any non-public information, or entering into discussions or negotiations with us, enters into a confidentiality agreement with us on terms set forth in the merger agreement.

   Under the merger agreement, a superior proposal means as an unsolicited, bona fide offer made by a third party to acquire all of the outstanding shares of our common stock or substantially all of our assets, which the board of directors determines in good faith after consultation with an independent financial advisor:

  . is more favorable to our stockholders than the transactions contemplated by the merger agreement; and

  . is not subject to any financing contingency that is not committed and is not reasonably likely to be obtained.

   If we receive any inquiries, offers or proposals with respect to a takeover proposal, within 24 hours of receiving any such inquiries, we will inform Buyer of the material terms and conditions of such proposal and the identity of the person making it and will keep Buyer informed in all material respects of the status and details of such inquires.

   We may terminate the merger agreement if we receive and accept a superior proposal from a third party, as discussed in "--Termination."

Conditions to Completing the Merger

   Conditions to each party's obligation. The obligations of Buy.com, Buyer and Merger Sub to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:

  .  our stockholders must have approved the merger agreement; and

  . there must be no order, injunction or other legal restraint that prohibits consummation of the merger and there must be no litigation pending or threatened by any governmental entity that seeks to enjoin or prohibit the consummation of the merger.

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   Conditions to the obligation of Buyer and Merger Sub. The obligation of
Buyer and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following conditions:

  . our representations and warranties in the merger agreement being true and correct as of the closing date as though made on and as of the closing date, except where the failure to be true and correct does not result in a material adverse effect on us as of the closing date;

  . we will have complied with all agreements and covenants required by the merger agreement, except where any failure to comply does not result in a material adverse effect on us as of the closing date;

  . we will have delivered to Buyer certain specified certificates and corporate documents, including good standing certificates, resolutions of our board of directors and certificates of incorporation or comparable governing instruments of Buy.com and our subsidiaries;

  . no material adverse change with respect to the Company (as compared to the condition of us on the date of the merger agreement) shall exist as of the closing date;

  . we must have obtained or made any necessary or required consents or filings from or with all governmental entities and parties to agreements that we, Buyer or any of our respective subsidiaries is a party, other than those consents and filings which, if not obtained or made, would not have a material adverse effect on the surviving corporation or Buyer after the effective time; and

  . we will have executed a mutual general release of claims in favor of Mr. Blum and his affiliates.

   Under the merger agreement, a "material adverse change" or "material adverse effect" with respect to us is defined as any change or effect that is materially adverse to the business, financial condition, results of operations or prospects of Buy.com and our subsidiaries taken as a whole, with the following exceptions:

  . any adverse change or effect that is a result of any deterioration of our operations or financial condition that is reasonably anticipated by Buyer, Merger Sub or Mr. Blum;

  . any adverse change or effect that is the result of any general decline in the economy or financial markets, or any conditions generally affecting the industry in which we compete;

  . any adverse change or effect that is the result of actions that we are required to take or that we are prohibited from taking under the merger agreement or, that we take with the express written consent of Buyer, after the date of the merger agreement and prior to the closing date;

  . any adverse effect that is the result of the announcement or pendency of the transactions contemplated by the merger agreement (including the loss of our customers, suppliers, vendors or employees);

  . any adverse change or effect that results from any credit card processing agency terminating or materially modifying its relationship with us; or

  . any adverse change or effect that results from delisting our securities from the Nasdaq National Market, or any changes in our stock price or trading volume.

   Conditions to Buy.com's obligation. Our obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

  . the representations of Buyer and Merger Sub contained in the merger agreement shall be true and correct as of the closing date as though made on and as of the closing date, except where the failure to be true and correct has not resulted in a material adverse effect on Buyer or Merger Sub as of the closing date;

  . Buyer and Merger Sub shall have complied with all agreements and covenants required by the merger agreement except where any failure to comply has not resulted in a material adverse effect on Buyer and Merger Sub as of the closing date;

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  .  Buyer shall have delivered to us specified certificates and corporate documents, including good standing certificates, resolutions of the board of directors of each of Buyer and Merger Sub and the certificates of incorporation of Buyer and Merger Sub;

  . Mr. Blum shall have executed a mutual general release of claims in favor of Buy.com and our directors and executive officers; and

  . Buyer shall have delivered to the exchange agent sufficient cash to pay the merger consideration of $0.17 for each outstanding share of Buy.com common stock, excluding those shares held by Buyer and Merger Sub. Mr. Blum has sufficient personal financial resources to pay for all such outstanding shares.


   We are not aware of any material fact, event or circumstance that would prevent any of the conditions to closing discussed above from being satisfied. Buy.com, Buyer and Merger Sub do not anticipate that any of the closing conditions will be waived. However, in the event any of the closing conditions are waived after the special meeting, we do not anticipate that we will resolicit proxies.


Termination

   We and Buyer may agree by mutual written consent to terminate the merger agreement at any time before the effective time. In addition, either party may terminate the merger agreement if:

  .  the merger is not completed on or before November 30, 2001;

  . a court or other governmental entity issues a final order prohibiting the merger;

  . our stockholders do not approve and adopt the merger agreement and the merger; or

  . the other party breaches the merger agreement, which breach would constitute a material adverse change with respect to such party that is not capable of being cured by November 30, 2001.

   In addition, Buyer may terminate the merger agreement if our board of directors recommends another acquisition proposal, or fails to hold the special meeting after receipt by us of a takeover proposal from a third party or withdraws or amends its recommendation of the merger agreement and the merger in a manner adverse to Buyer.

   We may terminate the merger agreement if, prior to the approval of the merger by our stockholders, our board of directors approves an unsolicited superior proposal as set forth in the merger agreement. However, before we can terminate the merger agreement under these circumstances and accept any such superior proposal, we must negotiate in good faith with Buyer for five days to permit the Buyer to amend its proposal to provide terms substantially similar to those of the superior proposal.

   Subject to limited exceptions, including the survival of any obligations to pay the termination fee and expenses, if the merger agreement is terminated, then it will be of no further force or effect. Generally, there will be no liability on the part of us or Buyer or Merger Sub or their respective representatives, and all obligations of the parties will cease. However, no party will be relieved from its obligations with respect to any material breach of the merger agreement.

Termination Fee and Expense Reimbursement

   The merger agreement provides that if the merger agreement is terminated, all fees and expenses will be paid by the party incurring them, except as described below.

   We will reimburse Buyer for its out-of-pocket fees and expenses actually incurred in connection with the merger, up to an aggregate of $750,000, if:

  . we terminate the merger agreement because our board of directors has approved a superior proposal, as set forth in the merger agreement; or

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  .  Buyer terminates the merger agreement under the following circumstances:

   . as a result of us breaching our obligation not to solicit takeover proposals;

   . the merger is not completed on or before November 30, 2001, unless the non-completion is the result of a breach of any covenant, representation or warranty by the terminating party set forth in the merger agreement;

   . our board of directors recommends another acquisition proposal or withdraws or amends its recommendation of the merger agreement and the merger in a manner adverse to Buyer; or

   . our stockholders do not approve and adopt the merger agreement and the merger.

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          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

   This proxy statement includes forward-looking statements based upon our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," "likely" and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements.

   Factors that could cause our actual operating results to differ materially from those in forward-looking statements, include, but are not limited to, the inability to sustain vendor and distributor relationships on terms and conditions consistent with past dealings, the inability to raise additional working capital, our ability to retain and hire key executives, technical personnel and other employees, general economic conditions and other factors, the possibility of performance failure by our third party supply and fulfillment providers or the withdrawal of support or modification of credit terms with such suppliers and fulfillment partners, the occurrence of system failures, the amount of product and advertising revenues, the ability to successfully defend against pending legal proceedings, the failure to meet our future capital needs in light of ongoing losses, the growth and retention of our customer base, potential contractual, intellectual property or employment issues or the inability to successfully defend against litigation in the future. In addition, with respect to the merger, the following factors, among others, could cause actual events to differ materially from those described herein: inability to satisfy various conditions to the closing of the merger, including failure of our stockholders to approve the merger or failure to obtain any necessary regulatory approvals; the costs related to the merger; the ability to defend against pending legal proceedings; the effect of the merger and/or interim financing on creditor, vendor, supplier, customer or other business relationships; the ability to retain personnel, including key personnel; and the results and effects of our inability to pay any amounts under the interim financing if the merger is not consummated.

   Except to the extent required under the federal securities laws, we do not intend to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements.

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                        INFORMATION RELATING TO BUY.COM

Business

   General

   Buy.com is a multi-category Internet superstore that offers a broad selection of brand name computer hardware and peripherals, software, books, videos, DVDs, computer games, music, clearance products, consumer electronics, and wireless products and services at everyday low prices. Through our nine online specialty stores, we offer products in a convenient, easy-to-use shopping interface that features extensive product information and multi-media presentations. Our e-commerce portal, www.buy.com, links all of our nine specialty stores and is designed to enhance the customer's online shopping experience 24 hours a day, seven days a week. We use a business model that involves outsourcing the majority of our operating infrastructure, including distribution and fulfillment, customer service and support, credit card processing and the hosting of our system infrastructure and database servers. This business model allows us to eliminate many significant capital investments and the costs and risks of carrying inventory. Buy.com was organized as a California limited liability company in June 1997 under the name BuyComp LLC and was incorporated in Delaware as Buy Corp. in August 1998. In November 1998, we changed our name to Buy.com Inc.

   The Buy.com Online Shopping Experience

   Our Web site is a multi-category Internet superstore offering a broad range of products. We have included informative content in each of our online stores to allow customers to enjoy their visit to our Web site and make more informed purchase decisions. We believe that shopping at www.buy.com offers attractive benefits to customers, including convenience, ease of use, a broad selection, in-depth product information and content, and everyday low prices. The following highlights the key features of our online shopping experience:

  . Browsing. We have created a seamless interface between each of our nine online specialty stores that provides consistent functionality, look and feel. By clicking on the tabs at the top of every Web page, customers can move between stores quickly and easily. At the home page for each store, customers can view promotions and featured products or use a keyword search to locate a specific product. We have organized our product offerings into a simple set of categories and subcategories within each store to promote a uniform shopping experience and to make it easier for the customer to link directly to a particular store. This simple structure also allows customers to click on the designated category or subcategory to go to the desired location immediately.

  . Accessing Information. One of the key advantages of online shopping is the ability to access a broad range of information quickly and easily. On our Web site, customers can find detailed product information and specifications, as well as other value added features, including product pictures, music clips, book previews, supplemental information from the manufacturers, gift ideas and specialty shops. We believe this extensive information enables the customer to make a more educated purchase decision and enhances the overall shopping experience.

  . Selecting a Product and Checking Out. Customers can purchase products from each of our online stores using the same virtual shopping basket that is accessible from any product page on our Web site. Similar to a traditional retail store, customers can add and subtract products from their shopping basket as they browse, prior to making a final purchase decision. To execute orders, customers click on the "checkout" button. New customers are prompted to create an account and provide shipping and payment information. Repeat customers, through their personally created username and password, can access their account to view order status, view their history of previous orders or update their personal information. We store our customers' account information on our secure network, including multiple shipping addresses and billing options, which eliminates the need for repeat customers to complete their order information during future transactions. We charge our customer's credit card only after we have shipped the product. We also provide updated product information for each of our online stores to indicate product availability and the approximate amount of time until a particular product will be shipped.

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  .  Monitoring Order Status. We attempt to maintain communication with our customers throughout the purchase and fulfillment process. We confirm each order via an automatic e-mail within minutes of the order placement, and we notify our customers via e-mail when their product has been shipped.

  . Obtaining Assistance. Customers can access online assistance on our site by clicking on the "Help" button on each page in our specialty stores. Our customer service is comprised of an intuitive "help center" that allows customers to service themselves in many situations or contact a customer service representative via email to answer their questions.

   Our Online Specialty Stores

   We have selected our nine online specialty stores based upon product lines that we believe have large market potential, are well suited for e-commerce, and are in industries that allow us to establish a relationship with a dominant distributor. Our current online specialty stores include the following:

  . Computers. This store offers computer products, including computers, printers, monitors, modems and peripherals from manufacturers such as Compaq, Hewlett-Packard, IBM, Viewsonic and 3COM. Customers may obtain detailed product descriptions and product pictures, as well as other promotional information. In addition, this store features vendor specific sub-stores that allow customers to browse products within the manufacturer's designated storefront.

  . Software. This store offers computer software titles from leading manufacturers, including Microsoft, Symantec, Corel and Adobe. Similar to our Computer specialty store, we feature manufacturer's sub-stores. In addition, customers may obtain information on rebates, promotions, new releases and top selling software products.

  . Electronics. This store offers brand name consumer electronic products, including cameras, DVD players, telephones and televisions. This store offers detailed product descriptions and allows customers to browse by product category or by brand.

  . Books. This store offers hardback, paperback and audio book titles. Customers may browse a variety of categories, including subject matter, and new releases. Customers may also conduct targeted searches for their favorite authors or titles. Our site enables customers to read the first chapter of many books, as well as recommendations for related books. We also offer customers the opportunity to preorder upcoming releases.

  . Videos. This store offers DVD and VHS titles from multiple categories, including comedy, action, drama, documentary and foreign films. This store offers preorder capabilities and professional reviews, as well as recommendations for related titles. Customers may also focus their search exclusively on DVD titles.

  . Games. This store offers games and accessories for PlayStation 2, Nintendo64, PlayStation, Dreamcast and Game Boy systems. This store offers PC and Mac games, strategy guides and gaming hardware. We provide detailed product descriptions, screen shots, professional reviews, as well as recommendations for related games.

  . Music. This store offers music titles in both CD, cassette and minidisc formats. Customers may order titles from various categories including pop/rock, alternative, electronica, heavy metal, rhythm and blues/soul, classical, jazz, country, rap/hip hop, folk, new age and soundtracks. This store offers detailed product descriptions, music clips, full song listings and recommended albums. The store also includes upcoming releases and new artist features.

  . Wireless. This store was launched in October 2000 and offers wireless phones and service plans from the leading manufacturers and wireless service providers. Product offerings in this store include the latest in web-enabled phones, wireless PDAs, wireless e-mail, FRS radios and cellular accessories. This store also provides customers with online access to manufacturer rebates, discounts and promotions

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   when applicable. We also provide for side-by-side comparisons of mobile phones and plans, enabling customers to make buying decisions tailored to their individual needs.

  . Clearance. This store offers brand name close-out inventory from some of the most popular manufacturers, including Compaq, Toshiba, Hewlett-Packard, Kodak and Canon. Our inventory consists mainly of home electronics and computer hardware. We obtain this merchandise at substantial discounts through liquidations, overages and promotions. We also work with our vendors to ensure that this store's product selection serves to complement our other online stores.

   Customer Service and Support

   We believe customer support throughout the shopping experience is a key element in providing a convenient shopping forum for our customers and establishing customer loyalty. We provide e-mail support to our customers, and have built an extensive self-help environment within our Web site. This tool allows customers to receive all information regarding their current orders and past order history. Within the Web site, customers may also track shipped orders with United Parcel Service, check the status of orders being processed, access links to our technology partners' Web sites for technical support and request and print return labels.

   To maintain our business model strategy and retain our ability to scale our operations quickly, we have outsourced our customer support to Finali, a provider of customer service support. This strategy also has enabled us to minimize capital expenditures, while ensuring that we are staffed to meet the service needs of our customers. Finali maintains a contact center in Westminster, Colorado where they have staffed approximately 75 dedicated Buy.com customer service representatives. In addition to our outsourced customer support, we maintain a limited in-house staff of high-level customer service representatives to address more complex customer inquiries and back office processing.

   Advertising Revenue

   Advertising revenue is a key component of our business model and consisted of 6.4% of our net revenues for the six months ended June 30, 2001. We believe that the large volume of product sales on our site, together with our ability to attract proven online buyers, provides a high quality audience for our advertisers. In addition, we provide a range of advertising opportunities to reach Internet buyers. We presently derive advertising revenue from vendor co-op advertising and media advertising. Vendor co-op advertising is a standard practice in the retailing sector, where product vendors set aside certain amounts of advertising funds to be paid to retailers in exchange for specific marketing and in-store placement of their products. We also generate advertising media revenue from click-through advertisements that direct the customer to the advertiser's Web site. Currently, we derive most of our co-op advertising from our technology and entertainment vendors.

   Merchandising Strategies

   We believe that our strong brand name and the breadth and depth of our product selection in our online stores enable us to pursue unique merchandising and pricing strategies. Because our stores are not restricted by physical capacity limitations, we have a significant amount of flexibility with regard to the presentation and organization of our product categories and the product selection within each of those categories.

   To date, our merchandising and pricing efforts have focused on offering popular products with high brand awareness at low prices to drive traffic to our site. As customer loyalty and recognition of our brand name has increased, we have begun to augment this strategy by implementing the following:

  . cross-marketing higher margin products and services to our customers once they are in our online stores. By operating nine integrated online specialty stores featuring a broad range of brand name products, we can often present the customer with other higher margin products, including accessories and other products that are complementary to the customer's initial purchase as well as popular point-of-purchase impulse buys;

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  .  offering vendors the ability to create specialized promotional "stores within a store." We believe this will provide us greater flexibility in promoting higher margin products while capturing additional co-op advertising revenues available from our manufacturers; and

  . raising prices on selected products. We have raised prices on selected products to refine our pricing strategy and increase our gross margins. For some of these products the increase in price did not result in any decline in sales volumes. However, for other products, sales volumes declined. We expect that due to further price increases and other factors, our sales volumes will decline during the fiscal year ended December 31, 2001, as compared to the fiscal year ended December 31, 2000.

   Business Acquisitions

   In August 2000, we acquired Telstreet.com, Inc. for an aggregate purchase price of approximately $7.1 million in a stock for stock transaction in which the current holders of Telstreet.com received shares of our common stock as consideration for their shares. Telstreet.com was an online retailer of wireless products and services, and this acquisition was the foundation for our Wireless specialty store.

   Business Dispositions

   In October 1999, we declared a common stock dividend of 75% of the capital stock, on an "as converted" basis, of Aqueduct, Inc. (formerly, BUYNOW INC.) ("Aqueduct") to all stockholders of record as of October 13, 1999. We effected the dividend in April 2000, and on the date of the dividend, we owned preferred stock representing 25% of the capital stock of Aqueduct, on an "as converted" basis. The Aqueduct preferred stock has a liquidation preference over the common stock and is convertible into Aqueduct common stock.

   In October 2000, we decided to discontinue the business and operations of Buytravel.com LLC, our joint venture with United Airlines, Inc. for travel services. To date, the costs associated with discontinuance of the buytravel.com Web site and the operations of Buytravel.com LLC have been minimal and have been allocated equally between United Airlines and us.

   During 2000, we also made a strategic decision to focus our resources on our domestic business. As a result, we discontinued the operations of our joint venture in continental Europe and have since terminated its business operations. In addition, we decided to terminate the operations of our joint venture in Australia in November 2000. In March 2001, we sold our United Kingdom joint venture to the John Lewis Partnership, and consequently, we no longer have any international operations. In connection with the sale of the United Kingdom joint venture, we granted a right to use our trademark and e-commerce technology in the United Kingdom and the Republic of Ireland. We assumed that we had a 50% ownership interest in the losses of all three international joint ventures and therefore did not maintain sufficient voting control to consolidate these joint ventures.

   Distribution Network

   We believe that the ability to maintain a primarily outsourced operating infrastructure is key to an efficient and profitable e-commerce model. As part of this strategy, we have entered into relationships with leading distributors in each of our product segments, including Ingram Micro for computer hardware and software, Ingram Entertainment for videos, DVDs, and video games, Ingram Book for books, Valley Media for music, Direct Source Distributing for our clearance products, Global Trade and DBL Distributing for consumer electronics and Brightpoint for the distribution of our wireless products. These distributors carry a vast inventory of products located in warehouses throughout the country from which products are picked, packed and shipped directly to our customers or our national fulfillment provider. Through this system, we have been highly effective at leveraging the inventory management and fulfillment capabilities of each of our providers to deliver products cost-effectively to our customers nationwide.

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   Competition

   The e-commerce market is rapidly evolving, intensely competitive and we expect that competition will further intensify in the future. Barriers to entry are limited, and many traditional retailers have launched their own online operations that provide significant competition to us due to their strong brand recognition, physical presence and other factors. New technologies and the expansion of existing technologies may also increase competitive pressures. We currently compete with a variety of online vendors who specialize in computer hardware and software products, as well as those who sell books, music, videos, DVDs, consumer electronics, wireless products and services, and other entertainment products. Moreover, all of the products we sell in our online stores are available through traditional and/or catalog retailers, many of whom have launched Web sites to provide online shopping to their customers. Consequently, we must compete with companies in the e-commerce market as well as the traditional retail industry.

   In the computer hardware, software, peripheral and clearance product markets, our primary competitors include, but are not limited to:

  .  traditional computer retailers such as CompUSA;

  .  catalogue retailers such as CDW;

  .  online computer retailers; and


  . software and hardware manufacturers that market their products through their own Web sites such as Apple Computer, Dell Computer and Gateway.

   Our current or potential competitors with respect to books, DVDs and videos, and other entertainment related products include, but are not limited to:

  . traditional entertainment product retailers such as Barnes & Noble, Blockbuster Video and Borders;

  . Internet-focused entertainment product retailers such as Amazon.com and Barnes & Noble.com; and

  . non-entertainment retailers that sell a limited selection of entertainment products at low prices, such as Wal-Mart.

   Our current or potential competitors with respect to consumer electronics include, but are not limited to:

  . traditional consumer electronic retailers such as Best Buy and Circuit
    City; and

  . online retailers of consumer electronics such as Amazon.com and 800.com.

   We also compete with traditional and online retailers in our other product categories.

   We also expect to experience significant competitive pressure if any of our distributors were to initiate their own retail operations. Because our distributors have access to merchandise at very low costs, they could sell products at lower prices than us and maintain a higher gross margin on their product sales than we are able to achieve. If this were to occur, our current and potential customers may decide to purchase directly from these distributors, which could reduce our market share.

   We believe that the primary competitive factors in online retailing include brand recognition, price, product selection, customer service, value-added services and ease of use. Although we believe that we compete favorably with respect to these factors, several of our competitors may have an advantage over us with respect to specific factors. In addition, many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical, management and other resources than we do.

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   Technology and Systems

   We have implemented a combination of proprietary technologies and commercially available licensed technologies. Our Web site's front-end is built on industry standard technologies, including IBM NetFinity and other servers. The business logic of the site is contained in a variety of proprietary programs. These programs handle user interface, ordering and customer communications and operate on redundant IBM NetFinity and other servers. We expect to add additional servers and capacity as needed in the long-term. Our system includes redundant hardware on mission critical components, which we believe can survive the failure of several entire servers with relatively little downtime. We also believe we can quickly and easily expand capacity without significant additional development. We have historically run our key systems below capacity to support potential growth.

   Consistent with our operating strategy, we have an agreement to outsource the hosting of our Web servers to an Internet data center specialist, Exodus Communications, which maintains an extensive national network. Exodus provides redundant Internet connections to multiple Internet access points, a secure physical environment, climate control and redundant power. In addition, Exodus provides us with a 24 hours a day, seven days a week system monitoring and escalation. Exodus currently hosts our Web operations in their Irvine, California data center, and we believe Exodus has adequate available floor space for our needs in this facility for the foreseeable future. In addition, we expect to be able to support a distributed, redundant site by placing some of our servers in Exodus' other locations across the country.

   We also use a set of computer software applications for processing each customer order. These applications charge customer credit cards, print order information, transmit order information electronically to our distributors and deposit transaction information into our accounting system. All credit card numbers and financial and credit information are secured using the Internet security protocol Secure Socket Layer, Version 3, an encryption standard, and we maintain credit card numbers behind appropriate fire walls.

   Intellectual Property

   We regard the protection of our copyrights, service marks, trademarks, trade secrets and other intellectual property rights as critical to our future success. We rely on various intellectual property laws and contractual restrictions to protect our proprietary rights in products and services. We have acquired and registered many of our domain names with regulatory bodies in an effort to protect these intellectual property rights. We have also entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with our suppliers and strategic partners in order to limit access to and disclosure of our proprietary information. We cannot assure you that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third party development of similar technologies. In addition, we have pursued the registration of our key trademarks and service marks in the U.S. and internationally, including but not limited to Buy.com. However, effective intellectual property protection may not be available in every country in which our services may be made available in the future. There is also no guarantee that the trademarks or servicemarks for which we have applied for registration will offer adequate protection under applicable law.

   We have licensed in the past, and expect that we may license in the future, some of our intellectual property rights, including trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of the Buy.com brand is maintained by these licensees, they could take actions that might materially and adversely affect the value of our intellectual property rights or reputation, which could harm our business. We also rely on technologies that we license from third parties. These licenses may not continue to be available to us on commercially reasonable terms in the future, if at all. As a result, we may be required to obtain substitute technology of lower quality or at greater cost, which could materially adversely affect our business, results of operations and financial condition.

   As is customary with technology companies, from time to time we have received, and may continue to receive or become aware of, correspondence claiming potential infringement of other parties' proprietary rights.

We could incur significant costs and diversion of management time and resources to defend claims regardless of the validity of these claims. We may not have adequate resources to defend these claims, and any associated costs and distractions could have a material adverse effect on our business, financial condition and results of operations. As an alternative to litigation, we may seek licenses for other parties' intellectual property rights. We may not be successful in obtaining any necessary licenses on commercially reasonable terms, if at all.

   Employees

   As of October 8, 2001, we had 91 full-time employees. Our employees are not represented by any collective bargaining agreement, and we have never experienced a work stoppage. We believe our employee relations are good.


Legal Proceedings

   On March 13, 2000 a class action suit was filed against us in the U.S. District Court for the Central District of California alleging that we collected used and disclosed personally identifiable customer information to our third party advertising server and other advertisers without first informing our customers or seeking their permission in violation of several federal statutes. The complaint sought damages of up to $10,000 per class member per violation, actual and punitive damages, restitution, attorneys' fees and costs plus injunctive and other equitable relief. On April 7, 2000 a companion lawsuit was filed in the Superior Court of the State of California, County of Orange alleging violations of state statutory and common law based upon the same facts and federal causes of action as alleged in the federal class action. The complaint seeks statutory damages of up to $5,000 per class member per violation, plus actual and punitive damages or restitution, attorneys' fees and costs and injunctive and other equitable relief. On April 25, 2000 a third class action suit was filed in the United States District Court for the Central District of California alleging violation of the same federal statutes as those in the federal class action filed on March 13, 2000. As with the first two class actions, the complaint alleges that we collect, use and disclose personally identifiable information of our consumers without first informing them or obtaining their consent. The complaint sought unspecified statutory damages, compensatory damages, punitive damages, attorneys' fees and costs, plus declaratory, injunctive and other equitable relief, including disgorgement of all profits and restitution of all monies acquired by means of any act or practice declared to be unlawful. We reached a global settlement for the cases on June 26, 2001 that involved certain changes to our privacy practices and the payment of $400,000 in attorney fees which was paid for by our insurance carrier. The lawsuits were dismissed with prejudice in July 2001.

   On February 28, 2001, we filed suit against the PGA Tour in federal district court, Central District of California, for breach of contract based on our BUY.COM Tour sponsorship agreement with the PGA Tour. We claim that the PGA Tour entered into an agreement with another party to provide e-commerce services to them in violation of our agreement. We are seeking rescission of our agreement, a return of our sponsorship fees, including those secured by a $17,000,000 letter of credit, and additional damages. In March 2001, the PGA Tour filed a counterclaim against us in the federal district court in the Central District of California. The counterclaim alleges that we breached our contract with them by declaring our sponsorship agreement to be terminated, by demanding that the PGA Tour cease all uses of our trademark, by breaching the confidentiality provisions of our agreement with them and by taking action that adversely affects the goodwill of the BUY.COM Tour. The PGA Tour seeks damages in excess of $75,000 and attorneys' fees. Discovery is underway and a trial is set for December 4, 2001.

   On July 11, 2001, a class action complaint, titled Joel Abrams v. BUY.COM, was filed against us, in addition to certain of our offices and/or directors, and our underwriters that participated in the IPO process, alleging a violation of federal securities laws. Since July 11, 2001, several other similar class action complaints have been filed against us including: Richard Taylor v. BUY.COM (filed July 23, 2001), Robert Berkowtiz v. BUY.COM (filed July 16,
2001), Rutherford Dawson v. BUY.COM (filed August 1, 2001), Haas v. BUY.COM (filed August 15, 2001, Goodman Espstein v. BUY.COM (filed August 10, 2001), Leo and Josie Castillo v. BUY.COM (filed August 15, 2001) and Mohammad Jawed Akhtar v. BUY.COM (filed August 17, 2001). Each of the class actions were filed in the United States District Court, Southern District of New York on behalf of purchasers of Buy.com securities during the period between February 7, 2000 and December 6, 2000. The complaints allege that our prospectus was materially false and misleading because it failed to disclose, among other things, that our underwriters had solicited and received excessive and undisclosed commissions from certain investors. The lawsuits also allege that the underwriters engaged in actions that artificially inflated the price of the stock. Greg Hawkins and Mitch Hill have been named as defendants in each of these cases in connection with their capacity as former officers and/or directors of Buy.com. Mr. Hawkins and Mr. Hill have indemnification agreements with us. We believe that other similar cases may have been filed against us that are not yet known. We have not yet responded to any of these complaints and each case is in its early stages.

   Although we intend to defend ourselves vigorously, each of these actions could result in significant expenses and diversion of management time and other resources. Further, the outcome of the actions filed against us is uncertain. Therefore, we can give no assurance that we will prevail in these suits against us.

   Although we are not aware of any other material legal proceedings pending against us, we are from time to time subject to ordinary course litigation and disputes between our customers, employees and us.

                       SELECTED HISTORICAL FINANCIAL DATA

   The selected financial data set forth below as of December 31, 2000 and December 31, 1999 and for each of three years ended December 31, 2000 are derived from our consolidated financial statements, which appear elsewhere in this proxy statement. The selected financial data set forth below as of December 31, 1998 and 1997 and for the period from June 7, 1997 (inception) to December 31, 1997 are derived from our audited financial statements, which are not included in this proxy statement. The selected financial data set forth below as of June 30, 2001 and for the six months ended June 30, 2000 and June 30, 2001 were derived from our unaudited interim financial statements. Our selected historical financial data presented below should be read in conjunction with our financial statements and notes thereto and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning on page 110.



                           June 7,                                            Six Months Ended
                            1997                 Year Ended                      (unaudited)
                         (inception)  -----------------------------------  ------------------------
                         to Dec. 31,   Dec. 31,    Dec. 31,    Dec. 31,     June 30,     June 30,
                            1997         1998        1999        2000         2000         2001
                         -----------  ----------  ----------  -----------  -----------  -----------
                                         (in thousands, except per share data)
Net revenues............       $878     $125,290    $596,848     $787,670     $400,815     $219,464
Cost of goods sold......        832      123,527     603,695      740,977      380,185      193,920
                         ----------   ----------  ----------  -----------  -----------  -----------
Gross profit/(loss).....         46        1,763      (6,847)      46,693       20,630       25,544
Operating expenses
 Sales and marketing....        130       13,430      71,189       92,425       46,539       21,790
 Product development....         30          950       7,617       25,280       10,155        5,955
 General and
  administrative........        269        5,425      42,692       49,076       23,679       20,530
 Restructuring charge...        --           --          --           --           --        34,678
                         ----------   ----------  ----------  -----------  -----------  -----------
   Total operating
    expenses............        429       19,805     121,498      166,781       80,373       82,953
                         ----------   ----------  ----------  -----------  -----------  -----------
Operating Loss..........       (383)     (18,042)   (128,345)    (120,088)     (59,743)     (57,409)
Other income (expense):
 Interest income
  (expense), net .......         (7)         202      (1,141)       7,228        3,700        1,055
 Other..................        --            (4)        153         (728)        (822)         137
                         ----------   ----------  ----------  -----------  -----------  -----------
   Total other income
    (expense)...........         (7)         198        (988)       6,500        2,878        1,192
                         ----------   ----------  ----------  -----------  -----------  -----------
Net loss before equity
 in (losses) income of
 joint ventures.........       (390)     (17,844)   (129,333)    (113,588)     (56,865)     (56,217)
Equity in (losses)
 income of joint
 ventures, net..........        --           --         (835)     (19,434)      (9,615)       5,299
                         ----------   ----------  ----------  -----------  -----------  -----------
Net loss................      $(390)    $(17,844)  $(130,168)   $(133,022)    $(66,480)    $(50,918)
                         ==========   ==========  ==========  ===========  ===========  ===========
Net loss per share:
 Basic and diluted......     $(0.0 )      $(0.22)     $(1.45)      $(1.04)      $(0.54)      $(0.37)
Shares used in
 computation of basic
 and diluted loss per
 share.................. 81,331,078   81,815,869  89,597,782  128,489,722  123,385,494  135,904,623

                                     As of December 31,                As of
                             -------------------------------------   June 30,
                             1997     1998      1999       2000        2001
                             -----  --------  ---------  ---------  -----------
Balance Sheet Data:                    (in thousands)               (unaudited)
Current Assets:
 Cash and cash
  equivalents............... $  34  $  9,221  $  24,693  $  29,656   $  12,376
 Restricted cash............   --        --         --      27,000       2,098
 Marketable securities......   --        --         --      10,769         --
 Accounts receivable, net
  of allowances of $0, $50,
  $1,104, $2,813, and
  $2,522, respectively......   178     4,986     17,882     19,424      10,134
 Prepaid expenses and other
  current assets............     4     1,258     31,605      7,141       8,577
                             -----  --------  ---------  ---------   ---------
   Total current assets.....   216    15,465     74,180     93,990      33,185
                             -----  --------  ---------  ---------   ---------
Property and equipment,
 net........................    50     2,895     16,607     18,500      12,833
Intangibles, net............   --      8,212     28,156     23,622       6,681
Other noncurrent assets.....     1       265        663        392         111
                             -----  --------  ---------  ---------   ---------
                             $ 267  $ 26,837  $ 119,606  $ 136,504   $  52,810
                             =====  ========  =========  =========   =========
Current Liabilities:
 Accounts payable........... $ 361  $ 16,270  $  71,057  $  38,682   $  11,814
 Line of credit.............   --        --      12,377        --          --
 Other liabilities and
  accrued expenses..........    13       441      4,771      3,460       4,567
 Deferred revenue...........    22     2,295      1,222      3,400       2,129
 Note payable to
  stockholder...............   211       --       5,000        --          --
 Obligation to joint
  ventures, net.............   --        --          72      7,156         --
                             -----  --------  ---------  ---------   ---------
 Current portion of long-
  term debt.................   --         21        321        250         255
                             -----  --------  ---------  ---------   ---------
   Total current
    liabilities.............   607    19,027     94,820     52,948      18,765
                             -----  --------  ---------  ---------   ---------
Long-term debt, net of
 current portion............   --      1,175      1,738        324         196
                             -----  --------  ---------  ---------   ---------
                               607    20,202     96,558     53,272      18,961

Commitments and
 Contingencies
Stockholders' Equity
 (Deficit):
 Convertible preferred
  stock--Series A and
  Series B, $0.0001 par
  value.....................   --     14,943    104,939        --          --
 Common stock, $0.0001 par
  value.....................   --          9         10         13          13
 Additional paid-in
  capital...................    50     9,664     72,659    368,970     364,887
 Deferred compensation......   --     (2,439)    (8,850)    (7,019)     (1,401)
 Accumulated deficit........  (390)  (15,542)  (145,710)  (278,732)   (329,650)
                             -----  --------  ---------  ---------   ---------
   Total stockholders'
    equity (deficit)........  (340)    6,635     23,048     83,232      33,849
                             -----  --------  ---------  ---------   ---------
                             $ 267  $ 26,837  $ 119,606  $ 136,504   $  52,810
                             =====  ========  =========  =========   =========



   Our book value per share of common stock was $0.25 at June 30, 2001.

   Pro Forma Data: No pro forma data is provided. We do not believe that pro forma data is material to stockholders in evaluating the merger and the merger agreement because the merger consideration is all cash and, if the merger is completed, our stockholders other than Mr. Blum and his affiliates will no longer have any equity interest in us.

                                  BUY.COM INC.
                QUARTERLY CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except share and per share data)
                                  (unaudited)

                                                            Quarter Ended
                    ----------------------------------------------------------------------------------------------------
                    Sept. 30,    Dec. 30,    Mar. 31,     June 30,     Sept. 30,    Dec. 30,     Mar. 31,     June 30,
                       1999        1999        2000         2000         2000         2000         2001         2001
                    ----------  ----------  -----------  -----------  -----------  -----------  -----------  -----------
Net revenues......  $  158,960  $  200,676  $   207,616  $   193,199  $   190,150  $   196,705  $   124,601  $    94,863
Cost of goods
 sold.............     159,094     202,269      198,743      181,442      177,437      183,355      110,200       83,720
                    ----------  ----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross
 profit/(loss)....        (134)     (1,593)       8,873       11,757       12,713       13,350       14,401       11,143
Operating
 expenses:
 Sales and
  marketing.......      15,560      28,733       24,520       22,019       21,229       24,657       13,190        8,600
 Product
  development.....       1,795       3,837        4,370        5,785        7,097        8,028        4,265        1,690
 General and
  administrative..      14,948      14,302       11,682       11,997       11,715       13,682       12,324        8,206
 Restructuring
  charge..........         --          --           --           --                        --        34,678          --
                    ----------  ----------  -----------  -----------  -----------  -----------  -----------  -----------
 Total operating
  expenses........      32,303      46,872       40,572       39,801       40,041       46,367       64,457       18,496
                    ----------  ----------  -----------  -----------  -----------  -----------  -----------  -----------
 Operating loss...     (32,437)    (48,465)     (31,699)     (28,044)     (27,328)     (33,017)     (50,056)      (7,353)
Other income
 (expense):
 Interest income
  (expense), net..        (796)       (420)       1,388        2,312        2,015        1,513          701          354
 Other............          49          79         (114)        (708)          30           64          125           12
                    ----------  ----------  -----------  -----------  -----------  -----------  -----------  -----------
 Total other
  income
  (expense).......        (747)       (341)       1,274        1,604        2,045        1,577          826          366
Net loss before
 equity in
 (losses) income
 of joint
 ventures.........     (33,184)    (48,806)     (30,425)     (26,440)     (25,283)     (31,440)     (49,230)      (6,987)
Equity in (losses)
 income of joint
 ventures, net....         --         (835)      (2,421)      (7,194)      (5,221)      (4,598)       4,058        1,241
                    ----------  ----------  -----------  -----------  -----------  -----------  -----------  -----------
Net loss..........  $  (33,184) $  (49,641) $   (32,846) $   (33,634) $   (30,504) $   (36,038) $   (45,172) $    (5,746)
                    ==========  ==========  ===========  ===========  ===========  ===========  ===========  ===========
Net loss per
 share:
 Basic and
  diluted.........  $    (0.37) $    (0.54) $     (0.28) $     (0.26) $     (0.23) $     (0.27) $     (0.33) $     (0.04)
Shares used in
 computation of
 basic and diluted
 loss per share...  89,231,521  92,042,658  115,544,187  131,226,802  132,547,388  134,529,551  135,239,182  136,579,611

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

General

   Buy.com is a multi-category Internet superstore that offers a broad selection of brand name computer hardware and peripherals, software, books, videos, DVDs, computer games, music, clearance products, consumer electronics, sporting goods, office supplies and products, and wireless products and services at everyday low prices. Buy.com was organized as a California limited liability company in June 1997 under the name BuyComp LLC and was incorporated in Delaware as Buy Corp. in August 1998. In November 1998, we changed our name to Buy.com Inc.

   We derive revenues principally from the sale of products and, to a lesser extent, from paid advertisements on our Web site. We recognize product revenue upon shipment of products. We generally recognize advertising revenue straight line over the period of time an advertisement runs on our site. In some circumstances, our agreements with advertisers require consumer action, in which case, we recognize advertising revenue when the consumer action is completed.

   We have employed a business model that includes outsourcing the majority of our infrastructure to leading national distribution and fulfillment providers with established expertise. Through this model, we capitalize on the cost efficiencies achieved by our distribution providers and minimize our infrastructure and operating expenses, enabling us to pass significant savings on to our customers. Additionally, by aligning with leading distributors in each of our product categories, we can use their significant inventories and distribution capabilities to offer a broader selection of products at lower costs than traditional retailers can.

   Consistent with our merchandising strategy, we have started to raise prices on many of our products. We intend to continue these selective price increases, and as a result, may experience decreased sales volumes. For this reason, our ability to become and remain profitable depends upon our ability to maintain our net revenues consistent with our operating plan. Over recent quarters we have not achieved revenue growth and in fact, we expect our net revenue for 2001 to be significantly less than our net revenue for the year ended December 31, 2000, and we cannot be certain that we will ever become profitable.

   To date, our sales of computer hardware and software products have accounted for the vast majority of our net revenues. Our sales of products in other categories constituted less than 20% of our net revenues for the year ended December 31, 2000, and December 31, 1999 and for the six months ended June 30, 2000 and June 30, 2001. None of our other product categories individually constituted more than 10% of our net revenues during these periods. Product sales, including shipping and handling, accounted for 96.0% and 98.2% of net revenues for the years ended December 31, 2000 and December 31, 1999, respectively, and 94.5% and 95.8% of net revenues for the six month periods ended June 30, 2001 and June 30, 2000, respectively.

   Shipping and handling net revenues were $28.1 million and $30.1 million for the years ended December 31, 2000 and December 31, 1999, respectively, and $9.2 million and $14.8 million for the six month periods ended June 30, 2001 and June 30, 2000, respectively. Shipping and handling results are a direct function of our product sales and are an integral part of our merchandising and pricing strategy and may fluctuate based on promotional programs. Accordingly, we believe shipping and handling net revenues and the corresponding gross profit on these net revenues cannot be viewed independent of product sales and gross profit. The gross profit on our shipping and handling net revenues was $1.9 million and $12.8 million for the years ended December 31, 2000 and December 31,1999, respectively and $826,000 and $3.1 million for the six month periods ended June 30, 2001 and June 30, 2000, respectively.

   We currently generate additional revenues from vendor co-op advertising as well as media advertising. Vendor co-op advertising is a standard practice in the retailing sector, where product vendors set aside certain amounts of advertising funds to be paid to retailers in exchange for specific marketing and in-store placement of their products. We also generate advertising media revenue from click-through advertisements that direct the customer to the advertiser's Web site. These media advertising revenues are generally derived from short-term advertising contracts in which we typically guarantee a minimum number of advertising impressions to be delivered to users over a specified period of time for a fixed fee. In the cases where we guarantee a minimum number of advertising impressions, we defer a portion of the advertising revenues until the minimum number of impressions has been achieved. Advertising sales accounted for 5.6% and 2.8% of net revenues for the years ended December 31, 2000 and December 31, 1999, respectively and 6.4% and 5.3% of net revenues for the six month periods ended June 30, 2001 and June 30, 2000, respectively.

   Our net revenues are also net of coupon redemptions. Coupon redemptions result in a reduction of gross revenues in the period the coupons are redeemed by an amount equal to the value of the coupons redeemed. Coupon redemptions were $12.8 million, or 1.6% of net revenues, for the year ended December 31, 2000, and $6.2 million, or 1.0% of net revenues, for the year ended December 31, 1999. Coupon redemptions were $2.1 million, or 0.9% of net revenues, for the six month period ended June 30, 2001, and $4.4 million, or 1.1% of net revenues, for the six month period ended June 30, 2000.



   We have incurred significant losses since our inception and our cost of sales and operating expenses have increased dramatically. This trend reflects the costs associated with our increased efforts to promote the Buy.com brand, build market awareness, attract new customers, recruit personnel, build operating infrastructure and develop and expand our Web site and related transaction processing systems. Consequently, during the first quarter of 2001, we initiated a restructuring plan to reduce costs and conserve our cash resources. As a part of this plan, we terminated 104 employees and recorded a restructuring charge of $34.7 million.


   During the third quarter of 2001, as our restructuring plan continued to evolve, we terminated an additional 50 employees from all areas within the company bringing the total employees terminated to 154. As a result of the additional terminations we expect to record employee termination charges of approximately $650,000 in the quarter ending September 30, 2001 to be included in restructuring charges on the consolidated statement of operations.


   On August 10, 2001, we signed a definitive merger agreement with Buyer. The merger agreement provides for us to merge with Merger Sub, after which we will continue our operations as a wholly-owned subsidiary of Buyer. The merger is subject to the approval of our stockholders and other closing conditions. If the merger is approved by our stockholders and all other conditions to closing are satisfied or waived, the merger is expected to be completed by the end of November 2001. However, because many of the closing conditions are beyond our control, there can be no assurance that the merger will be completed by the end of November 2001, if at all. If we are unable to close the merger or obtain additional financing or complete another sale or merger transaction, there is substantial doubt that we would be able to continue as a going concern. If the merger is completed, each outstanding share of our common stock will be cancelled and converted into the right to receive $0.17 in cash. In connection with the execution of the merger agreement, we also entered into a credit agreement with a trust controlled by Mr. Blum, pursuant to which we have access to a $4,000,000 line of credit and up to an additional $5,000,000 to establish standby letters of credit for the benefit of our distributor and vendor partners. We also entered into a security agreement with the Blum Trust, pursuant to which we granted such trust a security interest in substantially all of our assets to secure payment and performance of our obligations under the credit agreement. If the merger agreement is terminated prior to completion of the transaction, under substantially all circumstances, all outstanding debt under the line of credit and letters of credit will become immediately due and payable. In addition, if we cannot repay all of the outstanding amounts due, including commitment fees and possible termination fees, the Blum Trust may foreclose on our assets.

Results of Operations

Comparison of Years Ended December 31, 2000, December 31, 1999, and December 31, 1998

 Net revenues

                                            Year Ended December 31
                                  ------------------------------------------ ---
                                           Percent          Percent
                                    2000   Change    1999   Change    1998
                                  -------- ------- -------- ------- --------
                                            (amounts in thousands)
Net revenues..................... $787,670    32%  $596,848   376%  $125,290

   Net revenues were $125.3 million, $596.8 million and $787.7 million for 1998, 1999 and 2000, respectively, representing increases of $471.6 million, or 376%, from 1998 to 1999, and $190.8 million, or 32%, from 1999 to 2000. These increases in the periods indicated reflect a significant increase in the number of units sold. This increase in product sales is primarily due to the growth of our customer base and repeat purchases from our existing customers and the launch of several new online stores. We had approximately 246,000, 1.9 million, and 3.5 million cumulative customer accounts as of December 31, 1998, 1999, and 2000, respectively.

 Gross profit (loss)

                                                       Year Ended December 31
                                                       ------------------------
                                                        2000     1999     1998
                                                       -------  -------  ------
                                                       (amounts in thousands)
Gross profit (loss)................................... $46,693  $(6,847) $1,763
Gross margin..........................................     5.9%   (1.1%)    1.4%

   Gross profit is calculated as net revenue less the cost of sales which includes the cost of products sold, shipping costs, and the related distribution and fulfillment costs. Gross profits were $1.8 million, negative $6.8 million and $46.7 million in 1998, 1999 and 2000, respectively. The increase from 1999 to 2000 was primarily due to more sophisticated merchandising and pricing management of our product mix and an increased contribution of higher margin advertising revenues.

 Sales and marketing

                                              Year Ended December 31
                                      -----------------------------------------
                                               Percent          Percent
                                       2000    Change   1999    Change   1998
                                      -------  ------- -------  ------- -------
                                              (amounts in thousands)
Sales and marketing.................. $92,425     30%  $71,189    430%  $13,430
Percentage of net revenues...........    11.7%            11.9%            10.7%

   Sales and marketing expenses consist primarily of advertising and promotional expenses, as well as credit card fees, outsourced customer service fees and payroll associated with our advertising and marketing personnel. Sales and marketing expenses were $13.4 million, $71.2 million, and $92.4 million in 1998, 1999 and 2000, respectively, representing increases of $21.2 million, or 30%, from 1999 to 2000, and $57.8 million, or 430%, from 1998 to 1999. The increases were primarily attributable to the expansion of our online advertising campaigns and the expansion of our affiliate program. The increases in our sales and marketing expenses were also due, to a lesser extent, to increased personnel and related expenses required to implement our marketing strategy as well as the costs associated with the sponsorship of the buy.com Tour. We intend to continue to pursue our branding and marketing campaign in order to attract new customers and retain our existing customers; however, consistent with our restructuring plan, our branding efforts will be limited. As a result, we expect sales and marketing expenses to decrease in absolute dollars in future periods.

 Product development

                                                Year Ended December 31
                                          -------------------------------------
                                                   Percent         Percent
                                           2000    Change   1999   Change  1998
                                          -------  ------- ------  ------- ----
                                                (amounts in thousands)
Product development...................... $25,280    232%  $7,617    702%  $950
Percentage of net revenues...............     3.2%            1.3%          0.8%

   Product development expenses consist primarily of personnel costs, facilities expenses, and other related expenses associated with developing and enhancing our Web site, and costs of acquired content. Product development expenses were $950,000, $7.6 million, and $25.3 million in 1998, 1999 and 2000, respectively, representing increases of $17.7 million, or 232%, from 1999 to 2000, and $6.7 million, or 702%, from 1998 to 1999. The increases were due to increased personnel and outside consulting costs required to enhance the features, content, and functionality of our online stores and transaction processing systems. We intend to continue to enhance our Web site and technology and information systems; however, consistent with our restructuring plan, we expect product development expenses to decrease in absolute dollars in future periods. Also, in accordance with authoritative accounting guidance, certain costs are capitalized and amortized over the estimated useful lives of the applicable assets.

 General and administrative

                                               Year Ended December 31
                                       ----------------------------------------
                                                Percent          Percent
                                        2000    Change   1999    Change   1998
                                       -------  ------- -------  ------- ------
                                               (amounts in thousands)
General and administrative............ $49,076     15%  $42,692    687%  $5,425
Percentage of net revenues............     6.2%             7.2%            4.3%

   General and administrative expenses consist primarily of payroll and related expenses for executive and administrative personnel, facilities expenses, professional fees, depreciation, amortization of deferred compensation and warrants, amortization of goodwill and other intangibles, and other general corporate expenses. General and administrative expenses were $5.4 million, $42.7 million and $49.1 million in 1998, 1999 and 2000, respectively, representing an increase of $6.4 million, or 15%, from 1999 to 2000, and $37.3 million, or 687% from 1998 to 1999. The increases were due to increased headcount and related expenses associated with the hiring of additional personnel and increased professional expenses, as well as increases in amortization charges resulting from the acquisition of Telstreet.com in 2000 and Buygolf.com in 1999. Consistent with our restructuring plan, we expect general and administrative expenses to decrease in absolute dollars due to our staff reduction and our reduction of other general and administrative expenses.

 Other Income (Expense)

                                                          Year Ended December
                                                                  31
                                                          ---------------------
                                                           2000    1999    1998
                                                          ------  -------  ----
                                                              (amounts in
                                                              thousands)
Interest income (expense)................................ $7,228  $(1,141) $202
Other Income (expense)...................................   (728)     153    (4)

   Interest income on cash and marketable securities was $202,000, negative $1.1 million and $7.2 million in 1998, 1999 and 2000, respectively. The increases in 2000 were due to higher balances resulting from our financing activities, principally the net proceeds from our initial public offering in February 2000. Interest expense for the year ended December 31, 2000 consists of interest on asset acquisitions financed through capital leases. In addition, interest expense for the year ended December 31, 2000 also includes interest on our line of credit incurred during the first quarter of 2000. Other income and expense is comprised of net gains and losses on sales of property and equipment and other miscellaneous items.

   Interest expense for the year ended December 31, 1999, consists of the expense associated with the loan due to one our stockholders and our credit facilities, offset by interest income from our Series B preferred stock financing. Interest income for the year ended December 31, 1998, includes interest income associated with our Series A preferred stock financing.

 Equity in losses of joint ventures, net

                                                                  Year Ended
                                                                  December 31
                                                               -----------------
                                                                2000   1999 1998
                                                               ------- ---- ----
                                                                  (amounts in
                                                                  thousands)
Equity in losses of joint ventures, net....................... $19,434 $835 N/A

   Equity in losses of joint ventures represents the losses associated with our ownership interest in our joint venture partnerships, including our international business initiatives and Buytravel.com LLC. Our accounting treatment assumes that our ownership interest in the international joint ventures and Buytravel.com LLC is 50%. Equity in losses of joint ventures, net, increased to $19.4 million for 2000 from $835,000 for 1999. The increases were due to the fact that our international joint ventures were at an early stage of their operations and were incurring net losses, which we recorded as an equity method investment. We have recently decided to discontinue the operations of our international joint ventures in continental Europe and Australia. The costs associated with the discontinuance of the continental European and Australian joint ventures and the sale of the United Kingdom joint venture were insignificant.

Comparison of the six months ended June 30, 2001 and June 30, 2000

 Net revenues

   Net revenues were $219.5 million and $400.8 million for the six month periods ended June 30, 2001 and June 30, 2000, respectively, representing a 45% decrease. We believe the decrease in net revenues is primarily attributable to decreased product sales as a result of the price increases on many of our products including a reduction in sales and marketing expenditures and an overall weakening in consumer demand for technology products. We intend to continue selective price increases, and as a result, we may experience continued decreased sales volumes.

 Gross profit

   Gross profit is calculated as net revenue less the cost of sales which includes the cost of products sold, shipping costs, and the related distribution and fulfillment costs. Gross profits were $25.5 million and $20.6 million for the six month periods ended June 30, 2001 and June 30, 2000, respectively. Gross margins increased to 11.6% for the six month period ended June 30, 2001 as compared to 5.1% for the six month period ended June 30, 2000. We believe the increase in gross margin was primarily due to the price increases on many of our product sales.

 Sales and marketing expenses

   Sales and marketing expenses consist primarily of advertising and promotional expenses, as well as credit card fees, outsourced customer service fees, and payroll associated with our advertising and marketing personnel. Sales and marketing expenses were $21.8 million and $46.5 million for the six month periods ended June 30, 2001 and June 30, 2000, respectively, representing a decrease of 53%. Sales and marketing expenses as a percentage of net revenues decreased to 9.9% for the six month period ended June 30, 2001 as compared to 11.6% for the six months ended June 30, 2000. The decrease, both as a percentage of net revenues and in absolute dollars, was primarily attributable to the reduction of our advertising campaigns consistent with our restructuring plan implemented during the first quarter of 2001. We expect marketing and sales expenses to continue to decrease in absolute dollars as compared to the same periods in the previous year.

 Product development expenses

   Product development expenses consist primarily of personnel and other expenses associated with developing and enhancing our Web site, as well as associated facilities and related expenses. Product development expenses were $6.0 million and $10.2 million for the six month period ended June 30, 2001 and June 30, 2000, respectively, representing a decrease of 41%. Product development expenses as a percentage of net revenues increased to 2.7% for the six month period ended June 30, 2001, as compared to 2.5% for the six month period ended June 30, 2000. We intend to continue to enhance our Web site and technology and information systems, however consistent with our restructuring plan, we expect product development expenses to decrease in absolute dollars as compared to the same periods in the previous year. Also, in accordance with authoritative guidance, certain costs are capitalized and amortized over the estimated useful lives of the applicable assets.

 General and administrative expenses

   General and administrative expenses consist primarily of payroll and related expenses for executive and administrative personnel, facilities expenses, professional fees, depreciation and amortization, and other general corporate expenses. General and administrative expenses were $20.5 million and $23.7 million for the six month periods ended June 30, 2001 and June 30, 2000, respectively, representing a decrease of 13%. General and administrative expenses as a percentage of net revenues increased to 9.3% for the six month period ended June 30, 2001, as compared to 5.9% for the six month period ended June 30, 2000. Consistent with our restructuring plan, we expect general and administrative expenses to continue to decrease in absolute dollars, as compared to the same periods in the previous year, due to our staff reductions, our relocation and our reduction of other general and corporate expenses.


 Restructuring charge

   We incurred a restructuring expense of $34.7 million for the three months ended March 31, 2001 which was related to a one-time charge associated with the restructuring of our business and the implementation of our new operating plan. The charge is primarily attributable to the impairment of the goodwill associated with the BuyGolf acquisition of $13.1 million, payment of severance and benefits for the employees that were terminated during the first quarter of $2.1 million, the write-off of certain assets of $2.8 million, the write-off of contract and lease cancellation fees of $1.8 million, and the remaining sponsorship fees related to the Buy.com Tour of $14.9 million, as we do not believe that any further benefits will be derived from the sponsorship with the PGA Tour.

 Other income (expense)

   Total other income was $1.2 million and $2.9 million for the six month periods ended June 30, 2001 and June 30, 2000, respectively. The decrease was largely due to the decrease in interest income during the six month period ended June 30, 2001 as a result of lower cash balances in our accounts.

 Equity in income (losses) of joint ventures, net

   Equity in income (losses) of joint ventures, net, was $5.3 million and negative $9.6 million for the six month periods ended June 30, 2001 and June 30, 2000 respectively. During 2000, we decided to discontinue our joint venture in Australia, and in March 2001, we sold our United Kingdom joint venture. The income during the six month period ended June 30, 2001 relates to the amounts previously expensed during 1999 and 2000 as our share of the operating losses for the joint ventures, which upon the sale of the United Kingdom joint venture, was greater than the amount required to fund these joint ventures. The losses during the six month period ended June 30, 2000 consisted of 50% of the losses of the international joint ventures and BuyTravel.com LLC during that period. The joint ventures were at an early stage of operations and were incurring net losses, which we recorded as an equity method investment.

Liquidity and Capital Resources

   As of June 30, 2001, our principal sources of liquidity consisted of $12.4 million of cash and cash equivalents and $2.1 million of restricted cash compared to $29.7 million of cash and cash equivalents, $27.0 million of restricted cash and $10.8 million of marketable securities at December 31, 2000.


   Net cash used in operating activities was $51.8 million and $50.7 million for the six month period ended June 30, 2001 and 2000, respectively. Net operating cash flows for the six month period ended June 30, 2001 were primarily attributable to the net losses of $50.9 million partially offset by non-cash charges of $19.4 million related to depreciation and amortization, equity in income (losses) of joint ventures, and a non-cash restructuring charge, as well as $20.3 million of cash used in changes in operating assets and liabilities and the loss from the disposal of property and equipment. Cash used in changes in operating assets and liabilities is primarily a function of a decrease in our accounts payable, an increase in prepaid expenses and a decrease in deferred revenues, offset by a decrease in accounts receivable and an increase in other liabilities and accrued expenses relating to our restructuring accrual. Net operating cash flows for the six month period ended June 30, 2000 were primarily attributable to the net losses, an increase in accounts receivable, an increase in prepaid expenses and other current assets, and a decrease in accounts payable, other liabilities and accrued expenses, partially offset by non-cash depreciation and amortization and an increase in deferred revenues.

   Net cash provided by investing activities was $34.6 million for the six month period ended June 30, 2001 and primarily consists of the redemption of marketable securities and a decrease in restricted cash offset by purchases of property and equipment and cash paid for investments in equity method investees. Net cash used in investing activities for the six month period ended June 30, 2000 was $44.6 million and primarily consisted of an increase in restricted cash purchase of property and equipment and cash paid for investments in equity method investees, partially offset by the proceeds from the sale of property and equipment.


   Net cash used in financing activities was $97,000 for the six month period ended June 30, 2001 and primarily consists of repayments under credit obligations offset by proceeds from the exercise of stock options. Net cash provided by financing activities was $175.6 million for the six months ended June 30, 2000 as a result of the net proceeds from our initial public offering in February 2000 and proceeds from the exercise of stock options, partially offset by the repayment of our credit facility and a promissory note to a stockholder.

   As of June 30, 2001, our principal commitments consisted primarily of obligations in connection with our capital and operating leases.

   In 1999 and 2000, we focused significant efforts and financial resources on sales and marketing activities to build our brand, increase customer traffic to our Web site and enhance our customer loyalty. We also committed significant financial resources to the development of our Web site, transaction processing systems and network infrastructure. However, during the first quarter in 2001, we initiated a restructuring of our business and implemented a new operating plan designed to accelerate our ability to achieve positive operating cash flow. As part of the plan, we significantly reduced the size of our workforce and made further expense reductions for the business in the areas of marketing and advertising, product development and general and administrative. We also made a further expense reduction in August 2001 by terminating the employment of approximately 55 employees. Our new operating plan also requires us to refine our gross margin strategy and continue to increase prices on many of our products. As a result, we expect that our sales volumes for 2001 will be significantly less than our sales volumes for 2000.

   On August 10, 2001, we signed the definitive merger agreement. In connection with the execution of the merger agreement, we also entered into a credit agreement with a trust controlled by Mr. Blum, pursuant to which we have access to a $4.0 million line of credit and up to an additional $5.0 million to establish standby letters of credit for the benefit of our distributor and vendor partners. We also entered into a security agreement in connection with the credit agreement, pursuant to which we granted the lender a security interest in substantially all of our assets to secure payment and performance of our obligations under the credit agreement. If the merger agreement is terminated prior to completion of the transaction, under substantially all circumstances, all outstanding debt under the line of credit and letters of credit will become immediately due and payable. In addition, if we cannot repay all of the outstanding amounts due, including commitment fees and possible termination fees, the lender may foreclose on our assets.

   On June 22, 2001, one of our credit card processors notified us that they intended to discontinue their processing relationship as of July 23, 2001. Their letter provided an opportunity for us to extend the termination date beyond July 23, 2001, on the condition that the processor would increase its processing fee by 1% and would withhold 5% of our daily receipts as additional security. Subsequent to the June 22, 2001 letter, the processor notified us that they had agreed to extend the termination date of their relationship to September 1, 2001. The processor increased their processing fee by 1% and began withholding 5% of our daily receipt on July 24, 2001. On August 23, 2001, our credit card processor withdrew its letters of termination which provided for the continuation of our relationship with them, subject to certain conditions being met, including the successful completion of the merger with Buyer. On August 30, 2001, Mr. Blum agreed to guarantee certain obligations of ours to our credit card processor. In connection with the guaranty, we entered into a reimbursement agreement and a security agreement with Mr. Blum, which agreements require that we pay Mr. Blum any amounts that he pays under the guarantee and that such obligation is secured by a security interest in substantially all of our assets.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

   Since August 14, 2001, shares of our common stock have been quoted on the Over-the-Counter Bulletin Board under the symbol "BUYX." Between February 8, 2000 (the date of our initial public offering of common stock) and August 13, 2001, shares of our common stock were listed and principally traded on the Nasdaq National Market under the symbol "BUYX." The following table shows, for the periods indicated, the reported high and low sale prices per share on the Nasdaq National Market for our common stock.


                                                                  High     Low
                                                                -------- -------
   Year Ended December 31, 2000
   First Quarter (commencing February 8, 2000)................. $35.4375 $9.50
   Second Quarter..............................................   9.9375  4.50
   Third Quarter...............................................   5.4375  2.3438
   Fourth Quarter..............................................   3.00    0.4375

   Year Ended December 31, 2001
   First Quarter...............................................  $1.125  $0.2188
   Second Quarter..............................................   0.76    0.21
   Third Quarter...............................................   0.36*   0.09*
   Fourth Quarter (through October 10, 2001)...................   0.17**  0.13**

--------
* The high and low sales prices for the third quarter 2001 reflect prices reported or quoted on both the Nasdaq National Market and the Over-the-Counter Bulletin Board, as the case may be.

** The high and low sales prices for the fourth quarter 2001 reflect prices reported on the Over-the-Counter Bulletin Board.


   On August 10, 2001, the last full trading day before the public announcement of the merger agreement, the high and low sale prices for our common stock as reported on the Nasdaq National Market were $0.17 and $0.15 per share, respectively, and the closing sale price on that date was $0.17 per share. On
October   , 2001, the last practicable trading day for which information was available prior to the date of the first mailing of this proxy statement, the closing price per share of our common stock as reported on the Over-the-Counter
Bulletin Board was $     .  Stockholders should obtain a current market
quotation for our common stock before making any decision with respect to the
merger. On October   , 2001, there were 136,956,515 shares of our common stock
outstanding and there were approximately      holders of record of our common
stock.


   We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the foreseeable future. The terms of the interim financing limit our ability to pay dividends on our common stock. In addition, under the merger agreement, we have agreed not to pay any cash dividends on our common stock before the closing of the merger.

                       COMMON STOCK PURCHASE INFORMATION

Initial Public Offering

   In February 2000, we sold, in our initial public offering of common stock, 16,100,000 shares of common stock at a price to the public of $13.00 per share. The aggregate proceeds received by us as a result of the initial public offering was $192,100,000.

Purchases by Buy.com and Our Directors and Executive Officers

   The following table sets forth certain information concerning purchases of our common stock by us during the past two years including, on a per quarter basis, the number of shares purchased, the aggregate value of such shares and the average, high and low prices paid. Other than as set forth below, we have not purchased any shares of our common stock during the past two years.


                                                    Aggregate  Avg.
2001                                         Shares   Value    $/SH  High   Low
----                                         ------ ---------- ----- ----- -----
First Quarter............................... 85,235 $34,250.76 $0.40 $0.45 $0.36
Third Quarter............................... 57,071 $ 7,989.94 $0.14 $0.14 $0.14
                                             ------ ---------- ----- ----- -----


   In December 2000 we adopted and approved a restricted stock program which was limited to certain members of our management. The restricted stock program provided participants with restricted share grants that vest in equal quarterly installments over a two year period. On August 22, 2001, Keven F. Baxter, our Senior Vice President of Corporate Development and General Counsel, purchased 26,250 shares of our common stock at a per share value of $.0001 pursuant to such restricted stock program. None of our other executive officers or directors have purchased or sold shares of our common stock within 60 days of the date of this proxy statement.

Purchases by Buyer, Mr. Blum, Merger Sub and their Directors and Executive Officers


   None of Buyer, Mr. Blum, Merger Sub or their directors and executive officers, has engaged in any transaction with respect to our common stock within 60 days of the date of this proxy statement, and none of Buyer, Mr. Blum, Merger Sub or their directors and executive officers has purchased any shares of our common stock within the past two years.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 24, 2001 by (1) all those known by us to be beneficial owners of more than 5% of our common stock; (2) each director; (3) each executive officer and named executive officer; and (4) all executive officers and directors of Buy.com as a group. Buyer and Merger Sub currently do not directly own any of our common stock.


                                                          Shares
                                                       Beneficially Percent of
       Name and Address of Beneficial Owner (1)           Owned      Class (2)
       ----------------------------------------        ------------ ----------
   Scott A. Blum and affiliate(3).....................  60,296,274     44.2%
   SOFTBANK America Inc.(4)...........................  38,295,281     27.9%

   Current Directors and Executive Officers
   ----------------------------------------
   Sanat K. Dutta(5)..................................      34,000        *
   Donald K. Kendall(6)...............................  60,625,114     44.2%
   James B. Roszak(7).................................  60,625,114     44.2%
   Wayne T. Thorson(8)................................  60,625,114     44.2%
   Keven F. Baxter....................................      34,578        *
   Robert R. Price(9).................................     625,000        *
   All current directors and executive officers as a
    group(10).........................................  61,976,372     44.8%

   Former Executive Officers(11)
   -----------------------------
   Gregory J. Hawkins(12).............................     357,871        *
   Mitch C. Hill(13)..................................     105,026        *
   Michael D. Walkey(14)..............................      12,183        *
   John C. Herr(15)...................................     426,159        *

--------
  *  Less than one percent of the outstanding common stock

 (1) The address for each of our officers and directors is c/o Buy.com, Inc. at 85 Enterprise, Aliso Viejo, California 92656. The address for the SOFTBANK America Inc. is 200 West Evelyn Avenue, Suite 200, Mountain View, California 94043. The address for the other SOFTBANK affiliates is 10 Langley Road, Suite 403, Newton Center, Massachusetts 02159.

 (2) Percentage of ownership is based on 136,956,515 shares of common stock outstanding on August 24, 2001. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days of August 24, 2001 and stock awards that are issuable within 60 days of August 24, 2001 are deemed outstanding for computing the percentage of the person or group holding such options or restricted stock awards, but are not deemed outstanding for computing the percentage of any other person or group.

 (3) Consists of shares held by the Blum separate property trust. The address for the Blum separate property trust is c/o Thinktank.com LLC at 65 Enterprise, Aliso Viejo, California 92656.


 (4) Includes 10,741,324 shares, 2,091,356 shares, 3,137,025 shares, 12,980,426 shares, 248,706 shares, 8,151,474 shares, 118,257 shares, 792,158 shares,
     21,576 shares and 12,979 shares held by SOFTBANK America, Inc., SOFTBANK Ventures, Inc., SOFTBANK Contents Fund, SOFTBANK Technology Ventures IV, L.P. and SOFTBANK Technology Advisors Fund, L.P., SOFTBANK Capital Partners L.P., SOFTBANK Capital Partners Advisors Fund L.P., SOFTBANK Technology Ventures V, L.P., SOFTBANK Technology Advisors Fund V and SOFTBANK Technology Entrepreneurs Fund V, respectively.

 (5) Consists solely of shares issuable pursuant to stock options that are exercisable within 60 days of August 24, 2001. The exercise price of these options is $1.75 per share. Mr. Dutta does not intend to exercise these options.

 (6) Includes 198,125 shares issuable pursuant to stock options that are exercisable within 60 days of August 24, 2001. Includes 60,296,274 shares of common stock that are held in a voting trust for which Mr. Kendall is a trustee. However, no single trustee has the power to vote such shares. The voting trust agreement requires the approval of at least two trustees to vote the shares. Mr. Kendall disclaims beneficial ownership of the shares held in trust.

 (7) Includes 198,125 shares issuable pursuant to stock options that are exercisable within 60 days of August 24, 2001. Includes 60,296,274 shares of common stock that are held in a voting trust for which Mr. Roszak is a trustee. However, no single trustee has the power to vote such shares. The voting trust agreement requires the approval of at least two trustees to vote the shares. Mr. Roszak disclaims beneficial ownership of the shares held in trust.

 (8) Includes 198,125 shares issuable pursuant to stock options pursuant to stock options that are exercisable within 60 days of August 24, 2001. Includes 60,296,274 shares of common stock that are held in a voting trust for which Mr. Thorson is a trustee. However, no single trustee has the power to vote such shares. The voting trust agreement requires the approval of at least two trustees to vote the shares. Mr. Thorson disclaims beneficial ownership of the shares held in trust.

(9) Includes stock options to purchase 625,000 shares of common stock exercisable within 60 days of August 24, 2001. The exercise price of these options is $0.2188 per share. Mr. Price does not intend to exercise these options.

(10) Includes 1,253,375 shares issuable pursuant to stock options that are exercisable within 60 days of August 24, 2001.

(11) Information regarding each of the former named executive officers is included pursuant to Item 403 of Regulation S-K, and is as of March 21, 2001, the latest date as of which we have accurate information regarding these individuals.

(12) Includes 133,978 shares of common stock that were transferred to irrevocable trusts for the benefit of Mr. Hawkins' children and his family. As of February 11, 2001, Mr. Hawkins was no longer employed by Buy.com.

(13) Includes 31,250 shares of common stock that were transferred to irrevocable trusts for the benefit of Mr. Hill's children. As of February 11, 2001, Mr. Hill was no longer employed by Buy.com.

(14) As of March 1, 2001, Mr. Walkey was no longer employed by Buy.com.

(15) Includes all shares issuable to Mr. Herr as a result of his participation in an employee equity incentive program. Also includes 18,750 shares of common stock that were transferred to an irrevocable trust for the benefit of Mr. Herr's children. As of May 23, 2001, Mr. Herr was no longer employed by Buy.com.

                                 OTHER MATTERS

   We are not aware of any matters to be presented at the special meeting other than those described in this proxy statement. However, if other matters should come before the special meeting, it is intended that the holders of proxies solicited hereby will vote on such matters in their discretion.

                          FUTURE STOCKHOLDER PROPOSALS

   If the merger is completed, there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in Buy.com's stockholders' meetings. If the merger is not completed, we will inform our stockholders, by press release or other means determined reasonable by us, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the Securities and Exchange Commission then in effect.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   The financial statements as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in this proxy statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports appearing herein.

                  WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

   We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and accordingly, file reports, proxy statements and other information with the Securities and Exchange Commission. The reports, proxy statements and other information can be inspected and copies made at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Office of the Securities and Exchange Commission located at: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the Web site maintained by the Securities and Exchange Commission at: http://www.sec.gov. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "BUYX."


   If you would like a copy of our annual report on Form 10-K as amended for the year ended December 31, 2000 or our quarterly report on Form 10-Q as amended for the quarter ended June 30, 2001 as filed by us with the Securities and Exchange Commission, please mail a written request to Buy.com Inc., 27 Brookline, Aliso Viejo, California 92656, Attention: Corporate Secretary and a copy will be provided to you free of charge. If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of the documents before the special meeting.


   We and Mr. Blum and his affiliates have filed a Schedule 13E-3 with the Securities and Exchange Commission with respect to the merger. Certain information contained in the Schedule 13E-3 has been omitted from this proxy statement. The Schedule 13E-3, including all amendments and exhibits filed or incorporated by reference as part of the Schedule 13E-3, is available for inspection and copying at our principal executive offices at the location noted above during regular business hours by any interested holder of our common stock or their representative who has been designated in writing.

   None of us, Buyer, Merger Sub or Mr. Blum have made any provisions in connection with the merger to grant unaffiliated security holders access to the corporate files of Buy.com, Buyer or Merger Sub or to obtain counsel or appraisal services at the expense of Buy.com, Buyer, Merger Sub or Mr. Blum.


   This proxy statement is dated October   , 2001. You should not assume that
the information contained in this proxy statement is accurate as of any date other than such date.


   You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. No persons have been authorized to provide any information or to make any representation other than those contained in this proxy statement, and if made or given, the information or representations must not be relied upon as having been authorized by us or any other person. We have supplied all information contained in this proxy statement relating to us and Mr. Blum has supplied all information contained in this proxy statement relating to him and his affiliates other than Buy.com. No information on our website shall be deemed to be a part of this proxy statement or soliciting materials in connection with the transactions described herein.

                                          By Order of the Board of Directors

                                          Keven F. Baxter
                                          Secretary, General Counsel and
                                          Senior Vice President of Corporate
                                           Development

October   , 2001

                              FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Report of Independent Public Accountants.................................  F-1
Consolidated Balance Sheets as of December 31, 2000 and 1999.............  F-2
Consolidated Statements of Operations for the years ended December 31,
 2000, 1999 and 1998.....................................................  F-3
Consolidated Statements of Stockholders' Equity..........................  F-4
Consolidated Statements of Cash Flows for the years ended December 31,
 2000, 1999 and 1998.....................................................  F-6
Notes to Consolidated Financial Statements...............................  F-8
Report of Independent Public Accountants on Supplemental Schedule........ F-28
Schedule II--Valuation and Qualifying Account............................ F-29
Consolidated Balance Sheets as of June 30, 2001 and December 31, 2000.... F-30
Consolidated Statements of Operations for the quarters ended June 30,
 2001 and 2000 and the six months ended June 30, 2001 and 2000........... F-31
Consolidated Statements of Cash Flows for the six months ended June 30,
 2001 and 2000........................................................... F-32
Notes to Consolidated Financial Statements............................... F-33

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To BUY.COM INC.:

   We have audited the accompanying consolidated balance sheets of BUY.COM INC. (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BUY.COM INC. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

   As discussed further in Note 16, subsequent to January 31, 2001, the date of our original report, the Company has suffered and expects to continue to suffer recurring losses from operations. In June 2001, the Company's credit card processor notified the Company that it intended to discontinue its processing relationship with the Company as of September 1, 2001 unless the merger is consumated. As of June 30, 2001, the Company had $14.5 million in cash and cash equivalents and generated negative operating cash flows of $51.8 million for the six months ended June 30, 2001. As a result, the company needs to secure additional financing or raise additional capital in order to meet its future cash flow requirements. In August 2001, the Company signed a definitive merger agreement with SB Acquisition Inc. that is subject to the approval of the Company's stockholders and other closing conditions. These factors, among others described in Note 16, create a substantial doubt about the Company's ability to continue as a going concern and an uncertainty as to the recoverability and classification of recorded asset amounts and classification of liabilities. Management's plans in regard to these matters are also described in Note 16. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ Arthur Andersen LLP
Arthur Andersen LLP

Orange County, California
January 31, 2001 (except with respect to the matter discussed in Note 16, as to which the date is August 24, 2001).

                                  BUY.COM INC.

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                             December 31,
                                                          --------------------
                                                            2000       1999
                                                          ---------  ---------
                         ASSETS
                         ------
Current Assets:
  Cash and cash equivalents.............................. $  29,656  $  24,693
  Restricted cash........................................    27,000        --
  Marketable securities..................................    10,769        --
  Accounts receivable, net of allowances of $2,813 and
   $1,104................................................    19,424     17,882
  Prepaid expenses and other current assets..............     7,141     31,605
                                                          ---------  ---------
    Total current assets.................................    93,990     74,180
Property and equipment, net..............................    18,500     16,607
Intangibles, net.........................................    23,622     28,156
Other noncurrent assets..................................       392        663
                                                          ---------  ---------
                                                          $ 136,504  $ 119,606
                                                          =========  =========

          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current Liabilities:
  Accounts payable....................................... $  38,682  $  71,057
  Line of credit.........................................       --      12,377
  Other liabilities and accrued expenses.................     3,460      4,771
  Deferred revenue.......................................     3,400      1,222
  Note payable to stockholder............................       --       5,000
  Obligation to minority interest, net...................     7,156         72
  Current portion of long-term debt......................       250        321
                                                          ---------  ---------
    Total current liabilities............................    52,948     94,820
                                                          ---------  ---------
Long-term debt, net of current portion...................       324      1,738
                                                          ---------  ---------
                                                             53,272     96,558
Commitments and Contingencies (Note 8)

Stockholders' Equity:
  Convertible preferred stock--Series A and Series B,
   $0.0001 par value; Authorized shares--10,000,000 at
   December 31, 2000 and 150,000,000 at December 31,
   1999. Issued and Outstanding--0 and 22,098,982 at
   December 31, 2000 and 1999, respectively, including
   paid in capital.......................................       --     104,939
  Common stock, $0.0001 par value; Authorized shares--
   990,000,000 at December 31, 2000 and 850,000,000 at
   December 31, 1999. Issued and Outstanding--134,941,776
   and 93,041,193 at December 31, 2000 and 1999,
   respectively..........................................        13         10
  Additional paid-in capital.............................   368,970     72,659
  Deferred compensation..................................    (7,019)    (8,850)
  Accumulated deficit....................................  (278,732)  (145,710)
                                                          ---------  ---------
    Total stockholders' equity...........................    83,232     23,048
                                                          ---------  ---------
                                                          $ 136,504  $ 119,606
                                                          =========  =========


   The accompanying notes are an integral part of these consolidated balance sheets.

                                  BUY.COM INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                             Years Ended December 31,
                                       --------------------------------------
                                           2000         1999         1998
                                       ------------  -----------  -----------
Net revenues.......................... $    787,670  $   596,848  $   125,290
Cost of goods sold....................      740,977      603,695      123,527
                                       ------------  -----------  -----------
Gross profit (loss)...................       46,693       (6,847)       1,763
                                       ------------  -----------  -----------
Operating expenses:
  Sales and marketing.................       92,425       71,189       13,430
  Product development.................       25,280        7,617          950
  General and administrative..........       49,076       42,692        5,425
                                       ------------  -----------  -----------
    Total operating expenses..........      166,781      121,498       19,805
                                       ------------  -----------  -----------
    Operating loss....................     (120,088)    (128,345)     (18,042)
Other income (expense):
  Interest income (expense)...........        7,228       (1,141)         202
  Other...............................         (728)         153           (4)
                                       ------------  -----------  -----------
    Total other income (expense)......        6,500         (988)         198
                                       ------------  -----------  -----------
Net loss before equity in losses of
 joint ventures.......................     (113,588)    (129,333)     (17,844)
Equity in losses of joint ventures,
 net..................................      (19,434)        (835)         --
                                       ------------  -----------  -----------
Net loss.............................. $   (133,022) $  (130,168) $   (17,844)
                                       ============  ===========  ===========
Net loss per share:
  Basic and diluted................... $      (1.04) $     (1.45) $     (0.22)
                                       ============  ===========  ===========
Weighted average number of common
 shares outstanding:
  Basic and diluted................... $128,489,722  $89,597,782  $81,815,869


 The accompanying notes are an integral part of these consolidated statements.

                                  BUY.COM INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  (dollars in thousands, except share amounts)

                               Members'
                            Contributions        Convertible Preferred Stock          Common Stock
                          ------------------- ------------------------------------  ----------------
                                                                                          Additional
                                      Paid-in              Preferred                       Paid-in
                            Units     Capital   Shares       Stock       Shares      Par   Capital
                          ----------  ------- -----------  ---------  ------------  ----- ----------
Balance, December 31,
 1997...................   9,000,000   $ 50           --        --             --   $ --   $    --
Reorganization of
 Company, August 3,
 1998:
 Retirement of members'
  units.................  (9,000,000)   (50)          --        --             --     --        --
 Allocation of
  accumulated loss to
  paid in capital.......                                                                     (2,692)
 Issued Series A
  Preferred stock.......         --     --      3,043,921         2            --     --        --
 Issued Common stock....         --     --            --        --      81,331,078               40
Issuance of Series A
 preferred stock for
 cash...................         --     --      9,131,785    14,941            --               --
Issuance of common stock
 for acqusition of
 Speedserve.............         --     --            --        --       5,529,571            9,082
Deferred compensation
 related to stock
 options granted........         --     --            --        --             --     --      3,234
Amortization of deferred
 compensation...........         --     --            --        --             --     --        --
Net loss................         --     --            --        --             --     --        --
                          ----------   ----   -----------  --------   ------------  -----  --------
Balance, December 31,
 1998...................         --     --     12,175,706    14,943     86,860,649      9     9,664
Exercise of stock
 options for Cash.......         --     --            --        --       1,980,122    --         22
Issuance of Series B
 preferred stock for
 cash...................         --     --      9,923,276    89,996            --     --        --
Issuance of common stock
 for acqusition of
 BuyGolf................         --     --            --        --       2,589,329      1    23,489
Issuance of stock for
 sponsorship agreement..         --     --            --        --       1,125,000    --     10,278
Issuance of common stock
 for cash...............         --     --            --        --         317,296    --      1,974
Common stock issued for
 purchases of domain
 names..................         --     --            --        --         168,809    --        861
Issuance of warrants for
 supply and debt
 agreements.............         --     --            --        --             --     --      9,745
Deferred compensation
 related to stock
 options granted........         --     --            --        --             --     --     16,626
Amortization of deferred
 compensation...........         --     --            --        --             --     --        --
Reduction in outstanding
 shares due to reverse
 stock split............         --     --            --        --             (12)   --        --
Net loss................         --     --            --        --             --     --        --
                          ----------   ----   -----------  --------   ------------  -----  --------
Balance, December 31,
 1999...................         --     --     22,098,982   104,939     93,041,193     10    72,659
Conversion of preferred
 stock into common
 stock..................         --     --    (22,098,982) (104,939)    22,098,982      2   104,937
Initial public
 offering...............         --     --            --        --      16,100,000      1   192,094
Exercise of stock
 options................         --     --            --        --       2,927,782    --      1,265
Issuance of common stock
 for advertising
 agreement..............         --     --            --        --           1,923    --         25
Issuance of common stock
 for purchase of domain
 names..................         --     --            --        --          24,372    --        316
Issuance of common stock
 for acquisition of
 Telstreet.com..........         --     --            --        --       1,358,683    --      7,050
Change in market value
 of common stock issued
 for sponsorship
 agreement..............         --     --            --        --             --     --     (9,541)
Purchase of treasury
 stock..................         --     --            --        --        (611,159)   --       (517)
Deferred compensation
 related to stock
 options granted........         --     --            --        --             --     --        682
Amortization of deferred
 compensation...........         --     --            --        --             --     --        --
Net Loss................         --     --            --        --             --     --        --
                          ----------   ----   -----------  --------   ------------  -----  --------
Balance, December 31,
 2000...................         --     --            --        --    $134,941,776  $  13   368,970
                          ==========   ====   ===========  ========   ============  =====  ========

                                                                       Total
                                            Deferred   Accumulated Stockholders'
                                          Compensation   Deficit      Equity
                                          ------------ ----------- -------------
Balance, December 31, 1997                  $    --     $    (390)   $    (340)
Reorganization of Company, August 3,
 1998:                                           --           --           (50)
 Retirement of members' units...........         --         2,692          --
 Allocation of accumulated loss to paid
  in capital............................         --           --             2
 Issued Series A stock..................         --           --            48
 Issued Common stock....................         --           --        14,941
Issuance of Series A preferred stock for
 cash...................................         --           --         9,083
Issuance of common stock for acqusition
 of Speedserve..........................      (3,234)         --           --
Deferred compensation related to stock
 options granted........................         795          --           795
Amortization of deferred compensation...         --       (17,844)     (17,844)
                                            --------    ---------    ---------
Net loss................................      (2,439)     (15,542)       6,635
Balance, December 31, 1998                       --           --            22
Exercise of stock options for cash......         --           --        89,996
Issuance of Series B preferred stock for
 cash...................................         --           --        23,490
Issuance of common stock for acqusition
 of BuyGolf.............................         --           --        10,278
Issuance of stock for sponsorship
 agreement..............................         --           --         1,974
Issuance of common stock for cash.......         --           --           861
Common stock issued for purchases of
 domain names...........................         --           --         9,745
Issuance of warrants for supply and debt
 agreements.............................     (16,626)         --           --
Deferred compensation related to stock
 options granted........................      10,125          --        10,215
Amortization of deferred compensation...         --           --           --
Reduction in outstanding shares due to
 reverse stock split....................         --      (130,168)    (130,168)
                                            --------    ---------    ---------
Net loss                                      (8,850)    (145,710)      23,048
Balance, December 31,1999
Conversion of preferred stock into
 common stock...........................         --           --       192,095
Initial public offering.................         --           --         1,265
Exercise of stock options Issuance of
 common stock for advertising
 agreement..............................         --           --            25
Issuance of common stock for purchase of
 domain names...........................         --           --           316
Issuance of common stock for acquisition
 of Telstreet.com.......................         --           --         7,050
Change in market value of common stock
 issued for sponsorship agreement.......         --           --        (9,541)
Purchase of treasury stock..............         --           --          (517)
Deferred compensation related to stock
 options granted........................        (682)         --           --
Amortization of deferred compensation...       2,513          --         2,513
Net Loss................................         --      (133,022)    (133,022)
                                            --------    ---------    ---------
Balance, December 31, 2000..............    $ (7,019)   $(278,732)   $  83,232
                                            ========    =========    =========

 The accompanying notes are an integral part of these consolidated statements.

                                  BUY.COM INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                 Years Ended December 31,
                                               ------------------------------
                                                 2000       1999       1998
                                               ---------  ---------  --------
OPERATING ACTIVITIES
Net Loss...................................... $(133,022) $(130,168) $(17,844)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation................................     4,978      1,291       182
  Amortization of deferred compensation and
   warrants...................................     3,193     17,406       795
  Equity in losses of joint ventures..........    19,434        835       --
  Amortization of goodwill and other
   intangibles................................    12,470      5,275       195
  Loss from the disposal of property and
   equipment..................................       916       (221)      --
  Changes in assets and liabilities:
    Accounts receivable.......................    (1,303)   (12,865)   (4,211)
    Prepaid expenses and other current
     assets...................................    14,511    (17,461)   (1,128)
    Other noncurrent assets...................       271       (374)     (264)
    Accounts payable..........................   (33,758)    53,795    15,641
    Other liabilities and accrued expenses....    (1,311)     4,322       385
    Deferred revenues.........................     2,178     (1,073)    2,272
                                               ---------  ---------  --------
      Net cash used in operating activities...  (111,443)   (79,238)   (3,977)
                                               ---------  ---------  --------
INVESTING ACTIVITIES
  Increase in restricted cash.................   (27,000)       --        --
  Purchase of marketable securities...........   (10,769)       --        --
  Purchase of property and equipment..........    (9,595)   (14,489)   (2,681)
  Proceeds from sale of property and
   equipment..................................     1,893        735       --
  Acquisition of domain names.................       --        (380)      --
  Net proceeds received (costs incurred) in
   connection with acquisition................       221        225       (81)
  Investments in equity method investees......   (16,600)      (763)      --
                                               ---------  ---------  --------
      Net cash used in investing activities...   (61,850)   (14,672)   (2,762)
                                               ---------  ---------  --------
FINANCING ACTIVITIES
  Net proceeds from initial public offering...   192,095        --        --
  Purchase of treasury stock..................      (517)       --        --
  Proceeds from issuance of preferred stock...       --      89,996    14,941
  Proceeds from issuance of common stock......       --       1,974       --
  Borrowings from (repayments to)
   stockholder................................    (5,000)     5,000      (211)
  Exercise of stock options...................     1,290         22       --
  Borrowings from joint venture partner.......     4,250        --        --
  Repayments under line of credit and other
   obligations................................   (13,862)       --        --
  Borrowings under line of credit and other
   obligations................................       --      12,390     1,196
                                               ---------  ---------  --------
      Net cash provided by financing
       activities.............................   178,256    109,382    15,926
                                               ---------  ---------  --------
Net increase in cash..........................     4,963     15,472     9,187
Cash and cash equivalents at beginning of
 year.........................................    24,693      9,221        34
                                               ---------  ---------  --------
Cash and cash equivalents at end of year...... $  29,656  $  24,693  $  9,221
                                               =========  =========  ========




 The accompanying notes are an integral part of these consolidated statements.

Supplemental cash flow information:
  Cash paid during the year for:
    Interest....................................... $   309  $    618  $    15
                                                    =======  ========  =======
    Income Taxes................................... $    13  $      8  $     2
                                                    =======  ========  =======
Summary of non-cash investing and financing
 activities
  Equipment acquired under capital lease........... $   --   $    850  $   --
                                                    =======  ========  =======
  Stock issued in connection with domain name
   purchases....................................... $   316  $    861  $   --
                                                    =======  ========  =======
  Reduction in value of stock issued to PGA Tour... $ 9,541  $    --   $   --
                                                    =======  ========  =======
ACQUISITION
  Acquired all of the outstanding capital stock of
   Telstreet.com, Inc.
  The following table outlines the assets acquired,
   liabilities assumed and cash received:
  Fair value of assets aquired..................... $ 8,470  $ 24,265  $ 9,476
  Less:
    Liabilities assumed............................  (1,641)   (1,000)    (312)
    Fair value of common stock issued..............  (7,050)  (23,490)  (9,083)
                                                    -------  --------  -------
Cash received (paid) in connection with
 acquisitions...................................... $   221  $    225  $   (81)
                                                    =======  ========  =======



 The accompanying notes are an integral part of these consolidated statements.

                                  BUY.COM INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. COMPANY BACKGROUND

   BUY.COM INC. and its subsidiaries, collectively (the "Company" or "BUY.COM"), is a multi-category Internet superstore, offering a selection of brand name computer hardware and peripherals, software, books, videos, DVDs, computer games, music, clearance equipment, consumer electronics, wireless products and services, sporting goods and office supplies and products. Through eleven online specialty stores, the Company offers products in a convenient, intuitive shopping interface that features extensive product information and multi-media presentations. The Company's e-commerce portal, www.buy.com, links all of the eleven specialty stores and is designed to enhance the customer's online shopping experience 24 hours a day, seven days a week. BUY.COM uses a business model that includes outsourcing the majority of its operating infrastructure, such as distribution and fulfillment functions, customer service and support, credit card processing, and the hosting of the Company's system infrastructure and database servers.

   BUY.COM (formerly BuyComp, LLC and Buy Corp.) was organized in June 1997 and began offering products for sale through its Web site in November 1997. From BUY.COM's inception through mid-November 1997, the Company had no sales. During this period, the Company's operating activities primarily involved the development of the necessary infrastructure and the original BuyComp.com Web site. In August 1998, the Company changed its Web site designation to www.buy.com.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassifications

   Certain amounts in 1999 and 1998 have been reclassified to conform to the presentation used in 2000.

 Cash and Cash Equivalents

   For the purposes of consolidated statements of cash flows, the Company considers investment instruments with an original maturity of three months or less to be cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short-term nature of those instruments. Cash equivalents are comprised of investments in money market funds, government mortgage backed bonds and highly rated corporate securities.


 Restricted Cash


   Restricted cash is comprised of cash which is restricted to secure certain letter of credit obligations.


 Marketable Securities

   The Company's marketable securities, which consist primarily of high-quality short- to intermediate-term income securities and money market mutual funds, are classified as available-for-sale and are reported at fair

                                  BUY.COM INC.

value. The cost of these securities approximate fair value; therefore, any unrealized gain or losses are immaterial.

 Accounts Receivable

   Accounts receivable consist of credit card and trade receivables arising in the normal course of business as well as an accrual for products shipped to customers but not yet billed by the Company. The Company has arranged with its vendors that goods sold to customers are shipped directly from vendor warehouse facilities. The Company typically does not bill customers' credit cards until the Company has received confirmation from the applicable vendors that the goods have been shipped.

   Substantially all of the Company's accounts receivable serve as collateral for purchases made from Ingram Micro, Inc. ("Ingram"), one of the Company's vendors.

 Property and Equipment

   Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Fixed assets purchased under capital leases are depreciated on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed and any gain or loss is reflected in the results of operations. Maintenance and repair expenditures are charged to operations as incurred.

 Intangibles

   Intangible assets consist of the portion of the purchase price of businesses acquired in excess of the fair value of identifiable net tangible assets acquired and the cost of internet domain names acquired. Amortization is computed using the straight-line method over the estimated useful life of the assets.

 Long-Lived Assets


   The carrying values of intangible assets and other long-lived assets are reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. The Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated useful lives of these assets. The criteria used for these evaluations include management's estimate of the assets' continuing ability to generate income from operations and positive cash flows in future periods as well as the strategic significance of the intangible assets to the Company's business activity.


 Impairment of Long-Lived Assets


   The Company assesses the recoverability of its long-lived assets on an annual basis or whenever adverse events or changes in circumstances or business climate indicate that expected undiscounted future cash flows related to such long-lived assets may not be sufficient to support the net book value of such assets. Such a triggering event could include a significant decrease in the market value of an asset, or a significant change in the extent or manner in which as asset is used or a significant physical change in an asset. If undiscounted cash flows are not sufficient to support the recorded assets, impairment is recognized to reduce the carrying value of the long-lived asset to the estimated fair value. Estimated fair value will be determined by discounting the future expected cash flows using a current discount rate in effect at the time of impairment. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and

                               BUY.COM INC.

economic conditions. Additionally, in conjunction with the review for impairment, the remaining estimated lives of certain of the Company's long-lived assets are assessed.



 Fair Value of Financial Instruments

   The carrying amounts for the Company's cash, accounts payable, and other liabilities approximate fair value. The fair market value for long-term debt and marketable securities is based on quoted market prices where available.

 Revenue Recognition

   Net revenues include product sales net of returns and allowances, advertising sales, warranty sales net of amounts paid to the national insurance provider, and gross outbound shipping and handling charges. The Company recognizes revenue from product sales, net of discounts, coupon redemption and estimated sales returns, when the products are shipped to customers. Gross outbound shipping and handling charges are included in net sales. The Company provides an allowance for sales returns, which is based on historical experience. In certain cases, credit card companies require the Company to charge customers' credit cards to obtain authorization. In such cases, the Company defers revenue recognition until it has confirmed shipment of the goods to the customer. For all product sales transactions with its customers, the Company acts as a principal, takes title to all products sold upon shipment, bears credit risk, and bears inventory risk for returned products that the Company is not able to return to suppliers, although these risks are mitigated through arrangements with credit card issuers, shippers and suppliers.

   The Company recognizes revenue from advertising sales ratably over the term of the advertising campaigns, which usually range from one to twelve months. To the extent that advertising customers have paid the Company for advertisements that have yet to be published on the Company's Web site, the Company defers revenue recognition until such advertisements are delivered. The Company has no advertising contracts with a term in excess of one year.

   The Company receives activation commissions from wireless carriers for each new wireless phone subscription sold by the Company. New subscription activation fees and commissions generally are fully refundable if the subscriber cancels service within the minimum period of continuous active service (generally 90 to 180 days). Under the modified terms of an agreement with a wireless carrier, certain activation commissions are due and payable to the Company at the time the subscription is executed. Revenue from activation fees and commissions is deferred until the deactivation period expires, except in the case of the contract mentioned above, in which case, revenue is recognized upon subscription.

 Cost of Goods Sold

   Cost of goods sold includes product costs, direct costs associated with advertising revenues and shipping and handling costs paid by the Company in fulfillment of customers orders.

 Advertising Costs

   The cost of advertising is expensed as incurred. For the years ended December 31, 2000, 1999 and 1998 the Company incurred advertising expense of $46.9 million, $42.2 million and $7.8 million, respectively.

                                  BUY.COM INC.

 Income Taxes

   The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. In addition, a valuation allowance has been provided for deferred tax assets when it is more likely than not that all or some portion of the deferred tax asset will not be realized. The Company has established a full valuation allowance on the aforementioned deferred tax assets due to the uncertainty of realization.

 Loss Per Share

   Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of potentially dilutive securities outstanding during the period. Potentially dilutive securities are excluded from the computation as their effect is antidilutive.

 Comprehensive Income (Loss)

   Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income (loss) and its components in the financial statements. Components of comprehensive income (loss) include amounts that, under SFAS No. 130, are included in comprehensive income (loss) but are excluded from net income (loss). There were no significant differences between the Company's net loss and comprehensive loss.

 Stock-Based Compensation

   The Company has elected to follow the intrinsic method of accounting for its employee stock options rather than the alternative fair value method. Compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of stock options at the date of grant and recognized over the vesting period of the option. The fair value method recognizes the fair value of stock options granted at the date of grant in earnings over the vesting period of the options. A pro forma disclosure of the impact of applying this fair value method is included in the footnotes of these financial statements.

 Foreign Currency Translation

   The functional currency of the Company's foreign subsidiaries is the local currency. Assets and liabilities of subsidiaries with international operations are translated into U.S. dollars at year-end exchange rates, and revenues and expenses are translated at average exchange rates prevailing as they occur. Translation adjustments, if material, are included in accumulated other comprehensive income (loss), a separate component of stockholders' equity. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved, which are immaterial, are included in the consolidated statements of operations. The Company has not entered into any foreign currency exchange contracts or other derivative financial instruments.

 Segment and Geographic Information

   The Company operates in one principal business segment primarily across domestic markets. Substantially all of the operating results and identifiable assets are in the United States.

                               BUY.COM INC.

 Concentration Risks

   At December 31, 2000 and 1999, the Company had no significant concentrations of credit risk.

   The Company purchases the majority of its products from four major vendors:
Ingram, Ingram Entertainment, Inc. ("Ingram Entertainment"), Ingram Book Company, Inc. ("Ingram Book") and Valley Media, Inc. ("Valley Media"). Except for Ingram Book, the Company does not have long-term contracts or arrangements with any of these vendors. Loss of any of these vendors could have a material adverse effect on the Company's operations.

   The Company is heavily dependent upon a number of other third parties for credit card processing, customer service and support, and hosting its system infrastructure and database servers. In addition, Federal Express Corporation, the United Parcel Service of America, Inc. and the United States Postal Service deliver substantially all of the Company's products. If the services of any of these third parties is interrupted, it could have a material adverse impact on the Company's operations.

 Recent Accounting Pronouncements

   In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 was amended in June 1999 by SFAS No. 137 "Accounting for Derivative Instrument and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133", and in June 2000 by SFAS No. 138 for "Accounting for Certain Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133." These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value with changes from fair value reflected in earnings. The Company adopted the provisions of SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138 in January 2001. Effect of the adoption was immaterial to the financial statements.

   On December 3, 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition, to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 101 was required to be adopted during the quarter ended December 31, 2000. The Company believes that its revenue recognition policies are in conformity with SAB No. 101 and continued adherence to SAB No. 101 will not have a material impact on the Company's financial statements.

   In March 2000, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF Issue 00-2, "Accounting for Web site Development Costs." This consensus provides guidance on what types of costs incurred to develop Web sites should be capitalized or expensed. The consensus is effective for Web site development costs incurred for fiscal quarters beginning after June 30, 2000. The Company adopted this consensus on July 1, 2000 and the effect of the adoption was immaterial. Since July 1, 2000, the Company capitalized $1.3 million of Web site development costs. Such costs are included in "Property and equipment, net" and will be depreciated over three years.

   In March 2000, the FASB issued FASB Interpretation ("FIN") No. 44, "Accounting for Certain Transactions Involving Stock Compensation." FIN No. 44 provides guidance for issues arising in applying APB No. 25. FIN No. 44 applies specifically to new awards, exchanges of awards in a business combination, modification to outstanding awards and changes in grantee status that occur on or after July 1, 2000, except for the provisions related to repricings and the definition of an employee which apply to awards issued after December 15, 1998. Application of FIN No. 44 is not anticipated to have a material impact on the Company's financial reporting.

                                  BUY.COM INC.

   In July 2000, the EITF reached a consensus on EITF Issue 00-10, "Accounting for Shipping and Handling Fees and Costs." This consensus requires that all amounts billed to a customer in a sale transaction related to shipping and handling, if any, represent revenue and should be classified as revenue. The EITF reached a tentative conclusion with respect to the classification of costs related to outbound shipping and handling costs and the costs of tangible supplies used to package product for shipment to customers as cost of sales. The Company currently classifies costs related to pick, pack and shipping customer orders (fulfillment costs) as cost of goods sold.

3. BUSINESS ACQUISITIONS, DISPOSITIONS, AND INVESTMENTS

 Business Acquisition

   In August 2000, the Company acquired all of the outstanding common stock of Telstreet.com, Inc. ("Telstreet") for approximately $7.1 million. The consideration for the acquisition consisted of 1,358,683 shares of common stock with an estimated value of $5.19 per share, based upon the average of the fair market value of the Company's common stock during the fifteen calendar days immediately preceding the execution date of the merger agreement. Telstreet is an online retailer of wireless products and services. The acquisition was accounted for under the purchase method of accounting, with approximately
$7.9 million allocated to goodwill. The goodwill is being amortized over a 3-year period from the issuance of the stock. The pro forma operating results would not significantly vary from the Company's actual operating results.

   In October 1999, the Company issued a total of 2,589,329 shares of common stock to acquire the remaining 95% of the outstanding common stock of BuyGolf.com, Inc. ("BuyGolf") that it did not previously own. The common stock issued had an estimated fair market value of $9.07 per share determined by concurrent equity transactions with unrelated parties. BuyGolf is a retailer of golf supplies and equipment. Please refer to Note 13, titled "Subsequent Events" for more information related to the write-off of the goodwill associated with the BuyGolf acquisition. The pro forma operating results would not significantly vary from the Company's actual operating results.

 Business Disposition

   In October 1999, the Company declared a common stock dividend of 75% of the capital stock, on an "as converted" basis, of Aqueduct, Inc. (formerly, BUYNOW INC.) ("Aqueduct") to all stock holders of record as of October 13, 1999. The Company effected the dividend in April 2000, and on the date of the dividend, the Company owned preferred stock representing 25% of the capital stock of Aqueduct, on an "as converted" basis. The Aqueduct preferred stock has a liquidation preference over the common stock and is convertible into Aqueduct common stock. As of December 31, 2000, the Company owned approximately 9% of the capital stock of Aqueduct.

 Joint Ventures

   In July 1999, the Company entered into an agreement with United Airlines Inc. ("UA") to form BuyTravel.com LLC ("BuyTravel") to market and sell travel services and products on the internet. The Company and UA each owned 50% of BuyTravel. In addition, as an incentive to execute this agreement, the Company granted UA a warrant to purchase 1,250,000 shares of the Company's common stock at an exercise price of $16.00 per share. The estimated fair market value of the warrant of $7.0 million was expensed as contract costs in the period the warrant was issued. The fair market value of the warrant was estimated using the Black- Scholes pricing model using the following assumptions: fair value of the Company's common stock of $5.71; risk-free interest rate of 6.00%; expected life of 5.00 years; volatility of 85.00%; and dividend yield of 0.00%. The fair value of the Company's common stock was based upon equity transactions with unrelated

                                  BUY.COM INC.

parties. In October 2000, the Company discontinued the business and operations of BuyTravel, including all of the Company's obligations related to such joint venture. The costs associated with the discontinuance of BuyTravel were minimal and are included in "Equity in losses of joint ventures, net".

 Domain Name Transactions

   During 1999, the Company entered into several agreements to purchase Internet domain names. Domain names were purchased in various transactions for 168,809 shares of the Company's common stock the fair value of which was estimated based upon concurrent equity transactions with non-related parties, and approximately $380,000 in cash. During 2000, the Company issued 24,372 shares of its common stock for a fair value of approximately $316,000 associated with an agreement for the acquisition of a domain name executed in 1999.

 International Joint Ventures

   In 1999, the Company entered into a letter of intent with SOFTBANK America, Inc. ("SOFTBANK America") to form three international joint ventures in which the Company would have 50% ownership interests. During the fourth quarter 2000, the Company discontinued operations of its joint venture in continental Europe and Australia and, in March 2001, sold its joint venture in the United Kingdom to the John Lewis Partnership. Please refer to Note 13 titled "Subsequent Events" for more information related to the sale of our United Kingdom joint venture. The Company had a 50% ownership interest in the losses and therefore did not maintain sufficient voting control to consolidate these joint ventures. The loss associated with these joint ventures is included in the line item "Equity in losses of joint ventures, net" for the years ended December 31, 2000 and 1999, and is included in "Obligations to minority interest net" on the balance sheet, offset by capital contributions. The Company did not incur any charge for the costs associated with discontinuance of the continental European joint venture and expects the costs associated with the discontinuance of the Australian joint venture and the sale of the United Kingdom joint venture to be minimal.

4. MARKETABLE SECURITIES

   Marketable securities are classified as available for sale investments and are carried at fair value. All securities mature within one year and their original cost approximates current fair value. As of December 31, 2000, the Company's unrealized gains and/or losses are immaterial. Marketable securities consist of the following (amounts in thousands):

                                                       December 31, December 31,
                                                           2000         1999
                                                       ------------ ------------
   Agency securities..................................   $ 1,477       $ --
   Commercial Paper...................................     5,759         --
   Corporate bonds....................................     3,533         --
                                                         -------       -----
     Total marketable securities......................   $10,769       $ --
                                                         =======       =====

                                  BUY.COM INC.

5. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following (dollar amounts in thousands):

                                Estimated
                                 Useful     December 31, December 31,
                              Lives (years)     2000         1999
                              ------------- ------------ ------------
   Building and
    improvements.............     20-40       $   --       $ 1,446
   Computers, equipment, and
    software.................       3-5        21,245       12,728
   Furniture and fixtures....         7         1,772        2,412
   Leasehold improvements....       1-6         1,195        1,378
                                              -------      -------
                                               24,212       17,964
     Less--accumulated
      depreciation...........                  (5,712)      (1,357)
                                              -------      -------
   Property and equipment,
    net......................                 $18,500      $16,607
                                              =======      =======

6. INTANGIBLE ASSETS

   Intangible assets consist of the following (dollar amounts in thousands):

                                          Estimated
                                           Useful     December 31, December 31,
                                        Lives (years)     2000         1999
                                        ------------- ------------ ------------
   Domain names........................        3        $  2,233     $ 1,916
   Goodwill............................        3          39,576      31,958
                                                        --------     -------
                                                          41,809      33,874
     Less--accumulated amortization....                  (18,187)     (5,718)
                                                        --------     -------
   Intangibles, net....................                 $ 23,622     $28,156
                                                        ========     =======

7. LONG TERM DEBT

   On July 20, 1999, the Company obtained a $15.0 million revolving credit facility with a commercial bank. The interest rate on the amounts drawn on this facility is prime plus 2.00% or LIBOR plus 3.00%, at the Company's election. In connection with this credit facility, the Company paid a non-refundable supplemental fee of $675,000 at the initial public offering of the Company's stock. This fee was allocated to deferred financing costs and amortized using the effective interest rate method as interest expense over the expected term of the related debt. Additionally, the Company issued a warrant to the bank to purchase a number of shares of the Company's common stock to be determined by an agreed-upon formula at an exercise price per share equal to the price per share of the Company's initial public offering. The estimated fair market value of the warrant of $71,000 was allocated to deferred financing costs and amortized to interest expense over the term of the related debt. On July 27, 1999, the Company drew $12.4 million against this credit facility. On February 14, 2000, the Company repaid all of the outstanding amounts under its credit facility totaling $12.4 million. On April 20, 2000, the Company cancelled its $15.0 million credit facility.

8. COMMITMENTS AND CONTINGENCIES

 Leases

   For the years ended 2000 and 1999, the Company leased office facilities and equipment under non-cancelable operating and capital leases. Rental expense under operating lease agreements for the years ended December 31, 2000, 1999, and 1998, was approximately $2.3 million, $511,000 and $195,000 respectively.

                                  BUY.COM INC.

   Future minimum commitments on leases, are as follows (dollar amounts in thousands):

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
   Year ending December 31, 2000
     2001.....................................................  $313    $2,439
     2002.....................................................   220     2,154
     2003.....................................................    69     1,727
     2004.....................................................    51     1,520
     2005.....................................................   --        630
     Thereafter...............................................   --        --
                                                                ----    ------
   Total minimum lease payments...............................   653    $8,470
                                                                        ======
   Less--Amount representing interest.........................    79
                                                                ----
   Present value of net minimum lease payments................   574
   Less--Current portion......................................   250
                                                                ----
                                                                $324

 Supply, Fulfillment and Other Arrangements

   In June 1998, and again in March 1999, the Company entered into a contract with Ingram to supply and distribute the computer hardware, software and peripheral products that are sold in the Company's online stores. The Company also maintains a line of credit with Ingram to purchase these goods and merchandise. As a part of that line of credit, the Company granted Ingram a security interest in the inventory purchased from them, the proceeds from this inventory, and all of the Company's accounts receivable. Pursuant to this agreement, if the Company does not purchase at least $350.0 million of product annually, Ingram may revise the pricing schedules. Ingram has also agreed to help the Company secure a minimum dollar amount of marketing related vendor advertising based on a specified percentage of the Company's net purchases from Ingram in any twelve month period. This agreement originally expired in March 2000, but is subject to automatic one-year renewal periods and has been renewed until March 2002. The agreement may be terminated by either party for any reason upon 120 days notice.

   On January 18, 1999, the Company entered into an agreement to provide extended warranties to customers on computer hardware products sold on the Company's Web site. In accordance with the terms of the agreement, the Company's liability on the extended warranties was assumed by a national insurance provider. The extended warranties were sold on the Company's Web site and payments were received by the Company. The Company remitted a fixed fee based upon the type of warranty purchased by the customer as mutually agreed upon in the agreement. This agreement terminated during the first quarter of 2001.

   On February 1, 1999, the Company entered into a two-year agreement to outsource the picking, packing and shipping functions for orders placed on the Company's Music specialty store. Pricing is based on a fee that is contingent upon sales volume levels, which increase over the term of the agreement. This agreement originally expired in February 2001, but is subject to automatic 30 day renewals until cancelled upon 30 days notice. This agreement may be terminated by the vendor if they discontinue sales to on-line vendors.

   On March 11, 1999, the Company entered into agreements to outsource certain services and functions related to the fulfillment of customer orders made on the Company's Books specialty store. These agreements expire in September 2003. Consideration for the services is based on a fixed, per-order fee. The Company must be notified within six months of any rate increases to be in effect after the first year of the agreement. The rate increases cannot exceed 8% of the preceding year's rates. The agreement is terminable by either party with 90 days notice.

                                  BUY.COM INC.

   In October 1999, the Company entered into agreements with a third party supplier whereby the Company will be entitled to certain discount programs and fulfillment and cooperative advertising services. These agreements expire in September 2003. In connection with these agreements, the Company has issued warrants to purchase 625,000 shares of the Company's common stock at an exercise price of $9.07 per share. The estimated fair market value of these warrants of $2.7 million will be recorded as a current asset and will be amortized over the initial term of the contract. The Company computed the fair value of the warrants using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0.0%; expected volatility of 85.00%; risk-free rate of 6.00%; and expected lives of 2.00 years.

   In connection with the acquisition of BuyGolf, the Company acquired a supply and distribution contract with Las Vegas Golf & Tennis, Inc. to be the Company's primary source of the golf equipment and accessories the Company sells. The Company recently terminated the operation of its Golf specialty store and no longer sources golf equipment through Las Vegas Golf & Tennis.

   In October 1999, the Company entered a five-year sponsorship agreement with the PGA TOUR in which the Company became the exclusive title sponsor of a circuit of golf tournaments. As partial consideration for this agreement, the Company issued 1,125,000 shares of common stock valued at $9.07 per share, aggregating $10.2 million. The Company secured a $17.0 million letter of credit from a commercial bank on behalf of the PGA Tour and paid $8.5 million upon the completion of the Company's initial public offering as payment for the first year sponsorship fee. The cash secured $17.0 million letter of credit has been drawn down upon, and after December 31, 2000, is currently at $14.9 million in availability. The 1,125,000 shares of common stock are subject to a repurchase option at a nominal amount. The Company has commenced litigation against the PGA Tour for an alleged breach of its sponsorship agreement with them. Please refer to Note 13 titled "Subsequent Events" for more information related to the Company's suit against the PGA Tour.

   On April 20, 2000, the Company entered into an agreement with Global Sports, Inc. for the supply and fulfillment of sporting goods products offered for sale in the Sports specialty store. This contract expires in April 2005.

   On April 24, 2000, the Company entered into an agreement with Global Trade, Inc. for supply and fulfillment of consumer electronics for customer orders made on the Company's Electronics specialty store. This contract originally expires on April 24, 2001, but has renewed for an additional one year term. Either party may terminate this agreement at any time with 120 days written notice.

   On May 12, 2000, the Company entered into an agreement with Ingram Entertainment, Inc. for distribution and fulfillment services related to customer orders made in the Company's Video and Games specialty stores. This contract expires on December 2, 2001, but is subject to automatic one year renewal periods. Either party may terminate this agreement at any time during the renewal period upon 90 days written notice. This agreement may be terminated if the Company does not meet certain minimum credit terms.

   On June 13, 2000, the Company entered into an agreement with e-Nited Business Solutions, a division of United Stationers Supply Co., for fulfillment and distribution of various office supplies and equipment. This contract expires June 13, 2001, but is subject to an automatic one-year renewal. Either party may terminate this agreement at any time with 90 days written notice.

   On August 9, 2000, the Company entered into an agreement with Tech Data Corporation for fulfillment and distribution of computer hardware, software and peripherals for customer orders made on the Company's site. This contract expires August 8, 2001, but is subject to an automatic renewal for a single 90-day period. Either party may terminate this agreement at any time with 30 days written notice.

                                  BUY.COM INC.

   On October 25, 2000, the Company entered into an agreement with Brightpoint North America, Inc. for fulfillment services of wireless products for the Company's wireless store. This agreement expires October 24, 2002, but is subject to automatic one-year renewal periods until cancelled. Either party may terminate this agreement with 60 days notice prior to the end of the initial or renewal term.

   On December 28, 2000, the Company entered into an agreement with Action International Marketing L.P. ("Action"), formerly known as Nashville Computer Liquidators L.P. Under the terms of the agreement, Action will merchandise and supply refurbished, open-box and end-of-life computer hardware, electronics and exceptional value household products to the Company. The products are offered on the Company's Clearance specialty store. This agreement expires on April 19, 2001, but is subject to automatic one year renewals. Either party may terminate this agreement at any time during a renewal period upon 30 days written notice. This agreement may be terminated if the Company does not meet certain minimum credit terms.

Legal Proceedings

   From time to time, the Company has been subject to legal proceedings and claims in the ordinary course of business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

   On March 13, 2000 a class action suit was filed against the Company in the U.S. District Court for the Central District of California alleging that it collects, uses and discloses personally identifiable customer information to its third party advertising server and other advertisers without first informing our customers or seeking their permission in violation of several federal statutes. The complaint seeks damages of up to $10,000 per class member per violation, actual and punitive damages, restitution, attorneys' fees and costs plus injunctive and other equitable relief. On April 7, 2000 a companion lawsuit was filed in the Superior Court of the State of California, County of Orange alleging violations of state statutory and common law based upon the same facts and federal causes of action as alleged in the federal class action. The state complaint seeks statutory damages of up to $5,000 per class member per violation, plus actual and punitive damages or restitution, attorneys' fees and costs and injunctive and other equitable relief. On April 25, 2000 a third class action suit was filed in the United States District Court for the Central District of California alleging violation of the same federal statutes as those in the federal class action filed on March 13, 2000. As with the first two class actions, the complaint alleges that the Company collects, uses and discloses personally identifiable information of its consumers without first informing them or obtaining their consent. The complaint seeks unspecified statutory damages, compensatory damages, punitive damages, attorneys' fees and costs, plus declaratory, injunctive and other equitable relief, including disgorgement of all profits and restitution of all monies acquired by means of any act or practice declared to be unlawful. The classes have not yet been certified in any of these actions and such actions are in their early stages. As of the date of this report, the litigation referenced above is at an early stage and no formal discovery has commenced. Consequently, Management is unable to determine or predict the outcome of this litigation or its impact on the Company's financial condition.

   The Company intends to defend all of these lawsuits vigorously even though they could result in the expenditure of significant financial and managerial resources. Management is not aware of any other material legal proceedings pending against the Company.

9. STOCKHOLDERS' EQUITY

   On March 10, 1999, the Board of Directors approved an increase in the number of authorized common stock, par value $0.0001 per share, from 12,666,542 shares to 850,000,000 shares. In addition, the Board of

                                  BUY.COM INC.

Directors approved an increase in the number of authorized shares of preferred stock from 1,298,742 to 150,000,000 shares. These increases in authorized shares were approved by the stockholders of the Company by written consent dated March 22, 1999.

   On June 29, 1999, the Board of Directors declared a fifteen-for-one stock split for all issued and outstanding shares of the Company's common and preferred stock, which was distributed July 14, 1999 to the Company's stockholders. On January 31, 2000, the Company effected a five-for-eight reverse split for all issued and outstanding shares of the Company's common and preferred stock. All share and per share data included in the consolidated financial statements and the accompanying notes have been adjusted to reflect this stock split and the reverse stock split.

   In October 1999, the Company issued 1,125,000 shares of common stock to the PGA Tour as partial consideration for its five-year sponsorship. The shares were originally valued at $9.07 per share for a total consideration of $10.2 million which was recorded as "prepaids and other current assets". The fair market value at December 31, 2000 to be used toward the future sponsorship was $0.66 per share or $738,000. Accordingly, "additional paid-in-capital" and "prepaids and other current assets" were reduced by the change in value. Please refer to Note 8, titled "Commitments and Contingencies" for more information related to the Company's relationship with the PGA Tour.

   On February 8, 2000, the Company completed an initial public offering in which the underwriters sold to the public 16,100,000 shares of common stock, including 2,100,000 shares in connection with the exercise of the underwriters' over-allotment option, at $13.00 per share. The Company's proceeds from the offering, after deducting underwriting discounts and commissions, were $12.09 per share, or $194,649,000 in the aggregate. As of the closing date of that offering, all of the convertible preferred stock outstanding was converted into an aggregate of 22,098,982 shares of common stock.

SOFTBANK Investment

   On September 2, 1999, the Company entered into an agreement with SOFTBANK. SOFTBANK and certain of its affiliates received 9,923,276 shares of Series B convertible participating preferred stock, par value $0.0001 per share ("Series B Preferred Stock"), from the Company for $90.0 million. This transaction was completed in October 1999.

10. EMPLOYEE BENEFIT PLANS

 1998 Stock Option/Issuance Plan

   In August 1998, the Company adopted and approved an incentive stock option plan (the "1998 ISO Plan"). Under the 1998 ISO Plan, the number of shares of the Company's common stock to be granted or subject to options or rights may not exceed 21,587,475 shares.

   The options may be issued as "Incentive Stock Options" (as defined by the Internal Revenue Code of 1986) or as nonqualified options. The plan provides that the exercise price for all Incentive Stock Options shall not be less than 100%, and all nonqualified options shall not be less than 85%, of the fair market value of the shares on the date of grant. Further, no portion of the options may be exercised beyond 10 years from the grant date. For Incentive Stock Options granted to individuals who own more than 10% of the total combined voting power of all classes of the stock of the Company, the option price shall be at least 110% of the fair value at the date of grant. Options vest ratably over three to four years from the date of grant.

                                  BUY.COM INC.

   Subject to Internal Revenue Service limitations, options granted under the 1998 ISO Plan generally become exercisable immediately. Shares issued upon exercise of options that are unvested are restricted and subject to repurchase by the Company upon termination of employment or services, and such restrictions lapse over the original vesting schedule. At December 31, 2000, there were no shares subject to repurchase.

   The following table summarizes the Company's stock option activity:

                               Year Ended            Year Ended           Year Ended
                            December 31, 2000     December 31, 1999    December 31, 1998
                          ---------------------- -------------------- -------------------
                                        Weighted             Weighted            Weighted
                                        Average              Average             Average
                                        Exercise             Exercise            Exercise
                             Shares      Price     Shares     Price     Shares    Price
                          ------------  -------- ----------  -------- ---------- --------
Options outstanding,
 Beginning of year......    23,354,005   $4.30   14,483,402   $1.65    2,109,375  $0.01
  Granted...............     5,249,314    4.97   11,772,660    6.61   12,374,027   1.92
  Exercised.............    (2,853,532)   0.25   (1,905,122)   0.01          --     --
  Forfeited/expired.....   (17,649,471)   5.48     (996,935)   1.31          --     --
                          ------------   -----   ----------   -----   ----------  -----
Options outstanding, End
 of year................     8,100,316   $3.58   23,354,005   $4.30   14,483,402  $1.65
                          ============   =====   ==========   =====   ==========  =====
Options exercisable at
 end of year............     8,100,316   $3.58   23,354,005   $4.30   14,483,402  $1.65

   All options issued by the Company are immediately exercisable upon grant. Options exercisable and subject to continued vesting at December 31, 2000, 1999 and 1998 were 6,944,397, 18,479,185 and 13,827,151, respectively, are subject to continued vesting requirements.

   The following table summarizes all stock options outstanding as of December 31, 2000:

                                       Options Outstanding
                     --------------------------------------------------------------
                                            Weighted Average
                                               Remaining
     Range of        Number of Shares       Contractual Life       Weighted Average
  Exercise Price       Outstanding              (Years)             Exercise Price
  --------------     ----------------       ----------------       ----------------
      $0.01              2,071,192                7.1                   $ 0.01
      $0.72                293,300                9.9                   $ 0.72
  $1.22 to $1.75         1,326,276                6.4                   $ 1.53
  $2.34 to $2.78           227,255                9.5                   $ 2.58
  $3.83 to $5.13         2,242,264                5.9                   $ 3.90
  $6.69 to $9.92         1,785,498                8.4                   $ 8.65
 $10.94 to $13.44          154,531                8.6                   $12.40
                        ----------
                         8,100,316
                        ----------

                                  BUY.COM INC.

   Had compensation cost for stock options awarded under this plan been determined consistent with the fair value method, the Company's net loss and loss per share would have reflected he following pro forma amounts (amounts in thousands, except per share data):

                                                 Year Ended December 31,
                                               ------------------------------
                                                 2000       1999       1998
                                               ---------  ---------  --------
Net loss, as reported......................... $(133,022) $(130,168) $(17,844)
Pro forma compensation expense................    (6,094)    (3,033)     (281)
                                               ---------  ---------  --------
Pro forma net loss............................ $(139,166) $(133,201) $(18,125)
                                               =========  =========  ========
Basic and diluted net loss per share, as
 reported..................................... $   (1.04) $   (1.45) $  (0.22)
Basic and diluted net loss per share, pro
 forma........................................ $   (1.08) $   (1.49) $  (0.22)

   The weighted average fair value at the date of grant for options granted during fiscal 2000, 1999, and 1998, were $3.11, $1.36 and $0.53, respectively, and were estimated using a Black-Scholes option pricing model with the following assumptions used: weighted average risk-free interest rate of 6.10%, 5.67%, and 4.89%, respectively; expected life of 4.00 years, 3.99 years, and
3.82 years, respectively; and weighted average dividend yield of 0.00% for all periods. The weighted average volatility yield was 105.0% during fiscal 2000 subsequent to our initial public offering and 0.00% for all other periods.

 Special Executive Stock Option Plan

   In October 1999, the Company adopted and approved the Special Executive Stock Option Plan (the "Executive Plan"). Participation in the Executive Plan is limited to non-employee directors, officers and other highly-compensated employees of the Company. A reserve of 3,125,000 shares of the Company's common stock was made for issuances under the Executive Plan.

   The options may be issued as "Incentive Stock Options" (as defined by the Internal Revenue Code of 1986) or as nonqualified options. The plan provides that the exercise price for all Incentive Stock Options shall not be less than 100%, and all nonqualified options shall not be less than 85%, of the fair market value of the shares on the date of grant. Further, no portion of the options may be exercised beyond 10 years from the grant date. For Incentive Stock Options granted to individuals who own more than 10% of the total combined voting power of all classes of the stock of the Company, the option price shall be at least 110% of the fair value at the date of grant. Options vest over a period determined by the Company's board of directors. Subject to Internal Revenue Service limitations, options granted under the Executive Plan generally become exercisable immediately.

 1999 Stock Incentive Plan

   The Company has adopted the 1999 Stock Incentive Plan (the "1999 Plan"). The 1999 Plan was approved by the Company's board of directors in December 1999 and by its stockholders in January 2000.

   The 1999 Plan is the successor plan to the 1998 ISO Plan, the Executive Plan and the BuyGolf.com, Inc. 1998 Stock Option Plan. The 1999 Plan became effective at the time of the Initial Public Offering.

   The 1999 plan has five separate programs:

  . the discretionary option grant program, under which eligible individuals may be granted options to purchase shares of common stock at an exercise price not less than the fair market value of those shares on the grant date;

                                 BUY.COM INC.

  . the stock issuance program, under which eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestone or the completion of a specified period of service or as a bonus for past services;

  . the salary investment option grant program, under which executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary each year to the acquisition of special below market stock option grants;

  . the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and

  . the director fee option grant program, under which non-employee board members may be given the opportunity to apply a portion of any retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

   The exercise price for any options granted under the 1999 Plan may be paid in cash or in shares of the Company's common stock valued at fair market value at the exercise date. The 1999 Plan also includes provisions which may result in the accelerated vesting of outstanding option grants and stock issuances upon a change in control of the Company.

 1999 Employee Stock Purchase Plan

   The 1999 Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted and approved by the Company in September 1999. The Stock Purchase Plan became effective at the time of the Company's Initial Public Offering. The Stock Purchase Plan is designed to allow eligible employees of the Company to purchase shares of common stock at semi-annual intervals with accumulated payroll deductions.

 BuyGolf Stock Option Plan

   On December 2, 1998, BuyGolf adopted and approved an incentive stock option plan (the "ISO Plan"). Under the ISO Plan, the number of shares of BuyGolf's common stock to be granted or subject to options or rights may not exceed 1,000,000 shares.

   The options may be issued as "Incentive Stock Options" (as defined by the Internal Revenue Code of 1986) or as nonqualified options. The plan provides that the exercise price of all Incentive Stock Options shall not be less than 100%, and all nonqualified options shall jot be less than 85%, of the fair market value of the shares on the date of grant. Further, no portion of the options may be exercised beyond 10 years from the grant date. For Incentive Stock Options granted to individuals who own more than ten percent of the total combined voting power of all classes of the stock of the Company, the option price shall be a least 110 percent of the fair value at the date of grant. Options vest ratably over there to four years from the date of grant.

   In connection with the acquisition of BuyGolf in October 1999, the Company has assumed the ISO plan.

 Stock Option Deferred Compensation

   The Company recorded aggregate deferred compensation, net of reversals from terminated options, of $682,000, $16.6 million, and $3.2 million in the years ended December 31, 2000, 1999, and 1998, respectively. The amounts recorded represent the difference between the grant price and the estimated fair value of the Company's common stock based upon independent appraisals. Deferred stock option compensation is charged to operations using the accelerated method over the vesting period of the underlying options, which is typically three or four years.

                                  BUY.COM INC.

   Total amortization recognized was $2.5 million, $10.2 million and $795,000, respectively, for the years ended December 31, 2000, 1999 and 1998.

 401(k) Plan

   The Company has a 401(k) savings plan covering substantially all of its employees. Eligible employees may contribute through payroll deductions. The Company does not match employees' contributions.

 Restricted Stock Program

   In December 2000, the Company and the Board of Directors adopted and approved the Restricted Stock Program (the "Restricted Program"). Participation in the Restricted Program was limited to designated members of the Company's management and was entirely voluntary. The Restricted Program provided participants the opportunity to replace outstanding options with a restricted share grant which vests in equal quarterly installments over a two year period. For every two shares subject to an option that participants elected to exchange under the Restricted Program, participants receive one share of the Company's common stock under their restricted share grant at an issue price of $0.0001 per share (the par value). As of December 31, 2000, the Company had cancelled 12,258,034 stock options and exchanged such options for an aggregate of 6,129,017 shares of common stock pursuant to the Restricted Program to be issued in eight equal quarterly installments over the two years following the grant date. The first of such quarterly installments occurred in February 2001. The Company recorded deferred compensation of $4.4 million in the year ended December 31, 2000 and total amortization recognized was $184,000 for that same period. The Company also issued another 125,000 shares of common stock as an equity incentive to a key employee in December 2000; the deferred compensation charge associated with this issuance was minimal.

11. LOSS PER SHARE

   The following is the calculation for net loss per share (amounts in thousands, except share and per share data):

                                              Year Ended December 31,
                                        --------------------------------------
                                            2000         1999         1998
                                        ------------  -----------  -----------
Basic and diluted:
Net loss............................... $   (133,022) $  (130,168) $   (17,844)
Weighted average common shares.........  128,489,722   89,597,782   81,815,869
                                        ------------  -----------  -----------
Net loss per common share.............. $      (1.04) $     (1.45) $     (0.22)
                                        ============  ===========  ===========

   At December 31, 2000, 1999 and 1998, respectively, options to purchase 8,100,316, 23,354,005 and 14,483,402 shares of common stock, preferred shares convertible into 0, 22,098,982 and 12,175,706 shares of common stock, and 6,254,017, 0 and 0 restricted shares were not included in the computation of diluted earnings per share as the effect would be antidilutive.

12. INCOME TAXES

   The Company incurred taxable losses for federal and state purposes for the years ended December 31, 2000, 1999 and 1998. Accordingly, the Company did not incur any federal income tax expense for those periods other than the minimum required taxes for certain state and local jurisdictions.

                                  BUY.COM INC.

   Prior to August 3, 1998, the Company was taxed as a limited liability company. All tax benefits arising from operating losses as a limited liability company were passed to the individual shareholders.

   At December 31, 2000, the Company has net operating loss carryforwards related to federal and state income taxes of approximately $234.7 million and $216.9 million, respectively, which can be used to offset future federal and state taxable income from operations. These carryforwards will expire in years 2004 through 2020.

   Significant components of the Company's net deferred tax asset at December 31, 2000, 1999 and 1998, are as follows (amounts in thousands):

                                                          December 31,
                                                   ----------------------------
                                                     2000       1999     1998
                                                   ---------  --------  -------
Net operating loss carryforwards.................. $  92,812  $ 51,979  $ 5,128
Depreciation and amortization.....................    11,652     1,666    1,758
Other.............................................     3,231     3,430       47
                                                   ---------  --------  -------
  Gross deferred tax assets.......................   107,695    57,075    6,933
Valuation allowance...............................  (107,695)  (57,075)  (6,933)
                                                   ---------  --------  -------
  Net deferred tax assets......................... $     --   $    --   $   --
                                                   ---------  --------  -------

   Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50.0% over a three year period. The impact of any limitations that may be imposed for future issuances of equity securities, including issuances with respect to acquisitions, has not been determined.

13. SUBSEQUENT EVENTS (UNAUDITED)

   In the first quarter of 2001, the Company initiated a restructuring of its business and implemented a new operating plan. The Company expects to record a charge in the range of $32.0 to $37.0 million in the first quarter of 2001 associated with its restructuring plan. The charge is primarily attributable to the impairment of goodwill associated with the BuyGolf acquisition, payment of severance benefits for the employees that were terminated during the first quarter, and the remaining sponsorship fees related to the Buy.Com Tour, as the Company does not believe that any further benefits will be derived from its sponsorship agreement with the PGA Tour. The Company also intends to terminate the operation of its Sports specialty store by December 31, 2001.

   On February 28, 2001, the Company filed suit against the PGA Tour for breach of contract based on the Company's Buy.com Tour sponsorship agreement with them. The Company claims that the PGA Tour entered into an agreement with another party to provide e-commerce services to them in violation of the Company's agreement. The Company is seeking rescission of its agreement, a return of its sponsorship fees, including those secured by a $14.9 million standby letter of credit, and additional damages. The cases are in their early stages. In March 2001, the PGA Tour filed a counterclaim against the Company in the federal district court in the Central District of California. The counterclaim alleges that the Company breached its contract by declaring its sponsorship agreement to be terminated, by demanding that the PGA Tour cease all uses of the Company's trademark, by breaching the confidentiality provisions of the agreement and by taking action that adversely affects the goodwill of the Buy.Com Tour. The PGA Tour seeks damages in excess of $75,000 and attorneys' fees.

                                  BUY.COM INC.

   On March 7, 2001, the Company sold its interest in its United Kingdom joint venture for $4.0 million to the John Lewis Partnership, a large retailer in the United Kingdom. In connection with the sale, the Company applied its proceeds to the repayment of the Company's loan obligations to its joint venture partner.

14. QUARTERLY RESULTS (UNAUDITED)

   The following tables contain selected unaudited Statement of Operations information for each quarter of 2000, 1999, and 1998. The Company believes that the following information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results of any future period.

                                            Quarter Ended
                         ------------------------------------------------------
                         December 31,   September      June 30,     March 31,
                             2000        30, 2000        2000          2000
                         ------------  ------------  ------------  ------------
                                (In thousands, except per share data)
Net revenues............ $    196,705  $    190,150  $    193,199  $    207,616
Gross profit............       13,350        12,713        11,757         8,873
Operating loss..........      (33,017)      (27,328)      (28,044)      (31,699)
Net loss................      (36,038)      (30,504)      (33,634)      (32,846)
Net loss per share:
 Basic and diluted...... $      (0.27) $      (0.23) $      (0.26) $      (0.28)
Weighted average number
 of common shares
 outstanding: Basic and
 diluted................  134,529,551   132,547,388   131,226,802   115,544,187

                                            Quarter Ended
                         ------------------------------------------------------
                         December 31,   September      June 30,     March 31,
                             1999        30, 1999        1999          1999
                         ------------  ------------  ------------  ------------
                                (In thousands, except per share data)
Net revenues............ $    200,676  $    158,960  $    129,280  $    107,932
Gross profit/(loss).....       (1,593)         (134)       (4,937)         (183)
Operating loss..........      (48,465)      (32,437)      (28,060)      (19,383)
Net loss................      (49,641)      (33,184)      (28,091)      (19,252)
Net loss per share:
 Basic and diluted...... $      (0.54) $      (0.37) $      (0.32) $      (0.22)
Weighted average number
 of common shares
 outstanding: Basic and
 diluted................   92,042,658    89,231,521    88,749,809    88,300,193

                                            Quarter Ended
                         ------------------------------------------------------
                         December 31,   September      June 30,     March 31,
                             1998        30, 1998        1998          1998
                         ------------  ------------  ------------  ------------
                                (In thousands, except per share data)
Net revenues............ $     61,529  $     34,985  $     19,233  $      9,543
Gross profit (loss).....         (832)          837         1,051           707
Operating loss..........      (13,357)       (3,031)       (1,219)         (435)
Net loss................      (13,181)       (3,008)       (1,217)         (438)
Net loss per share:
 Basic and diluted...... $      (0.16) $      (0.04) $      (0.01) $      (0.01)
Weighted average number
 of common shares
 outstanding: Basic and
 diluted................   83,074,095    81,331,078    81,331,078    81,331,078

15. SUBSEQUENT EVENTS--LEGAL & OTHER (UNAUDITED)

   On July 11, 2001, a class action complaint, titled Joel Abrams v. BUY.COM, was filed against the Company alleging violations of the federal securities laws by the Company, certain of its officers and/or directors, and the Company's underwriters that participated in the IPO process. Since July 11, 2001, several other similar class action complaints have been filed against the Company including: Richard Taylor v.

                                  BUY.COM INC.

BUY.COM (filed July 23, 2001), Robert Berkowitz v. BUY.COM (filed July 16,
2001), Rutherford Dawson v. BUY.COM (filed August 1, 2001), Haas v. BUY.COM (filed August 15, 2001) and Goodman Espstein v. BUY.COM (filed August 10,
2001). Each of the class actions were filed in the United States District Court, Southern District of New York on behalf of purchasers of BUY.COM securities during the period between February 7, 2000 and December 6, 2000. The complaints allege that the Company's prospectus was materially false and misleading because it failed to disclose, among other things, that the Company's underwriters had solicited and received excessive and undisclosed commissions from certain investors. The lawsuits also allege that the underwriters engaged in actions that artificially inflated the price of the stock. Greg Hawkins and Mitch Hill have been named as defendants in each of these cases in connection with their capacity as former officers and/or directors of the Company. Mr. Hawkins and Mr. Hill have indemnification agreements with the Company. The Company believes that other similar cases may have been filed against the Company that are not yet known to it. As of the date of this quarterly report, the Company has not yet responded to any of these complaints and each case is in its early stage.

   Several former employees of the Company have incurred adverse tax consequences as a result of their exercise of non-qualified stock options. One of such employees has filed suit against the Company claiming that the Company misrepresented the nature of the options and therefore should be responsible for the adverse tax consequences. Another employee has provided a written demand to the Company for relief from the adverse tax consequences incurred by such employee. The Company could receive similar demands from other similarly situated employees in the future.

   On August 13, 2001, the Company initiated a further reduction in its workforce. This reduction resulted in the elimination of 50 full-time positions, or approximately 40% of the workforce. As a result of the additional terminations the Company expects to record employee termination charges of approximately $650,000 in the quarter ending September 30, 2001 to be included in restructuring charges on the consolidated statement of operations.


   On August 14, 2001, the Company's securities were delisted from the Nasdaq National Market, and are now quoted on the OTC Bulletin Board.

16. SUBSEQUENT EVENTS--GOING CONCERN

   On June 22, 2001, the Company's credit card processor (the "Processor") notified the Company that it intended to discontinue its processing relationship with the Company as of July 23, 2001. The Processor's letter provided an opportunity for the Company to extend its termination date beyond July 23, 2001, on the condition that the Processor would increase its processing fee by 1% and would withhold 5% of the Company's daily receipts as additional security. Subsequent to the Processor's June 22, 2001 letter, the Processor notified the Company that it had agreed to extend the termination date of their relationship to September 1, 2001. The Processor increased its processing fee by 1% and began withholding 5% of the Company's daily receipt on July 24, 2001. On August 23, 2001, the Processor agreed to withdraw its letters of termination which provided for the continuation of our relationship with them subject to certain conditions being met, including the successful completion of the Company's merger with SB Acquisition Inc.

   On August 10, 2001, the Company signed a definitive merger agreement with SB Acquisition Inc., a company wholly-owned by Scott A. Blum, the Company's founder. The merger agreement provides for the Company to merge with a subsidiary of SB Acquisition, after which it will continue its operations as a wholly-owned subsidiary of SB Acquisition. The merger is subject to approval of the Company's stockholders and other closing conditions. If the merger is approved by the Company's stockholders and all other conditions to closing are satisfied or waived, the merger is expected to be completed by the end of November 2001. If the

                                  BUY.COM INC.

merger is completed, each outstanding share of the Company's common stock will be cancelled and converted into the right to receive $0.17 in cash from SB Acquisition.

   In addition, the Company entered into a credit agreement with a trust controlled by Scott A. Blum, pursuant to which it has access to a $4,000,000 line of credit and up to an additional $5,000,000 to establish stand by letters of credit for the benefit of its distributor and vendor partners. The Company has also entered into a security agreement with such Blum trust, pursuant to which it granted the Blum trust a security interest in substantially all of its assets to secure payment and performance of its obligations under the credit agreement. If the merger agreement is terminated prior to completion of the transaction, under substantially all circumstances, all outstanding debt under the line of credit and letters of credit will become immediately due and payable. In addition, if the Company cannot repay all of the outstanding amounts due, including commitment fees and possible termination fees, the Blum trust may foreclose on the Company's assets.

       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SUPPLEMENTAL SCHEDULE

To BUY.COM INC.:

   We have audited in accordance with auditing standards generally accepted in the Untied States, the consolidated financial statements included in BUY.COM INC.'s (the "Company") Form 10-K and have issued our report thereon dated January 31, 2001, except with respect to the matter discussed in Note 16, as to which the date is August 24, 2001. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The supplemental
Schedule II as shown on page F-29 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

/s/ Arthur Andersen LLP
Arthur Andersen LLP

Orange County, California
January 31, 2001 (except with respect to the matter discussed in Note 16, as to which the date is August 24, 2001).

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNT

                                                   Charged to
                                         Beginning Costs and             Ending
Accounts Receivable Allowances            Balance   Expenses  Deductions Balance
------------------------------           --------- ---------- ---------- -------
                                                 (amounts in thousands)
Year ended December 31, 1998............  $  --      $   50     $  --    $   50
Year ended December 31, 1999............  $   50     $1,640     $  586   $1,104
Year ended December 31, 2000............  $1,104     $3,708     $1,999   $2,813

                                  BUY.COM INC.

                          CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)
                                  (unaudited)


                                                        June 30,   December 31,
                                                          2001         2000
                                                        ---------  ------------
                                                                    (audited)
                        ASSETS
                        ------
Current Assets:
  Cash and cash equivalents............................ $  12,376   $  29,656
  Restricted cash......................................     2,098      27,000
  Marketable securities................................       --       10,769
  Accounts receivable, net of allowances of $2,522 and
   $2,813..............................................    10,134      19,424
  Prepaid expenses and other current assets............     8,577       7,141
                                                        ---------   ---------
    Total current assets...............................    33,185      93,990
                                                        ---------   ---------
Property and equipment, net............................    12,833      18,500
Intangibles, net.......................................     6,681      23,622
Other noncurrent assets................................       111         392
                                                        ---------   ---------
                                                        $  52,810   $ 136,504
                                                        =========   =========

         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------

Current Liabilities:
  Accounts payable..................................... $  11,814   $  38,682
  Other liabilities and accrued expenses...............     4,567       3,460
  Deferred revenue.....................................     2,129       3,400
  Obligation to joint ventures, net....................       --        7,156
  Current portion of long-term debt....................       255         250
                                                        ---------   ---------
    Total current liabilities..........................    18,765      52,948
                                                        ---------   ---------
Long-term debt, net of current portion.................       196         324
                                                        ---------   ---------
                                                           18,961      53,272
Commitments and Contingencies (Note 6)

Stockholders' Equity:
  Common stock, $0.0001 par value;
   Authorized shares--990,000,000 Issued and
   outstanding--136,832,794 and 134,941,776 at June 30,
   2001 and December 31, 2000, respectively............        13          13
  Additional paid-in capital...........................   364,887     368,970
  Deferred compensation................................    (1,401)     (7,019)
  Accumulated deficit..................................  (329,650)   (278,732)
                                                        ---------   ---------
    Total stockholders' equity.........................    33,849      83,232
                                                        ---------   ---------
                                                        $  52,810   $ 136,504
                                                        =========   =========


   The accompanying notes are an integral part of these consolidated balance sheets.

                                  BUY.COM INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except share and per share data)
                                  (unaudited)

                                                         Six Months Ended
                            Quarter Ended June 30,           June 30,
                            ------------------------  ------------------------
                               2001         2000         2001         2000
                            -----------  -----------  -----------  -----------
Net revenues..............  $    94,863  $   193,199  $   219,464  $   400,815
Cost of goods sold........       83,720      181,442      193,920      380,185
                            -----------  -----------  -----------  -----------
Gross profit..............       11,143       11,757       25,544       20,630
Operating expenses:
  Sales and marketing.....        8,600       22,019       21,790       46,539
  Product development.....        1,690        5,785        5,955       10,155
  General and
   administrative.........        8,206       11,997       20,530       23,679
  Restructuring charge....          --           --        34,678          --
                            -----------  -----------  -----------  -----------
    Total operating
     expenses.............       18,496       39,801       82,953       80,373
                            -----------  -----------  -----------  -----------
    Operating loss........       (7,353)     (28,044)     (57,409)     (59,743)
Other income (expense):
  Interest income.........          354        2,312        1,055        3,700
  Other...................           12         (708)         137         (822)
                            -----------  -----------  -----------  -----------
    Total other income
     (expense)............          366        1,604        1,192        2,878
                            -----------  -----------  -----------  -----------
Net loss before equity in
 income (losses) of joint
 ventures.................       (6,987)     (26,440)     (56,217)     (56,865)
Equity in income (losses)
 of joint ventures, net...        1,241       (7,194)       5,299       (9,615)
                            -----------  -----------  -----------  -----------
Net loss..................  $    (5,746) $   (33,634) $   (50,918) $   (66,480)
                            ===========  ===========  ===========  ===========
Net loss per share:
  Basic and diluted.......  $     (0.04) $     (0.26) $     (0.37) $     (0.54)
Shares used in computation
 of basic and diluted loss
 per share................  136,579,611  131,226,802  135,904,623  123,385,494


 The accompanying notes are an integral part of these consolidated statements.

                                  BUY.COM INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                  (unaudited)


                                                           Six Months Ended
                                                               June 30,
                                                           ------------------
                                                             2001      2000
                                                           --------  --------
OPERATING ACTIVITIES
Net Loss.................................................. $(50,918) $(66,480)
Adjustments to reconcile net loss to cash used in
 operating activities:
  Depreciation............................................    2,848     2,363
  Amortization of deferred compensation and warrants......    1,851     1,882
  Equity in (income) losses of joint ventures, net........   (5,299)    9,615
  Amortization of goodwill and other intangibles..........    4,170     5,813
  Non-cash restructuring charge...........................   15,912       --
  Loss from the disposal of property and equipment........       13       906
  Changes in assets and liabilities:
    Accounts receivable...................................    8,477    (6,239)
    Prepaid expenses and other current assets.............   (1,778)   12,592
    Other noncurrent assets...............................      281       236
    Accounts payable......................................  (26,868)  (11,492)
    Other liabilities and accrued expenses................      827    (1,127)
    Deferred revenues.....................................   (1,271)    1,248
                                                           --------  --------
    Net cash used in operating activities.................  (51,755)  (50,683)
                                                           --------  --------
INVESTING ACTIVITIES
  Decrease/(Increase) in restricted cash..................   24,902   (24,500)
  Net redemption (purchases) of marketable securities.....   10,769   (11,042)
  Purchase of property and equipment......................      (22)   (5,422)
  Proceeds from sale of property and equipment............      --      1,853
  Investments in equity method investees..................   (1,077)   (5,525)
                                                           --------  --------
    Net cash provided by (used in) investing activities...   34,572   (44,636)
                                                           --------  --------
FINANCING ACTIVITIES
  Net proceeds from initial public offering...............      --    192,226
  Repayments to stockholder...............................      --     (5,000)
  Net proceeds from exercise of stock options.............       26       863
  Repayments under line of credit and other obligations...     (123)  (12,512)
                                                           --------  --------
    Net cash (used in) provided by financing activities...      (97)  175,577
                                                           --------  --------
Net (decrease) increase in cash and cash equivalents......  (17,280)   80,258
Cash and cash equivalents at beginning of period..........   29,656    24,693
                                                           --------  --------
Cash and cash equivalents at end of period................ $ 12,376  $104,951
                                                           ========  ========
Supplemental cash flow information:
    Cash paid for interest................................ $     25  $  1,343
                                                           ========  ========
    Stock issued in connection with domain purchases...... $    --   $    316
                                                           ========  ========
    Assumption of liabilities in connection with
     acquisition.......................................... $   (313) $    --
                                                           ========  ========
    Net settlement of joint venture receivable............ $    730  $    --
                                                           ========  ========


 The accompanying notes are an integral part of these consolidated statements.

                                  BUY.COM, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. COMPANY BACKGROUND

   BUY.COM INC. and its subsidiaries, collectively (the "Company" or "BUY.COM"), is a multi-category Internet superstore, offering a selection of brand name computer hardware and peripherals, software, books, videos, DVDs, computer games, music, clearance equipment, consumer electronics, wireless products and services and office supplies. Through ten online specialty stores, the Company offers products in a convenient, intuitive shopping interface that features extensive product information and multi-media presentations. The Company's e-commerce portal, www.buy.com, links all of the ten specialty stores and is designed to enhance the customer's online shopping experience 24 hours a day, seven days a week. BUY.COM uses a business model that includes outsourcing the majority of its operating infrastructure, such as distribution and fulfillment functions, customer service and support, credit card processing, and the hosting of the Company's system infrastructure and database servers.

   BUY.COM (formerly BuyComp, LLC and Buy Corp.) was organized in June 1997 and began offering products for sale through its Web site in November 1997. From BUY.COM's inception through mid-November 1997, the Company had no sales. During this period, the Company's operating activities primarily involved the development of the necessary infrastructure and the original BuyComp.com Web site. In August 1998, the Company changed its Web site designation to www.buy.com.

2. BASIS OF PRESENTATION

   These financial statements were prepared based on the assumption that the Company will continue as a going concern. In June 2001, the Company's credit card processor (the "Processor") notified the Company that it intended to discontinue its processing relationship with the Company as of September 1, 2001. Since over 90% of the Company's revenue is derived from credit card transactions, if the Company is unable to secure a new credit card processing relationship on acceptable terms, it is not likely that it would be able to continue as a going concern (see Note 10).

   On August 10, 2001, the Company signed a definitive merger agreement with SB Acquisition Inc., a company wholly-owned by Scott A. Blum, its founder. The merger is subject to the approval of the Company's stockholders and other closing conditions. If the merger is approved by the Company's stockholders and all other conditions to closing are satisfied or waived, the merger is expected to be completed by the end of November 2001. However, because many of the closing conditions are beyond the Company's control, there can be no assurance that the merger will be completed by the end of November 2001, if at all. If the Company is unable to close the merger or obtain additional financing or complete another sale or merger transaction, it is unlikely that the Company would be able to continue as a going concern (see Note 10).

   In connection with the execution of the merger agreement, the Company also entered into a credit agreement and a security agreement with a trust controlled by Scott A. Blum, pursuant to which it has access to a $4,000,000 line of credit and up to an additional $5,000,000 to establish standby letters of credit for the benefit of distributor and vendor partners. The security agreement grants the Blum trust a security interest in substantially all of the Company's assets to secure payment and performance of its obligations under the credit agreement. In the event the merger agreement is terminated prior to completion of the transaction, under substantially all circumstances, all outstanding debt under the line of credit and letters of credit will become immediately due and payable, and the Company will need to obtain additional financing or complete another merger or sale transaction to repay its indebtedness in order to continue as a going concern. If the Company is unable to repay its indebtedness under this credit facility, the Blum trust may foreclose on substantially all of the Company's assets (see Note 10).

                                 BUY.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                  (UNAUDITED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Unaudited Interim Financial Information

   The interim consolidated financial statements as of June 30, 2001 have been prepared by BUY.COM pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") for interim financial reporting. These consolidated statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary to present fairly the consolidated balance sheets, consolidated operating results, and consolidated cash flows for periods presented in accordance with generally accepted accounting principles. The consolidated balance sheet at December 31, 2000 has been derived from the audited consolidated financial statements at that date. Operating results for the quarter and six month period ended June 30, 2001 may not be indicative of the results for the year ending December 31, 2001. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the rules and regulations of the SEC. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements, and accompanying notes, included in the Company's Form 10-K for the year ended December 31, 2000. Certain prior period amounts have been reclassified to conform to the current year presentation.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

   For the purposes of consolidated statements of cash flows, the Company considers investment instruments with an original maturity of three months or less to be cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short-term maturity of those instruments. Cash equivalents are comprised of investments in money market funds, government mortgage backed bonds and highly rated corporate securities.


 Restricted Cash


   Restricted Cash is comprised of cash which is restricted to secure certain letter of credit obligations.


 Revenue Recognition

   Net revenues include product sales net of returns and allowances, advertising sales, warranty sales net of amounts paid to the national insurance provider, and gross outbound shipping and handling charges. The Company recognizes revenue from product sales, net of discounts, coupon redemption and estimated sales returns, when the products are shipped to customers. Gross outbound shipping and handling charges are included in net sales. The Company provides an allowance for sales returns, which is based on historical experience. In certain cases, credit card companies require the Company to charge customers' credit cards to obtain authorization. In such cases, the Company defers revenue recognition until it has confirmed shipment of the goods to the customer. For all product sales transactions with its customers, the Company acts as a principal, takes title to all products sold upon shipment, bears credit risk, and bears inventory risk for returned products that the Company is not able to return to suppliers, although these risks are mitigated through arrangements with credit card issuers, shippers and suppliers.

                                 BUY.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                  (UNAUDITED)

   The Company recognizes revenue from advertising sales ratably over the term of the advertising campaigns, which usually range from one to twelve months. To the extent that advertising customers have paid the Company for advertisements that have yet to be published on the Company's Web site, the Company defers revenue recognition until such advertisements are delivered. The Company has no advertising contracts with a term in excess of one year.

   The Company receives activation commissions from wireless carriers for each new wireless phone subscription it sells. New subscription activation fees and commissions generally are fully refundable if the subscriber cancels service within the minimum period of continuous active service (generally 90 to 180 days). The Company recognizes net commission revenue from activation fees and commissions when the subscription is activated. The Company provides an allowance for deactivation which is based on historical experience.

   The Company believes it operates under one segment.

 Recent Accounting Pronouncements

   In April 2001, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF Issue 00-25, "Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor's Products." The consensus provides guidance on the income statement classification of costs that are incurred by a vendor to or on behalf of a customer in connection with the customer's purchase or promotion of the vendor's products. The consensus is effective for quarters beginning after December 15, 2001. Management believes the impact of the adoption of this consensus will be immaterial.

   In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against this new criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement which apply to goodwill and intangible assets acquired prior to June 30, 2001 will be adopted by the Company on January 1, 2002. Management has not determined the amount of impairment, if any, that would be required upon adoption.

                                 BUY.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                  (UNAUDITED)

4. BUSINESS ACQUISITIONS, DISPOSITIONS, AND INVESTMENTS

 International Joint Ventures

   On March 7, 2001, the Company sold its interest in its United Kingdom joint venture for $4.0 million to the John Lewis Partnership, a large retailer in the United Kingdom. In connection with the sale, the Company applied its proceeds to the repayment of the Company's loan obligations to its joint venture partner. The income recorded in the line item "Equity in income (losses) of joint ventures, net" represents the Company's 50% share of joint venture losses that the Company recorded during 1999 and 2000. The Company's recorded losses in 1999 and 2000 were greater than the Company's liability required to fund such losses. On May 23, 2001, the Company made a final payment of $780,000 for their remaining obligation to their Australian joint venture partner. As of June 30, 2001, the Company has no further obligations with any of its joint venture partners.

 Restructuring Charge

   During the first quarter 2001, the Company initiated a restructuring of its business and implemented a new operating plan. The Company recorded a $34.7 million charge associated with such restructuring plan. The charge is substantially attributable to the impairment of goodwill associated with the BuyGolf acquisition of $13.1 million, payment of severance and benefits for the employees that were terminated during the first quarter of $2.1 million, the write off of certain assets of $2.8 million, the write off of contract and lease cancellation fees of $1.8 million and the remaining sponsorship fees related to the Buy.com Tour of $14.9 million, as the Company does not believe that any further benefits will be derived from its sponsorship agreement with the PGA Tour. As of June 30, 2001, the restructuring accrual is $1.3 million, which primarily relates to the Company's contractual and lease obligations.



                               BUY.COM INC.


                     Restructuring Reserve-Rollforward


                       Quarter ending June 30, 2001


                              (in thousands)



                            Reserve                           Charged   Reserve Balance
                         Balance as of  Charged to Adjustment Against          as
      Description        March 31, 2001  Expense   of Reserve Reserve   of June 30, 2001
      -----------        -------------- ---------- ---------- --------  ----------------
Intangibles.............    $   --        $ --       $ --     $    --        $  --
PGA Sponsorship
 Agreement..............     14,875         --         --      (14,286)         589
Severance & Benefits....        --          --         --          --           --
Excess Property and
 Equipment..............        --          --        (140)        140          --
Contract and Lease
 Cancellation Fees......        775         --         140        (187)         728
                            -------       -----      -----    --------       ------
                            $15,650       $ --       $ --     $(14,333)      $1,317
                            =======       =====      =====    ========       ======

                                 BUY.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                  (UNAUDITED)

                               BUY.COM INC.


                     Restructuring Charge-Rollforward


                      Six months ending June 30, 2001


                              (in thousands)



                              Reserve                            Charged   Reserve Balance
                           Balance as of   Charged to Adjustment Against          as
      Description        December 31, 2000  Expense   of Reserve Reserve   of June 30, 2001
      -----------        ----------------- ---------- ---------- --------  ----------------
Intangibles.............       $ --         $13,084     $ --     $(13,084)      $  --
PGA Sponsorship
 Agreement..............         --          14,908       --      (14,319)      $  589
Severance & Benefits....         --           2,110       --       (2,110)      $  --
Excess Property and
 Equipment..............         --           2,828      (140)     (2,688)      $  --
Contract and Lease
 Cancellation Fees......         --           1,748       140      (1,160)      $  728
                               -----        -------     -----    --------       ------
                               $ --         $34,678     $ --     $(33,361)      $1,317
                               =====        =======     =====    ========       ======


   The Company performed an impairment analysis on its long-lived assets and goodwill at March 31, 2001, during the quarter in which the restructuring was initiated. The restructuring was determined to be a triggering event for the analysis under SFAS 121. At that time, the Company had made the decision to exit the sporting goods e-retail business and therefore determined that all goodwill associated with the BuyGolf.com acquisition would have no future benefit. Additionally, it was determined, that the triggering event of the restructure did not have an impact on the remaining two components of goodwill, which relate to the Company's Speedserve and Telstreet acquisitions. Speedserve was acquired in November 1998, which enabled the Company to enter the book, video, and game retail markets, and continues to have a benefit to the Company which was not altered by the restructuring. Telstreet was acquired in August 2000, which enabled the Company to enter into the wireless/cellular telephone retail markets and continues to have a benefit to the Company which was not altered by the restructuring. In addition, Telstreet having been acquired within 12 months qualified as a current acquisition and is presumed to not be impaired by the restructure. At June 30, 2001 the Company re-evaluated the existence of triggering events and determined that nothing had occurred during the second quarter that would cause further impairment of the Company's long-lived assets beyond that included in the amount at March 31, 2001.




   The Company has not yet filed its 10-Q for September 30, 2001. The Company intends to perform its assessment of its long-lived assets as of the third quarter and file its 10-Q for that quarter in November when it is due.


5. MARKETABLE SECURITIES

   The Company's marketable securities, which consist primarily of high-quality short-to-intermediate-term securities are classified as available-for-sale and are reported at fair value. The cost of these securities approximate fair value; therefore, any unrealized gains or losses are immaterial.

6. COMMITMENTS AND CONTINGENCIES

   On March 13, 2000 a class action suit was filed against the Company in the U.S. District Court for the Central District of California alleging that the Company collected, used and disclosed personally identifiable customer information to their third party advertising server and other advertisers without first informing customers or seeking their permission in violation of several federal statutes. The complaint sought damages of up to $10,000 per class member per violation, actual and punitive damages, restitution, attorneys' fees and costs plus injunctive and other equitable relief. On April 7, 2000 a companion lawsuit was filed in the Superior Court of the State of California, County of Orange alleging violations of state statutory and common law based

                                 BUY.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                  (UNAUDITED)
upon the same facts and federal causes of action as alleged in the federal class action. The complaint sought statutory damages of up to $5,000 per class member per violation, plus actual and punitive damages or restitution, attorneys' fees and costs and injunctive and other equitable relief. On April 25, 2000 a third class action suit was filed in the United States District Court for the Central District of California alleging violation of the same federal statutes as those in the federal class action filed on March 13, 2000. As with the first two class actions, the complaint alleged that the Company collected, used and disclosed personally identifiable information of consumers without first informing them or obtaining their consent. The complaint sought unspecified statutory damages, compensatory damages, punitive damages, attorneys' fees and costs, plus declaratory, injunctive and other equitable relief, including disgorgement of all profits and restitution of all monies acquired by means of any act or practice declared to be unlawful. The Company reached a global settlement for the cases on June 26, 2001 that involves certain changes to the Company's privacy practices and the payment of $400,000 in attorney fees which was paid for by the Company's insurance carrier. The lawsuits were dismissed with prejudice in July 2001.

   On February 28, 2001, the Company filed suit against the PGA Tour in federal district court, Central District of California, for breach of contract based on its Buy.com Tour sponsorship agreement with the PGA Tour. The Company claims that the PGA Tour entered into an agreement with another party to provide e-commerce services to them in violation of the Company's agreement. The Company is seeking rescission of its agreement, a return of its sponsorship fees, including those secured by a $17,000,000 letter of credit, and additional damages. In March 2001, the PGA Tour filed a counterclaim against the Company in the federal district court in the Central District of California. The counterclaim alleges that the Company breached its contract by declaring the sponsorship agreement to be terminated, by demanding that the PGA Tour cease all uses of the Company's trademark, by breaching the confidentiality provisions of the sponsorship agreement and by taking action that adversely affects the goodwill of the Buy.Com Tour. The PGA Tour seeks damages in excess of $75,000 and attorneys' fees. Discovery is underway and a trial is set for December 4, 2001.

   On July 11, 2001, a class action complaint, titled Joel Abrams v. BUY.COM, was filed against the Company alleging violations of the federal securities laws by the Company, certain of its officers and/or directors, and the Company's underwriters that participated in the IPO process. Since July 11, 2001, several other similar class action complaints have been filed against the Company including: Richard Taylor v. BUY.COM (filed July 23, 2001), Robert Berkowitz v. BUY.COM (filed July 16, 2001), Rutherford Dawson v. BUY.COM (filed August 1, 2001), Haas v. BUY.COM (filed August 15, 2001) and Goodman Espstein
v. BUY.COM (filed August 10, 2001). Each of the class actions were filed in the United States District Court, Southern District of New York on behalf of purchasers of BUY.COM securities during the period between February 7, 2000 and December 6, 2000. The complaints allege that the Company's prospectus was materially false and misleading because it failed to disclose, among other things, that the Company's underwriters had solicited and received excessive and undisclosed commissions from certain investors. The lawsuits also allege that the underwriters engaged in actions that artificially inflated the price of the stock. Greg Hawkins and Mitch Hill have been named as defendants in each of these cases in connection with their capacity as former officers and/or directors of the Company. Mr. Hawkins and Mr. Hill have indemnification agreements with the Company. The Company believes that other similar cases may have been filed against the Company that are not yet known to it. As of the date of this quarterly report, the Company has not yet responded to any of these complaints and each case is in its early stage.

   Several former employees of the Company have incurred adverse tax consequences as a result of their exercise of non-qualified stock options. One of such employees has filed suit against the Company claiming that the Company misrepresented the nature of the options and therefore should be responsible for the adverse tax consequences. Another employee has provided a written demand to the Company for relief from the

                                 BUY.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                  (UNAUDITED)
adverse tax consequences incurred by such employee. The Company could receive similar demands from other similarly situated employees in the future.

   Management is unable to determine or predict the outcome of the above litigation or its impact on the Company's financial condition or results of operation. Accordingly, the Company has not recorded a provision for these matters in its financial statements.

7. LOSS PER SHARE

   Basic earnings per share is computed by dividing the net earnings available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net earnings for the period by the weighted average number of common and common equivalent shares outstanding during the period.

   The following represents the calculations for basic and diluted net loss per share (amounts in thousands, except share and per share data):

                                Quarter Ended           Six Months Ended
                           ------------------------  ------------------------
                            June 30,     June 30,     June 30,     June 30,
                              2001         2000         2001         2000
                           -----------  -----------  -----------  -----------
                                 (unaudited)               (unaudited)
Basic and diluted:
Net loss.................. $    (5,746) $   (33,634) $   (50,918) $   (66,840)
Weighted average common
 shares................... 136,579,611  131,226,802  135,904,623  123,385,494
                           -----------  -----------  -----------  -----------
Net loss per common
 share.................... $     (0.04) $     (0.26) $     (0.37) $     (0.54)
                           ===========  ===========  ===========  ===========

   All of the Company's stock options and warrants are excluded from diluted loss per share since their effect is antidilutive.

8. INCOME TAXES

   The Company incurred taxable losses for federal and state purposes for the quarter and six month period ended June 30, 2001 and quarter and six month period ended June 30, 2000. Accordingly, the Company did not incur any federal income tax expense for those periods other than the minimum required taxes for certain state and local jurisdictions.

   At June 30, 2001, the Company has net operating loss carryforwards related to federal and state income taxes for which the Company has established a full valuation allowance for the corresponding tax assets.

9. STOCKHOLDERS' EQUITY

   Restricted Stock Program

   During the first quarter of 2001, the Company recorded a reversal of deferred compensation of approximately $2.5 million due to the termination of certain of its employees. The deferred compensation was related to restricted stock awards that were designated, and reserved for issuance subject to individual vesting schedules, for certain employees. The Company terminated the employment of approximately 115 employees during the first quarter 2001, and as a result, cancelled approximately 3.5 million shares that were reserved for issuance under the Company's Restricted Stock Program. The Company also incurred an expense of $269,000

                                 BUY.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                  (UNAUDITED)
related to the acceleration of the vesting schedules for two employees' restricted stock awards. During the second quarter of 2001, the Company recorded a reversal of approximately $277,000 due to the resignation of one of its employees. The remaining deferred compensation charge related to the Company's Restricted Stock Program is approximately $600,000, which is being amortized using the straight-line method over the remaining six quarters of vesting.

   The Company uses the intrinsic value method of accounting for its employee stock-based compensation plans. Accordingly, no deferred compensation charge is recognized for any of its stock options when the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option. The Company records deferred compensation for the difference at the grant date between the exercise price and the fair value of the common stock underlying the options. This amount is being amortized over the vesting period of the individual options, which is generally 3 to 4 years

10. SUBSEQUENT EVENTS

   On June 22, 2001, the Processor notified the Company that it intended to discontinue its processing relationship with the Company as of July 23, 2001. The Processor's letter provided an opportunity for the Company to extend its termination date beyond July 23, 2001, on the condition that the Processor would increase its processing fee by 1% and would withhold 5% of the Company's daily receipts as additional security. Subsequent to the Processor's June 22, 2001 letter, the Processor notified the Company that it had agreed to extend the termination date of their relationship to September 1, 2001. The Processor increased its processing fee by 1% and began withholding 5% of the Company's daily receipt on July 24, 2001. On August 23, 2001, the Processor agreed to withdraw its letters of termination which provided for the continuation of our relationship with them subject to certain conditions being met, including the successful completion of the Company's merger with SB Acquisition Inc. On August 30, 2001, Scott A. Blum agreed to guarantee certain obligations of the Company to the Processor. In connection with the guaranty, the Company entered into a reimbursement agreement and a security agreement with Mr. Blum, which agreements obligate the Company to pay Mr. Blum any amounts that he pays under the guarantee and secure such obligations with a security interest in substantially all of the Company's assets.

   On August 10, 2001, the Company signed a definitive merger agreement with SB Acquisition Inc., a company wholly-owned by Scott A. Blum, the Company's founder. The merger agreement provides for the Company to merge with a subsidiary of SB Acquisition, after which it will continue its operations as a wholly-owned subsidiary of SB Acquisition. The merger is subject to approval of the Company's stockholders and other closing conditions. If the merger is approved by the Company's stockholders and all other conditions to closing are satisfied or waived, the merger is expected to be completed by the end of November 2001. If the merger is completed, each outstanding share of the Company's common stock will be cancelled and converted into the right to receive $0.17 in cash from SB Acquisition.

   In addition, the Company entered into a credit agreement with a trust controlled by Scott A. Blum, pursuant to which it has access to a $4,000,000 line of credit and up to an additional $5,000,000 to establish stand by letters of credit for the benefit of its distributor and vendor partners. The Company has also entered into a security agreement with such Blum trust, pursuant to which it granted the Blum trust a security interest in substantially all of its assets to secure payment and performance of its obligations under the credit agreement. If the merger agreement is terminated prior to completion of the transaction, under substantially all circumstances, all outstanding debt under the line of credit and letters of credit will become immediately due and payable. In addition, if the Company cannot repay all of the outstanding amounts due, including commitment fees and possible termination fees, the Blum trust may foreclose on the Company's assets.

                                 BUY.COM, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                  (UNAUDITED)

   On August 13, 2001, the Company initiated a further reduction in its workforce. This reduction resulted in the elimination of 50 full time positions, or approximately 40% of the workforce. As a result of the additional terminations the Company expects to record employee termination charges of approximately $650,000 in the quarter ending September 30, 2001 to be included in restructuring charges on the consolidated statement of operations.


   On August 14, 2001, the Company's securities were delisted from the Nasdaq National Market, and are now quoted on the OTC Bulletin Board.

                                                                      Appendix A



                          AGREEMENT AND PLAN OF MERGER

                          Dated as of August 10, 2001

                                     Among

                             SB ACQUISITION, INC.,

                              SB MERGER SUB, INC.

                                      And

                                  BUY.COM INC.

                               TABLE OF CONTENTS

                                         Page
                                         ----
                      ARTICLE I
                     THE MERGER

 SECTION 1.1  The Merger..............    A-1

 SECTION 1.2  Closing.................    A-1

 SECTION 1.3  Effective Time..........    A-2

 SECTION 1.4  Effects of the Merger...    A-2

              Certificate of
              Incorporation and
 SECTION 1.5  Bylaws..................    A-2

 SECTION 1.6  Directors...............    A-2

 SECTION 1.7  Officers................    A-2

 SECTION 1.8  Additional Actions......    A-2

                     ARTICLE II
               EFFECT OF THE MERGER ON
              THE CAPITAL STOCK OF THE
                     CONSTITUENT
               CORPORATIONS; EXCHANGE
                   OF CERTIFICATES

              Effect on Capital
 SECTION 2.1  Stock...................    A-2

              Exchange of Certificates
 SECTION 2.2  and Other Documents.....    A-3

 SECTION 2.3  No Liability............    A-4

 SECTION 2.4  Dissenters' Rights......    A-4

                     ARTICLE III
                 REPRESENTATIONS AND
                     WARRANTIES

              Representations and
              Warranties of the
 SECTION 3.1  Company.................    A-4

              Representations and
              Warranties of Parent and
 SECTION 3.2  Sub.....................   A-15

                     ARTICLE IV
                COVENANTS RELATING TO
                 CONDUCT OF BUSINESS

 SECTION 4.1  Conduct of Business.....   A-16

              No Inconsistent
 SECTION 4.2  Activities..............   A-18

                      ARTICLE V
                ADDITIONAL AGREEMENTS

              Preparation of the Proxy
              Statement; Stockholders'
 SECTION 5.1  Meeting.................   A-19

              Access to Information;
 SECTION 5.2  Confidentiality.........   A-20

              Reasonable Efforts;
 SECTION 5.3  Notification............   A-21

              Stock Awards; Employee
 SECTION 5.4  Stock Purchase Plan.....   A-21

              Takeover Statutes;
 SECTION 5.5  Inconsistent Actions....   A-22

              Indemnification,
              Exculpation and
 SECTION 5.6  Insurance...............   A-22

 SECTION 5.7  Fees and Expenses.......   A-22

 SECTION 5.8  Public Announcements....   A-23

              Resignation of Directors
 SECTION 5.9  and Officers............   A-23

 SECTION 5.10 Funds...................   A-23

 SECTION 5.11 Softbank Agreement......   A-23

                                      ARTICLE VI
                                 CONDITIONS PRECEDENT

             Conditions to Each Party's Obligations to Effect the
 SECTION 6.1 Merger.....................................................   A-23

 SECTION 6.2 Additional Conditions to Obligations of Parent and Sub.....   A-23

 SECTION 6.3 Additional Conditions to Obligations of the Company........   A-24

                                     ARTICLE VII
                          TERMINATION, AMENDMENT AND WAIVER

 SECTION 7.1 Termination................................................   A-25

 SECTION 7.2 Effect of Termination......................................   A-26

 SECTION 7.3 Amendment..................................................   A-26

 SECTION 7.4 Extension; Waiver..........................................   A-26

 SECTION 7.5 Termination Fee............................................   A-26

 SECTION 7.6 Procedure for Termination, Amendment, Extension or Waiver..   A-26

                                     ARTICLE VIII
                                  GENERAL PROVISIONS

 SECTION 8.1 Nonsurvival of Representations and Warranties..............   A-27

 SECTION 8.2 Notices....................................................   A-27

 SECTION 8.3 Definitions................................................   A-27

 SECTION 8.4 Interpretation.............................................   A-28

 SECTION 8.5 Counterparts...............................................   A-28

 SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries.............   A-28

 SECTION 8.7 Governing Law..............................................   A-28

 SECTION 8.8 Assignment.................................................   A-28

 SECTION 8.9 Enforcement................................................   A-29

 EXHIBITS

                                                            Form of Mutual General
           EXHIBIT A....................................... Release

 SCHEDULES

           Company Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 10, 2001, among SB Acquisition, Inc., a Delaware corporation ("Parent"), SB Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and Buy.com Inc., a Delaware corporation (the "Company"), and Scott A. Blum ("Blum"), solely with respect to Sections 5.2(c), 5.3(a) and 6.3(d).

                                   BACKGROUND

   A. The respective Boards of Directors of Parent, Sub and the Company have approved the merger of the Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), whereby each issued and outstanding share of common stock of the Company, $0.0001 par value per share ("Company Common Stock"), other than shares to be cancelled in accordance with Section 2.1(b), will be converted into the right to receive $0.17 in cash (the "Merger Consideration"), the closing price of a share of Company Common Stock on the date of this Agreement.

   B. The Merger requires the approval of the holders of a majority of the outstanding shares of the Company Common Stock (the "Stockholder Approval").

   C. Parent has, as of the date hereof, entered into a Bridge Financing Credit Agreement (the "Bridge Financing Credit Agreement") with the Company pursuant to which Parent has (1) agreed to post standby letters of credit on behalf of the Company, which in the aggregate will not exceed $5,000,000 (the "Letters of Credit") and (2) agreed to provide the Company with a revolving line of credit in the amount of $4,000,000 (the "Line of Credit").

   D. Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                                   AGREEMENT

   In consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

   SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company and of Sub in accordance with the DGCL.

   SECTION 1.2 Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in
Article VI (the "Closing Date"), at the offices of O'Melveny & Myers LLP,
114 Pacifica, Suite 100, Irvine, California, unless another time, date or place is agreed to by the parties hereto.

   SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the parties shall prepare, execute and file a certificate of merger in such form as is required by Section 251 of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as such filing or filings are made with the Secretary of State of the State of Delaware, or at such other time as Sub and the Company shall agree should be specified in such filings (the date and time of such effectiveness, being the "Effective Time").

   SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL and all other effects specified in the applicable provisions of the DGCL.

   SECTION 1.5 Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be the certificate of incorporation and bylaws, respectively, of Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be changed to Buy.com Inc.), until thereafter changed or amended as provided therein or by applicable law.

   SECTION 1.6 Directors. At the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   SECTION 1.7 Officers. At the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.

   SECTION 1.8 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

   SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any shares of Company Common Stock or any shares of capital stock of
Sub:

   (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

   (b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist without any conversion thereof and no consideration shall be delivered with respect thereto.

   (c) Conversion of Common Stock.

     (i) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock (A) owned by the Company or any subsidiary of the Company,
(B) owned by Parent, Sub or any other subsidiary of Parent or (C) subject to
Section 2.4 below, held by stockholders ("Dissenting Stockholders") duly exercising appraisal rights pursuant to Section 262 of the DGCL ("Dissenting Shares" and, collectively with Company Common Stock owned by the Company or any subsidiary of the Company or owned by Parent, the "Excluded Shares")) shall, by virtue of the Merger and without any action on the part of Parent, Sub the Company or the holder thereof, be converted into the right to receive, without interest, the Merger Consideration.

     (ii) As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate or other document previously representing any such shares shall thereafter represent the right to receive cash upon surrender of such certificates or other documents in accordance with
Section 2.2 or the right, if any, to require the Surviving Corporation to purchase such shares for their "fair value" as determined in accordance with
Section 262 of the DGCL. The holders of such certificates or other documents previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to shares of Company Common Stock as of the Effective Time except as otherwise provided herein or by law.

   SECTION 2.2 Exchange of Certificates and Other Documents.

   (a) Promptly after the Effective Time, Parent shall cause the Exchange Agent (as defined below) to mail to each holder of record of Company Common Stock immediately prior to the Effective Time (other than the Excluded Shares) (i) a letter of transmittal (the "Company Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the certificates (the "Certificates") shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration with respect to Company Common Stock formerly represented thereby.

   (b) At the Effective Time, Parent shall deposit with the party specified by Parent (and approved by the Company (such approval not to be unreasonably withheld)) as the exchange agent (the "Exchange Agent"), amounts sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments pursuant to Section 2.1(c)(i) hereof to holders of Company Common Stock issued and outstanding immediately prior to the Effective Time who are to receive the Merger Consideration. Any interest, dividends, or other income earned on the investment of cash deposited by Parent with the Exchange Agent in accordance with this Section 2.2(b) shall be for the account of and payable to Parent.

   (c) Upon surrender to the Exchange Agent of Certificates, together with the Company Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and, and only upon such surrender, the holder of such Certificate shall be entitled to receive, in exchange therefor, and the Exchange Agent shall promptly deliver to such holder a check in the amount to which such holder is entitled, after giving effect to any required tax withholdings. The Certificates surrendered pursuant to this Section 2.2(c) shall forthwith be cancelled. Notwithstanding the foregoing, if any Certificate shall have been lost, stolen, mislaid or destroyed, then upon receipt of an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed and a lost certificate indemnity, the Exchange Agent shall issue to such holder the Merger Consideration into which Company Common Stock represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.

   (d) No interest will be paid or will accrue on the amount payable upon the surrender of any Certificate. If payment is to be made to a person other than the registered holder of the Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, as determined by the Exchange Agent or Parent, and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not payable. One year following the Effective Time, Parent shall be entitled to cause the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Exchange Agent which have not been disbursed to holders of Certificates outstanding on the Effective Time, and thereafter such holders shall be entitled to look to Parent only as general creditors thereof with respect to cash payable upon due surrender of their Certificates.

   (e) In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, Merger Consideration may be paid or issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate, accompanied by all documents required to evidence and effect such transfer, shall be properly endorsed with signature guarantees or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.

   (f) The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to surrender. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registrations of transfers of Company Common Stock thereafter on the records of the Company.

   SECTION 2.3 No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any holder of Company Common Stock for any cash properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

   SECTION 2.4 Dissenters' Rights. If any Dissenting Stockholder shall be entitled to require the Company to purchase such stockholder's shares for their "fair value", as provided in Section 262 of the DGCL, the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Common Stock held by such stockholder shall thereupon be entitled to be surrendered in exchange for cash as provided by Sections 2.1 and 2.2 hereof.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

   SECTION 3.1 Representations and Warranties of the Company. Except as set forth on the disclosure schedule delivered by the Company to Parent and Sub prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

   (a) Organization, Standing and Corporate Power. The Company is and each of its subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or limited liability company power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect (as defined in Section 8.3) on the Company. The Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws and the certificate of incorporation and bylaws or other organizational documents of its subsidiaries, in each case as amended to the date of this Agreement.

   (b) Subsidiaries and Other Equity Interests. Section 3.1(b) of the Company Disclosure Schedule contains a list of each subsidiary of the Company and its jurisdiction of incorporation or organization. All the outstanding equity securities of each such subsidiaries have been validly issued and are fully paid and nonassessable and are owned as set forth in Section 3.1(b) of the Company Disclosure Schedule, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited partnership, limited liability company, joint venture or other entity.
Section 3.1(b) of the Company Disclosure Schedule correctly lists the current directors and officers of each subsidiary of the Company. No subsidiary of the Company is (i) a registered or reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or (ii) a company required to be registered under the Investment Company Act of 1940, as amended.

   (c) Capital Structure. The authorized capital stock of the Company consists of as of the date hereof, and will consist of as of the Effective Time, 1,000,000,000 shares in the aggregate, comprised of 990,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $0.0001 par value per share (the "Preferred Stock"). The rights, privileges and preferences of Common Stock and Preferred Stock are as stated in the Company's Certificate of Incorporation, as amended to date. As of the close of business on August 2, 2001, (i) 136,845,272 shares of Common Stock and no shares of Preferred Stock were issued and outstanding, (ii) no shares of Common Stock were held by the Company in its treasury, and (iii) 7,981,765 shares of Common Stock were reserved for issuance pursuant to, or upon exercise of, the Stock Awards (as hereinafter defined), including Stock Awards reserved for issuance pursuant to the Company's restricted stock program. All issued and outstanding shares of Common Stock, and all shares which may be issued upon the exercise of Stock Awards will be, duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive rights. Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, to the knowledge of the Company, there are no voting trusts, voting agreements, irrevocable proxies or other agreements with respect to any voting shares of capital stock of the Company. There are no bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries having the right to vote (or convertible into or exchangeable for other securities having the right to vote) on any matters on which the stockholders of the Company or any subsidiary may vote. Except as set forth above or on Section 3.1(c) of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities (or options to acquire any such shares or equity securities) of the Company or any of its subsidiaries. There are no agreements, arrangements or commitments (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues, earnings or financial performance of the Company or any of its subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) or to cause the Company or any of its subsidiaries to file a registration statement under the Securities Act of 1933, as amended

(the "Securities Act"), or which otherwise relate to the registration of any securities of the Company or any of its subsidiaries.

   (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the Stockholder Approval. The Board of Directors of the Company (i) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders; (ii) approved the Merger and this Agreement and the transactions contemplated by this Agreement; and (iii) recommended approval of this Agreement and the Merger by the holders of Common Stock and directed that the Merger be submitted for consideration by Company's stockholders. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

   The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or bylaws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Material Contract (as defined in Section 3.1(q)), any loan or credit agreement, note, bond, mortgage, indenture, lease, joint venture agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults or rights that individually or in the aggregate would not (A) have a Material Adverse Effect on the Company, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

   No consent, approval, order or authorization of, or registration, declaration or filing with, any United States federal, state or local government or administrative or regulatory agency or commission or other governmental authority or agency (a "Governmental Entity"), is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of (x) the Proxy Statement (as defined in Section 5.1) and (y) such reports under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the certificate of merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on the Company, impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

   (e) SEC Documents; Financial Statements. Since February 8, 2000, the Company has timely filed with the SEC all required reports and forms and other documents (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the

Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and none of the Company SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form, when filed, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of the unaudited statements to normal year-end audit adjustments). Except as set forth in the Company SEC Documents filed prior to the date of this Agreement and publicly available and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company SEC Documents, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

   (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting (as defined in Section 5.1(d)), contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

   (g) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement and publicly available and except as contemplated by this Agreement, since March 31, 2001, the Company has conducted its business only in the ordinary course consistent with prior practice, and there has not been (i) any Material Adverse Change in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any granting by the Company or any of its subsidiaries to any officer or employee of the Company or any of its subsidiaries of (A) any increase in officer or executive compensation or (B) any right to participate in (by way of bonus or otherwise) the profits of the Company or any of its subsidiaries, except, in each case, in the ordinary course of business consistent with prior practice or as was required under employment agreements or salary or wage policies in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed prior to the date of this Agreement (a list of all such employment agreements or salary or wage policies being set forth in Section 3.1(g) of the Company Disclosure Schedule), (v) any granting by the Company or any of its subsidiaries to any such officer or employee of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed prior to the date of this Agreement and publicly available, (vi) any entry into, or renewal or modification, by the Company or any of its subsidiaries, of any employment, consulting, severance or termination agreement with any officer, director or employee of the Company or any of its subsidiaries, (vii) any damage, destruction or loss, whether or not covered by insurance, that has or could have a Material Adverse Effect on the Company, or (viii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business (and no agreement, understanding, obligation or commitment to take any such action exists).

   (h) Litigation. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement and publicly available or as disclosed in Section 3.1(h) of the Company Disclosure Schedule, there is no suit, action, investigation, audit or proceeding pending or, to the knowledge of the Company, overtly threatened against the Company or any of its subsidiaries. There is no decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity applicable to the Company or any of its subsidiaries or to which any of its or their respective assets may be bound.

   (i) Brokers. Neither the Company nor any of its subsidiaries nor any of their respective officers, directors or employees has employed or engaged any broker or finder, or investment or commercial banker, or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker, finder or banker has acted directly or indirectly for the Company or any of its subsidiaries in connection with this Agreement or the transactions contemplated hereby, except for the engagement of, and incurrence of liability to, U.S. Bancorp Piper Jaffray.

   (j) Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

   (k) Title to Properties. Section 3.1(k) of the Company Disclosure Schedule sets forth a list of each real property lease to which the Company or any of its subsidiaries is a party. True and correct copies of each such real property lease, including all amendments thereto, have been made available to Parent. Neither the Company nor any of its subsidiaries owns any real property. The Company and its subsidiaries have good and marketable title to, or valid leasehold interests in, all their properties and assets except where such failure would not have a Material Adverse Effect on the Company. The tangible assets of the Company and each of its subsidiaries are in a good state of maintenance and repair and are not materially defective except for ordinary wear and tear and are adequate for their current uses.

   (l) ERISA Compliance.

     (i) The Company has made available to Parent true, complete and correct copies of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other collective bargaining agreements or bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plans, arrangements or understandings (whether or not legally binding) (collectively, "Benefit Plans") currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity"), including all employment, termination, severance or other contracts for the benefit of any current employees or former employees (to the extent that the Company has any continuing obligations with respect thereto), officers or directors of the Company or any of its subsidiaries. The Company has delivered to, or made available for review by, Parent true, complete and correct copies of (A) the most recent annual report on Form 5500 filed with the Internal Revenue Service ("IRS") with respect to each of its Benefit Plans (if any such report was required), (B) the most recently prepared actuarial report for each such Benefit Plan (if any such report was required), (C) the most recent summary plan description for each such Benefit Plan for which such summary plan description is required, (D) the most recently received IRS determination letter for each such Benefit Plan (if applicable) and (E) each trust agreement and group annuity contract relating to any such Benefit Plan (if applicable).

     (ii) To the Company's knowledge, each of the Company's and its subsidiaries' Benefit Plans has been administered in all material respects in accordance with its terms. To the Company's knowledge, the Company, each of its subsidiaries and all such Benefit Plans are in compliance in all material respects with applicable provisions of ERISA and the Code.

     (iii) All of the Company's and its subsidiaries' Pension Plans intended to be qualified under Section 401(a) of the Code have been the subject of determination letters from the IRS to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code and no such determination letter has been revoked nor, to the best knowledge of the Company, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

     (iv) No Pension Plan that the Company or any of its subsidiaries maintains is subject to Title IV of ERISA. No Pension Plan to which the Company or any of its subsidiaries contributes or is required to contribute is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

     (v) None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the Company's or its subsidiaries' Benefit Plans which are subject to ERISA, including, without limitation, its Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any ERISA plan that will subject the Company, or any of its subsidiaries or any officer of the Company or any of its subsidiaries, to tax or penalty under ERISA, the Code or other applicable law that is material to the business of the Company and that has not been corrected. Neither any of such Benefit Plans nor any of such trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years.

     (vi) Except as expressly set forth in this Agreement or in Section 3.1 (g) and (c) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits payable to or in respect of any employee or former employee of the Company or any subsidiary of the Company or the beneficiary or dependent of any such employee or former employee.

     (vii) With respect to any of the Company's or any of its subsidiaries' Benefit Plans that is an employee welfare benefit plan, (A) no such Benefit Plan is funded through a "welfare benefit fund," as such term is defined in
Section 419(e) of the Code, (B) each such Benefit Plan that is a "group health plan," as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and (C) each such Benefit Plan (including any such Benefit Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the Effective Time.

     (viii) The Company and any Commonly Controlled Entity have timely made all contributions required by any Pension Plan of the Company or any of its subsidiaries (other than for contributions not yet due).

   (m) Taxes.

     (i) Each of the Company and its subsidiaries has timely filed all material federal, state, local and foreign tax returns, declarations, estimates, information returns, statements and reports ("Returns") required to be filed by it through the date hereof and shall timely file all such Returns required to be filed on or before the Effective Time. All such Returns are and will be true, complete and correct in all material respects. The Company and each of its subsidiaries has paid and discharged (or the Company has paid and discharged on such subsidiary's behalf) all material taxes due from them, other than such taxes as are adequately reserved for on the most recent financial statements contained in the SEC Documents filed prior to the date of this Agreement and publicly available.

     (ii) No claim or deficiency for any taxes has been proposed, threatened, asserted or assessed by the IRS or any other taxing authority or agency against the Company, or any of its subsidiaries which, if resolved against the Company or any of its subsidiaries, would have a Material Adverse Effect upon the Company. No requests for waivers of the time to assess any taxes are pending. No power of attorney has been granted by the Company or any of its subsidiaries with respect to taxes which is currently in force. The federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the IRS for all years through 1998. Neither the Company nor any of its subsidiaries has made any election under Section 341(f) of the Code.

     (iii) As used in this Agreement, "taxes" includes all federal, state, local and foreign income, property, sales, excise and other taxes, of any nature whatsoever (whether payable directly or by withholding), together with any interest and penalties, additions to tax or additional amounts imposed with respect thereto. Notwithstanding the definition of "subsidiary" set forth in
Section 8.3 of this Agreement, for the purposes of this Section 3.1(m), references to the Company and each of its subsidiaries shall include former subsidiaries of the Company for the periods during which any such corporations were included in the consolidated federal income tax return of the Company.

   (n) No Excess Parachute Payments. No amount required to be paid (whether in cash or property or the vesting of property) in connection with any of the transactions contemplated by this Agreement to any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect or in effect as of the Closing Date is reasonably expected to be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

   (o) Compliance with Applicable Laws. Each of the Company and its subsidiaries has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there currently exists no default under any such Permit, except for the lack of Permits and for defaults under Permits, which lack or default would not have a Material Adverse Effect on the Company. To the Company's knowledge, no Governmental Entity is considering limiting, suspending or revoking any of the Company's or its subsidiaries' Permits. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement and publicly available, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for noncompliance which would not have a Material Adverse Effect on the Company.

   (p) Environmental.

     (i) The Company and each of its subsidiaries is, and has been, and each of the Company's former subsidiaries, while subsidiaries of the Company, was, in compliance in all material respects with all applicable Environmental Laws. The term "Environmental Laws" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (A) emissions, discharges, releases or threatened releases of Hazardous Material (as defined below) into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, septic systems or land; (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material; or (C) protection of the environment.

     (ii) During the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or, to the best knowledge of the Company, any surrounding site. The

Company has not shipped any Hazardous Material to any disposal site for which it is or will be subject to any liability. Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, no Hazardous Material was generated, treated, stored, disposed of, used, handled, released or manufactured at, or transported, shipped or disposed of from, such current or previously owned or leased properties, and there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site. The term "Hazardous Material" means (A) hazardous materials, contaminants, constituents, medical wastes, hazardous or infectious wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C.
(S) 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. (S) 9601 et seq., the Clean Water Act, 33 U.S.C. (S) 1251 et seq. and the Clean Air Act, 42 U.S.C. (S) 7401 et seq., (B) petroleum, including crude oil and any fractions thereof, (C) natural gas, synthetic gas and any mixtures thereof, (D) asbestos and/or asbestos-containing material and (E) polychlorinated biphenyls ("PCBs") or materials or fluids containing PCBs in excess of 50 ppm.

   (q) Contracts. Section 3.1(q) of the Company Disclosure Schedule sets forth each contract, agreement and understanding material to the operations of the Company's business (each a "Material Contract" and collectively the "Material Contracts"). True, correct and complete copies of the Material Contracts, including all amendments and supplements, have been delivered or made available to Parent. Each Material Contract is valid and subsisting; each party to the Material Contract has duly performed all its material obligations thereunder to the extent that such obligations to perform have accrued; and no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by the Company or its applicable subsidiary (or, to the best knowledge of the Company, any other party or obligor with respect thereto), has occurred or as a result of this Agreement or its performance will occur. Except as set forth in Section 3.1(q) of the Company Disclosure Schedule, consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, the Company or its subsidiaries.

   (r) Intellectual Property.

     (i) The Company owns or is licensed and has all material rights in and to the following as required to conduct its business as now conducted: (a) all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, "look and feel" software, development and other tools, content, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, logos, themes, know-how, concepts and other technology that are now, during the two years prior to the date of this Agreement have been or are currently proposed in written materials furnished or made available by the Company to Parent to be developed, produced, used, marketed or sold by the Company (collectively, the "Technology-Related Assets"); and (b) all intellectual property and other proprietary rights in the Technology-Related Assets, including, without limitation, all trade names, trademarks, domain names, service marks, logos, brand names and other identifiers, trade secrets, copyrights and domestic and foreign letters patent, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof, all goodwill associated therewith, and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated therewith. The term "Company's technology" shall be deemed to include any technology of any of its subsidiaries.

     (ii) Section 3.1(r) of the Company Disclosure Schedule sets forth a list that is complete in all material respects of all technology used in the Company's or any of its subsidiaries' business for which the Company does not own all right, title and interest (collectively, the "Third Party Technologies"), and all license agreements or other contracts pursuant to which the Company or any of its subsidiaries has the right to use (in the manner used by the Company or such subsidiary, or intended or necessary for use with the

Company's or such subsidiary's technology) the Third Party Technologies other than license agreements included in shrink-wrapped software packages for software which is readily and generally commercially available to Parent (the "Third Party Licenses"), indicating, with respect to each of the Third Party Technologies listed therein, the owner thereof and the Third Party License applicable thereto. To the knowledge of the Company, the Company and such subsidiary has the lawful right to use under the terms of the applicable Third Party License (free of any material restriction not expressly set forth in the Third Party Licenses) all Third Party Technology necessary for the conduct of the Company's or any of its subsidiaries' business as now conducted. All Third Party Licenses are valid and binding on the Company or any of its subsidiary using such Third Party Technology and are in full force and effect. The Company and each such subsidiary and, to the Company's knowledge, each other party thereto have performed in all material respects their obligations thereunder, and neither the Company nor any such subsidiary nor, to the Company's knowledge, any other party thereto is in default thereunder, nor to the Company's knowledge has there occurred any event or circumstance which with notice or lapse of time or both would constitute a default or event of default on the part of the Company or any such subsidiary or, to the Company's knowledge, any other party thereto or give to any other party thereto the right to terminate or modify any Third Party License. Neither the Company nor any of its subsidiaries has received notice that any party to any Third Party License intends to cancel, terminate or refuse to renew (if renewable) such Third Party License or to exercise or decline to exercise any option or right thereunder.

     (iii) Section 3.1(r) of the Company Disclosure Schedule sets forth a list of all trademarks, trade names, brand names, service marks, logo or other identifiers used by the Company or any of its subsidiaries in the conduct of its respective business (the "Marks"). The Company and each such subsidiary has full legal and beneficial ownership, free and clear of any encumbrances, of all rights conferred by use of the Marks in the Company's or such subsidiary's business and, as to those Marks that have been registered in the United States Patent and Trademark Office, by federal registration of the Marks.

     (iv) Section 3.1(r) of the Company Disclosure Schedule sets forth all patents, patent applications, copyright registrations (and applications therefor) and trademark registrations (and applications therefor) (collectively, the "IP Registrations") associated with the Company's technology and the Marks. The Company and each of its subsidiaries owns all right, title and interest, free and clear of any encumbrances, in and to the IP Registrations of the Company and its subsidiaries, respectively, together with any other rights in or to any copyrights (registered or unregistered), rights in the Marks (registered or unregistered), trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) contained or embodied in the IP Registrations and the Marks (collectively, the "IP Rights").

     (v) Neither the Company nor any of its subsidiaries has conducted its business, and has not used or enforced (or, to its knowledge, failed to use or enforce) the IP Rights, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the IP Rights or the IP Registrations, and neither the Company nor any of its subsidiaries has taken (or, to its knowledge, failed to take) any action that would result in the forfeiture or relinquishment of any IP Rights or IP Registrations, in each case, where such abandonment, cancellation, unenforceability, forfeiture or relinquishment would have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has granted to any third party any rights or permissions to use any of the Company's technology or the IP Rights. Except pursuant to reasonably prudent safeguards no third party has received any confidential information relating to the IP Rights.

     (vi) (a) neither the Company nor any of its subsidiaries has received any notice or claim (whether written, oral or otherwise) challenging the Company's or any of its subsidiaries' ownership or rights in the Company's technology or the IP Rights or claiming that any other person or entity has any legal or beneficial ownership with respect thereto; (b) all of the IP Rights are legally valid and enforceable without any material qualification, limitation or restriction on their use which would have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any of the IP Rights; and (c) to the Company's knowledge, no other person or entity is infringing or misappropriating any part of the IP Rights or otherwise making any unauthorized use of the Company's technology.

     (vii) (a) to the Company's knowledge, the use of the Company's technology in the Company's or any of its subsidiaries' business does not violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; (b) neither the Company nor any of its subsidiaries has received any notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation or misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark, or trade secret right of any third party) by the Company or any of its subsidiaries, the Company's technology or the Marks or other IP Rights or claiming that any other entity has any claim of infringement with respect thereto.

     (viii) (a) neither the Company nor any of its subsidiaries has disclosed any source code regarding the business of the Company or any of its subsidiaries to any person or entity other than an employee of the Company or its subsidiaries or an individual or entity that was under a written nondisclosure agreement; (b) the Company has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the business of the Company or any of its subsidiaries; (c) neither the Company nor any of its subsidiaries nor any escrow agent is under any contractual obligation to disclose the source code or any other proprietary information included in or relating to the business of the Company or any of its subsidiaries; and (d) neither the Company nor any of its subsidiaries has deposited any source code relating to the business of the Company or any of its subsidiaries into any source code escrows or similar arrangements. If, as disclosed in Section 3.1(r) of the Company Disclosure Schedule, the Company or any of subsidiaries has deposited any source code relating to the business of the Company or any of its subsidiaries into source code escrows or similar arrangements, no event has occurred that has or could reasonable be expected to form the basis for a release of such source code from such escrows or arrangements.

     (ix) Section 3.1(r) of the Company Disclosure Schedule sets forth a list of all Internet domain names used by the Company or any of its subsidiaries in its respective business (collectively, the "Domain Names"). Each of the Company and its subsidiaries has a valid United States registration and all material rights (free of any material restriction and freely transferable to the Surviving Corporation) in and to its respective Domain Names, including, without limitation, all rights necessary to continue to conduct each of the Company's and its subsidiaries' businesses as it is currently conducted.

     (x) Neither the Company nor any of its subsidiaries has entered into any agreement or offered to indemnify any person or entity against any charge of infringement by the IP Rights, or any other intellectual property right. Neither the Company nor any of its subsidiaries has entered into any agreement granting any person or entity the right to bring any infringement action with respect to, or otherwise to enforce, any of the IP Rights.

     (xi) To the Company's knowledge, none of the Company's and its subsidiaries' officers, employees, agents or representatives, during his or her term of employment or engagement with the Company or any of its subsidiaries, has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any person or entity other than the Company.

   (s) Insider Interests; Intercompany Transactions. With respect to all transactions entered into or obligations arising prior to April 30, 2001, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that is not reflected in the SEC Documents filed by the Company on or prior to the date hereof. With respect to all transactions entered into or obligations arising after April 30, 2001, to the knowledge of the Company, no stockholder, officer, director, employee or agent of the Company or any of its subsidiaries or any affiliate of any officer or director of the Company or any of its subsidiaries (as the term "affiliate" is defined in Rule 12b-2 under the Exchange Act), (i) has any interest in any assets or property (whether real or personal, tangible or intangible) of or used in the business of the Company or any subsidiary of the Company (other than as an owner of outstanding securities of the Company), or (ii) is indebted or otherwise obligated to the Company in an amount in excess of $10,000.

Neither the Company nor any of its subsidiaries is indebted or otherwise obligated to any such person, except for amounts not in excess of $10,000 or amounts due under normal arrangements applicable to directors, officers or employees generally as to salary or fees or reimbursement of ordinary business expenses not unusual in amount or significance. As of the date hereof, the Company has not received any claims or demands with respect to any losses, claims, damages, costs, expenses, liabilities or judgments from any director, officer or employee of the Company or any of its subsidiaries for indemnification by the Company or its subsidiaries under applicable law, the certificate of incorporation or bylaws of the Company or any of its subsidiaries or any insurance policy maintained by the Company or any of its subsidiaries.

   (t) Non-competition. The Company and its subsidiaries are not, and after the Effective Time neither the Surviving Corporation nor Parent will be (by reason of any agreement to which the Company is a party), subject to any non-competition or similar restriction on their respective businesses.

   (u) Inventory. Except as set forth in Section 3.1(u) of the Company Disclosure Schedule, all inventories carried by the Company and its subsidiaries as of June 30, 2001 and as set forth in Section 3.1(u) of the Company Disclosure Schedule are carried at the lower of cost or market with cost determined using the last-in first-out method consistent with GAAP. Except to the extent of inventory reserves as of June 30, 2001, the items included in said inventories are normal items of inventory carried by the Company or its subsidiaries, and are current, suitable and merchantable at customary prices for the filling of orders in the normal course of business, and are not obsolete, damaged, defective or slow moving, except for any allowances or reserves established by the Company therefor.

   (v) Accounts Receivable. All accounts receivable and other receivables due or recorded in the records and books of account of the Company and its subsidiaries as being due as at June 30, 2001 (less the amount of any allowances or reserves therefor made in the records and books of account of the Company or its subsidiaries) were actually made in the ordinary course of business. The Company has delivered to Parent a complete and accurate aging list of all receivables of the Company and its subsidiaries as of June 30, 2001.

   (w) Bank Accounts. Section 3.1(w) of the Company Disclosure Schedule lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution of which any of the Company or its subsidiaries has an account or safe deposit box used in connection with the operation the Company's or any of its subsidiaries' business, the account name and numbers thereof and the names and identification of all persons authorized to draw thereon or to have access thereto, and lists the names of each person holding powers of attorney or agency authority from the Company or any of its subsidiaries.

   (x) Accuracy of Information. All information furnished by or on behalf of the Company to Parent, its agents or representatives in connection with the transactions contemplated by this Agreement is true and complete in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein not misleading.

   (y) Privacy. To the Company's knowledge, each of the Company's and its subsidiaries' records relating to registered users and data collection practices comply with all laws and regulations in the United States and in each foreign jurisdiction in which the Company or its subsidiaries collects information from its customers, users or visitors. On the Closing Date, the Surviving Corporation will possess right to use such information and data in the operation of its business and in meeting its obligations under all Material Contracts, subject to the same restrictions to which the Company is subject prior to the Closing Date.

   (z) Severance Obligations. Set forth on Schedule 3.1(z) is a list of all employees of the Company and the related severance obligations (excluding amounts for accrued vacation and unpaid salary at the date of termination) of the Company, if any, relating to (a) the termination of such employees employment by the Company at or prior to the Effective Time or (b) the termination of such employee's employment (or such employee's resignation for "good reason" or otherwise) after the Effective Time.

   (aa) Softbank Agreement. The Company has entered into an agreement with Softbank America, Inc., Softbank Ventures, Inc., Softbank Contents Funds, Softbank Technology Ventures IV, L.P., Softbank Technology Advisors Fund, L.P., Softbank Capital Partners, L.P. Softbank Capital Advisors Fund, L.P., Softbank Technology Advisors Fund V and Softbank Technology Entrepreneurs Fund V (collectively, "Softbank") a copy of which has been delivered to Parent (the "Softbank Agreement"). The Softbank Agreement has been duly authorized by all necessary corporate action on the part of the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity, and to the Company's knowledge, the Softbank Agreement has been duly authorized by Softbank and is a valid and binding obligation of Softbank, enforceable against Softbank in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

   SECTION 3.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

   (a) Organization, Standing and Corporate Power. Parent is and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Parent is and each of its subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect on Parent.

   (b) Authority; Noncontravention. Parent and Sub have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. The Boards of Directors of Parent and Sub: (i) determined that the Merger is advisable and fair and in the best interests of Parent and its stockholders; and (ii) approved the Merger and this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

   No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of such reports under Sections 13(a), 13(d), 13(e) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the certificate of merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not have a Material Adverse Effect on Parent, impair in any respect the ability of Parent to perform its obligations under this Agreement, or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

   (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   (d) Voting Requirements. No vote of the holders of any class or series of the Parent's or Sub's capital stock is necessary to approve the Merger, this Agreement or the transactions contemplated by this Agreement, except for the approval by Parent as the sole stockholder of Sub, which approval has been obtained.

   (e) Interim Operations of Sub.

     (i) Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     (ii) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Sub has not and will not have incurred, directly or indirectly, through any subsidiary, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

   (f) Financial Resources. Parent has, and will have as of the Closing Date, the unencumbered financial resources required to consummate the transactions contemplated by this Agreement, including the resources necessary to pay the Merger Consideration (exclusive of any funds committed by Blum or Parent under the Line of Credit or the Letter of Credit). No part of the Merger Consideration is contingent upon Parent securing, and Parent does not have to secure, financing in order to pay the Merger Consideration.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

   SECTION 4.1 Conduct of Business.

   (a) Conduct of Business by the Company. Except as expressly set forth in this Agreement (including Section 4.1(b) below) or as consented to in writing by Parent during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and except as expressly set forth in this Agreement or as consented to in writing by Parent (which consent shall not be unreasonably withheld) between the date of this Agreement and the Effective Time or until the earlier termination of this Agreement pursuant to its terms, the Company shall not, and shall not permit any of its subsidiaries to:

     (i) (A) declare, set aside or pay (whether in cash, stock, property or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (ii) other than the issuance of Company Common Stock upon the exercise of Stock Awards outstanding on the date of this Agreement in accordance with their present terms or in accordance with the present terms of any employment or other agreements existing on the date of this Agreement, (A) issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations in voting rights) or authorization of, any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, (B) amend, waive or otherwise modify the terms of any such rights, warrants or options (except as expressly contemplated by this Agreement) or (C) accelerate the vesting of any of the stock options or Stock Awards (except as expressly contemplated by this Agreement);

     (iii) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents, or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary of the Company;

     (iv) acquire or agree to acquire (for cash or shares of stock or otherwise) (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (B) any assets with a fair market value in excess of $50,000 except purchases of inventory in the ordinary course of business consistent with past practice;

     (v) except pursuant to the Bridge Financing Credit Agreement, mortgage or otherwise encumber or subject to any Lien, or sell, lease, exchange or otherwise dispose of any of, its properties or assets, except for sales of its properties or assets in the ordinary course of business consistent with past practice;

     (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, except under the Bridge Credit Agreement, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than (1) to the Company or any direct or indirect wholly owned subsidiary of the Company or (2) loans or advances to employees of the Company or any of its subsidiaries for travel or business expenses in the ordinary course of business;

     (vii) make or agree to make any new capital expenditures which in the aggregate exceed $25,000;

     (viii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1999, except as may be required by applicable law; provided, however, nothing herein shall be deemed to prohibit the filing of the Company's federal income tax return for the taxable year ended December 31, 2000;

     (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents, listed or referred to in the Company Disclosure Schedules or incurred in the ordinary course of business consistent with past practice;

     (x) (A) increase the rate of compensation payable or to become payable generally to any of the Company's or any of its subsidiaries' directors, officers or employees other than usual and customary increases to employees who are not officers, (B) pay or agree to pay any pension, retirement allowance, severance, continuation or termination benefit or other material employee benefit not provided for by any existing Pension Plan, Benefit Plan or employment or other agreement or arrangement described or referred to in the Company SEC Documents filed prior to the date of this Agreement and publicly available or disclosed in the Company Disclosure Schedules, (C) establish, adopt or commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other material employee benefit plan, agreement or arrangement, or amend or modify or increase the benefits under or take any action to accelerate the rights or benefits under any collective bargaining agreement or any employee benefit plan, agreement or arrangement, including the Stock Option Plans (except as expressly contemplated by this Agreement) or other Benefit Plan,

(D) enter into any severance or employment agreement with or for the benefit of any person, or (E) increase the rate of compensation under or otherwise change the terms of any existing employment agreement;

     (xi) except in the ordinary course of business consistent with past practice, modify, or amend in any material respect, or, to the extent within the Company's control, renew, fail to renew or terminate, any Material Contract or agreement to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims;

     (xii) change fiscal years;

     (xiii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company;

     (xiv) enter into any collective bargaining agreement;

     (xv) engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any of the Company's affiliates other than pursuant to such agreements existing on the date hereof and disclosed on the Company Disclosure Schedule; or

     (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

   (b) Cost Savings Initiatives. Subject to Section 5.2(c), the Company agrees to cooperate with Parent in discussing and implementing certain cost saving initiatives with respect to the operation of the Company's business prior to the Effective Time, including discussions and proposals with respect to reductions in force, lowering facilities costs and outsourcing of certain activities of the Company. The Company agrees to work in good faith with Parent in considering these initiatives and proposals. Any cost savings initiatives implemented by the Company in accordance with this Section 4.1(b) shall be deemed to be consented to by Parent for purposes of Section 4.1(a) and any effects of such initiatives shall be deemed not to be or cause a Material Adverse Effect.

   (c) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would result in
(i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue or (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect.

   SECTION 4.2 No Inconsistent Activities.

   (a) In light of the consideration given by the Board of Directors of the Company prior to the execution of this Agreement to, among other things, the transactions contemplated hereby, and in light of the Company's representations contained in Section 3.1(i), the Company agrees that it shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, solicit or initiate, or encourage the submission of, any Takeover Proposal (as defined below), or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that nothing in this Section 4.2 shall prevent the Company or its Board of Directors from furnishing non-public information to, or entering into discussions or negotiations with, another person in connection with an unsolicited bona fide Takeover Proposal by such person, if and only to the extent that (i) such person has made a Superior Proposal to the Board of Directors of the Company to consummate a Takeover Proposal, (ii) the Board of Directors of the Company determines in good faith, after consultation with its legal counsel, that failure to take such action would be inconsistent with the proper exercise of its fiduciary duties to the holders of the Company Common Stock under applicable law and (iii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Board of Directors receives from such person an executed confidentiality agreement in form and substance similar to the provisions set forth in Section 5.2. For purposes of this Agreement, a "Superior Proposal" means an unsolicited, bona fide offer made by a third party to purchase all of the outstanding shares of Company Common Stock or substantially all of the assets of the Company on terms that the Board of Directors of the Company determines in good faith, after consultation with an independent financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

   (b) The Company shall notify Parent orally and in writing of any inquiries, offers or proposals with respect to a Takeover Proposal, the material terms and conditions of such proposal and the identity of the person or entity making it, within 24 hours of the receipt thereof by an officer or director of the Company or any financial advisor to the Company, and shall keep Parent informed in all material respects of the status and details of any such inquiry, offer or proposal. For purposes of this Agreement, "Takeover Proposal" means any bona fide proposal (whether or not in writing and whether or not delivered to the Company's stockholders generally) for a merger, consolidation, purchase of assets, tender offer or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement. Neither the Company nor any of its subsidiaries shall directly or indirectly, release any third party from any confidentiality agreement. Nothing contained herein shall prohibit the Company from disclosing to its stockholders the statement required by Rule 14e-2(a) under the Exchange Act with respect to a Takeover Proposal by means of a tender offer.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

   SECTION 5.1 Preparation of the Proxy Statement; Stockholders' Meeting.

   (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the meeting of the Company's stockholders to be held to obtain the Stockholder Approval (together with any amendments thereof or supplements thereto, the "Proxy Statement"). The Company shall obtain and furnish the information required to be included in the Proxy Statement and shall respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause the Proxy Statement and form of proxy to be mailed to the Company's stockholders at the earliest practicable date. Parent shall cooperate in the preparation of the Proxy Statement and shall as soon as practical after the date hereof furnish the Company with all information for inclusion in the Proxy Statement as the Company may reasonably request. The Company agrees, as to information with respect to the Company, its officers, directors, stockholders (other than Blum) and subsidiaries contained in the Proxy Statement or a Statement on Schedule 13E-3 to be filed by Parent and the Company (the "Schedule 13E-3"), and Parent agrees, as to information with respect to Parent and its officers, directors, stockholders and subsidiaries contained in the Proxy Statement or Schedule 13E-3, that such information, at the date the Proxy Statement is mailed and (as amended or supplemented) at the time of the Company Stockholders Meeting, will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Parent and its counsel shall be given the opportunity to review the Proxy Statement and all amendments or supplements thereof, prior to their being filed with the SEC and the Company shall not make any such filing without the approval of Parent (which shall not be unreasonably withheld or delayed). The Company will advise Parent, promptly after it receives notice thereof, of the time when the Proxy Statement and Schedule 13E-3 have been cleared by the SEC or any request by the SEC for an amendment of the Proxy Statement or the
Schedule 13E-3 or comments from the SEC thereon and proposed responses thereto or requests by the SEC for additional information. The Company, on the one hand, and Parent, on the other hand, agree to promptly correct any information provided by either of them for use in the Proxy Statement or Schedule 13E-3, if any, if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps reasonably necessary to cause the Proxy Statement and Schedule 13E-3 as so corrected to be filed with the SEC and to use its reasonable efforts to cause the Proxy Statement to be disseminated to the Company's stockholders, in each case, as and to the extent required by applicable laws. The Company shall cooperate in the preparation, signing (to the extent required) and filing of the Schedule 13E-3. As soon as practicable after the date hereof, Parent and Sub, on the one hand, and the Company on the other, agree to furnish to each other all information for inclusion in the Proxy Statement and Schedule 13E-3 as shall be reasonably requested by the other party.

   (b) Parent agrees promptly to advise the Company if, at any time prior to the Company Stockholders' Meeting (as defined below), any information provided by it for use in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Parent will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its subsidiaries, to comply with applicable law after the mailing thereof to the stockholders of the Company.

   (c) The Company agrees promptly to advise Parent if at any time prior to the Company Stockholders' Meeting any information provided by it in the Proxy Statement or Schedule 13E-3 is or becomes incorrect or incomplete in any material respect and to provide Parent with the information needed to correct such inaccuracy or omission. The Company will furnish Parent with such supplemental information as may be necessary in order to cause the Proxy Statement and the Schedule 13E-3, insofar as it relates to the Company and its subsidiaries, to comply with applicable law after the mailing thereof to stockholders of the Company.

   (d) As soon as practicable following the date of this Agreement, the Company shall call and hold a meeting of its stockholders in accordance with the DGCL (the "Company Stockholders' Meeting"), for the purpose of obtaining the Stockholder Approval. Subject to the fiduciary duties of its Board of Directors, the Company shall use its best efforts (which shall include, but not be limited to, the engagement of a nationally recognized proxy solicitor) to solicit from its stockholders proxies to obtain the Stockholder Approval and through its Board of Directors, shall recommend to its stockholders the obtaining of the Stockholder Approval.

   SECTION 5.2 Access to Information; Confidentiality.

   (a) Subject to Section 5.2(c), the Company shall, and shall cause its subsidiaries to, afford Parent, and the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent, (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request.

   (b) All information disclosed by any party hereto (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party hereto (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any such persons other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received, (ii) it is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, (iv) as may otherwise be required by law or (v) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 5.2(b), unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

   (c) Blum agrees that at all times prior to the Effective Time he shall at all times remain subject to and bound by, and will comply in all respects with, that certain Voting Trust Agreement, dated as of October 26, 1999, by and among Blum, the trusts listed on Exhibit A thereto, the Company and the Outside Directors (as defined therein) (the "Voting Trust"), including, but not limited to, Section 13(b) thereof.

   SECTION 5.3 Reasonable Efforts; Notification.

   (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, Parent, Sub and Blum agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the making of all necessary applications, registrations and filings (including filings with Governmental Entities), (ii) the obtaining of all necessary actions or nonactions, licenses, consents, approvals or waivers from Governmental Entities and other third parties and (iii) taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, (v) the defending of any lawsuits or other legal proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or thereby, including the using of all commercially reasonable efforts necessary to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby, (vi) the using of all commercially reasonable efforts to fulfill all conditions to the obligations of Parent, Sub or the Company pursuant to this Agreement, and (vii) the using of all commercially reasonable efforts to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be.

   (b) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the occurrence of any change or event having, or which insofar as can reasonably be foreseen to have, a Material Adverse Effect on the Company or Parent, as the case may be; provided, however, that no such notification shall (A) affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or (B) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   SECTION 5.4 Stock Awards; Employee Stock Purchase Plan.

   (a) Stock Option Plans.

     (i) As soon as practicable following the date of this Agreement, the Company or the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Option Plans (as defined below)) shall take such actions or make such arrangements as are necessary or desirable to permit all outstanding stock options to purchase shares of Common Stock and other stock awards (including any awards under the Company's restricted stock program) entitling the holder thereof to shares of Common Stock (collectively, "Stock Awards") heretofore granted under any restricted stock, stock option or stock appreciation rights plan, program or arrangement of the Company or under any stock option or restricted stock award agreement, including, without limitation, the Company's 1998 Stock Option/Issuance Plan and 1999 Stock Incentive Plan (the "Stock Option Plans") to receive upon exercise thereof and payment of the exercise price or the purchase price therefor, for each share of Common Stock subject to such Stock Award outstanding immediately prior to the Effective Time, an amount (subject to any applicable withholding tax) in cash equal to the Merger Consideration pursuant to Article II hereof. At the Effective Time, all outstanding Awards to the extent not exercised shall immediately terminate.

     (ii) Employee Stock Purchase Plan. After the date hereof, no new offering period shall commence under the Company's Employee Stock Purchase Plan (the "ESPP"). As of the Effective Time, the ESPP shall be terminated. Prior to the Effective Time, the Company will take all actions (including, if appropriate, amending the terms of the ESPP or obtaining participant consents) that are necessary to give effect to the provisions of this Section.

   SECTION 5.5 Takeover Statutes; Inconsistent Actions. If any "fair price," "moratorium," "control share," "business combination," "shareholder protection" or similar or other anti-takeover statute or regulation enacted under any state or Federal law shall become applicable to the Merger or any of the other transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and take all such actions as are within its authority so that the Merger and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise use all commercially reasonable efforts to eliminate the effects of such statute or regulation on the Merger and the transactions contemplated hereby and thereby. The Company has not and, during the term of this Agreement shall not, adopt, effect or implement any "shareholders' rights plan," "poison pill" or similar arrangement.

   SECTION 5.6 Indemnification, Exculpation and Insurance.

   (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement currently in effect between the Company and each person who is or was a director or officer of the Company at or prior to the Effective Time, which agreements are listed in Schedule 5.6(a) and (ii) any indemnification provisions under the Company's Restated Certificate of Incorporation or Bylaws as each is in effect on the date hereof. The certificate of incorporation and the bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's certificate of incorporation and bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of the Company, unless such modification is required by law.

   (b) After the Stockholder Approval has been obtained and as close as practicable to the Effective Time, the Company shall purchase a six-year (measured from the Effective Time) extended reporting period endorsement ("reporting tail coverage") under its existing directors' and officers' liability insurance coverage covering those persons (including, without limitation, the controlling shareholder specified therein) who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been provided to Parent) on terms no more favorable to such indemnified parties than the terms of such current insurance coverage; provided, that the cost of such reporting tail coverage shall not exceed 200% of the current annualized costs of all the Company's directors' and officers' liability insurance policies effective during the period from January 28, 2001 to January 28, 2002.

   (c) The obligations of the Company, the Surviving Corporation and Parent contained in this Section 5.6 shall be binding on the successors and assigns of Parent and the Surviving Corporation. If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.6.

   SECTION 5.7 Fees and Expenses. Except as provided in Section 7.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

   SECTION 5.8 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, including without limitation those press releases that may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

   SECTION 5.9 Resignation of Directors and Officers. The Company shall use commercially reasonable efforts to cause the officers and directors of the Company and its subsidiaries to resign their positions as such as of the Effective Time.

   SECTION 5.10 Funds. On the date hereof pursuant to the escrow agreement by and among Parent, the Company and the escrow agent (the "Escrow Agreement"), Parent shall transfer $2,800,000 in cash into the escrow account established pursuant to the Escrow Agreement for the sole purpose of financing the payment of a portion of the Merger Consideration. Such amount shall be disbursed pursuant to the terms of the Escrow Agreement.

   SECTION 5.11 Softbank Agreement. The Company covenants and agrees (a) that it will not amend, alter or agree to any change of, or waiver under, the Softbank Agreement without the prior written consent of Parent (which may be granted or withheld in its absolute discretion) and (b) that it will use its best efforts to enforce the Softbank Agreement against Softbank in accordance with its terms.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

   SECTION 6.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

   (a) Stockholder Approval. The Stockholder Approval of the Merger shall have been obtained.

   (b) No Injunctions or Restraints. No litigation brought by a Governmental Entity shall be pending, and no litigation shall be overtly threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

   SECTION 6.2 Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the following conditions, which may be waived only in a writing signed by Parent:

   (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except where any failure to be true and correct does not result in a Material Adverse Effect on the Company as of the Closing Date. Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

   (b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except where any failure to perform or comply does not result in a Material Adverse Effect on the Company as of the Closing Date. Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

   (c) Certificates and Other Deliveries. The Company shall have delivered, or caused to be delivered, to Parent (i) a certificate of good standing from the Secretary of State of the State of Delaware and of comparable authority in other jurisdictions in which the Company and its subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors and stockholders of the Company approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, certified by the Secretary of the Company; and (iii) a true and complete copy of the certificate of incorporation or comparable governing instruments, as amended, of the Company and its subsidiaries certified by the Secretary of State of the state of incorporation or comparable authority in other jurisdictions, and a true and complete copy of the bylaws or comparable governing instruments, as amended, of the Company and its subsidiaries certified by the Secretary of the Company and its subsidiaries, as applicable.

   (d) No Material Adverse Change. No Material Adverse Change with respect to the Company (as compared to the condition of the Company on the date hereof) shall exist as of the Closing Date.

   (e) Consents and Approvals. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, waivers, findings of suitability, authorizations, qualifications and orders of, and declarations, registrations and filings (collectively, "Consents and Filings") required to be made or obtained by the Company or Parent from all Governmental Entities and parties to loan or credit agreements, notes, mortgages, indentures, leases or other contracts, agreements or instruments to which the Company, Parent or any of their respective subsidiaries is a party or by which the Company, Parent or any of their respective subsidiaries or their respective assets are bound or affected, as are required in connection with the Merger and the consummation of the transactions contemplated hereby, have been obtained or made, as applicable, by the Company or Parent, as the case may be, without the imposition of any limitations, prohibitions or requirements of a type that are not reasonably acceptable to Parent, and are in full force and effect, other than those Consents and Filings which, if not obtained or made, would not have a Material Adverse Effect on the Surviving Corporation or Parent after the Effective Time.

   (f) Mutual Release. The Company shall have executed a mutual general release of claims in the form attached hereto as Exhibit A.

   SECTION 6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions:

   (a) Representations and Warranties. Each of the representations of Parent and Sub contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except where the failure to be true and correct has not resulted in a Material Adverse Effect on Parent and Sub as of the Closing Date. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

   (b) Agreements and Covenants. Parent and Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except where the any failure to perform or comply has not resulted in a Material Adverse Effect on Parent and Sub as of the Closing Date. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

   (c) Certificates and Other Deliveries. Parent shall have delivered to the Company (i) a certificate of existence from the Secretary of State of the State of Delaware stating that Parent is a validly existing corporation together with a certificate of good standing from the Secretary of State of the State of Delaware stating that Sub is a validly existing corporation in good standing;
(ii) duly adopted resolutions of the Board of Directors of each of Parent and Sub approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and of the stockholders of Sub approving the Merger, each certified by the Secretary or the Assistant Secretary of the relevant party; and (iii) a true and complete copy of the certificate of incorporation of Parent and Sub certified by the Secretary of State of the state of each of their incorporation, and a true and complete copy of the bylaws of Parent and Sub certified by the Secretary or Assistant Secretary of Parent and Sub, as applicable.

   (d) Mutual Release. Blum shall have executed a mutual general release of claims in the form attached hereto as Exhibit A.

   (e) Merger Consideration. Parent shall have delivered to the Exchange Agent sufficient cash to pay the Merger Consideration with respect to the issued and outstanding shares of Company Common Stock.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

   SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

   (a) by mutual written consent of Parent and the Company, if the Board of Directors of each so determines;

   (b) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement of a nature such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by November 30, 2001;

   (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement of a nature such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by November 30, 2001;

   (d) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

   (e) by either Parent or the Company, if the Merger shall not have occurred by November 30, 2001, unless the failure to consummate the Merger is the result of a breach of any covenant set forth in this Agreement or a material breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement;

   (f) by either Parent or the Company (provided that the terminating party is not in material breach of any of its obligations hereunder), if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Company's stockholders or at any adjournment or postponement thereof;

   (g) by Parent, if the Board of Directors of the Company (i) withdraws or modifies in a manner adverse to Parent its recommendation of the Merger following the receipt by the Company of a Takeover Proposal, (ii) recommends a Takeover Proposal to the Company's stockholders or (iii) fails to call or hold the Company Stockholders' Meeting after the receipt by the Company of a Takeover Proposal; or

   (h) by the Company if, prior to approval of the Merger by its stockholders and as a result of a Superior Proposal, the Board of Directors of the Company determines, in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the advice of legal counsel and as to financial matters on consultation with an investment banking firm of national reputation, that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that before the Company may terminate this Agreement pursuant to this subsection 7.1(h), the Company shall give notice to Parent of the proposed termination under subsection 7.1(h) and Parent, within five (5) days of receipt of such notice, shall have the right, in its sole discretion, to offer to amend this

Agreement to provide for terms substantially similar to those of the Superior Proposal and the Company shall negotiate in good faith with Parent with respect to such proposed amendment; provided, further, that if Parent and the Company are unable to reach an agreement with respect to the Parent's proposed amendment within such five (5) day-period, the Company may terminate this Agreement pursuant to this subsection 7.1(h).

   SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except as set forth in Section 5.2(b), Section 5.8, this
Section 7.2, Section 7.5 and Article VIII which shall survive termination and except to the extent that such termination results from the material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

   SECTION 7.3 Amendment. This Agreement may be amended by the parties at any time before or after approval hereof by the stockholders of the Company; provided, however, that after such stockholder approval there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

   SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

   SECTION 7.5 Termination Fee.

   (a) In the event (i) the Company terminates this Agreement pursuant to
Section 7.1(h) or (ii) Parent terminates this Agreement pursuant to Section 7.1
(e), (f) or (g) or Parent terminates this Agreement as a result of the Company's breach of Section 4.2, then the Company shall pay Parent within five business days after such event or termination by wire transfer of immediately available funds to an account designated by Parent an amount equal to Parent's actual fees and costs (which are reasonably documented) incurred in connection with this Agreement, the Merger and the related proposals, negotiations and preparations for a business combination with the Company (including, without limitation, all legal fees and expenses, accounting fees and expenses, and a reasonable allocation of corporate overhead), which fees, costs and expenses will not in the aggregate exceed $750,000. Payment of fees described in this subsection 7.5(a) is not in lieu of damages incurred as a result of a material breach of this Agreement by the Company.

   (b) The parties agree that the agreements contained in Section 7.5 are an integral part of the transactions contemplated by this Agreement. If the Company fails to promptly pay to Parent any fee due under this Section 7.5, the Company shall pay the costs and expenses (including legal fees and expenses) actually incurred by Parent in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America from the date such fee was first due.

   SECTION 7.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver of this Agreement pursuant to Section 7.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors, acting by the affirmative vote of a majority of the members of the entire Board of Directors.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

   SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

   SECTION 8.2 Notices. Any notice or other communications under this Agreement shall be in writing and either (a) delivered in person, (b) transmitted by facsimile or (c) mailed by certified or registered mail, postage prepaid, as follows:

     (a) if to Parent or Sub, to:
       SB Acquisition, Inc.
       65 Enterprise
       Aliso Viejo, California 92656
       Facsimile: (949) 330-6013
       Attention: Neel Grover, Esq.

       with a copy to:

       O'Melveny & Myers LLP
       610 Newport Center Drive, Suite 1700
       Newport Beach, California 92660
       Facsimile: (949) 823-6994
       Attention: David Krinsky, Esq.

     (b) if to the Company, to:
       Buy.com Inc.
       85 Enterprise
       Aliso Viejo, California 92656
       Facsimile: (949) 389-2840
       Attention: Keven F. Baxter, Esq.

       with a copy to:

       Cooley Godward LLP
       4365 Executive Drive, Suite 1100
       San Diego, California 92121
       Facsimile: (858) 453-3555
       Attention: Frederick T. Muto, Esq.

or to such other address or to such other person as either party shall have last designated by such written notice to the other party. Each such notice or other communication shall be effective (i) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this
Section 8.2 and an appropriate confirmation is received, (ii) if given by mail, three days after deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

   SECTION 8.3 Definitions. For purposes of this Agreement:

   (a) an "affiliate" of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

   (b) "knowledge" means, when used with respect to the Company or any subsidiary of the Company, the knowledge of a particular fact or other matter for purposes of any representation or warranty if any officer of the Company has actual knowledge of or should have known of such fact or other matter on the date that such representation or warranty is made or deemed to be made. An officer "should have known" of a fact or other matter if such officer possesses knowledge of such facts or circumstances that would cause a reasonable person at the relevant time to make further inquiry and that by such further inquiry such person would have acquired actual knowledge.

   (c) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company, the Surviving Corporation or Parent, any change or effect that is materially adverse to the business, financial condition, results of operations or prospects of such party and its subsidiaries taken as a whole; provided, that with respect to the Company such term shall exclude (i) any adverse change or effect that is a result of any deterioration of the operations or financial condition of the Company that is reasonably anticipated by Parent, Sub or Blum, (ii) any adverse change or effect that is the result of any general decline in the economy or financial markets, or any conditions generally affecting the industry in which the Company competes, (iii) any adverse change or effect that is the result of actions the Company is required to take or prohibited from taking under this Agreement or, that the Company takes with the express written consent of Parent, after the date of this Agreement and prior to the Closing Date, (iv) any adverse effect that is the result of the announcement or pendency of the transactions contemplated by this Agreement (including the loss of customers, suppliers, vendors or employees),
(v) any adverse change or effect that results from any credit card processing agency terminating or materially modifying its relationship with the Company,
(vi) any adverse change or effect that results from delisting the Company's securities from the Nasdaq National Market, or any changes in the Company's stock price or trading volume.

   (d) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

   (e) a "subsidiary" with respect to any person means ownership directly or indirectly of an amount of the voting securities, other voting ownership or voting partnership interests of another person which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interests.

   SECTION 8.4 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

   SECTION 8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and except for the provisions of Article II and Sections 5.4 and 5.6 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

   SECTION 8.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

   SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

   SECTION 8.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of California or in California state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of California or any California state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of California.

             [The remainder of this page intentionally left blank]

   IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT:
SB ACQUISITION, INC., a
Delaware corporation

By:  /s/ Scott A. Blum
 -----------------------------
Name:  Scott A. Blum
  ---------------------------
Its:  President
 -----------------------------

SUB:

SB MERGER SUB, INC., a
Delaware corporation

By:  /s/ Scott A. Blum
 -----------------------------
Name:  Scott A. Blum
  ---------------------------
Its:  President
 -----------------------------

THE COMPANY:

BUY.COM INC., a Delaware
corporation

By:  /s/ J.B. Roszak
 -----------------------------
Name:  J.B. Roszak
  ---------------------------
Its:  Chief Executive Officer
 -----------------------------

Solely with respect to Section
5.2(c), 5.3(a) and Section
6.3(d), Scott A. Blum

/s/ Scott A. Blum
-------------------------------
Scott A. Blum

                                   Exhibit A

                             MUTUAL GENERAL RELEASE

   This Mutual General Release (this "Release") is entered into as of
  , 2001, by Buy.com Inc., a Delaware corporation (the "Company"), each of the subsidiaries of the Company (together with the Company, the "Companies"), SB Acquisition, Inc., a Delaware corporation ("Parent"), and Scott A. Blum, an individual ("Blum").

                                    RECITALS

   WHEREAS, the Company, Parent and a wholly-owned subsidiary Parent have entered into that certain Agreement and Plan of Merger, dated August , 2001 (the "Merger Agreement"), pursuant to which the Company will become a wholly-owned subsidiary of Parent and all of the outstanding shares of capital stock of the Company will be converted into the right to receive the merger consideration described in the Merger Agreement;

   WHEREAS, it is a condition to closing of the merger under the Merger Agreement that the parties enter into this Release;

                                   AGREEMENT

   NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. General Release by the Companies.

   1.1 Each of the Companies, for and on behalf of itself and its subsidiaries, affiliates, predecessors, successors and assigns, hereby releases and discharges each of Parent and Blum, and Parent's officers and directors (collectively, the "Parent Released Parties") from any and all claims, demands, agreements, contracts, covenants, torts, suits, causes of action, costs, expenses, attorneys fees, damages, debts and liabilities of whatever kind or nature, in law, equity, or otherwise, whether known or unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way relating to any and all possible subject matters, transactions, agreements, events, acts, conduct or omissions existing or that occurred or allegedly occurred from the beginning of time to the date and time of delivery of this Release ("Claims") against any of the Parent Released Parties (collectively, "Company Claims"); provided, however, that Company Claims shall specifically exclude any and all Claims that any of the Company Released Parties or any of their respective subsidiaries, affiliates, predecessors, successors and assigns may now hold or in the future may hold against any of the Parent Released Parties with respect to (1) any counterclaim, cross-claim or third-party claim against a Parent Released Party (i) that arises in connection with any litigation commenced by such Parent Released Party, (ii) that arises in connection with any litigation commenced by any Parent Released Party to the extent that the counterclaims and cross-claims relate to the subject matter of the litigation commenced by such other Parent Released Party or (iii) so long as such counterclaims or cross-claims are against Parent or Blum (but not any other Parent Released Party) and arise in connection with any litigation commenced by a third party against any of the Company Released Parties, to the extent that a Company Released Party would be prejudiced by the inability of the Company Released Party to assert any such counterclaim, cross-claim or third party claim against Parent or Blum. Notwithstanding this Section 1.1, none of the Company Released Parties shall be precluded from participating as class members, solely for the purpose of receiving their respective pro rata shares of any recovery (whether by way of settlement or entry of judgment), in any claim or action brought by a third party (unrelated and unaffiliated with any Company Released Party) as a named plaintiff in a class action against Parent or Blum (but not any other Parent Released Party) in and for which (i) a plaintiff class is certified, (ii) a Company Released Party or any of their respective affiliates is a member of such plaintiff class and (iii) there is any such recovery (whether by way of settlement or entry of judgment); provided, however, that none of the Company Released Parties nor any of their respective affiliates shall, directly or indirectly, file, solicit, finance, intervene in any such class action suit or, except to the extent required by civil process or court order, encourage, assist or provide testimony or documentation in connection with any such class action.

   1.2 Each of the Companies represents and warrants that (i) it has not assigned or transferred any interest in any Company Claim and (ii) this Release has been authorized by all necessary action, has been duly executed and delivered by each of the Companies and is enforceable against each of the Companies in accordance with its terms.

   1.3 Nothing in this Release shall restrict any of the Companies from enforcing against any Parent Released Party this Release or, to the extent permitted thereby, the Merger Agreement or from suing any Parent Released Party for breach of this Release or the Merger Agreement, and the releases set forth in this Section 1 are not intended to and do not release any obligations the Parent Released Parties may have under this Release or the Merger Agreement.

Section 2. General Release by Parent and Blum.

   2.1 Each of Parent and Blum for and on behalf of itself and himself and its or his subsidiaries (including, but not limited to the Surviving Corporation (as defined in the Merger Agreement)), affiliates, predecessors, successors and assigns hereby releases and discharges each of the Companies, and each of the Company's officers (present or former) and directors (present or former) (collectively, the "Company Released Parties") from any and all Claims against any of the Company Released Parties (collectively, "Parent Claims"); provided, however, that Parent Claims shall specifically exclude any and all Claims that any of Parent or Blum or any of their respective subsidiaries, affiliates, predecessors, successors and assigns may now hold or in the future may hold against any of the Company Released Parties with respect to (1) any counterclaim, cross-claim or third-party claim against a Company Released Party
(i) that arises in connection with any litigation commenced by such Company Released Party, (ii) that arises in connection with any litigation commenced by any Company Released Party to the extent that the counterclaims or cross-claims relate to the subject matter of the litigation commenced by such other Company Released Party or (iii) so long as such counterclaims or cross-claims are against any of the Companies (but not against any other Company Released Party) and arise in connection with any litigation commenced by any third party against any of the Parent Released Parties, to the extent that a Parent Released Party would be prejudiced by the inability of the Parent Released Party to assert any such counterclaim, cross-claim or third party claim against any of the Companies, (2) any Claim which relates to, or arises out of, the loans made by Blum to Murray Williams, Amanda Kent-McDonald or Ann Farmer or
(3) any Claim of any Parent Released Party for indemnification or contribution to which they may be entitled under any of the Companies' Articles of Incorporation, Certificate of Incorporation or Bylaws, or pursuant to any written indemnification agreement with any of the Companies, or any rights or Claims any Parent Released Party may have under any insurance policy maintained by any of the Companies prior to the date hereof. Notwithstanding this Section 2.1, neither Parent nor Blum shall be precluded from participating as class members, solely for the purpose of receiving their respective pro rata shares of any recovery (whether by way of settlement or entry of judgment), in any claim or action brought by a third party (unrelated and unaffiliated with Parent or Blum) as a named plaintiff in a class action against any of the Companies (but not any other Company Released Party) in and for which (i) a plaintiff class is certified, (ii) Blum, Parent or any of their respective affiliates is a member of such plaintiff class and (iii) there is any such recovery (whether by way of settlement or entry of judgment); provided, however, that neither Blum, Parent nor any of their respective affiliates shall, directly or indirectly, file, solicit, finance or intervene in any such class action suit or, except to the extent required by civil process or court order, encourage, assist in or provide testimony or documentation in connection with any such class action suit.

   2.2 Each of Parent and Blum represents and warrants that (i) it and he have not assigned or transferred any interest in any Parent Claim and (ii) this Release has been authorized by all necessary action, has been duly executed and delivered by Parent and Blum and is enforceable against each of them in accordance with its terms.

   2.3 Nothing in this Release shall restrict either Parent or Blum from enforcing against any Company Released Party this Release or, to the extent permitted thereby, the Merger Agreement or from suing any Company Released Party for breach of this Release or the Merger Agreement, and the releases set forth in this Section 2 are not intended to and do not release any obligations the Company Released Parties may have under this Release or the Merger Agreement.

Section 3. Reliance.

   The parties understand that each party hereto is relying on this Release in consummating the transactions contemplated by the Merger Agreement, and each party hereby consents to such reliance.

Section 4. Discovery of Additional Facts.

   Each party understands that the facts in respect of which this Release is made may be other than or different from the facts now believed by each party to be true. Each party accepts and assumes the risk that said facts, or any of them, may be different from the facts now believed by each party to be true. Each party agrees that this Release will remain in effect as fully, completely and legally binding, notwithstanding the discovery or existence of any additional or different facts.

Section 5. Waiver of Civil Code Section 1542 and Any Similar State or Federal Statutory Provision.

   Each party acknowledges that it has been advised by independent legal counsel and is familiar with the provisions of California Civil Code Section 1542 which is expressly understood to provide as follows:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF
    EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE
    MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each party being aware of said code section hereby expressly, voluntarily and knowingly waives any and all rights it may have thereunder, as well as under any other state or federal statute or common law principles of similar effect, except as to promises, covenants and warranties contained herein which shall survive. This Release shall act as a release of all future claims that may arise from any Company Claim or Parent Claim, whether such Company Claim or Parent Claim is currently known, unknown, foreseen or unforeseen, suspected or unsuspected. Each party understands and acknowledges the significance and consequences of the specific waiver of California Civil Code Section 1542, above, and hereby assumes full responsibility for any injuries, damages, losses or liabilities it may hereafter incur from any such Company Claim or Parent Claim.

Section 6. Insurers.

   Notwithstanding the releases set forth in Sections 1 and 2 hereof, nothing contained herein is intended or shall be construed to release any insurer of the Company Released Parties or the Parent Released Parties from any obligations said insurer may have.

Section 7. Governing Law.

   This Release is made and entered into in the State of California and shall be interpreted, applied and enforced under and pursuant to the internal laws of the State of California, without regard to any conflicts of laws principles.

Section 8. Release Is Executed Voluntarily.

   This Release is executed voluntarily by each party without any duress or undue influence.

Section 9. Joint Drafting of the Release.

   Each party, the Company Released Parties and the Parent Released Parties has cooperated in the drafting and preparation of this Release and has been advised by their attorneys regarding the terms, effects, and consequences of this Release. Accordingly, in any construction to be made of this Release, this Release shall not be construed as having been drafted solely by or on behalf of any one or more of the aforementioned parties. The Release shall not be construed in favor of or against any particular party. The headings used herein are for reference purposes only and shall not affect the construction of this Release.

Section 10. Amendment, Waivers.

   This Release may be amended only by an agreement in writing signed by the parties hereto. No waiver of any provision nor consent to any exception to the terms of this Release or any other agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound, and then only for the specific purpose, extent and instance so provided. Failure by any party to enforce any rights under this Release shall not be construed as a waiver of such rights, and a waiver by any party of a default hereunder in any instance shall not be construed as constituting a continuing waiver or as a waiver in other instances.

                     [SIGNATURES APPEAR ON FOLLOWING PAGE]

   IN WITNESS WHEREOF, this instrument has been executed by the undersigned
this      day of          2001.

BUY.COM INC., a Delaware
corporation

By: ___________________________
Name: _________________________
Title: ________________________

BUYGOLF.COM, INC. a Delaware
corporation

By: ___________________________
Name: _________________________
Title: ________________________

BUY CORP EUROPE, INC., a
California corporation

By: ___________________________
Name: _________________________
Title: ________________________

BUY.COM ENTERTAINMENT, INC. a
Delaware corporation

By: ___________________________
Name: _________________________
Title: ________________________

INTERNET COMPUTERSTORE.COM,
INC., a California corporation

By: ___________________________
Name: _________________________
Title: ________________________

TELSTREET.COM, INC., an
Indiana corporation

By: ___________________________
Name: _________________________
Title: ________________________

BUY.COM LIMITED, a
[            ]

By: ___________________________
Name: _________________________
Title: ________________________

BUY.COM PTY. LIMITED, a
[        ]

By: ___________________________
Name: _________________________
Title: ________________________

SB ACQUISITION, INC., a
Delaware corporation

By: ___________________________
Name: _________________________
Title: ________________________

SCOTT A. BLUM

-------------------------------

                                                                      APPENDIX B

800 Nicollet Mall
Minneapolis, MN 55402-7020

612-303-6000

August 10, 2001

Personal and Confidential

The Board of Directors
Buy.com Inc.
85 Enterprise
Suite 200
Aliso Viejo, CA 92656

Members of the Board:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, $0.0001 par value per share (the "Company Common Stock") of Buy.com Inc. (the "Company"), other than Scott A. Blum (the "Founder") and his controlled affiliates, of the Merger Consideration (as defined below) to be received by such holders pursuant to an Agreement and Plan of Merger (the "Agreement") proposed to be entered into among SB Acquisition, Inc., a Delaware corporation newly formed by Founder ("Parent"), SB Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), the Company, and the Founder. The Agreement provides for the merger (the "Merger") of Sub with and into the Company pursuant to which each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock (A) owned by the Company or any subsidiary of the Company, (B) owned by Parent, Sub or any other subsidiary of Parent or (C) held by stockholders duly exercising appraisal rights pursuant to applicable law) will be converted into the right to receive $0.17 in cash, without interest (the "Merger Consideration"). In addition, concurrently with the execution of the Agreement, Parent also proposes to enter into a Bridge Financing Credit Agreement with the Company pursuant to which Parent will (1) agree to post standby letters of credit on behalf of the Company, which in the aggregate will not exceed $5,000,000 and (2) agree to provide the Company with a revolving line of credit in the amount of $4,000,000. The Merger and the transactions contemplated in the Agreement are collectively referred to as the "Transaction." The terms and conditions of the Transaction are more fully set forth in the Agreement.

   U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Agreement and will receive a fee for providing this opinion, which is not contingent upon consummation of this transaction, and an additional fee, which is contingent upon consummation of the Transaction. A substantial portion of our aggregate fee is contingent upon the consummation of the Transaction. The Company has also agreed to indemnify us against certain liabilities in connection with our services. U.S. Bancorp Piper Jaffray makes a market in the Company Common Stock, has written research reports on the Company during the last 12 months, and acted as co-manager for the initial public offering of Company Common Stock consummated on February 8, 2000. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities.

   In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. We have reviewed the draft of the Agreement, dated August 10, 2001. We also have reviewed financial and other information that was publicly available or furnished to us by management of the Company, including information provided during discussions with the management of the Company. In addition, we have compared certain financial data of the Company with various other companies whose securities are traded in public markets, reviewed prices and premiums paid in certain other business combinations and conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

   We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by management of the Company or otherwise made available to us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of the Company's management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company's management and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that the Company is not a party to any pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction or in the ordinary course of business. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the transaction will be obtained in a manner that will not change the Merger Consideration. In arriving at our opinion, we have assumed, with the Company's consent, that the execution of the Agreement and the consummation of the Transaction will not violate bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally.

   In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of the Company, and have not been furnished with any such appraisals or valuations. We have assumed that the liquidation analysis furnished by the Company's management is correct and accurate in all respects. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation (including pending class action stockholder litigation arising out of the Company's initial public offering or any litigation arising from the Company's transactions regarding the PGA Tour, Inc. contract), possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject and, at the Company's direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

   This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of the Company have traded or may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

   This opinion is directed to the Board of Directors of the Company and is not intended to be and does not constitute a recommendation to any stockholder of the Company. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction or compare the Transaction with any other transaction that might be available to the Company. This opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

   Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration to be received by holders of the Company Common Stock in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders, other than the Founder and his controlled affiliates, as of the date hereof.

Sincerely,

/s/ U.S. BANCORP PIPER JAFFRAY INC.

                                                                      APPENDIX C

                                 DELAWARE CODE
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

(S) 262 Appraisal rights.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

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

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D

                       CALIFORNIA GENERAL CORPORATION LAW

                         CHAPTER 13. DISSENTERS' RIGHTS

   1300. Right to Require Purchase--"Dissenting Shares" and "Dissenting Shareholder" Defined.--(a) If the approval of the outstanding shares (Section
152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

   (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

     (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations; under subdivision (o) of Section 25100 or
  (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

     (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

     (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

     (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

   (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

   1301. Demand for Purchase. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

   (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

   (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

   1302. Endorsement of Shares.--Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision
(i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

   1303. Agreed Price--Time for Payment.--(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

   (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

   1304. Dissenters' Action to Enforce Payment. --(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

   (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

   (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

   1305. Appraisers' Report--Payment--Costs.--(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

   (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

   (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

   (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

   (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

   1306. Dissenting Shareholder's Status as Creditor.--To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

   1307. Dividends Paid as Credit Against Payment.--Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

   1308. Continuing Rights and Privileges of Dissenting Shareholders.--Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

   Termination of Dissenting Stockholder Status. Dissenting shares lose their status as dissenting shares and the holders thereof lose the right to require the Company to purchase their shares upon the happening of any of the following:

  . The Company abandons the merger. Upon abandonment of the merger, the Company shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under the CGCL all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

  . The shares are transferred prior to their submission for endorsement as explained above.

  . The dissenting Stockholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending legal action within six months after the date on which notice of the approval by the outstanding shares was mailed to the Stockholder.

  . The dissenting Stockholder, with the consent of the Company, withdraws the Stockholder's demand for purchase of the dissenting shares.

   1310. Suspension of Proceedings for Payment Pending Litigation.--If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation.

   1311. Exempt Shares.--This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

   1312. Attacking Validity of Reorganization or Merger. --(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

   (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled, by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

   (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                      APPENDIX E

  INFORMATION RELATING TO THE DIRECTORS AND EXECUTIVE OFFICERS OF BUY.COM INC.

   The name and position and the principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Buy.com Inc. are set forth below. The business address of each director and executive officer of Buy.com Inc. is c/o Buy.com Inc., 27 Brookline, Aliso Viejo, California 92656. The business telephone number of each director and executive officer of Buy.com Inc. is (949) 389-2000.



                     Present Principal Occupation or Employment and Five-Year
 Name                                   Employment History
 ----                --------------------------------------------------------
 Donald M. Kendall..  Mr. Kendall has served as our Chairman of the Board of
                      Directors since February 2001, and a Director since
                      August 1998. Since 1991, Mr. Kendall has served as a
                      Consultant and Ambassador at Large for PepsiCo, Inc.,
                      and from 1986 to 1991, he served as the Chairman of the
                      Executive Committee for PepsiCo. From 1965 to 1986, Mr.
                      Kendall served as PepsiCo's Chairman of the Board and
                      Chief Executive Officer. Mr. Kendall attended Western
                      Kentucky University before becoming a Navy pilot in
                      World War II.

 Sanat K. Dutta.....  Mr. Dutta has served as a Director since November 2000.
                      From October 1997 to April 1999, Mr. Dutta served as
                      the Executive Vice President and the President of U.S.
                      Operations for Ingram Micro, Inc. From August 1994 to
                      October 1997, Mr. Dutta also served as Ingram Micro's
                      Executive Vice President of Operations. Mr. Dutta
                      received his Bachelors of Technology in Mechanical
                      Engineering from the Indian Institute of Technology,
                      his Masters in Mechanical Engineering from Villanova
                      University and his Masters in Industrial Engineering
                      and Operations Research from Virginia Tech.

 Wayne T. Thorson...  Thorson has served as a Director since August 1998.
                      Since 1958, Mr. Thorson has served as the Chief
                      Executive Officer of Thorson, Inc., a highway construction company. Mr. Thorson attended Concordia
                      College where he studied business administration.

 James B. Roszak....  Mr. Roszak served as our Chief Executive Officer from
                      February 2001 to August 2001 and has served as a
                      Director since August 1998. Prior to Mr. Roszak's
                      retirement in June 1997, Mr. Roszak served in various
                      management roles during a 35-year period at
                      Transamerica Life Companies, most recently as the
                      President of the Life Insurance Division. Mr. Roszak
                      received his B.A. in business administration from the
                      University of Southern California.

 Robert R. Price....  Mr. Price has served as our President since August 2001 and Chief Financial Officer since February 2001. Mr.
                      Price also serves as a member of the Office of the
                      President, which office oversees our day-to-day affairs
                      which reports directly to our board of directors. Mr.
                      Price is also responsible for our overall financial
                      strategy and activities, corporate planning and
                      analysis, human resources and investor relations. From
                      September 1995 to July 2000, Mr. Price performed
                      various management roles at PairGain Technologies,
                      Inc., a publicly held telecommunications equipment
                      manufacturer, most recently as Senior Vice President
                      and Chief Financial Officer. From 1992 until 1995, Mr.
                      Price was the Corporate Controller for Triconex
                      Corporation, a publicly held corporation. Prior to
                      1992, Mr. Price held financial management positions at
                      both public and privately held companies. Mr. Price
                      received his B.S. from California Polytechnic
                      University, Pomona.

                     Present Principal Occupation or Employment and Five-Year
 Name                                   Employment History
 ----                --------------------------------------------------------
 Keven F. Baxter..  Mr. Baxter has served as our Senior Vice President,
                    Corporate Development since August 2001 and as Vice
                    President, Corporate Affairs and General Counsel since
                    November 1999. Mr. Baxter was elected Secretary in
                    December 1999. Mr. Baxter also serves as a member of the
                    Office of the President which office oversees our day-to-
                    day affairs and which reports directly to our board of
                    directors. Mr. Baxter's responsibilities also include
                    overseeing our legal and general corporate affairs. From
                    January 1999 to November 1999, Mr. Baxter practiced
                    corporate and securities law in the Business and
                    Technology Group of Brobeck, Phleger & Harrison LLP. From
                    June 1995 to December 1998, Mr. Baxter served in several
                    management roles at Interplay Entertainment Corp., a
                    software publisher, including Vice President, Corporate
                    Affairs and General Counsel. From 1988 to 1994, Mr. Baxter
                    practiced corporate and securities law at Brobeck, Phleger
                    & Harrison LLP. Mr. Baxter received his B.A. in Economics
                    from the University of California, Santa Barbara and his
                    M.B.A. and J.D. from the University of California,
                    Berkeley.

                         AFFILIATED PARTY TRANSACTIONS

   Since January 1, 2001 there has not been any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

   In September 1999, we entered into a binding letter of intent with SOFTBANK America, Inc. to form three separate international joint ventures in continental Europe, the United Kingdom and Australia. Messrs. Burnham and Russell are affiliated with SOFTBANK and served on our Board of Directors until April 2001. In November 2000, we entered into two letter agreements with SOFTBANK America, Inc. and another of our joint venture partners for the purpose of terminating our joint venture in continental Europe. Also in November 2000, we entered into another letter agreement with SOFTBANK America, Inc. and another of our joint venture partners to terminate our Australian joint venture.

   In early February 2000, SOFTBANK provided a limited financial commitment on our behalf to Arthur Andersen LLP, our independent auditors, to provide the necessary investments in our company to allow us operate in the ordinary course of business. This commitment terminated upon the completion of our initial public offering on February 8, 2000.

                                                                      APPENDIX F

        INFORMATION RELATING TO THE DIRECTORS AND EXECUTIVE OFFICERS OF
                  SB ACQUISITION, INC. AND SB MERGER SUB, INC.

   (a) The position and principal occupation or employment, and material occupations, positions, offices or employment for the last five years, of Mr. Blum, the sole director and officer of SB Acquisition, Inc. and SB Merger Sub, Inc., is set forth below. The business address of Mr. Blum, the Scott A. Blum Separate Property Trust, SB Acquisition, Inc. and SB Merger Sub, Inc. is 65 Enterprise, Aliso Viejo, California 92656. The business telephone of Mr. Blum, the Scott A. Blum Separate Property Trust, SB Acquisition, Inc. and SB Merger Sub, Inc. is (949) 330-6000.


 Name              Present Principal Occupation or Employment and Five-Year Employment History
 ----              ---------------------------------------------------------------------------
 Scott A. Blum From November 1995 to June 1997, Mr. Blum was a private investor who was developing the business concept for Buy.com. From June 1997 to March 1999, Mr.
               Blum served as President and Chief Executive Officer of the Company. In March
               1999, Mr. Blum resigned as Chief Executive Officer of Buy.com, and resigned from the Company's Board of Directors in September 1999. Since September 1999, Mr. Blum
               has served as a principal of ThinkTank LLC, a private investment and business development company.

   (b) Mr. Blum is a U.S. citizen.

   (c) Pinnacle Micro, Inc., a manufacturer and designer of optical storage systems, of which Mr. Blum was an officer and director, was found to have engaged in improper accounting practices and to have violated rules promulgated under the Securities Exchange Act of 1934. In connection therewith, in October 1997, Pinnacle Micro and others, including Mr. Blum, entered into a consent decree precluding the parties from engaging in any further violations of the Securities Exchange Act.

                                  BUY.COM INC.

                     PROXY SOLICITED BY BOARD OF DIRECTORS
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON [DAY], [DATE]

  The undersigned hereby appoints Robert R. Price and Keven F. Baxter as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of BUY.COM INC. that the undersigned may be entitled to vote at the Special Meeting of Stockholders of BUY.COM INC. to be held on [DAY], [DATE], at [TIME] 10:00 a.m., local time, at 27 Brookline, Mission Viejo, California 92656, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

  UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                  (Continued and to be signed on reverse side)



[X] Please mark votes as in this example.

MANAGEMENT RECOMMENDS A VOTE FOR EACH PROPOSAL

1. To approve and adopt the Agreement and Plan of Merger, dated as of August 10, 2001 among BUY.COM INC., SB Acquisition, Inc., SB Merger Sub, Inc. and Scott A. Blum, and the merger contemplated thereby, pursuant to which SB Merger Sub will be merged with and into BUY.COM, with BUY.COM as the surviving corporation.

[_] FOR   [_] AGAINST    [_] ABSTAIN

2. To grant discretionary authority to vote in favor of any postponements or adjournments of the meeting, if necessary.

[_] FOR   [_] AGAINST    [_] ABSTAIN

THIS PROXY WILL BE CONSIDERED A VOTE FOR EACH OF THE PROPOSALS ABOVE, UNLESS THE CONTRARY IS INDICATED IN THE APPROPRIATE PLACE.

PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

                                              Please sign exactly as your name
                                              appears hereon. If the stock is
                                              registered in the names of two
                                              or more persons, each should
                                              sign. Executors, administrators,
                                              trustees, guardians and
                                              attorneys-in-fact should add
                                              their titles. If signer is a
                                              corporation, please give full
                                              corporate name and have a duly
                                              authorized officer sign, stating
                                              title. If signer is a
                                              partnership, please sign in
                                              partnership name by authorized
                                              person.

                                              DATE: ___________________________
                                              _________________________________
                                                          Signature

                                              DATE: ___________________________
                                              _________________________________
                                                          Signature